An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.
As submitted to the Securities and Exchange Commission on July 8, 2019
PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR
Preliminary Offering Circular dated July 8, 2019
YouNow, Inc.
Address:
245 5 th Avenue, 6 th Floor
New York, New York 10016
https://www.younow.com/
YouNow, Inc. (“YouNow” or “we”), a Delaware corporation, is qualifying the primary distribution of, in total, 133,000,000 of a cryptographic token (the “Props Token”) and the secondary distribution by The Props Foundation Public Benefit Corporation (“Props PBC”), a Delaware public benefit corporation and wholly-owned subsidiary of YouNow, of, in total, 45,000,000 Props Tokens in the following ways:

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YouNow is qualifying the primary distribution of up to 133,000,000 Props Tokens that it will use to reward users of its apps for in-app activities, including contributing content and attention to those apps; as one-time discretionary grants to users of the Props Live Video App; or to reward administration of its own blockchain (the “YouNow Offering”).

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In addition, we are qualifying the secondary distribution of up to 45,000,000 Props Tokens by Props PBC that it will grant to persons developing key apps or otherwise contributing to network development efforts (the “Props PBC Offering”). Props PBC may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

For further details regarding the Props Tokens, please see “ Description of the Props Tokens Being Offered ” beginning on page 81 of this offering circular.

	Price to public		Underwriter discounts and commissions	Proceeds to issuer		Proceeds to other persons
Per Token	$0.1369		$0.00	$0.1369		$0.00
Total Maximum to YouNow	$35,000,000	(1)	$0.00	$35,000,000	(1)(3)	$0.00
Total Maximum to Props PBC	$15,000,000	(2)	$0.00	$0.00	(2)	$15,000,000	(4)
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(1)
YouNow is qualifying up to 133,000,000 Props Tokens that it will use to reward users of its apps; as one-time discretionary grants to users of the Props Live Video App; or to reward administrators of its own blockchain at a deemed offering price of $0.1369 per Props Token. The sum of the maximum “aggregate offering price” and “aggregate gross sales”, as those terms are defined in Rule 251(a) of the Securities Act, pursuant to the YouNow Offering and Props PBC Offering combined may not exceed $50,000,000 in any twelve month period. Assuming the maximum offering price in the Props PBC Offering is reached as described below, the sum of the maximum “aggregate offering price” and “aggregate gross sales” in the YouNow Offering may not exceed $35,000,000 in any twelve month period.

(2)
YouNow is qualifying the secondary distribution by Props PBC of up to 45,000,000 Props Tokens that it will grant to persons contributing to network development efforts at a deemed offering price of $0.1369 per Props Token. For more details, please see the section of this offering captioned “Plan of Distribution.” The sum of the maximum “aggregate offering price” and “aggregate gross sales” pursuant to the Props PBC Offering may not exceed $15,000,000 in any twelve month period. Because Props PBC may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act, the issuance of Props Tokens from YouNow to Props PBC may be characterized as an underwriting commission. See “Other Offerings” for additional information. Any of the Props Tokens distributed by Props PBC in connection with this offering will, however, be distributed for no cash consideration.

(3)
Before deducting expenses, estimated to be approximately $2.1 million including legal fees, accounting fees and printer costs. For more details, please see the section of this offering circular captioned “Plan of Distribution.” This is a “best efforts” offering. There is no minimum number of Props Tokens that must be distributed in this offering.

(4)	Props PBC is a wholly-owned subsidiary of YouNow, and as a result, the deemed proceeds from the Props PBC Offering may indirectly benefit YouNow.
The Props Tokens are speculative and involve substantial risks. You should participate in the Props Network (as defined below) or purchase these securities only if you can afford a complete loss of your investment. See “ Risk Factors ” beginning on page 11 to read about the more significant risks you should consider before purchasing or receiving our Props Tokens.
The offering will commence within two calendar days after the offering statement in which this offering circular is included has been qualified by the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) and includes an amount of Props Tokens that we reasonably expect to be offered and sold within two years from the date of initial qualification, unless subsequently amended. The sum of the maximum “aggregate offering price” and “aggregate gross sales”, as those terms are defined in Rule 251(a) of the Securities Act, pursuant to the YouNow Offering and Props PBC Offering combined may not exceed $50,000,000 in any twelve month period. The sum of the maximum “aggregate offering price” and “aggregate gross sales” pursuant to the Props PBC Offering may not exceed $15,000,000 in any twelve month period.
YouNow is offering the Props Tokens to reward users of a digital media app it has developed; as one-time discretionary grants to users of that app; and to reward validators of its blockchain. The Props Tokens to be offered through the grant offering will be distributed at Props PBC’s direction. Props PBC may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act because it will be receiving Props Tokens from YouNow with a view to distribute Props Tokens to grant recipients. There is no other underwriter or sales agent for the Props Tokens.
There is no minimum number of Props Tokens that we must sell in order to conduct a closing in this offering. We have made no arrangements to place subscription funds in an escrow, trust or similar account. Props Tokens issued under this offering will be issued on a continuous basis under Rule 251(d)(3) under the Securities Act. For further details please see the section of this offering circular captioned “Plan of Distribution.”
The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.
Generally, no sale may be made to under Regulation A if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. We deem this limitation to not apply to non-cash consideration, and therefore we deem this limitation to not limit the number of Props Tokens that may be received through YouNow’s app rewards program or validator rewards program or through Props PBC’s grant program.
For general information on investing, we encourage you to refer to www.investor.gov.
Initially, the Props Tokens will not trade on a stock exchange, securities exchange or other trading market. This means that it may be difficult to sell your Props Tokens.
We are following the “Offering Circular” disclosure format under Regulation A.
The date of this offering circular is July 8, 2019

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR
Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “offering circular”. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.
This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as substantive changes from or additions to the information set forth herein occur, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find Additional Information” below for more details.
The offering statement, including any amendment thereto, and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.
The Company will be permitted to make a determination that the participants in this offering are “qualified purchasers” in reliance on the information and representations provided by the Holder regarding the Holder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Offering Circular
_______________________________
Neither we nor Props PBC has authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any free writing prospectuses we have prepared. Neither we nor Props PBC takes any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This offering circular is an offer of only the Props Tokens offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this offering circular is current only as of its date.

OFFERING SUMMARY
This offering summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section, before making a decision to participate in the Props Network or invest in Props Tokens. Unless the context requires otherwise, in this offering the terms “we,” “us” and “our” refer to YouNow, Inc., the issuer of the Props Tokens. The term “YouNow and its affiliates” refers to YouNow, Inc., The Props Foundation Public Benefit Corporation, and YouNow, Inc.’s other affiliates.
This offering circular uses defined terms. The initial use of each defined term in the offering summary, the risk factors and the remainder of this offering circular is rendered in bold. This offering circular also uses certain technical terms.  Some of these technical terms are defined in the “Glossary” beginning on page 146.
OVERVIEW
We are creating a network of consumer-facing digital media apps (collectively, “Props Apps”). We expect Props Apps to operate, in some regards, as traditional apps that may be downloaded and accessed by users in a manner similar to any other mass market app—but Props Apps will share a common, special feature: the ability to provide an extra level of premium, built-in functionality to users who hold Props Tokens.
There is currently one app that is designed to give Props Tokens holders these premium in-app experiences. This app was created by YouNow, and is a many-to-many livestreaming application, which we refer to as our “Props Live Video App.” We expect this Props App, as well as Props Apps we anticipate will be developed by us or third parties in the future, will provide the types of functionalities described below, subject to each app’s terms and conditions:

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Application-Specific Premium Features. Props Tokens may entitle holders to enjoy key features, including, for example, the power to “upvote” or recommend content to other users, increased sharing of certain app revenues, discounts for the purchase of in-app virtual goods, and additional gameplay features like extra games or videos only available to Props Token holders. The Props Live Video App will have premium features for Props Tokens upon qualification. See “Description of the Props Live Video App—The Role of Props Tokens in the Props Live Video App” for additional detail.

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Tipping. Props Token holders may in the future be able to send each other Props Tokens directly, from one user’s wallet to another—thereby allowing Props App users to send each other gifts and share the other benefits of holding Props Tokens in these apps.

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Voting. Props Token may in the future allow holders to influence potential changes to the rules of a Props App, its content, or desired features by voting. In addition, in the future, Props Token holders may be able to provide votes on key issues affecting the network.

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Network Reputation and Status. Props Tokens may in the future enable users to enjoy a network-wide elevated status. Because the Props Tokens earned in any single Props App are fungible and the same as those that can be earned in any other Props App, this feature allows users to, effectively, “port” their reputation and status across Props Apps and maintain a network-wide reputation and status.

We continue to develop the Props Live Video App, work to expand the number of Props Apps and the functionalities for Props Tokens across apps, and build the blockchain-based infrastructure that helps make all this possible (this blockchain-based infrastructure, together with the collection of Props Apps, and Props App users, are collectively referred to as the “Props Network”).
In part, the Props Network will encourage growth and additional participation by, over time, rewarding activities popular with the user base and encouraging growth. These rewards will be made through a blockchain-based “smart contract” (the “Protocol Rewards Engine”). Initially, the Protocol Rewards Engine’s app rewards will operate only to make more Props Tokens available for issuance by YouNow because it will be the only developer on the network that is operating a Props App at launch. YouNow may then make primary distributions of these Props Tokens as rewards to Props Live Video App users. These distributions may be made pursuant to this offering circular. See “Plan of Distribution” for additional details. In the future, once apps developed by third parties join the Props Network, we expect that an algorithm programmed into the Protocol Rewards Engine will also reward app developers or their respective app users with Props Tokens, and we will address these issuances by YouNow in potential future amendments to this offering circular.
Additionally, the Props Network will also support increases in network participation with an infrastructure to support this rewards program. The Protocol Rewards Engine will also reward “Validators” administration of the Props Network’s own blockchain. Because YouNow will be one of several Validators, the Protocol Rewards Engine will operate to make more Props Tokens available for issuance by YouNow, and YouNow may then distribution these Props Tokens pursuant to this offering circular. See “Plan of Distribution” for additional details. Rewards of Props Tokens issued to third party Validators will also be made pursuant to this offering circular. Further, Props PBC will make secondary distributions of Props Tokens pursuant to this offering circular as grants to persons who may contribute significantly to the development of the Props Network. See “Plan of Distribution” for additional details. Props PBC anticipates that recipients in the grant program may be persons developing key apps or otherwise contributing to Props Network development efforts.
Persons receiving Props Tokens pursuant to this offering circular must complete required administrative steps prior to receiving Props Tokens, including know-your-client (“KYC”) and anti-money laundering (“AML”) checks, completion of other required documentation, and for any Props App user receiving Props Tokens in connection with YouNow’s Props Apps reward programs, all additional steps required in order to receive Props Tokens in these rewards programs, including fraud checks.
TERMS OF THIS OFFERING

Summary	In total, we are qualifying the distribution of up to 178,000,000 Props Tokens as follows:

YouNow Offering
YouNow is qualifying the primary distribution of up to 133,000,000 Props Tokens in connection with the YouNow Offering. These Props Tokens may be issued as rewards to users of the Props Live Video App; as one-time discretionary grants to users of the Props Live Video App; or to reward administration of its own blockchain. The number of Props Tokens qualified hereunder represents the maximum amount of Props Tokens that we reasonably expect to be offered and sold within two years from the initial qualification date.

Props PBC Offering
We are qualifying the secondary distribution of up to 45,000,000 Props Tokens in connection with the Props PBC Offering. These Props Tokens may be distributed by Props PBC as grants pursuant to this offering circular. The number of Props Tokens qualified hereunder represents the maximum number of Props Tokens that we reasonably expect to be offered and sold within two years from the initial qualification date.

Participant Qualifications
Regulation A generally requires that persons receiving securities either be “accredited investors” within the meaning of Regulation D under the Securities Act or that any other investor’s investment in the securities does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We deem this limitation to not apply to non-cash consideration, and therefore we deem this limitation to not limit the number of Props Tokens that may be received through YouNow’s app rewards program or validator rewards program or through Props PBC’s grant program.
In addition, we have taken the position that the New York BitLicense Regulatory Framework does not apply to the issuance of cryptographic tokens that are securities. As a result, residents of most states may participate in this offering, including New York residents.

We may require that individuals meet minimum age requirements in order to participate in the YouNow Offering of rewards to users of the Props Live Video App or to receive Props Tokens as one-time discretionary grants to users of the Props Live Video App. These restrictions are described in the terms and conditions for the Props Live Video App.

We intend to offer Props Tokens in the YouNow Offering to qualified purchasers in most states of the United States. In the YouNow Offering, we intend to distribute only up to a maximum of $1 million of Props Tokens in the state of Illinois and $2 million of Props Tokens in the state of Washington. We will not offer Props Tokens through the YouNow Offering within Arizona, Nebraska, North Dakota or Texas or to any resident of those states. There may be additional states that prohibit or limit us from offering Props Tokens to their residents. In any state that prevents us from, or significantly limits our ability to, offer Props Tokens in that state, we may seek to work with that state’s regulatory bodies so that at some time in the future, the state would permit us to offer our Props Tokens to its residents. We reserve the right to not offer Props Tokens in additional states. With respect to the Props PBC grant offering, Props PBC only intends to grant tokens in states where the grant is permitted, and we will need to make such determinations on a grant-by-grant basis. Should we grant Props Tokens to residents of Texas as part of the Props PBC grant offering, we will only distribute up to a maximum of $1 million of Props Tokens in the state of Texas.

Pricing
The price of the Props Tokens to be distributed in the YouNow Offering and Props PBC Offering will be deemed to be, $0.1369 per Props Token.

YouNow and Props PBC will continue to use this price for the YouNow Offering and Props PBC Offering for at least 3 months from the first distribution of tokens pursuant to this offering circular.  If at any time following that 3-month period the Props Tokens are traded on one or more authorized exchanges or alternative trading systems, then starting in the month following any calendar month where there were trades for at least one million Props Tokens executed through or on exchanges or alternative trading systems (a “calculation month”), YouNow and Props PBC will value the Props Tokens in the YouNow Offering and Props PBC Offering at the average closing bid price for the tokens during that calculation month until the end of the next calculation month. We will file supplements to this offering circular to disclose any changes to the price of the Props Tokens to be distributed pursuant to this offering circular.

How to Participate
YouNow and Props PBC intend to distribute Props Tokens under this offering circular, as described below. Each participant will also be required to complete YouNow’s standard anti-money laundering, know-your-customer and other investor verification procedures in order to participate.

YouNow Offering
YouNow is qualifying the primary distribution of up to 133,000,000 Props Tokens that it will use to reward users of its apps for in-app activities, including contributing content and attention to those apps; to award as one-time discretionary grants to users of the Props Live Video App; or to reward administration of its own blockchain for a deemed price of $0.1369 per Props Token.
Users of the Props Live Video App who wish to receive Props Tokens in the YouNow offering must, prior to receipt of Props Tokens, review and accept the terms and conditions for use of the app that will be available on the Props Live Video App and complete certain other administrative steps. Each participant in this program seeking to receive rewards or a one-time grant in Props Tokens will be provided with a copy of the offering circular prior to receipt. For more details, please see the sections of this offering circular captioned “Plan of Distribution.”
Persons wishing to participate as Validators for the Props Network may contact YouNow and Props PBC on the www.PropsProject.com/offering website. Props PBC will select the persons to serve as Validators in its sole discretion. For more details, please see the sections of this offering circular captioned “Plan of Distribution.”

Props PBC Offering
Props PBC is qualifying up to 45,000,000 Props Tokens that it will grant to persons developing key apps or otherwise contributing to network development efforts. Each participant in this program seeking to receive a grant in Props Tokens will be provided with a copy of the offering circular prior to receipt. For more details, please see the section of this offering circular captioned “Plan of Distribution.”

Term
The offering will commence within two calendar days after the Offering Statement in which this Offering Circular is included has been qualified by the SEC. Upon this Offering Statement being qualified by the SEC, the Offerings will be conducted as continuous offering (and not on a delayed basis) pursuant to Rule 251(d)(3)(f) of the Regulation A under the Securities Act. See “Plan of Distribution.”

Recordation of Ownership	Ownership of the Props Tokens distributed through this offering will be recorded on the Ethereum blockchain at the point when those tokens are delivered.

Trading of Props Tokens
The Props Tokens distributed in this offering will not be restricted securities under federal securities law, and YouNow anticipates that upon issuance, these tokens will be usable without restriction for on the Props Network and freely tradeable on a registered exchange or alternative trading system for purposes of federal securities laws. There are currently no national securities exchanges or exchanges that have been approved by the Financial Industry Regulatory Authority (“FINRA”) or registered under Form ATS with the Securities and Exchange Commission (which we refer to in this offering circular as “registered exchanges or alternative trading systems”) to support the trading of Props Tokens on the secondary market. If such a registered exchange or alternative trading system is approved by FINRA for the trading of Props Tokens by investors subject to the United States federal securities laws and does commence operations, we will notify investors by filing a supplement to this offering circular (if this offering is still continuing at that time) and a Form 1-U, and posting a notice on www.PropsProject.com/offering, and seek to have the Props Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by YouNow. Holders of Props Tokens that wish to transfer these Props Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.

Terms of Props Tokens
The material terms of the Props Tokens are described under “Description of The Props Tokens Being Offered—Terms of the Token Code.” Further, Props Tokens will have certain functionalities inside of Props Apps, including application-specific premium features. See “Description of The Props Tokens Being Offered—Functionality for Users” for additional detail. Initially, there is one Props App, and the benefits Props Tokens afford to users of this app are described under “Description of The Props Live Video App—The Role of Props Tokens in the Props Live Video App.”

Holders of Props Tokens will not receive an interest in the profits or losses of YouNow or its affiliates, any rights to distributions from YouNow or its affiliates, or any legal or contractual right to exercise control over the operations or continued development of YouNow or its affiliates. Holders of Props Tokens will not receive a right to any repayment of principal or interest. Holders of Props Tokens will not have voting rights with respect to YouNow or its affiliates. Also, the description or statement of the properties of the Props Tokens and the Props Network in this offering circular, or elsewhere, does not create any binding obligation on YouNow with respect to the Props Tokens or the holders of the tokens following the tokens’ delivery in this offering. In addition, holders of the Props Tokens will not have any rights to convert their Props Tokens into any other security or, by virtue of their ownership of a Props Token, any rights to acquire any additional Props Tokens.  We are also not aware of any liabilities that are owed by holders of Props Tokens solely by virtue of owning such tokens.

THE PROPS TOKEN’S ROLE IN HELPING TO ALIGN INCENTIVES OF NETWORK PARTICIPANTS
We expect Props Tokens to play at least seven key roles in the incentive structures that will be a part of the Props Network infrastructure, including the functions that we expect Props Tokens will have for users of Props Apps. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants” for additional details. Props Tokens serve as the payment currency for the performance of these functions.
The first three of these roles are types of distributions being qualified under this offering circular, as described below:

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Props Tokens may be issued to users for in-app activities in the Props Live Video App, including contributing content and attention to the app. YouNow is qualifying with this offering circular the distribution of Props

Tokens by YouNow to users of the Props Live Video App. YouNow’s methods for determining the amount of Props Tokens to be issued to its users for in-app activities is described under Description of The Props Live Video App—The Props Live Video App—The Rewards—Props Rewards.” YouNow may also issue Props Tokens as discretionary grants to significant users of the Props Live Video App in order to “grandfather” their pre-existing social statuses in the Props Live Video App into the newly-established Props Token status levels. Our officers, directors, employees and their affiliates may be eligible to receive rewards of Props Tokens for their in-app activities in the Props Live Video App in the same manner as any other user of our Props Live Video App.

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Props Tokens may be used by Props PBC to make grants to key Props Network participants. YouNow is qualifying with this offering circular the distribution by Props PBC of Props Tokens as grants to these key Props Network participants. Props PBC’s methods for determining the amount of Props Tokens to be distributed as grants to key Props Network participants is described under “Description of The Props Token’s Role In Helping To Align Incentives of Network Participants—Grants to Key Network Participants.”

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Props Tokens may be issued by YouNow as payments to validators. YouNow will be an initial validator of the sidechain for the Ethereum blockchain we are building (the “Props Blockchain”) and, in addition to YouNow, we expect to have up to six other parties serving as validators of the Props Blockchain. Because YouNow will be one of several Validators, the Protocol Rewards Engine will operate to make more Props Tokens available for issuance by YouNow, and YouNow may then distribution these Props Tokens pursuant to this offering circular. Rewards of Props Tokens issued to third party Validators will also be made pursuant to this offering circular.

In addition, Props Tokens will also play key roles in the Props Network in ways that don’t require qualification under this offering circular and that may be addressed in future amendments as described below:

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As described above, Props Tokens may entitle holders to access premium features on Props Apps and, also, share these experiences by transferring Props as tips to content creators, friends, other users, or otherwise transferring Props Tokens to any other person as described in “—Token Transfers.”

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In the future, Props Tokens could be used to incent the development, operation, and use of Props Apps developed by third parties. Initially, because YouNow will be the only developer on the Props Network, the Protocol Rewards Engine’s allocation will only make Props Tokens available for issuance by YouNow, and this offering circular does not qualify incentive issuances to third party app developers (or users of third party-developed apps). In the future, we may file an amendment to this offering circular to qualify such issuances. Once apps developed by third parties join the Props Network, we expect that an algorithm programmed into the Protocol Rewards Engine may reward third party app developers (or their respective app users) with Props Tokens. We will address these issuances by YouNow in potential future amendments to this offering circular. See “Description of the Props Network—The Props Apps,” “Description of the Business—Government Regulation” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.” for additional detail. The number of Props Tokens issued or distributed to users of third party-developed Props Apps in the future may be determined in the discretion of each app developer. See “Description of The Props Token’s Role in Helping to Align Incentives of Network Participants—Incentives for Props App Content—Creators and Other Props App Users” for additional detail.

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Props Tokens may be sold by Props App developers. Any distribution of Props Tokens by YouNow in the future will be registered or exempt from registration under the Securities Act. YouNow is not qualifying with this offering circular the distribution by YouNow of Props Tokens for cash.

•	Props Tokens may be sold by Props PBC to support Props PBC’s ongoing operations. YouNow is not qualifying with this offering circular the distribution by Props PBC of Props Tokens for cash.
THE PROPS NETWORK
As more fully described in “Description of the Props Network,” YouNow is creating open-source software that will help integrate apps into the Props Network, and once an app developer has integrated the open-source software,

Props PBC may admit the new app to the Props Network by updating the key “smart contracts” on the Props Network to recognize that developer’s app as a Props App.
When integrated into the Props Network, the Props App’s users may enjoy extra benefits from holding and using Props Tokens, including by transferring them to other Props App users. Integration into the Props Network also allows the Props App to easily read information from the Props Network’s blockchain-based infrastructure that may enrich user experience, including Props Token balances on the Ethereum blockchain and, also, potential entitlements to receive Props Tokens upon the completion of steps required in order to receive Props Tokens recorded on our Props Blockchain.
Separate from the user experience and functionalities within the Props Apps that the Props Network infrastructure enables, we also intend for this infrastructure to play an important role in incentivizing key functions and participation in the network. A “smart contract” we intend to deploy to the Ethereum blockchain, which we refer to as our “Protocol Rewards Engine,” will over time cause the issuance of 400,000,000 Props Tokens as “daily rewards” and “validator rewards”. See “Description of the Props Network—The Protocol Rewards Engine” for additional detail and explanation regarding these allocations.
The Props Network is still being developed, and initially, the incentive infrastructure will entail operations undertaken almost entirely with respect to YouNow and Props PBC: YouNow is currently the sole developer of open-source software for the Props Network, the sole developer with functioning Props Apps, and YouNow will be one of the persons that will be responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (each, a “Validator”). The Props Network’s incentive structure and substantial token allocation for contributing developers is, however, designed to attract additional independent developers interested in building apps incorporating functionality for Props Tokens to join the Props Network. The Props Network’s infrastructure is also being designed to incorporate them into a functioning network and token economy if or when these developers are ready to begin operating Props Apps. We will address any such additions of apps developed by third parties with potential future amendments to this offering circular. See “Description of the Props Network—The Props Apps,” “Description of the Business—Government Regulation” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the further development of the Props Network.” for additional detail.
We believe that the infrastructure we are developing, together with the network of Props Apps and dedicated user base that we anticipate will follow from our distribution of Props Tokens pursuant to this Regulation A offering statement, will help make the Props Network the next generation of digital media platforms. We believe it will empower content creators, developers and users to better align incentives around the entire digital media value chain: app developers will be incentivized to build apps for a community of users who are, in turn, incentivized to participate by virtue of owning a token that can appreciate in utility and value with the network’s growth. We anticipate that these incentives will simultaneously develop both a large and loyal user base and a large and diverse application ecosystem and economy.
THE PROPS LIVE VIDEO APP
The Props Live Video App is the one currently operating app that provides functionality for Props Tokens. The Props Live Video App, which is named the YouNow app, is a video livestreaming application. In October 2018, YouNow merged the YouNow app with Rize, which was a separate live video app originally designed to be YouNow’s live video app for the Props Network. As a result, the YouNow app is the successor to Rize. This app merger was effected in order to, among other things, consolidate user bases and development efforts related to the apps’ software and user base—and consolidate YouNow’s efforts entirely for apps designed for the Prop Network. The Props Live Video App is currently operating with basic functionality Props Tokens, and upon qualification of this offering circular, YouNow intends to operate it with the full set of functionalities described under “Description of the Props Live Video App.”
YouNow may earn cash from the operation of the Props Live Video App through the sale for cash of a separate in-app currency called “Bars,” which may not (and technically cannot) be transferred outside the app. YouNow has been selling that in-app currency to users for the past four years. Any developer adding a Props App to the Props Network in the future will be free to monetize its apps as it chooses.
Each Props App will need to have its own rewards system to reward and incent content creators, curators and other engaged users. In the case of the Props Live Video App, the sole Props App in existence at this time, users may earn Props Tokens in exchange for their distribution of live content via the app. The amount of the Props Tokens that may be received by a Props Live Video App user is determined by a formula that factors the amount of activity and engagement they generate, as measured by the amount of “likes” and virtual goods they receive from viewers, and the cumulative watch time they generate. See “Description of The Props Live Video App” for additional details. The distribution of Props Tokens to users of the Props Live Video App is being qualified under this offering circular.
YOUNOW
Corporate History
YouNow, Inc. is a Delaware corporation founded in April 2011 under the name Bnow, Inc. On November 19, 2012 the name was changed to YouNow, Inc. Since inception, YouNow has been in the live streaming video industry and was the first company to popularize social, live video streaming on mobile devices in the United States. YouNow develops and operates consumer-facing participatory video applications that incorporate uses for digital currencies. Since 2017, YouNow has leveraged its technology, expertise, user community and other assets to build the infrastructure for an open, decentralized digital media network called the Props Network. Given YouNow’s substantial experience in developing and operating a consumer-facing mass market participatory video app using digital currency, we believe we are uniquely positioned to help develop this next-generation digital media network.
Props PBC is a Delaware public benefit corporation formed in September 2018, with a designated public benefit purpose of creating an open, sustainable and equitable media network that fairly rewards all participants in the Props Network for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.
Management Team
As of July 1, 2019, the YouNow team consisted of 29 full-time employees, the vast majority of whom are working out of the company’s headquarters in New York, New York. For over six years, YouNow’s team of experienced media professionals, engineers, virtual economy and social gaming experts has been popularizing the live streaming business in the United States, designing real-time video experiences built on a sustainable model of content creator revenue sharing. We believe that the YouNow team is strongly positioned to continue its mission of delivering mass market social video experiences and empowering content creation and participatory media activities. By building the Props Network, we believe that YouNow’s team is further innovating and pioneering a next-generation extensible platform that leverages the combined power of crypto-economics and real-time participation in digital media experiences.
Other Offerings
We have sold rights to receive Props Tokens in various private offerings in the past, and in March and April 2019, we distributed Props Tokens to certain accredited investors who held these rights, as more fully described under “Other Offerings.” In addition, in June 2019, we distributed Props Tokens to holders of our DPAs, as more fully described under “Other Offerings.” In the future, we may sell additional rights to receive Props Tokens or Props Tokens. In addition, prior to the qualification of this offering statement, YouNow intends to issue 83,500,000 Props Tokens to Props PBC, and Props PBC may distribute up to 45,000,000 of these Props Tokens pursuant to this offering statement. See “Plan of Distribution—Props PBC Offering” for additional details.
SUMMARY OF RISK FACTORS
The Props Tokens are speculative and involve substantial risks. You may lose some or all of your Props Tokens. You should carefully review the “ Risk Factors ” section of this offering circular, beginning on page 11, which contains a detailed discussion of the material risks that you should consider before participating on the Props Network and receiving Props Tokens. These risks include the following:

•	The Props Tokens will have limited uses when they are first introduced.

•
The commercial utility of your Props Tokens on the Props Network in the future may be sensitive to the quality of the integration of Props Tokens in specific Props Apps created by third-party developers in the future, which we cannot guarantee will occur and which we may not fully control.

•	The value of the Props Tokens may be volatile. There is no guarantee that the Props Tokens will hold value or increase in value, and we do not fully control many factors affecting their value.

•
The value of your Props Tokens will, in part, depend on the supply relative to demand for Props Tokens in the Props Network. Because we anticipate issuing a significant number of Props Tokens in the future, both through the Protocol Rewards Engine and, potentially, through direct issuances, the value of Props Tokens will likely be diluted and demand for Props Tokens from Props Network users will need to increase in order for Props Tokens to maintain their value.

•	The value of your Props Tokens may be highly sensitive to decisions made by us to distribute additional Props Tokens.

•	At issuance, there will be no trading market for the Props Tokens, and a trading market may never develop.

•
The Props Network may not be widely used and may never develop as we intend. As a result, there may be limited users and Props App developers on the Props Network, and the value of the Props Tokens may be negatively impacted.

•
The success and future growth of the Props Network depend significantly on our successful development of a “two-sided economy” of applications and users, and if we are unable to attract sufficient numbers of applications or users to our network to generate demand for Props Tokens, the Props Network may fail to grow and the value of Props Tokens will be harmed.

•	Incentive structures essential to the Props Network are difficult to design and may not function as intended.

•	YouNow’s historical performance does not necessarily reflect future performance or the likelihood of the success of the Props Network.

•	The Props Network, including the Protocol Rewards Contract, relies on software and programming that is complex, and if it contains undetected errors, the Props Network could be adversely affected.

•
While we currently have basic functionality for the Props Tokens in the Props Live Video App and anticipate launching additional functionality after the commencement of this offering, we are still developing the complete set of functionalities for Props Tokens within the app, and we are, as well, still developing the rest of the Props Network, including certain components of the open-source software that will help additional apps to join the Props Network.

•
The Ethereum blockchain on which ownership of Props Tokens is recorded, our Props Blockchain, and the Props Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches, the loss or theft of Props Tokens, the decline in value of Props Tokens, or liability and reputational harm.

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The Props Blockchain and the oracle function to the Protocol Rewards Engine are dependent on the efforts of YouNow and third parties acting in their capacity as the Props Network’s Validators, and if YouNow or these third parties act maliciously or otherwise fail to successfully perform these functions, the operation of the Props Network could be compromised.

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Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.

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Developers of Props Apps and users of the Props Network will initially rely on third-party platforms such as the Apple iTunes App Store and the Google Play Store to distribute the Props Live Video App, or other applications on the Props Network. If Props App developers or the users of the Props Network are unable to access or otherwise to maintain Props App availability on the platforms, including as a result of changes or violations of terms and conditions, access to and utilization of the Props Network and the Props Tokens may suffer.

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There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, the Props Network and the Props Tokens, and new regulations, interpretations or policies may materially adversely affect the Props Network, including its development, and the value of the Props Tokens.

RISK FACTORS
You should carefully consider the risks described below, together with all of the other information contained in this offering statement, before making a decision to receive Props Tokens for your participation in the Props Network. The occurrence of any of the risks described below could have material adverse effects on the value of Props Tokens, the performance of the Props Network, and our company’s business, financial condition, results of operations and prospects. For these reasons, you should carefully read this offering circular and should consult with your own attorney and financial and tax advisors prior to making any decision to participate in the offering. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have similar material adverse effects.
Risks Related to the Value of Props Tokens
The Props Tokens will have limited uses when they are first introduced.
The Props Tokens will have utility in the Props Apps that are operational on the Props Network. There is currently one app designed to allow functionality for Props Tokens: the Props Live Video App. Props Tokens currently entitle holders to basic functionalities in the Props Live Video App, and upon qualification, Props Tokens will give holders elevated social status, Bar stipends, and for some holders, the unlocking of premium virtual goods. See “ Description of the Props Live Video App— The Role of Props Tokens in the Props Live Video App ” for additional details. Further, Props Tokens may also be transferable and may be used as a means of sending rewards to other users. The utility of the Props Tokens in each of the Props Apps is subject to change as features and functionalities of the Props Apps change. Additional uses for the Props Tokens may be added in the future within the Props Live Video App, as well as when and if additional apps join the Props Network. There is, however, no guarantee that the current functionalities for Props Tokens within the Props Live Video App will be maintained or that this app will always exist in the future, that additional functionalities for Props Tokens will be added within the Props Live Video App, that additional apps will join the Props Network with any functionalities for Props Tokens, and even if additional apps are added to the Props Network, it is possible that Props App developers will allow some additional functions to be performed by other cryptocurrency or traditional fiat currency, at the discretion of these developers.
These limited initial uses for Props Tokens may negatively affect their value, and any increase in the value of the Props Network may be dependent on the further development of the Props Live Video App and, also, additional apps on the Props Network. As a result, users may be less likely to want to receive and use Props Tokens, and Props App developers may become less effective in attracting users to the Props Network, which could have a material adverse effect on the value of the Props Tokens, the Props Network, and our business.
The commercial utility of your Props Tokens on the Props Network in the future may be sensitive to the quality of the integration of Props Tokens in specific Props Apps created by third-party developers in the future, which we cannot guarantee will occur and which we may not fully control.
The value of your Props Tokens in the future may be highly sensitive to the way in which the in-app economies for Props Apps are designed and implemented by third party app developers in the future. While we believe we have designed the Props Network to incentivize developers to join apps to the Props Network and include substantial utility for Props within their apps, because each app developer has discretion over how the Props Tokens and their holders are treated within such app developer’s app, we cannot guarantee that any third party app developer seeking to join the Props Network will afford substantial functionalities for Props Tokens in their apps. Even if they design their apps to afford Props Tokens substantial utility, this utility may be similar to existing utility for Props Tokens in Props Apps, and Props App developers may terminate any use for the Props Tokens that they have in the past provided for Props Tokens. Props App developers will also have discretion over whether to and how they reward their users with Props Tokens, other cryptocurrencies or fiat currencies, the criteria for the allocation of such currency, and the portion of the daily reward received by the Props App that is ultimately distributed to users. The extent to which these uses and benefits of Props Tokens are built into apps may significantly affect the value of Props Tokens. While we expect that Props PBC will have some control over admitting apps to the network, neither you nor us will be able to control how Props App developers incorporate Props Tokens into their apps, and there can be no guarantee that Props App developers will create any substantial utility for, or benefits to, holding Props Tokens, if at all. In addition, if developers fail to create in-app economies with large user bases and significant demand for digital assets, this may have a material adverse impact on the value of Props Tokens.
The value of the Props Tokens may be volatile. There is no guarantee that the Props Tokens will hold value or increase in value, and we do not fully control many factors affecting their value.
The value of Props Tokens is contingent upon numerous factors, many of which (including legal and regulatory conditions) are beyond our control. Some of these factors are described in these Risk Factors. For example, as described in these Risk Factors under the caption “Risks Related to the Development of the Props Network,” the value of the Props Tokens will depend on our ability to successfully develop the Props Network, including creating a network of app developers and users that will support interest in Props Apps and uses for the Props Tokens, as well as navigating technological and market-based risks, such as popular acceptance of distributed ledger technology. The value of the Props Tokens and other types of cryptoassets will also substantially depend on whether blockchain and other new technologies related to the Props Tokens turn out to be useful and economically viable. See the section of these Risk Factors under the caption “Risks Related to Blockchain Technology” for additional detail.
In addition, once the Props Network has been launched and increasing number of Props Tokens are being distributed publicly, the price people are willing to pay for Props Tokens may fall substantially, and if or when a secondary market for the Props Tokens develops, the price may fall further. Because we began distributing Props Tokens to holders of our Simple Agreements for Future Tokens (“ SAFTs ”) in early March 2019 who confirmed wallet addresses, and, therefore, there may already be Props Token holders who wish to sell Props Tokens, the price of Props Tokens issued to you under this offering circular may be subject to particularly high risks of price volatility or price drops. See “ Other Offerings ” for additional information regarding the SAFTs. YouNow does not fully control any of these factors, and therefore may not be able to control the long-term success of the Props Tokens as a feature of the Props Network or the ability of the Props Tokens to maintain their value. The value of Props Tokens may decrease and may also experience significant volatility and unpredictability relative to fiat currency. Moreover, YouNow does not plan to maintain any type of bond or trust account designed to protect holders of the Props Tokens, and we do not intend to secure the Props Tokens with any assets.
The value of your Props Tokens will, in part, depend on the supply relative to demand for Props Tokens in the Props Network. Because we anticipate issuing a significant number of Props Tokens in the future, both through the Protocol Rewards Engine and, potentially, through direct issuances, the value of Props Tokens will likely be diluted and demand for Props Tokens from Props Network users will need to increase in order for Props Tokens to maintain their value.
We expect that approximately 50,000,000 tokens will be released by the Protocol Rewards Engine in the first year following its launch, and each year, we expect that the Protocol Rewards Engine will release a decreasing number of Props Tokens (12.5% of the remaining rewards pool per year) until the total number of Props Tokens that will be allocated by the Protocol Rewards Engine, 400,000,000, has been released. We also expect to issue up to 33,000,000 Props Tokens in connection with one-time discretionary grants to significant users of the Props Live Video App. See “Description of the Props Live Video App—One-Time Discretionary Grants” for additional information.
In addition, we have reserved: (i) approximately 8.35% of all Props Tokens that we currently anticipate to issue in the future, or 83,500,000 Props Tokens, for discretionary distributions by Props PBC in the form of grants to Props App developers, developers building Props Network infrastructure, or other strategic partners or for cash sales to support Props PBC’s operations, (ii) approximately 1.7% of all Props Tokens that we currently anticipate to issue in the future, or 16,500,000 Props Tokens, for potential issuance pursuant to our agreement with PeerStream, Inc., (iii) approximately 20% of all Props Tokens that we have issued or anticipate to be issued, or 200,000,000 Props Tokens, for issuance to persons who purchased rights to receive Props Tokens in private placements have already been issued) or pursuant to our DPAs, (iii) approximately 22.7% of all Props Tokens that we currently anticipate to issue in the future, or 227,000,000 Props Tokens, for issuance to YouNow equity investors and current and future employees, subject to certain vesting requirements, though we may decide to use these Props Tokens for other purposes in the future, and (iv) approximately 4% of all Props Tokens that we have issued or anticipate to be issued in the future, or 40,000,000 Props Tokens, for issuances to advisors to YouNow. The total number of Props Tokens released, and the amount in existence at any point in time, will affect the value of your Props Tokens and may dilute that value significantly. If the demand for Props

Tokens and uses for Props Tokens on the Props Network do not similarly increase, the value of Props Tokens may decline. In addition, if the initial limit to the total number of Props Tokens is increased in the future, this may also have the effect of diluting the value of your Props Tokens.
The value of your Props Tokens may be highly sensitive to decisions made by us to distribute additional Props Tokens.
We anticipate that 400,000,000 Props Tokens will be allocated by the Protocol Rewards Engine as daily rewards intended for rewarding popular Props App and for persons responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (the “Validators”). See “Description of the Props Network—The Protocol Rewards Engine.”
Initially, because YouNow operates the Props Live Video App and acts as one of the Validators, the Protocol Rewards Engine will, for the most part, be rewarding YouNow by making more Props Tokens available for issuance pursuant to this Offering Circular. This means that YouNow will not only initially control a substantial portion of all Props Tokens, but will, over time, have more Props Tokens available to it. We expect that a substantial majority of these allocated Props Tokens will be issued by YouNow to the Props Live Video App users, but we may distribute a smaller proportion of these allocated Props Tokens in the time period immediately following qualification of this offering circular, as compared to later.
In addition, because we expect that 0.03475% of the Props Tokens remaining from the initial 400,000,000 to be allocated by the Protocol Rewards Engine will be allocated each day to Props Apps and 0.001829% of the remaining from the initial 400,000,000 Props Tokens will be allocated each day to Validators, the size of Props Tokens allocations made pursuant to the Protocol Rewards Engine will necessarily decrease over time. As a result, YouNow may initially accumulate significant allocations of Props Tokens and it will then have absolute discretion to distribute such Props Tokens pursuant to this Regulation A Offering Statement or in other registered or exempt securities offerings. These amounts would be in addition to the approximately 227,000,000 Props Tokens that YouNow intends to separately issue to YouNow equity investors and current and future employees, subject to certain vesting requirements (though we may decide to use these Props Tokens for other purposes in the future), and the 40,000,000 Props Tokens issued or to be issued by YouNow to advisers in registered or exempt securities transactions. See “Other Offerings” for additional information. In addition, Props PBC will have 83,500,000 Props Tokens available for distribution. See “Description of the Props Tokens Being Offered—Token Supply.”
We will have significant discretion in determining how these Props Tokens will be issued. For example, the Props Tokens that YouNow may distribute to users may be issued slowly over a long period of time or, alternatively, more quickly, to the extent that YouNow determines that it could help its apps or the further development of the Props Network. Further, Props PBC may exercise its discretion to change the total number of Props Tokens that may be issued in the future or to change the Protocol Rewards Engine “smart contract,” to the extent that Props PBC determines that such changes could help the further development of the Props Network. As a result, the supply of Props Tokens is substantially within our control—and may change in ways that could adversely affect the value of your Props Tokens and may dilute that value significantly.
The level of functionality that Props Tokens will have in Props Apps, including the Props Live Video App, may depend on the relative holdings of Props Tokens of other users of a Props App.
Props Apps may only afford certain functionalities and benefits of holding Props Tokens to users holding a certain number of Props Tokens. These thresholds may depend on a user’s number of Props Tokens relative to the holdings of other users of the Props App. For example, in the Props Live Video App, the unlocking of virtual goods for purchase functionality for Props Tokens is only available once the user is in the 20th percentile of Props Token holdings for all Props Live Video App users. As a result, you may not be able to enjoy this functionality unless you have a substantial number of Props Tokens. In addition, your ability to have this functionality may depend, in large part, on the actions of other persons. If these other persons are more active in earning or otherwise collecting Props Tokens, even if you earn or purchase a substantial number of Props Tokens, you may never reach the minimum threshold of Props Token holdings necessary in order to enjoy a particular functionality in a Props App.

Because the Props Tokens have no history, there are significant uncertainties around the evaluation of their utility and their value.
The Props Tokens have no performance history. Moreover, the Props Network and the applications that the Props Network is intended to support together constitute an unproven and novel model for the operation of internet applications for live video applications, and the value of the Props Tokens is likely to depend upon the success of this model. This success may, in turn, be dependent both on demand for an alternative to traditional centralized digital media application infrastructures and the performance of the technology used to create the Props Network and the Props Tokens, which is novel and relatively untested. Further, the price we have set for the Props Tokens of $0.1369 per token was chosen by us in reference to the undiscounted price paid by investors of our SAFTs and was not set pursuant to any third party valuation. In December 2017, we offered SAFTs to certain investors. See “Other Offerings” for additional information regarding the SAFTs; the undiscounted price paid by investors in this offering was $0.1369. Participation in the offering and your decision to acquire Props Tokens should, therefore, be evaluated not only on the basis of the value and prospects of the Props Tokens, taking into account an assessment of the prospects of YouNow and Props PBC in achieving their respective goals for the Props Network, but should also consider the significant uncertainties associated with these assessments given the lack of similar business models and technological systems against which the Props Tokens, the Props Network and Props Apps may be usefully compared.
The deemed offering price of the Props Tokens was not established on an independent basis; the actual value of your Props Tokens may be substantially less than the deemed offering price.
The deemed offering price of the Props Token bears no relationship to our book or asset values or to any other established criteria for valuing securities. The price we have set for the Props Tokens of $0.1369 per token was chosen by us in reference to undiscounted prices paid by investors of our SAFTs. Because this price is not based upon an independent valuation, the price may not be indicative of the proceeds that you could receive upon a commercial sale of the Props Tokens. Further, the deemed offering price may be significantly more than the price at which the Props Tokens would trade if they were to be listed on an exchange or actively traded by broker-dealers. While we explored the possibility of obtaining an independent valuation of the Props Tokens by an independent third party months before Props Tokens had been introduced, this valuation was never obtained, and in any case, because it would have valued the Props Tokens prior to their actual introduction on the Props Network, would have had little bearing on the value of Props Tokens you may receive in this offering.
At issuance, there may be no trading market for the Props Tokens, and a trading market may never develop.
The Props Tokens may only be traded on a very limited range of venues, including U.S. registered exchanges or regulated alternative trading systems for which a Form ATS has been properly submitted to the SEC. There are currently no national securities exchanges or exchanges that have been approved by the Financial Industry Regulatory Authority (“FINRA”) or registered under Form ATS with the SEC to support the trading of Props Tokens on the secondary market. We are aware that several entities are working to develop and launch such an exchange. See “Description of the Props Tokens Being Offered—Secondary Markets.”There is no guarantee that any exchanges capable and willing to support trading in Props Tokens will become functional, and regulatory attention may in fact result in these exchanges failing to obtain approval or being forced to cease trading once it commences.
Further, even if such exchanges become functional, no such exchange will be required to list the Props Tokens and they may decide not to list the Props Tokens for a number of reasons not under our control, including, but not limited to, a perceived lack of market interest in the Props Tokens, and any other factors relevant to the individual exchanges (for example, if such exchanges are heavily invested in another cryptocurrency). If such exchanges do agree to list the Props Tokens, the market may not offer Props Tokens any significant liquidity for a number of reasons including, for example, a lack of potential buyers. As a result, you should be prepared to hold your Props Tokens indefinitely, as there is no guarantee that holders will be able to sell or exchange their Props Tokens. In the event that the Props Tokens remain illiquid for a significant period of time or indefinitely, the value of the Props Tokens may be materially adversely affected.

We do not expect there to be any market makers to develop a trading market in the Props Tokens.
Most securities that are publicly traded in the United States have one or more broker-dealers acting as “market makers” for the security. A market maker is a firm that stands ready to buy and sell the security on a regular and continuous basis at publicly quoted prices. In the event that a token exchange is created or developed, we do not believe that the tokens will have any market makers, which could contribute to a lack of liquidity in the Props Tokens, and could have a material adverse effect on holders’ ability to trade the tokens.
You and any persons interested in acquiring Props Tokens from you may lack information for monitoring the value of the Props Tokens.
The Props Tokens do not have any information rights attached to them, and holders may not be able to obtain all the information they would want regarding YouNow or the tokens. As a Tier 2 issuer under Regulation A, we will be subject to scaled disclosure and reporting requirements, and we will not be required to make the same level of public reporting required of issuers in traditional public offerings. In addition, we may be the first, or among the first, issuers of tokens to have an offering of tokens qualified under Regulation A. Even after the SEC qualifies our Regulation A offering, individual investors, individual States in which we may offer the Props Tokens, or potentially other participants in the Props Network may disagree with the level or type of disclosure, reporting or other information we are providing, or may otherwise object to the means by which we are offering the Props Tokens, or assert that other state laws may apply to this offering. If any of these persons or entities decide to litigate against YouNow regarding these or similar issues, it could have a material, adverse effect on our operations and on the value of the Props Tokens.
Additionally, there is no guarantee that securities or industry analysts will publish research or reports about us or the Props Tokens, and even if they did, we would not have any control over these analysts or their coverage of the Props Tokens. As a result, you and any persons interested in acquiring Props Tokens from you may not be able to receive information regarding the market value of the Props Tokens. As a result of these difficulties, as well as other uncertainties, you may not have accurate or accessible information about us or the value of the Props Tokens.
Additionally, this could negatively affect any secondary trading markets that may exist in the future, and thereby cause the value of the Props Tokens to decline. There are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on a secondary market.
In the future, we may not be subject to ongoing reporting requirements.
Following the conclusion of our offering of Props Tokens under Regulation A, we may be eligible to file an exit report to suspend or terminate our ongoing reporting obligations. If we become eligible, and if we make this election in the future, we may choose to not file annual reports, semiannual reports, current reports, financial statements and audited financial statements. As a result, holders of the Props Tokens would receive less information about the current status of our company, and the value of our Props Tokens may be adversely affected. We may also cease to file these reports if the Props Tokens are either deemed to no longer be securities under applicable securities laws or if the sidechain that we are building (the “Props Blockchain”) undergoes such a significant hard fork that we are no longer driving the governance of the network.
In making a decision to participate in the offering and acquire Props Tokens, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this offering circular.
You should carefully evaluate all of the information in this offering circular. We have in the past received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of this coverage. You should rely only on the information contained in this offering circular in determining whether to participate in the offering and acquire Props Tokens.
Your investment in the Props Tokens will not provide you with any enforceable rights against YouNow, including any rights to receive payments, any control rights or any claims on YouNow’s assets.
Holders of Props Tokens will not receive a right to any repayment of principal or interest, any interest in the profits or losses of YouNow or its affiliates, any rights to distributions from YouNow or its affiliates, or any legal or contractual right to exercise control over the operations or continued development of YouNow or its affiliates. Holders of Props Tokens may not have any right to vote on any matters relating to YouNow or its affiliates. We anticipate that Props Token holders will only be able to vote on in-app matters both within the Props Live Video App and, potentially, apps developed by third parties in the future and, in the future, we may potentially allow Props Token holders to vote on an advisory basis to help guide Props PBC in making key decisions affecting the Props Network based on their stake of Props Tokens. Further, we are not aware of any binding obligation on YouNow or its affiliates with respect to the tokens or the holders of the tokens following the tokens’ delivery in this offering. Any profit that you may receive on your holdings of Props Tokens may be based on the commercial utility of the tokens, or on potential capital appreciation associated with the tokens to the extent realizable through trading activity. As a result, information disclosed in this offering statement and elsewhere regarding our company and its ability to build the network may be relevant to the value of your investment, but the relevance may be limited and indirect.
The Props Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.
The Props Tokens are not legal tender, are not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.
The terms and conditions of each application may limit functionality of the Props Tokens for certain users and users may lose functionality of the Props depending on the decisions of third parties, over which we and users have no control.
As described in “ Description of the Props Tokens Being Offered—Functionality for Users ” and “ Description of the Props Live Video App ,” Props Tokens have certain functionalities within the Props Live Video App and may have additional functionalities in the future. These functionalities may include, for example, elevated in-app social status or access to premium in-app virtual goods, and the allocation of a larger daily stipend of in-app currency. See “ Description of the Props Live Video App— The Role of Props Tokens in the Props Live Video App ” for details regarding the functionality of Props Tokens upon qualification in the Props Live Video App.
These functionalities may, however, be denied to Props Token holders if a Props Token holder pursuant to the terms and conditions of use of the Props Live Video App. For example, the terms and conditions of the Props Live Video App provide for the right to suspend, limit or terminate access, at any time with or without notice and with or without cause, including if the user is determined to pose a threat to the app service or its users. In addition, the provisional accounting entries Props Apps make when users have completed in-app activities necessary to earn rewards (“Pending Props”) may be canceled and never claimed as Props Tokens upon the violation of an app’s terms and conditions. See “Description of the Props Tokens Being Offered—Pending Props.” If you are unable to use the Props Tokens within available Props Apps, you may not be able to derive significant value from holding Props Tokens and you may, in addition, be unable to sell them in secondary markets. See “Description of the Props Tokens Being Offered—Secondary Markets” for additional details. There are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on a secondary market.
The functionality and operation of Props Tokens in each Props App and the ability for YouNow or the developer of each Props App to enforce the functionality and operation of each Props App is subject to the ability to enforce the applicable terms and conditions of each such app. Because some of Props Network users will likely be persons under the age of 18 and therefore may be able to repudiate or disaffirm contracts under applicable local law, YouNow and other third party Props Network developers, may not be able to enforce such app terms and conditions against users under the legal age of consent. See “Risk Factors—Some of the Props Network users will likely be under the age of 18, and those users may be able to repudiate or disaffirm the terms of use and other agreements that we enter into with such users.”
The tax treatment of the Props Tokens is uncertain, and there may be adverse tax consequences for you, validators and other holders upon certain future events.
The tax characterization of the Props Tokens is uncertain, and you must seek your own independent legal and tax advice with respect to U.S. and non-U.S. tax treatment, as applicable, of the acquisition of Props Tokens.  The acquisition of Props Tokens may result in adverse tax consequences to you, including withholding taxes, income taxes and tax reporting requirements.  While a purchase of property, such as Props Tokens, generally is not taxable to the purchaser for U.S. federal income tax purposes, a purchaser that uses Bitcoin, Litecoin, Dash or Ether as its form of payment for the Props Tokens may have taxable gain or loss on such exchange to the extent the purchaser’s adjusted tax basis in Bitcoin, Litecoin, Dash or Ether used to purchase the Props Tokens (expressed in U.S. dollars) is less than or greater than, respectively, the applicable exchange rate for Bitcoin, Litecoin, Dash or Either (expressed in U.S. dollars) upon the acquisition of the Props Tokens. We cannot and do not make any representations or assurances as to individual tax consequences, including the consequences of using Props Tokens as transaction currency.
If the Props Tokens are characterized as a “virtual currency” for U.S. federal income tax purposes, then, under a notice issued by the U.S. Internal Revenue Service in 2014 (the “Notice”), the general rules applicable to property transactions would apply. See “Certain United States Federal Income Tax Considerations,” herein. The Notice indicates that, in certain cases, persons acquiring Props Tokens may be subject to adverse tax consequences upon their receipt of Props Tokens. For example, validators on the Props Blockchain that are not acting in the capacity of an employee and that receive Props Tokens should report the fair market value of such tokens as self-employment income and may be subject to self-employment tax. In addition, a person that receives Props Tokens as compensation, an incentive, or reward will generally be subject to adverse tax consequences and reporting requirements. The Notice also indicates that, in certain circumstances, a fork may result in adverse tax consequences to the holder of a Props Token. Finally, you may be required to report gain or loss if you use a token (including a Props Token) as a transaction currency.
The prices of digital assets like the Props Tokens are extremely volatile, and the value of Props Tokens may be materially adversely affected as a result.
The prices of cryptocurrencies, such as Bitcoin, Ether, and other digital assets have historically been subject to dramatic fluctuations, and are highly volatile, and the market price of the Props Tokens may also be highly volatile.  Several factors may influence the market price of the Props Tokens, including, but not limited to:

•	the ability of the Props Tokens to trade in a secondary market, if at all;

•	the availability of a token exchange or other trading platform for digital assets;

•	global digital assets on the network and the Props Token supply;

•
global digital assets on the network and demand for the Props Tokens, which can be influenced by the growth of applications on the network, utility of Props Tokens within those applications, new types of digital assets, growth of businesses making use of the network and Props Tokens;

•
general acceptance of digital assets by retail merchants and commercial businesses, for example, as payment for goods and services, general adoption of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets as safe and secure, and the regulatory restrictions on their use;

•	purchasers’ expectations with respect to the rate of inflation;

•	changes in the software, software requirements or hardware requirements underlying the tokens;

•	changes in the rights, obligations, incentives, or rewards for the various holders of the Props Tokens;

•	interest rates;

•	currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

•	government-backed currency withdrawal and deposit policies of digital asset exchanges;

•	interruptions in service from or failures of major digital asset and security token exchange on which digital assets and security tokens are traded;

•	investment and trading activities of large purchasers, including private and registered funds, that may directly or indirectly invest in securities tokens or other digital assets;

•	coordinated algorithmic behavior, including trading, by a large pool of small token holders;

•	monetary policies of governments, trade restrictions, currency devaluations and revaluations;

•	developments or disputes concerning our intellectual property rights or our technology, or third-party proprietary rights;

•	regulatory measures, if any, that affect the use of digital assets and crypto tokens such as the Props Tokens;

•	global or regional political, economic or financial events and situations; and

•	expectations among participants that the value of digital assets will soon change.
In addition, decreases in the price of even a single other digital asset, whether located on or off of the Props Network, may cause volatility in the entire digital asset and crypto token industry and may affect the value of other digital assets, including the Props Tokens. For example, a security breach or any other incident or set of circumstances that affects purchaser or user confidence in Ethereum or another well-known cryptocurrency such as Bitcoin, may affect the industry as a whole and may also cause the price of the Props Tokens and other digital assets to fluctuate.
You may never receive Props Tokens in connection with performing in-app activities unless you are able to complete certain steps within 120 days of receipt of Pending Props.
You are not guaranteed to receive Props Tokens for performing in-app activities, including those described under “Description of the Props Live Video App” with respect to the Props Live Video App, or in connection with one-time discretionary grants by YouNow. Prior to receiving any Props Tokens, you must complete certain minimum steps—including completion of our standard KYC and AML procedures and completion of all tax forms requested by us. See “Description of the Props Tokens Being Offered—Receiving Props Tokens” for a general description of the required steps in Props Apps and “Description of the Props Live Video App—Terms of Receiving Rewards” for a description of the required steps in the Props Live Video App. In the Props Live Video App, we anticipate that the KYC and AML procedures and documentation requirements required of users earning Props Tokens in amounts below a certain threshold set in our discretion will be more basic, in order to minimize unnecessary administrative burdens on users. For example, we may not require tax forms for users receiving small numbers of Props Tokens. Once a user has reached a maximum threshold of total Props Tokens earned, however, we may require that the user complete additional KYC/AML procedures and documentation in order to receive Props Tokens.
Upon completing in-app activities or upon offer of a one-time discretionary grant by YouNow, we will indicate, in your Props Live Video App account, receipt of Pending Props, which are accounting mechanisms used by the Props Network participants to signify who is provisionally entitled to receive Props Tokens. Generally, if a user that is given Pending Props in connection with in-app activities or in connection with our one-time discretionary grant offer fails to complete the above-described required steps within 120 days of receiving them, the Props App user may never obtain the Props Tokens. The Props App, including the Props Live Video App, may cancel any such Pending Props. See “Description of the Props Live Video App—Terms of Receiving Rewards” for additional information. As a result, you should not view the performance of in-app activities or offering of a one-time grant as a guarantee that you will receive Props Tokens.
Further, before you receive Props Tokens, Props Apps like the Props Live Video App may also need to complete certain additional steps, including checking for fraud or violation of the Terms of Service, and administrative procedures related to settlement that can delay the issuance or Props Tokens after you have performed in-app activities. Further, issuance by YouNow of the Props Tokens and final settlement will only be made once the transfer of Props Tokens from a wallet controlled by YouNow to the user’s wallet is confirmed by validators on the Ethereum blockchain. Prior to settlement, Props Live Video App users, Validators, and grantees have no right to receive Props Tokens, and if YouNow or Props PBC, as applicable, were to dissolve or liquidate, or if YouNow would cease to reward users of its Props Live Video App or Validators or Props PBC were to cease making grants with Props Tokens, then users, Validators, and grantees will have no right to receive Props Tokens, and they may never receive these Props Tokens.

Risks Related to the Further Development of the Props Network
The Props Network may not be widely used and may never develop as we intend. As a result, there may be limited users and Props App developers on the Props Network, and the value of the Props Tokens may be negatively impacted.
It is possible that the Props Network and Props Tokens will not be used by a large number of application developers or that there will be limited public interest in the Props Network or the Props Tokens, even after qualification of this offering statement. In addition, technological, legal, or regulatory developments could render the Props Network obsolete or impermissible. Any such lack of use or interest in the Props Network could negatively impact the Props Network and the value of the Props Tokens.
The success and future growth of the Props Network depend significantly on our successful development of a “two-sided economy” of applications and users, and if we are unable to attract sufficient numbers of applications or users to our network to generate demand for Props Tokens, the Props Network may fail to grow and the value of Props Tokens will be harmed.
The ultimate success of the Props Network may depend upon our ability to attract application developers to create additional apps to be joined to the Props Network, which will, in turn, depend in large part on the success of our efforts to develop an ecosystem of application developers and users. We intend to attract application developers and users by engaging in traditional marketing efforts and incentivizing participation in the Props Network with Props Tokens. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants” for additional details. If any of our current efforts at attracting application developers are not effective or become less effective, if we are unable to continue to use any of these methods or marketing channels, or if the cost of using these methods were to significantly increase, we may not be able to attract new application developers and users in a cost-effective manner or convert application developers into active application developers on the Props Network. Further, developing apps with functionality for Ethereum-based tokens may not be attractive to some third party app developers because of costs. See “Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.” and “We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.” As a result, the growth of our network could be adversely affected, which may impair the value of the Props Tokens.
Incentive structures essential to the Props Network are difficult to design and may not function as intended.
Props Tokens may be distributed in ways intended to incentivize actions essential to the Props Network, including app creation, participation in the Props Network online community, the creation of digital media content to be shared on the Props Network, development of premium experiences for Props token holders across the network and for maintenance of the Props Blockchain. As discussed above in “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants,” Props App creation and operation bay be incentivized in the future by rewarding high-quality third party developers with Props Tokens. YouNow and, in the future, other app developers may use Props Tokens to incentivize the creation of digital media content on the Props Network.
Our Props Network, therefore, may depend on users being incentivized to participate in the Props Network in exchange for Props Tokens. In addition, we incentivize the operation of validators on the Props Blockchain with Props Tokens. Further, we rely on validators of the Ethereum blockchain to record ownership and transfer of Props Tokens to the Ethereum blockchain, which is where ownership of Props Tokens is recorded. See “Description of the Props Network—The Props Blockchain—The Validators” for additional details. Incentive structures like these may not operate as intended, however, and we cannot guarantee that these mechanisms, as designed, will effectively incentivize the behaviors that they are intended to promote and which are necessary for the operation and further development of the Props Network. If these incentive structures fail or are not as effective as intended, the Props Network and the value of the Props Tokens may be adversely affected.

Because there is currently only one Props App developer, YouNow, and in the future there may be a limited number of application developers working on the Props Network, the Props Network may be adversely impacted by changes in the business and financial condition of Props App developers, which may negatively impact the value of the Props Tokens.
As of the date of this offering circular, YouNow is the only application developer with apps that are designed to give Props Tokens functionality. While there can be no guarantee that additional application developers will create Props Apps, we expect that additional developers will create Props Apps on the Props Network in the future. As a result, the Props Network may be adversely impacted by changes in the business and financial condition of, or demand for its services by, these developers. We expect that even to the extent that developers have contractual obligations to us with respect to their development activities, these developers will be able to terminate these obligations at any time, such that any developer may decide at any time to cease development of their application on the Props Network, due to bankruptcy, commercial considerations, or for any other reason. For example, the agreement we reached with PeerStream to facilitate the integration of apps into the Props Network allows them to terminate their relationship with YouNow and the Props Tokens at any time and for any reason. If a number of such developers are unable or unwilling to use the network for development of their applications for any reason, the growth of the network could be impeded, leading to a lack of adoption of the Props Network. This could adversely affect the value of your Props Tokens.
YouNow’s historical performance does not necessarily reflect future performance or the likelihood of the success of the Props Network.
YouNow’s past experience providing consumers with live stream video chat service does not guarantee that it or Props PBC will be able to successfully develop the Props Network. The historical performance of the YouNow live streaming app and our previous business does not necessarily indicate that the Props Network’s future performance or further development will be successful—or the value of Props Tokens with increase or maintain in value. Further we cannot guarantee that Props Live Video App users will continue to use the app subsequent to the introduction of Props Tokens to the app, and may experience a significant drop in Props Live Video App users as a result of the introduction of Props Tokens and other cryptocurrency-related features.
It is impossible to predict whether the Props Network will have a substantial user base or grow its current user base in a way that will support a “two-sided economy” that includes a population of Props App developers, and we cannot guarantee that the Props Network will maintain its current user base or grow, nor is it possible to predict whether any major security incidents will occur on the network. The growth and stability of the Props Network is affected by a large number of complex and interrelated factors. Past growth and performance of the network are not indicative of the growth and performance of the network in the future.
The Props Network, including the Protocol Rewards Engine, relies on software and programming that is complex, and if it contains undetected errors, the Props Network could be adversely affected.
The Props Network, including significant components like the Protocol Rewards Engine and the Ethereum “smart contract” that creates Props Tokens (the “Token Code”), and our internal systems rely on software and computer programming that is highly complex. In addition, the Props Network and internal systems depend on the ability of this software to store, retrieve, process and manage immense amounts of data and digital media content. While we will take reasonable steps to avoid such issues, including undergoing routine audits, some errors or other bugs or defects may only be discovered after the code has been released for external or internal use. For example, undetected errors in the “smart contracts” we deploy to the Ethereum blockchain may be manipulated so as to allow bad actors to issue themselves Props Tokens or otherwise maliciously affect the Props Network. Errors or other bugs or defects within the software on which we rely may result in a negative experience for application developers and users, delay introductions of new features or enhancements, result in errors or compromise our ability to protect user data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could therefore result in harm to our reputation, loss of developers or users, loss of revenue, or liability for damages, any of which could adversely affect the Props Network and the value of your Props Tokens.

While we currently have limited functionality for the Props Tokens in the Props Live Video App and will have the functionalities described under “Description of the Props Live Video App” upon qualification of this offering statement, we will need to continue to develop certain components of the open-source software that will help additional apps to join the Props Network and attract additional developers to the Props Network in order for the Props Network to grow as we anticipate it will.
We currently have basic functionality for the Props Tokens in the Props Live Video App, and we will have the functionalities for Props Tokens described under “Description of the Props Live Video App” upon qualification, we are still planning to add additional functionalities in the future, as well as further developing other components of the Props Network, including the open-source software and adding third party developers to the Props Network. Consequently, many details about the structure of Props Apps and the Props Network—including, for example, how third party developers of future Props Apps or their users will obtain Props Tokens, how Props Token holders may be able to vote and on what issues, or other details of our development strategy, and business model—are not known, are uncertain, are subject to regulatory uncertainty, or are subject to change, with or without notice to Props Token holders. See “Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost—effective to continue operating.” and “We may need to address additional regulatory issues in connection with our plans for the development of the Props Network.” There is, as well, no guarantee that the Props Tokens or Props Network will develop as planned, and you should not rely on descriptions of our planned, future development for the Props Network or Props Tokens as a promise or guarantee.
The systems and devices of the Props Network may be the target of malicious cyberattacks, which may result in security breaches and the loss or theft of tokens.  If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the Props Tokens and cause a decline in the market price of the Props Tokens.
The Props Network may be the target of malicious attacks seeking to identify and exploit weaknesses in the software, the Props Network, or the Props Tokens, which may result in the loss or theft of tokens.  These attacks may include the following:

•
Man-in-the-middle, phone hijacking, smurfing, spoofing and other denial of service attacks refer to situations where communications between computers on the Props Network are intercepted or interrupted.

•	Social engineering attacks, including phishing emails, where attackers use impersonation to gain access to funds or private information (such as private keys).
Such attacks may materially and adversely affect the Props Network in the ways described above, and any such attacks, or the perception that any has occurred, also may materially and adversely affect the Props Network by reducing trust in the integrity of the Props Network, creating bad publicity, and ultimately decreasing demand for the applications on the Props Network.
In February 2019, YouNow was contacted by a reporter regarding a potential data breach into YouNow's user data, which allegedly occurred in 2017 and involved the exposure of user records for 40,000,000 users. The information provided by the reporter included a small sample of the data from the alleged breach, and included basic personal information (names), partial email information, and public IP addresses. YouNow considers the impact of the disclosed information to be minimal, as the disclosure of names, partial email information, and public IP addresses of the users in these circumstances is unlikely to cause substantial damage. Following the report, YouNow launched an internal review into the matter, and has not found any conclusive evidence of a data breach into its systems. We believe, however, that it is likely that it occurred. Regardless, YouNow has proactively taken action to secure its systems by revoking all existing passwords and access keys into any service and system which has access to user data, and introducing Single Sign On (SSO) and 2 Factor Authentication (2FA) across the company.
This breach is alleged to have occurred with respect to Props Live Video App accounts, which are separate from the blockchain infrastructure of the Props Network, including the Props Network’s Token Code and Protocol Rewards Engine. YouNow does not have access to or store private wallet addresses of any third party Props Token holders (including users) in the databases associated with the Props Live Video App, so that, even if a malicious actor used information from this alleged 2017 breach to access a Props Live Video App user’s account, she would not be able to gain control over the user’s Props Tokens as a result. See “As a holder of Props Tokens, you will be responsible for securing and maintaining your private keys and otherwise following cybersecurity best practices. Failure to do so may result in the loss of all your tokens” for more information about the necessity of keeping private keys safe. It would be possible for a malicious actor to use Props Live Video App account information to, for example, maliciously interfere with user experience of the Props Live Video App by changing account settings or other information associated with the account, including wallet addresses associated with the account so that, for example, the user’s app experience would not reflect the total Props Tokens she holds unless she undid the change. However, this user’s Props Tokens could not be stolen with only the information obtained in the alleged 2017 breach. As a result, YouNow does not believe that this potential breach poses any significant risks to Props Token holders.
The operation of the Props Tokens and the Props Network depends on ongoing Props Token transaction validation efforts, which are conducted, in large part, by third parties that we do not control on the Ethereum blockchain.
The Props Network depends upon the actions of third party blockchain validators on the Ethereum blockchain, who operate computers that construct the Ethereum blockchain in exchange for rewards. See “ Description of the Props Tokens Being Offered—Token Transfers ” for additional information. In addition, the recording of usage data, the performance of certain oracle functions for our “smart contracts,” and the recording of Pending Props all depend, in part, on third party validators administering the Props Blockchain.
There is no guarantee, however, that a sufficient number of validators will continue to mine the Ethereum blockchain or perform Validator functions on the Props Blockchain; validators are not contractually or legally obligated to continue validation operations and may cease transaction validation if they determine that their operations are no longer profitable, if they are prevented from doing so by government or regulatory agencies, or for any other reason. Further, if Validators of our Props Blockchain do not reach the agreement required in order for the Protocol Rewards Engine to make daily rewards allocations, the Protocol Rewards Engine would not make daily rewards allocations for that day, potentially resulting in interruptions to the operations of the Props Network. Further, if validators maintaining the Ethereum blockchain cease to continue constructing the Ethereum blockchain or if Validators of the Props Blockchain cease constructing the Props Blockchain or otherwise fail to perform Validator functions, then you may lose your Props Tokens, the Props Network may be unable to function, and the value of your tokens may decline.
Misconduct and errors by our employees and third-party service providers, or by users and developers on the Props Network, could harm our network and reputation.
We are exposed to many types of operational risk, including the risk of misconduct and errors by our employees, former employees, and other third-party service providers, third party Validators or by developers or users on the Props Network. Participants on the Props Network such as application developers and third party Validators, who we do not control, could be in a position to handle large amounts of sensitive and potentially proprietary data, whose exposure could result in significant liability. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and we cannot control application developers or users on the Props Network; the precautions we take to detect and prevent this activity, such as encryption of user data, may not be effective in controlling unknown or unmanaged risks or losses. For example, it is possible that a developer would create an application that allows the developer to see unencrypted data. Any of these occurrences could result in our diminished ability to operate our business and develop the Props Network, potential liability to our company, inability to attract future application developers and users, reputational damage to the Props Network, regulatory intervention and financial harm, which could negatively impact the Props Network, the growth of the Props Network and the value of Props Tokens.
Negative publicity could adversely affect the adoption of the Props Network and the value of the Props Tokens.
Negative publicity about us, the Props Network or about the cryptocurrency industry in general, including the quality, security and reliability of the Props Network or the Props Tokens, and the quality, security and reliability of similar technologies employed by other cryptocurrencies, could adversely affect our reputation, the popularity of the Props Network, and the confidence in, and the use of, the Props Network, which could harm the growth of the Props Network and the value of your Props Tokens. This may be true even if such publicity is inaccurate. For example, negative publicity could relate to the utility of cryptocurrency in general, the accuracy and effectiveness of the protocol used in allocating the Props Tokens on the Props Network, changes to the Props Network, our ability to effectively manage and resolve complaints from users and application developers, privacy, data protection and security practices, litigation, regulatory activity, the actions of other third parties on the Props Network, including with respect to use actions in the Props Live Video App, or future-created Props Apps, and the experience of users with the Props Network or services and other cryptoassets.
Harm to our reputation could also arise from many other sources, including employee misconduct, misconduct by our partners, misconduct by application developers and users on the network or third party Validators, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of user data and compliance failures and claims, or the perception that any of these has occurred. Misinformation about our team members can spread on social media websites like Twitter or Facebook, or on public forums. Accounts owned by our employees might be hacked to potentially spread misinformation. While we plan to take necessary precautionary steps and attempt to address cases of misinformation, there is no guarantee that we will be successful in these efforts. Misinformation or negative publicity can negatively impact the price of the Props Tokens.
Any violation of our policies or YouNow’s terms and conditions of use, including misuse of the Props Live Video App, or other apps on the Props Network, by our customers could also damage our reputation and potentially subject us to liability.
Our customers could misuse Props Apps, including the Props Live Video App, by, among other things, transmitting sexually-explicit or violent content, reproducing and distributing copyrighted material without permission, transmitting inaccurate or fraudulent information or otherwise engaging in illegal activity. Similarly, third party app developers operating Props Apps on the Props Network in the future may also engage in illegal activity. Any such use of the Props Network could damage our reputation and could subject us to claims for damages, copyright or trademark infringement, defamation, negligence or fraud. Moreover, users or other network participants may use the Props Network to promote their products and services in violation of federal, state and foreign laws. Users of the Props Live Video App are primarily located within the United States, but there are substantial numbers of users in Spain, Latin America, Germany, and Turkey, among other countries, and there could be legal issues related to the use of our Props Live Video App or the operation of our business as described in the offering circular in these foreign countries that we are unaware of.
We rely on contractual representations made to us by users that their use of the Props Live Video App will comply with our policies and applicable law, but we cannot predict whether the use of the Props Network by users or other app developers could expose us to liability under applicable laws or subject us to other regulatory action. Even if any claims asserted against us or regulatory actions do not result in liability, we may incur substantial costs in investigating and defending against such claims or actions, or our reputation may be damaged. If we are found liable or to have violated applicable law in connection with these activities, we could be required to pay fines or penalties, redesign components of the Props Network or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.
YouNow or, in the future, another participant in the Props Network could create another digital asset which could negatively affect the value of the tokens.
YouNow or, in the future, other Props App developers could create additional tokens or other digital assets or cryptoassets similar to the Props Tokens. These other assets may share certain characteristics with the Props Tokens, and they may compete directly or indirectly with the Props Tokens. Any such additional tokens or cryptoassets could negatively affect the Props Network and the economy in Props Tokens by diluting interest in Props Tokens or otherwise affecting the incentive structures built around Props Tokens, including in ways we cannot predict. These tokens or cryptoassets could also potentially replace some or all of the usage of the Props Tokens in these or other Props Apps. The occurrence of any of these events could negatively affect the value of the Props Tokens.
The technology underlying the Props Network may not function properly.
While the essential components of the Props Network—including the Token Code, the Props Tokens, the Props Blockchain, and the Props Live Video App—will be operational at the time of qualification of this offering circular, the Props Network remains in development and key elements of the technology are new to our system, including the Props Blockchain, as discussed in “Description of the Props Network—The Props Blockchain.” In March 2019, we distributed Props Tokens to our SAFT holders, and as a result, Props Tokens have been in use since then. However, we may still experience problems with their functionality in the Props Live Video App, including with respect to functionalities that we will introduce upon qualification of this offering circular. We could also experience other problems upon qualification, and elements of the Props Network may not function properly when introduced to live users on the network. These features will be important to the growth of the Props Network. There can be no guarantee that the technology required for the operation of the Props Network will function as anticipated or function at all. This technology may malfunction because of internal problems or as a result of cyberattacks or external security breaches or we might not be able to successfully develop the technology. Further, there may be no alternatives available if this technology does not work as anticipated. As a result, failure of this technology to work as intended may adversely affect the operation and growth of the Props Network and may have a material adverse impact on the value of your Props Tokens.
The Props Network has been and will be, as applicable, developed by key technology employees, and the Props Network’s continued operation and further development depend on the continued availability of those key employees.
Key technology supporting the Props Network, including our “smart contracts” and other components of our intellectual property has been and will be developed primarily by a small number of key technology employees of YouNow. For example, we are aware of only four YouNow employees who possess the necessary technological skillset to develop the backend infrastructure for the Props Network. In the future, some of these employees may be transitioned into roles at Props PBC, where they may be dedicated to Props Network-wide development efforts. The loss of the services of any of those key employees could have a material adverse effect on the ability of YouNow or Props PBC, as applicable, to develop, operate or maintain the Props Live Video App, the Props Network or the Props Blockchain. If YouNow or Props PBC were to lose the services of any these key employees, it could be very difficult to replace them, and the loss of any of them could have a material adverse effect on our operations and financial conditions. Further, because the skillset required to successfully develop blockchain-related businesses is rare, the loss of key employees could result in us being unable to fill these roles.
We may face litigation or liability in connection with our forward sales of Props Tokens to purchasers of simple agreements for future tokens (SAFTs), which could have a material adverse effect on our company’s operations and financial condition.
We issued SAFTs to investors in November 2017. The Company believes that, under the SAFTs, the research and development services it was obliged to provide were limited to the creation of YouNow’s token platform and the creation and delivery of a functional token. The completion of these research and development services principally required the creation of the Token Code (an ERC-20 “smart contract”); building the distribution mechanism for Props Tokens, including a mechanism for effecting any vesting under SAFTs; developing the Rize app, including basic “wallet” functionality in the Rize app and merging it into the Props Live Video App; and building Props-specific exclusive features in the Props Live Video App. In March 2018, we offered to these investors a rescission of their SAFT purchases or, alternatively, amendments that would extend the deadline for delivery under the agreements to March 4, 2019, in exchange for increasing the number of Props Tokens the purchasers would be entitled to receive under their agreements by 10%. The vast majority of the purchasers chose to amend and affirm their SAFTs. As a result, we were obliged to begin to distribute functional Props Tokens to SAFT holders by March 4, 2019, or be obliged to return these purchasers’ investments in the SAFTs in an amount approximately equal to $20.6 million.
The Company completed its services by March 4, 2019 in connection with the initial delivery of the Props Tokens to SAFT purchasers, and as a result, the company believes that as of March 4, 2019 it had performed all of its research and development obligations owed to SAFT holders under the SAFTs. See “ Other Offerings ” for additional information. SAFT purchasers could, however, argue that YouNow needed to enable, prior to delivering the Props Tokens to the SAFT holders, additional functionality, such as a fully functioning Protocol Rewards Engine. YouNow believes it was not legally able to do so prior to qualification of the Offering Statement. We note, in any event, that YouNow does intend to offer this functionality following the qualification of this Offering Statement.  Nonetheless, while YouNow believes it properly delivered the Props Tokens and, in any case, could not be deemed to have failed to perform under a SAFT as a result of the application of law according to the terms of the SAFT , it is possible that our SAFT investors could subject us to private litigation relating to our obligations under the SAFT or argue that we are obliged to return their investments. Any of these proceedings could have a material adverse effect on our business, the Props Network, and the value of the Props Tokens.

The Props Network and the Props Tokens may face the risk that one or more of its competitors, or other third parties, may obtain patents or other protections covering technology critical to the operation of the Props Network and the Props Tokens.
We believe that a number of organizations are or may be working to develop decentralized application systems for digital media platforms or other novel technologies that may be competitive with our own technology. Some or all of these organizations, including organizations that may have technology similar to YouNow or Props PBC, may have substantially greater technological expertise, experience with blockchain technologies and/or financial resources than our company has, and many of them may be attempting to patent technologies that may be competitive with or similar to the technology we have developed, or attempting to reverse engineer our technology, which may be possible as a substantial portion of the software underlying the Props Network is open source software that is generally available to the public and described in our publicly available whitepaper. We do not have access to detailed information about the technologies these organizations may be attempting to patent. The Props Network may ultimately compete with these alternative networks, which could negatively impact the Props Tokens and the Props Network, and may prevent the further development of Props Network. Further, occasionally, YouNow may be targeted with patent infringement lawsuits. These cases may be brought by non-practicing entities that sustain themselves by suing other companies. Currently, YouNow is not aware of any patent infringement suits against it, or contemplated to be brought against it. On June 21, 2019, YouNow received a license offer letter alleging infringement of, and offering a license to, certain patents.  YouNow believes the allegations have no merit and has not responded.
If one or more other persons, companies or organizations obtains a valid patent covering technology critical to the Props Network or the Props Tokens, our company and any other entities that required rights to the relevant technology in order to enable the Props Network and the Props Tokens to operate as intended might be unwilling to license the technology or unable on commercially reasonable terms, and it could become impossible for the Props Network and Props Tokens to operate, which could have a material adverse effect on on our business, the Props Network, and the value of the Props Tokens.
The open source portions of the software and underlying technology of the Props Network and Props Tokens could be used by third-parties to develop competing blockchain-based business models and tokens.
Given that a substantial portion of the software necessary for the Props Network to operate, including the majority of the software comprising the PropsKit, and Sidechain Node are released under the terms of various open source software licenses and given that such software is generally available to the public at www.github.com or linked from www.PropsProject.com/offering or other publicly available websites, a person or company could establish software, technology and networks, built using our publicly-available software. It is possible that those products would be substantially similar to and competitive with our software, technology and network. If this were to occur, it is possible that the value of the Props Network and Props Tokens could decline.
If we fail to promote and maintain our brands in a cost-effective manner among both users and application developers, we may lose Props Network users and the value of your tokens may be adversely affected.
We believe that developing and maintaining awareness of our brands in a cost-effective manner is critical to attracting and retaining application developers and users to the Props Network. This also applies to top-tier employee talent. Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts, efforts to encourage adoption and further development of the network by application developers and other ecosystem partners, and the experience of application developers and users on the Props Network. Our efforts to build our brands have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expense. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. If we fail to successfully promote and maintain our brand or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may lose our existing application developers and users to our competitors or be unable to attract new application developers and users, which may adversely affect the value of your Props Tokens.

If Props PBC is unable to continue with its grant program for any reason, including as a result of regulatory issues, we may be forced to change our plans for supporting the further development of the Props Network, which could adversely affect the Props Network or the value of your tokens.
At the time of qualification, YouNow will have issued 83,500,000 Props Tokens to wallets controlled by Props PBC. Props PBC may then distribute Props Tokens on a discretionary basis in the form of grants or expense reimbursements to developers building either applications on the Props Network or Network infrastructure, strategic content partners, and other entities directly supporting the growth of the Props Network. The distribution of Props Tokens in the form of grants or expense reimbursements to developers, strategic content partners, and other entities supporting the growth of the Props Network is being qualified under this offering circular. We view Props PBC’s operation of this program as a significant benefit to the Props Network, given that Props PBC has a stated public benefit purpose of creating an open, sustainable and equitable media network that fairly rewards all participants in the Props Network for their contributions to the network, by supporting and promoting the growth, research, further development, and adoption of the protocol and token underlying the Props Network.
Because it will be receiving Props Tokens from YouNow with a view to distributing Props Tokens to grant recipients, Props PBC may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act. A statutory underwriter is subject to the prospectus delivery and liability provisions of the Securities Act and may be deemed to be conducting broker-dealer like activities that could in certain circumstances subject Props PBC to additional regulatory obligations. If the distribution of Props Tokens by Props PBC in its grant program becomes unduly expensive or it’s otherwise unable to continue its distributions as a result of regulatory or other reasons, we may need to restructure our plans for supporting the growth of the Props Network, including, for example, by having YouNow issue grants. Any such occurrence could adversely affect the further development of the Props Network and the value of your Props Tokens.
We may need to increase the total number of Props Tokens issuable by the Token Code in order for the Props Network to operate in the future.
Because the initial terms of our Token Code provide for the issuance of a fixed number of 1,000,000,000 Props Tokens, the amount of Props Tokens available to serve as incentives for the undertaking of key functions to be performed by Props Network participants will decrease over time. See “Description of the Props Tokens Being Offered—Token Supply” and “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants.” It is possible that these key functions will only continue to be adequately incentivized as the number of Props Tokens allocated or issued decreases on the condition that the value or of Props Tokens rises in the future. There is, however, no guarantee that the value of Props Tokens will increase in the future. See “Risk Factors—The value of the Props Tokens may be volatile. There is no guarantee that the Props Tokens will hold value or increase in value, and we do not fully control many factors affecting their value.” Props PBC will have the power, as the owner of the account with the ability to effect these changes to a “smart contract” like the Token Code (the “Controller”), to increase the total number of Props Tokens that may be issued, to the extent that Props PBC determines that such an increase could help the further development of the Props Network. See “Description of the Props Network—The Token Code” for additional details. If Props PBC fails to take such action, the Props Network may be unable to continue to operate in the desired manner.

Risks Related to Blockchain Technology
The Ethereum blockchain on which ownership of Props Tokens is recorded, our Props Blockchain, and the Props Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches, the loss or theft of Props Tokens, the decline in value of Props Tokens, or liability and reputational harm.
The Props Tokens and the economy in Props Tokens rely on the Ethereum blockchain and the Props Blockchain to operate. As a result, Props Tokens and the Props Network are subject to a number of reliability and security risks attendant to blockchain and distributed ledger technology, including malicious attacks seeking to identify and exploit weaknesses in the software. Some of these known risks include:

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“51% attacks,” which occur when an attacker controls a majority of computing power or digital assets necessary to validate transactions on a blockchain, giving the attacker a majority of the validation power on the network. Validators on the Ethereum blockchain who successfully obtain this validation power—either individually or as part of a “mining pool” or group of validators—may block other users’ transactions or make it appear as though they still have tokens that have been spent, which is known as a “double-spend attack.” A 51% attack may also allow an attacker to use its monopoly over new blocks to “censor” other user transactions by actively preventing them from being written to the blockchain. Any such attack on the Ethereum blockchain could result in the loss of Props Tokens. Because our Props Blockchain uses permissioned-based validation, we do not expect this risk to be relevant to the Props Blockchain.

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A “finney attack” occurs when an attacker mines a block but does not announce it to the network. In this case, a miner can double-spend tokens by sending them to another user in a legitimate transaction and then create a valid new block with a double-spend of those same tokens; for the attack to be successful, this block must be released so that it is added to the blockchain before the target user’s legitimate transaction. Once the block the attacker mines is accepted, the legitimate transaction will not be accepted and the honest user will not receive the tokens, thereby being out of a payment. Typically, developers and users who accept “quick transactions” (transactions that are accepted before the counterparty can confirm that the transaction has been written to the correct version of the blockchain) when accepting payment on the network are vulnerable to this type of attack. These attacks can be avoided by requiring that several additional network operations to written to the blockchain after any transaction before considering that transaction complete; bit developers may be incentivized not to do so to allow for quicker processing of network operations on their application. Because our Props Blockchain uses permissioned-based validation, we do not expect this risk to be relevant to the Props Blockchain.

Such attacks may materially and adversely affect the Ethereum blockchain, which may in turn materially and adversely affect the creation, transfer or storage of the Props Tokens and the Props Network. As a result of these and other risks of malicious attacks, there can be no assurances that the creation, transfer or storage of Props Tokens or the Props Network itself will be uninterrupted or fully secure. Any such interruption or security failure may result in impermissible transfers of Props Tokens, a complete loss of users’ Props Tokens or an unwillingness of users to access, adopt and utilize the Props Network and/or Props Tokens as a result of reduced trust in the integrity of the Props Network from bad publicity.
The Props Blockchain and the oracle function to the Protocol Rewards Engine are dependent on the efforts of YouNow and third parties acting in their capacity as the Props Network’s Validators, and if YouNow or these third parties fail to successfully perform these functions, the operation of the Props Network could be compromised.
YouNow will be an initial Validator for the Props Blockchain. In addition, Props PBC intends to appoint up to seven persons or entities to serve as Validators. See “Description of The Props Network—The Validators” for additional details regarding selection of Validators. The selected entities, collectively, will have the responsibility for maintaining the record of app usage on the Props Blockchain. These entities will also, therefore, have responsibility for communicating this information to the Protocol Rewards Engine, so that the Props Rewards Engine can make daily app rewards. See “Description of the Props Network—The Protocol Rewards Engine” for additional details regarding these rewards. As a result, key functions of the Props Network will depend on YouNow, including receiving accurate accounts of usage data from Props Apps and providing the Protocol Rewards Engine with the daily updates necessary so that it may provide its daily allocation of Props Tokens.
As a result, if these entities suffer from cyberattacks or other security incidents (whether from hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, the inadvertent transmission of computer viruses or other malware, other forms of malicious attacks, malfeasance or negligent acts of its personnel, or via other means, including phishing attacks and other forms of social engineering), or their efforts are otherwise compromised the functioning of the Props Network may be jeopardized. In addition, if the Validators for any reason fail to continue to operate as Validators of the Props Blockchain or otherwise cease operations, this may cause a material adverse effect to the Props Network and the value of your Props Tokens.
Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.
As noted above, scalability is a challenge for platforms working with large blockchains like the Ethereum blockchain. YouNow believes that it has addressed some of these problems by recording information about the number of Props a user may be entitled to claim in the future, which we refer to as Pending Props, to the Props Blockchain immediately upon a user’s earning of Props—which may only be converted into Props Tokens once the user has completed the steps described in “Description of the Props Tokens Being Offered—Receiving Props Tokens.” This information improves user experience of Props Apps by allowing users to enjoy the benefits of earned Props Tokens while an app is still performing fraud checks or similar operations that must be completed prior to issuance of Props Tokens on the Ethereum Blockchain. In addition, YouNow is helping to address scalability issues for the YouNow live video app by covering the costs of fees for recording transactions on the Ethereum blockchain for certain Props Tokens transfers.
These solutions may not be successful and may only temporarily help us address scalability issues in a limited way. For example, YouNow may cease this practice of covering certain transaction fees in the future and may not undertake to cover the costs of transactions on the Ethereum blockchain for other app developers, which may make developing apps for the Props Network less attractive for third party developers. In addition, our solution may subject us to regulatory risks as additional third party application developers seek to join the Props Network, including, for example, with respect to the potential requirement to register as a transfer agent or find a registered transfer agent to act as a validator to the Props Network. See “Description of the Business—Government Regulation” for additional detail.  In general, if scalability issues are not resolved, this could make it uneconomical or unattractive for users to use Props Apps, including for example, because users may not be able to efficiently tip or otherwise transfer small numbers of Props Tokens.
The technology underlying cryptocurrency and blockchain technology is subject to a number of known and unknown technological challenges and risks that may prevent wide adoption and use of the Props Network and the Props Tokens.
The blockchain technology used in connection with cryptocurrencies like Props Tokens, which is sometimes referred to as “distributed ledger technology,” is a relatively new, untested and evolving technology. It represents a novel combination of several concepts, including a publicly available database or ledger that represents the total ownership of the currency at any one time, novel methods of authenticating transactions using cryptography across distributed network nodes that permit decentralization by eliminating the need for a central clearing-house while guaranteeing that transactions are irreversible and consistent, differing methods of incentivizing this authentication by the use of blocks of new tokens issued as rewards for the validator of each new block or transaction fees paid by participants in a transaction to validators, and hard limits on the aggregate amount of currency that may be issued. As a result of the new and untested nature of cryptocurrency and blockchain technology, the Props Network and the Props Tokens are vulnerable to risks and challenges, both foreseen and unforeseen. Examples of these risks and challenges include:

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Scalability is a challenge for platforms working with large blockchains like the Ethereum blockchain, because addition of records to a blockchain requires the network to achieve consensus through a transaction validation mechanism, which often involves redundant and extensive computation, processing of transactions is slower than that achieved by a central clearing-house, and delays and bottlenecks in the clearance of transactions may result as the cryptocurrency expands to a greater number of users. See “Risk Factors—Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating.” for additional details regarding how we are working to address these risks.

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To the extent incentive payments are used to incentivize the validation of a transaction or record to a block on the Ethereum blockchain, these fees may spike during times of high transaction volume. Because the Props Tokens are being treated as securities, these incentive payments could also potentially raise regulatory issues related to whether the recipient of the fees is required to register as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). We believe that these rewards do not warrant validator registering as a broker-dealer, as discussed in the section of this offering circular captioned “Description of Business—Government Regulation”; however, there is no guarantee that regulatory agencies will agree with our position.

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Generally blocks cannot be removed from the blockchain, but during the validation process for large blockchains like Ethereum, competing blockchains may arise with respect to the last few blocks on the blockchain. As a result, a block is often not considered to be irreversibly on the blockchain until several additional blocks have been added to it and occasionally blocks with a handful of confirmations can be dropped and modified. Applications or other persons that account for Ethereum tokens that do not wait a sufficient period before treating blockchain as permanently written may lose assets and funds in exchange for blockchain payments that are never completed.

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Although blockchains are generally considered reliable, they are subject to certain attacks as described above under “Risk Factors—Risks Related to Blockchain Technology—The Ethereum blockchain on which ownership of Props Tokens is recorded, our Props Blockchain, and the Props Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches, the loss or theft of Props Tokens, the decline in value of Props Tokens, or liability and reputational harm”

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The Ethereum blockchain may either increase or decrease the incentive payments required to complete transactions on the Ethereum blockchain, which could materially and adversely affect the creation, transfer or storage of the Props Tokens. Because YouNow plans to pay the cost of Ethereum transaction fees for some of the transactions in Props Tokens effected within the Props Live Video App, this could also materially and adversely affect the business of YouNow. See “Risk Factors—Our plans for addressing scalability issues related to the operation of apps dependent on the Ethereum blockchain subjects us to a number of technological and regulatory risks that may cause the Props Network to be ineffective or not sufficiently cost-effective to continue operating” for additional details regarding how we are working to address these risks. In addition, changes could also reduce the number of validators on the Ethereum blockchain-which could possibly leave the Ethereum blockchain increasingly vulnerable to a 51% attack.

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Because the Ethereum blockchain and Props Blockchain are public blockchains malicious users may freely view and, in the case of the Ethereum blockchain, access and interact with key components of the Props Network. For example, our Protocol Rewards Engine is a “smart contract” written to the Ethereum blockchain, and malicious users will be able to freely access this code in ways that could allow them to steal or otherwise affect Props Tokens.

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The expansion of the blockchain underlying the Props Network and effecting the creation, transfer or storage of the Props Tokens, Ethereum, which currently relies on a “proof-of-work” consensus protocol system whereby blocks are awarded based on the solving of computationally difficult problems, has resulted in Ethereum validators using increasing amounts of energy that may be unsustainable as the system continues to grow, and which may draw unfavorable regulatory attention. Further, when or if the Ethereum blockchain switches to either a hybrid “proof-of-work and proof-of-stake” or “proof-of-stake” consensus protocol system, an Ethereum-wide change to its consensus protocol may present additional risks. For example, transactions in Props Tokens may not be processed as presently contemplated in the period of time during or after the switch in consensus protocols, which may materially and adversely affect the creation, transfer or storage of the Props Tokens.
Although there may be solutions that have been proposed and implemented to these and other challenges facing various cryptocurrencies, the effectiveness of these solutions has not been proven. Further, other challenges may arise in the future that we cannot predict. For example, advances in cryptography and/or technical advances, such as the development of quantum computing, could present risks to the Props Tokens and the Props Network by undermining or vitiating the cryptographic consensus mechanism that underpins the Ethereum blockchain protocol. Similarly, legislatures and regulatory agencies could prohibit the use of current and/or future cryptographic protocols which could limit the utility of the Props Tokens, resulting in a significant loss of value or the termination of the tokens and the network. Accordingly, the further development and future viability of cryptocurrency in general or specific cryptocurrencies, such as the Props Tokens, is uncertain, and unknown challenges may prevent their wider adoption.
The technology underlying cryptocurrency and blockchain technology is subject to a number of industry-wide challenges and risks relating to consumer acceptance of blockchain technology. The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful adoption of the tokens.
The growth of the blockchain industry in general, as well as the blockchain networks on which the Props Tokens will rely, is subject to a high degree of uncertainty regarding consumer adoption and long-term development.  The factors affecting the further development of the cryptocurrency and cryptoasset industry, as well as blockchain networks, include, without limitation:

•	worldwide growth in the adoption and use of digital assets and other blockchain technologies;

•	government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

•	the maintenance and development of the open-source software protocol of blockchain networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;

•	the extent to which current interest in cryptocurrencies represents a speculative “bubble;”

•	general economic conditions in the United States and the world;

•	the regulatory environment relating to cryptocurrencies and blockchains; and

•	a decline in the popularity or acceptance of cryptocurrencies or other blockchain-based tokens.
The digital assets industries as a whole have been characterized by rapid changes and innovations and are constantly evolving.  Although they have experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of the Props Tokens.
The Ethereum blockchain network on which ownership and transfer of Props Tokens will be recorded utilizes code that is subject to change at any time. These changes may have unintended consequences for the Props Network and the Props Tokens.
The Props Tokens are built as an ERC-20 token recorded on the Ethereum blockchain. See “ Description of the Props Tokens Being Offered— Terms of the Token Code ” for additional information regarding what it means to be an ERC-20 token. In addition to the aforementioned risks regarding development and acceptance of blockchain networks or the price of blockchain assets that may negatively affect the Ethereum network, other changes such as upgrades to

Ethereum’s blockchain, a hard fork in Ethereum, or a change in how transactions are confirmed on the Ethereum blockchain may have unintended, adverse effects on all blockchains utilizing the ERC-20 standard, including the Props Network. For example, the proposed change in Ethereum’s consensus mechanism from a proof-of-work to modified proof-of-stake format could affect the issuance or transfer of Props Tokens. These changes may occur at any time and may cause delays in development or may completely foreclose our ability to maintain the Props Network . Any such changes to the Ethereum network could result in a disruption to YouNow and the Props Network—which could negatively affect the value of your Props Tokens.
Forks may be implemented on the Ethereum blockchain or on the Props Blockchain in a manner that may affect the value of your Props Tokens, and may ultimately result in duplicate records of Props Tokens which we have not issued and may not support.
As described under “Description of The Props Tokens Being Offered—Third Party Token Modifications and Changes to Functionality,” third party groups or individuals involved in the network may at any time propose upgrades or changes to the open-source software underlying the Props Tokens that can result in prolonged “forks” in the Ethereum blockchain or the Props Blockchain. While we do not believe that these changes present significant risks to the Props Network or Props Token holders, there is, however, a possibility that these changes could result in disruptions to the Props Network or disagreements in the Props Network community of developers and users regarding which fork of a blockchain should be recognized as legitimate for the Props Network. If other Props Apps exist on the Props Network, they could, for example, determine to treat the competing record of Props Tokens as the legitimate record of Props Tokens. We believe we could exert control and substantially resolve any disagreements by causing Props PBC to terminate the competing record of Props Tokens. Further, with respect to these competing tokens not endorsed by YouNow, YouNow would publicly disclaim its status as issuer of such an altered token and discontinue any plans to upgrade that token code or discontinue development for apps working in that competing environment. See “Description of The Props Tokens Being Offered—Third Party Token Modifications and Changes to Functionality” for additional detail.
In the future, we could assign essential components of the Props Network, including the Protocol Rewards Engine, to Props PBC, which ultimately could negatively affect the Props Network and the value of the Props Tokens, and may ultimately result in us disclaiming our status as the issuer of the Props Tokens.
In the future, we could take a less active role in guiding the further development and administration of the Props Network. This could occur as a result of the assignment of the ownership of the Protocol Rewards Engine or other parts of the Props Network infrastructure to Props PBC or taking other actions that we would deem necessary to assign the operation and maintenance of the Props Network infrastructure to Props PBC. See “Description of Business—Assignment, Decentralization” for additional details. Depending on the actions we take and how completely the essential managerial and entrepreneurial efforts that Props Token holders would be relying upon would become those of Props PBC and not YouNow’s, we believe that this could result in Props PBC becoming the issuer of the Props Tokens. While we believe that this determination could only be made in consultation with counsel and, if appropriate, the SEC or its staff and we would work to ensure Props Token holders are provided with notice, any such assignment could negatively affect the Props Network and the value of the Props Tokens. At the time of any such assignment, Props PBC may not, for example, be able to provide the same level of financial or technical support to the Props Network and any such assignment could disrupt the operation of the Props Network.
Further decentralization of the Props Network could occur in the future, which ultimately could negatively affect the Props Network and the value of the Props Tokens, and may ultimately result in us disclaiming our status as the issuer of the Props Tokens.
In the future, we could take a less active role in guiding the further development and administration of the Props Network. For example, we anticipate that, in the future when there is a healthy ecosystem of Props App developers, content-creators and users on the Props Network, we could entrust the account with the ability to effect changes to the Props Network “smart contract” (the “Controller”) to a decentralized autonomous organization (“DAO”), which would then enable Props Token holders to vote on changes to these “smart contracts.” We don’t believe that decentralization like this will occur at any time in the foreseeable future, and in any case, it would be necessary to both gain substantial community support for these efforts and, also, create additional technological capabilities in order to successfully effect such decentralization. Further, while the law for this is evolving, we believe that, subject to the view of the SEC, it is possible that at some point in the future the Props Network could become so decentralized that Props Tokens would no longer be securities issued by YouNow. See “Description of Business—Assignment, Decentralization” for additional details. You will not have any rights in determining whether or not this has occurred. We believe that the determination that the Props Network is so decentralized that YouNow is no longer the issuer of the Props Tokens likely will turn on whether purchasers or participants reasonably expect YouNow to carry out essential managerial or entrepreneurial efforts. A mix of facts and circumstances may inform whether the efforts of YouNow are no longer a key factor for determining the success of the YouNow network and YouNow may no longer have an informational advantage over others, so that disclosures by YouNow may be less meaningful. We don’t believe, for example, that this will necessarily occur if we simply entrust Controller responsibilities to a DAO, and we believe that this determination could only be made in consultation with counsel and the Securities and Exchange Commission.
As a holder of Props Tokens, you will be responsible for securing and maintaining your private keys and otherwise following cybersecurity best practices. Failure to do so may result in the loss of all your tokens.
Props Token balances are associated in your wallet with your token public key, which is in turn associated with your token private key. You are responsible for knowing your private key and keeping it a secret. Because a private key, or a combination of private keys, is necessary to control and use Props Tokens stored in your digital wallet or vault, the loss of one or more of your private keys associated with your digital wallet or vault storing the tokens will result in the loss of your Props Tokens.
You are responsible for educating yourself on best practices for securely keeping private keys, protecting your personal information and on cybersecurity best practices. While we take steps to prevent or mitigate the impact of cyber-attacks in the Props Network open-source software and YouNow’s apps, there can be no guarantee that we will be successful in preventing all cyber-attacks on this software. Holders of cryptoassets can be targeted by hackers in many ways, most of which are out of our control. Holders’ private keys also can be stolen. Any third party that gains access to one or more of your private keys, including by gaining access to login credentials of a hosted wallet service you use, may be able to misappropriate your Props Tokens. We will use reasonable efforts to make resources regarding best practices for keeping private keys secure to users, but we have no control over this type of attack and cannot directly stop hackers from stealing private keys of users. We accept no liability and will not reimburse you for any theft of private keys or any malfunction of any wallet software. As a result, any loss of your Props Tokens due to theft or unauthorized use of your private key may be final and result in the complete loss of your Props Tokens.
Props Token transactions may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions or technology failures in your wallet software may not be recoverable.
Transactions in the Props Tokens may be irreversible, and, accordingly, you may irreversibly lose all of your Props Tokens in a variety of circumstances, including in connection with fraudulent or accidental transactions, technology failures in wallet software or cyber-security breaches. Losses due to fraudulent or accidental transactions may not be recoverable.
Risks Related to our Business
We have a limited history working with blockchain technology, which makes it hard to evaluate our ability to develop the Props Network.
YouNow was formed in 2011 to develop and operate consumer-facing mass market entertainment apps. Since 2014, we have operated these apps with an “in-app” digital currency, and as we launch the Props Network, we intend to leverage our technology, expertise, user community and other related experience to build the infrastructure for an open, decentralized digital media network reliant on blockchain technology. We do not, however, have experience operating a digital media platform based on blockchain technology. Our company’s limited operating history in this sector may make it difficult to evaluate its current business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accurately, determining appropriate allocation of its limited resources, gaining market acceptance, managing a complex regulatory landscape and developing new products. Our current operating model may require changes in order for us to scale our operations efficiently. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company in the blockchain industry focused on developing products in the field of digital media network infrastructure. At least initially, the further development of the Props Network and, in turn, the value of the Props Tokens will depend on the success of our business.
YouNow has incurred net losses in the past and YouNow may incur net losses in the future.
YouNow anticipates that its operating expenses will increase in the foreseeable future as YouNow seeks to grow its business and the Props Network by attracting users, content creators, application developers and partners and further enhancing and developing the Props Network. These efforts may prove more expensive than currently anticipated, and YouNow may not succeed in increasing revenue sufficiently to offset these higher expenses. Further, Props PBC may not succeed in financing its operations through the sale of Props Tokens, and as such, will likely require financing support from YouNow in order to perform its functions of supporting the Props Network. Props PBC has no operating history or revenue and also anticipates that operating expenses will increase in the foreseeable future. We may incur additional net losses in the future and may not achieve and maintain profitability on a quarterly or annual basis. If YouNow or Props PBC is unable to continue operations or is other constrained as a result of incurring net losses in the future, this could have a material adverse impact on our ability to support the Props Network, Props Apps, and, ultimately, the value of Props Tokens.
If we are unable to generate sufficient cash from operations and through the sale of Props Tokens, we may be unable to fund our operations and, as a result, YouNow and Props PBC may be unable to support the Props Network as contemplated in this offering circular, which may have a material adverse effect on the Props Network and the value of the Props Tokens.
As of December 31, 2018, our available cash and cash equivalents were $7,181,920. While we believe that these cash and cash equivalents will be sufficient to fund our operations for the next 16 months, our cash forecasts and capital requirements are subject to change as a result of a variety of risks and uncertainties, including changes in revenue from the sale of “Bars” in our Props Live Video App, increases in operating costs like bandwidth and hosting fees, as well as revenue sharing arrangements. In addition, the costs of fully developing the Props Network may be greater than we originally anticipated. We believe, for example, that we will need to spend approximately $6.5 million over the next year in order to fund our operations and develop the Props Network, including through growing its user base and attracting additional app developers, but these expenses could be higher than anticipated and we may, nevertheless, be unable to recruit users or app developers. Our ability to fund these development efforts may, ultimately, depend on our ability to raise funds through the sale of Props Tokens pursuant to this offering circular or in private placements, and if we aren’t able to attract a substantial number of users using Props Tokens or additional apps, such financing may not be available on favorable terms or at all.
We anticipate that we will need to make reductions in spending and operating expenses, including reductions in staff, in order sustain our business, which may have a material adverse effect on the Props Network and the value of the Props Tokens.
We currently anticipate that we may need to make reductions in spending and operating expenses, including reductions in staff, in order to sustain our operations for the next two years. These reductions in spending, including, in particular, reductions in staffing levels, may harm our operations and our ability to promote the further development of the Props Network. Further, if we are unable to generate sufficient cash from operations or financing sources, we may be forced to make even further reductions in spending, liquidate assets where possible and/or curtail, suspend or cease planned programs or operations generally or possibly seek bankruptcy protection, which would have a material adverse effect on our business, the Props Network, and the value of the Props Tokens.
Developers of Props Apps and users of the Props Network will initially rely on third-party platforms such as the Apple iTunes App Store and the Google Play Store to distribute the Props Live Video App, or other applications on the Props Network. If Props App developers or the users of the Props Network are unable to access or otherwise to maintain Props App availability on the platforms, including as a result of changes or violations of terms and conditions, access to and utilization of the Props Network and the Props Tokens may suffer.
We expect that a significant portion of Props Apps users will access Props Apps on the Apple iTunes App Store and the Google Play Store. As a result, Props Apps and the business of Props App developers may be subject to the standard policies and terms of service of these third party platforms, which govern the promotion, distribution and operation generally of applications on the platform. These platforms may have terms that limit the operation of apps that incorporate cryptocurrency like Props Tokens and Ether. In addition, each platform provider has broad discretion to change and interpret its terms of service and other policies with respect to the Props Apps, and those changes may be unfavorable. For example, it is possible that the Apple iTunes App Store or Google Play Store may determine that our business, including the transfer of Props Tokens effected in the Props Live Video App, violates their respective terms of service. We have, however, taken the position that our business, including the transfer of Props Tokens effected in the Props Live Video App, does not violate their respective terms of service, and accordingly, may unilaterally remove the apps from their respective stores. A platform provider may also change its fee structure, add fees associated with access to and use of its platform, change how the personal information of its users is made available to application developers on the platform or restrict how users can share information with other users on its platform or across platforms. Platform providers may also may make changes to their platforms that make access to our products more difficult. For example, our Props Apps may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within the platforms. Such changes could result in decreased downloads of the Props Apps and decreased traffic to the Props Network.
Any of these changes or if a Props App violates, or a platform provider believes that such Props App has violated its terms of service, including by determination that the operation of Props Apps with Props Tokens as we have contemplated violates their terms of service, may result in the removal of Props Apps from these platforms or other adverse consequences—which may have the effect of decreasing the visibility or availability of Props Apps, limiting distribution capabilities, preventing access to the Props Apps, increasing the costs to operate on these platforms or otherwise result in the exclusion or limitation of the Props Apps from or within a platform provider’s platform, which could negatively impact the Props Network, Props Apps, and the value of Props Tokens. In addition, if there is any change or deterioration in the relationship between YouNow, Props PBC, or the Props Apps, on the one hand, and a platform provider, on the other hand, that platform provider could limit or discontinue YouNow or the Props App’s access to its platform.
In the event that YouNow or a Props App is limited or restricted from accessing any platform, including the Apple iTunes App Store or the Google Play Store, YouNow or such Props App may provide certain services, including issuances and transfers of Props Tokens, through alternative venues that may be more difficult to access and which may in turn discourage users from using Props Apps. Any limit of, or discontinuation to, Props Tokens or the Props App’s access to any platform could have a material adverse impact on access to and utilization of the Props Network, our business, our ability to attract additional app developers to create Props Apps, and the value of Props Tokens.
The Props Network, YouNow and Props PBC may be at increased risks of cyberattack or other security incidents—which may result in the loss of Props Tokens and adversely affect the Props Network and the value of Props Tokens.
The nature of our business may lead to an increased risk of fraud, cyberattack or other security incidents. Malicious actors may target the Props Network, including the Token Code and Protocol Rewards Engine, YouNow, or Props PBC in order to potentially gain possession of Props Tokens. As a result, the Props Network, YouNow and Props PBC may be subject to cyberattacks, security risks and risks of security breaches. A successful attack or breach of security could result in a loss of private data or unauthorized use or transfer of digital assets, including the loss of Props Tokens. Further, any successful attack or breach could adversely affect the further development and commercialization the Props Network, which could have a material adverse effect on the value of Props Tokens. For example, an attack on YouNow could jeopardize the operation of the app we expect will be the first Props App, and an attack on YouNow or Props PBC may jeopardize the operation of the Props Blockchain, which could affect the Props Network’s ability to operate. Attacks on the Token Code or Protocol Rewards Engine could also affect the Props Network’s ability to operate and cause the loss or theft of Props Tokens.
In February 2019, YouNow was contacted by a reporter regarding a potential data breach into YouNow's user data, which allegedly occurred in 2017 and involved the exposure of user records for 40,000,000 users. The information provided by the reporter included a small sample of the data from the alleged breach, and included basic personal information (names), partial email information, and public IP addresses. YouNow considers the impact of the disclosed information to be minimal, as the disclosure of names, partial email information, and public IP addresses of the users in these circumstances is unlikely to cause substantial damage. Following the report, YouNow has launched an internal review into the matter, and has not found any conclusive evidence of a data breach into its systems. We believe, however, that it is likely that it occurred. Regardless, YouNow has proactively taken action to secure its systems by revoking all existing passwords and access keys into any service and system which has access to user data, and introducing Single Sign On (SSO) and 2 Factor Authentication (2FA) across the company.
This breach is alleged to have occurred with respect to Props Live Video App accounts, which are separate from the blockchain infrastructure of the Props Network, including the Props Network’s Token Code and Protocol Rewards Engine. YouNow does not have access to or store private wallet addresses of any third party Props Token holders (including users) in the databases associated with the Props Live Video App, so that, even if a malicious actor used information from this alleged 2017 breach to access a Props Live Video App user’s account, she would not be able to gain control over the user’s Props Tokens as a result. See “As a holder of Props Tokens, you will be responsible for securing and maintaining your private keys and otherwise following cybersecurity best practices. Failure to do so may result in the loss of all your tokens” for more information about the necessity of keeping private keys safe. It would be possible for a malicious actor to use Props Live Video App account information to, for example, maliciously interfere with user experience of the Props Live Video App by changing account settings or other information associated with the account, including wallet addresses associated with the account so that, for example, the user’s app experience would not reflect the total Props Tokens she holds unless she undid the change. However, this user’s Props Tokens could not be stolen with only the information obtained in the alleged 2017 breach. As a result, YouNow does not believe that this potential breach poses any significant risks to Props Token holders.
Any of these types of attacks or any other security incidents, or the perception that any have occurred, may, however, also damage our reputation. Any breach of data security that exposes or compromises the security of any of the computers used by our employees or technology utilized by the Props Network could adversely impact the reliability of the network or introduce computer code to our software repositories that was not written by our engineers. These events may cause a material adverse effect to the Props Network and the value of your Props Tokens.
We operate in intensely competitive industries and any failure to attract new app developers or users to the Props Network and the Props Live Video App, as applicable, could diminish or suspend our development and possibly cease our operations.
The consumer application industry is highly competitive and has few barriers to entry, and we expect to face significant competition in the future, including but not limited to social media apps such as Facebook, Instagram and Snapchat, video apps such as YouTube, digital media streaming applications such as Twitch and Houseparty. Many of these current and potential competitors offer similar services and have longer operating histories, significantly greater capital, financial, technical, marketing and other resources and, with respect to our consumer applications, larger user or subscriber bases than we do. These factors may allow our competitors to more quickly respond to new or emerging technologies and changes in client or consumer preferences. These competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing strategies that may allow them to build larger user bases consisting of greater numbers of clients or paying users. Our competitors may provide services or develop applications that are equal or superior to our services or applications or that achieve greater market or industry acceptance, including for example, similar blockchain or cryptocurrency-based platforms. It is possible that a new product or service developed or offered by one of our competitors or other new market entrants could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, creating a new approach to servicing clients or connecting people, particularly within the mobile application space.
With respect to consumer applications, consumers have a propensity to try new products to connect with new people. As a result, new entrants and business models are likely to continue to emerge in our industry. These activities could attract users and subscribers away from our applications and reduce our market share. If we are unable to efficiently and effectively attract new users or clients as a result of intense competition or a saturated market, we may not be able to continue the operation of the Props Network and the Props Live Video App.

We may never be able successfully realize our plans for adding additional Props Apps to the Props Network, and even if we do, it’s possible that any functionalities for Props Tokens in the additional Props Apps would be unattractive to users which could adversely affect YouNow’s business or the Props Network.
We anticipate that, in the future, Props Apps that were developed by third party app developers will be added to the Props Network. The addition of additional Props Apps in the future is a significant component of our plans for the further development of the Props Network in the future, and we are currently working with a potential developer of Props Apps toward agreeing on a path to integrate two existing consumer apps into the Props Network, making them additional Props Apps. We have filed a non-binding term sheet we entered into with this potential partner as an exhibit to this offering circular. We will need to resolve significant regulatory issues in order to add any apps to the Props Network that were developed by third parties, including this potential Props App developer, PeerStream, Inc. In addition, third party developers, including PeerStream, may ultimately determine not to develop their apps for functionality for Props Token for a number of reasons. For example, the agreement we reached with PeerStream to facilitate the integration of apps into the Props Network allows them to terminate their relationship with YouNow and the Props Tokens at any time and for any reason. Further, we may not be able to find any additional developers willing to develop Props Apps. If we are not able to achieve our planned further development for the Props Network, this could have an adverse effect on YouNow’s business, the Props Network, and our ability to support the Props Network.
Even if PeerStream or other third party developers do develop Props Apps and functionality for Props Tokens, any functionality these developers create for Props Tokens may be unattractive to users. Any such occurrence could decrease the popularity and use of the Props Network, which could have an adverse effect on YouNow, the Props Network, and our ability to support the Props Network.
We may be subject to litigation or arbitration proceedings and may face liabilities and damage to our reputation as a result of litigation arising out of sales of rights to Props Tokens under SAFTs, DPAs, or other prior agreements to issue Props Tokens.
In the past, YouNow sold rights to receive Props Tokens by entering into SAFTs and entered into other agreements for the issuance of Props Tokens.  Further, a subsidiary of YouNow, YouNow Services, entered into DPAs, which could have been satisfied by YouNow Services’ distribution of Props Tokens to the debtholders or payment in cash.  In some cases, the description of the Props Network provided to purchasers in these agreements may have differed from the currently contemplated Props Network.  For example, YouNow has, in the past, described a role for a nonprofit foundation based in the Seychelles, and while we have formed a nonprofit foundation based in the Seychelles, we have no current plans to use it.  See “Description of Business.”  Further, we continue to develop the Props Network, and as a result, additional differences between past plans for the Props Network and current plans for the Props Network may arise in the future, including changes in token distribution schedules and amounts. See “Risk Factors—While we anticipate launching functionality for Props Tokens within the Props Live Video App shortly after the commencement of this offering, we are still developing the complete set of functionalities for Props Tokens within these apps, and we are, as well, still developing the rest of the Props Network, including certain components of the open-source software that will help additional apps to join the Props Network.”  As a result, it is possible that these differences or other changes to the implementation plan between past descriptions and the currently-contemplated structure for the Props Network may subject us to the risk of third-party litigation with purchasers of our SAFT, DPA, and other agreements for the issuance of Props Tokens.  If any lawsuits were brought against us and resulted in a finding of legal liability, such lawsuits could materially adversely affect our business, the Props Network, and the value of Props Tokens or cause significant reputational harm to us, which could materially impact our business.
We may face litigation or liability for certain issuances or agreements to issue Props Tokens in possible violation of federal and state securities laws.
In the past, YouNow entered into agreements with certain of our advisors for the issuance of Props Tokens. These agreements were entered into with these advisers in order to induce them to provide professional services to YouNow, and the form of written agreement governing the majority of these relationships is included as an exhibit to this offering circular.  We may not have received representations necessary from these advisers for us to establish all necessary facts in order for us to rely on an exemption from the registration requirements of the Securities Act, as well as those of various state securities laws. YouNow, however, believes it had a reasonable basis as to as the accredited investor status of 29 out of the total of 33 advisers. See “Other Offerings” for additional information.
Agreements for the issuance of 289,039 Props Tokens to four of the advisers remain outstanding. YouNow has not distributed Props Tokens to these four advisers because YouNow believes that it does not have a reasonable basis as to these advisers’ accredited investor status. For these advisers, YouNow intends to pay advisers in cash, rather than Props Tokens. If any prior offering did not qualify for an exemption, it is possible we could be subject to private litigation or enforcement actions by the SEC or state regulators. Any of these proceedings could have a material adverse effect on our business, the Props Network, and the value of the Props Tokens. The forms of written agreements governing the majority of these relationships are included as an exhibit to this offering circular.
In addition, approximately 6 of these 34 advisers were engaged in late 2017 in order to, among other things, help us introduce our tokens to a wide community of content creators and token enthusiasts, including but not necessarily limited to, communications via YouTube posts or other public communications. As a result, it is possible that these advisers could be deemed to have performed broker-dealer like activity in connection with the offering of our SAFTs in late 2017. Any finding that these advisers were performing broker-dealer activities without registration or otherwise in violation of law could subject us to private litigation or enforcement actions by the SEC or state regulators. Any of these proceedings could have a material adverse effect on our business, the Props Network, and the value of the Props Tokens.
In addition, w e may face litigation or liability in connection with the offer of Props Tokens pursuant to our DPAs possibly violating federal and state securities laws. YouNow Services entered into DPAs with investors pursuant to which YouNow Services raised an aggregate of approximately $ 690,834 , net of already-issued refunds, as of June 3, 2019. The total amount raised, prior to already-issued refunds, was $1,070,000. The offering of the DPAs was made pursuant to an exemption from the requirements of Section 5 of the Securities Act provided by Title III of the Jumpstart our Business Startups Act (“ Regulation CF ”). We have taken the position that an offering of Props Tokens pursuant to the DPAs was also exempt under Regulation CF in connection with the offering of the DPAs, and that we may deliver freely tradeable Props Tokens pursuant to the DPAs. This offering was, however, subject to a number of ambiguities and uncertainties. For example, while the DPAs are each dated June 2018 pursuant to each agreement’s countersignature by YouNow Services, this appears to have been an administrative error; the DPA offering was launched in December 2017 and met its funding goal in December 2017—but there was a delay in appending YouNow Service’s electronic signature to the DPAs. Further, the Form C that was filed in connection with the Regulation CF offering of DPAs did not explicitly address the Props Tokens issuable pursuant to the DPAs as a type of security being offered and instead only referenced “Debt Securities” as the type of securities being offered. If investors, the SEC, or state regulators were to disagree with our position, it is possible we could be subject to private litigation or enforcement actions by the SEC or state regulators. Any of these proceedings could have a material adverse effect on our business, the Props Network, and the value of the Props Tokens.
Some of the Props Network users will likely be under the age of 18, and those users may be able to repudiate or disaffirm the terms of use and other agreements that we enter into with such users.
In certain jurisdictions, persons under the age of 18 have the ability to repudiate or disaffirm contracts that entered into by those individuals, and some of the Props Network users and the users of the Props Live Video App are likely to be under the age of eighteen. As a result, we may have difficulty enforcing our terms of service and other agreements that we enter into with such individuals that are under the age of 18 in connection with the operation of our business, the Props App, the Props Network and the distribution of Props Tokens.
A violation of privacy or data protection laws by us or by application developers and users of the Props Network, including applications engaged in the buying and selling of shareable data, could have a material adverse effect on us and the value of the Props Tokens.
We and certain of our advisors are subject to applicable privacy and data protection laws and regulations, and it is possible that some of our users or Props App developers on the Props Network will attract buyers and sellers of shareable data. The laws and regulations relating to privacy and data protection are evolving, may impose inconsistent or conflicting standards among jurisdictions, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. We cannot control the conduct of users of the network, who may engage in businesses that make them subject to and in violation of privacy and data protection laws, and as a result there can be no guarantee that users of the network will not engage in misconduct. We also expect that there will continue to be new proposed laws and regulations relating to privacy and data protection in various jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future restrictions on the collection, use, sharing or disclosure of data, or associated requirements, could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features.
Any violations of laws and regulations relating to the safeguarding of private information could subject our company or any users to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Penalties and fines relating to privacy and data protection violations can be significant. The EU General Data Protection Regulation, for example, provides for penalties of up to the greater of €20 million or 4% of an organization’s global annual turnover. Any violations or alleged violations could adversely affect our ability to develop and successfully commercialize the Props Network, which could have a material adverse effect on our operations and financial conditions, and could also negatively impact the Props Tokens and the Props Network, both on a short-term and long-term basis.
We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business, the Props Network, our ability to support the Props Network, and the value of the Props Tokens.
Our success, and the success of the Props Network, depends on not infringing on the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on these rights. In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments or require that we comply with other unfavorable terms. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any claim of this type or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in this type of dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
On March 15, 2018, we received a cease and desist letter with respect to the YouNow’s Props trademark. We responded on March 28, 2018 and have not heard anything further. We can provide no assurances on the outcome of this matter. If the other party were to prevail, we may be required to stop using the Props trademark, which could have a material negative impact on the Props Tokens, the Props Network, and our operations.
The popularity of cryptocurrencies and digital assets may decrease in the future, which could have a material impact on the cryptocurrency and digital asset industry and our operations and financial conditions.
In recent years, cryptocurrencies and digital assets have become more widely accepted among the public, investors, and developers, but acceptance of cryptocurrency has also faced increasingly complex legal and regulatory challenges and, to date, have not benefited from widespread adoption by governments, central banks or established financial institutions. Any significant decrease in the acceptance or popularity of cryptocurrency or digital asset offerings may have a material impact on our operations and financial conditions as cryptocurrencies constitute our material assets. The recent prices of digital assets such as cryptocurrencies have been extremely volatile and they are subject to substantial price fluctuations which could result in significant losses. Such losses could have a material adverse effect on our ability to develop the Props Network, and therefore on the value of your Props Tokens.
Our operations involve several risks and hazards, including potential dangers to our employees and to third parties that are inherent in certain aspects of our business. If we do not adequately insure against these risks, unanticipated losses could materially and adversely affect our financial condition and operating results.
Our business includes the storage of large amounts of cryptocurrency that, if widely adopted, may be of significant value. It is possible that certain of our employees, executives, co-founders, office spaces, or key employees could be attacked or become the victims of extortion, which may result in physical injury or kidnappings. We could also encounter unexpected costs for reasons beyond our control in connection with the handling of these situations for our employees or executives. Any of these types of accidents or other incidents could involve significant potential claims of employees, executives and/or third parties who are injured or who may have wrongful death or similar claims against us.
YouNow maintains insurance against risk and potential liabilities related to its operations. We believe we maintain reasonable levels of insurance that limit our likely exposure to unanticipated losses. However, our insurance coverage may not be adequate to cover claims or liabilities, and we could be forced to bear significant costs from an accident or incident. Substantial claims in excess of our related insurance coverage could cause our actual results to differ materially and adversely from those anticipated. Due to future claims or liabilities, or to market conditions, our insurance premiums could increase.
The further development and operation of the Props Network and Props Tokens may require that we protect our technology and intellectual property rights.
Our ability to develop and operate the Props Network and tokens may depend on technology and intellectual property rights that our company may hold or license from unaffiliated third parties, including Amazon Web Services. If for any reason our company were to fail to comply with its obligations under the applicable license agreement or to adequately protect its owned intellectual property, or were unable to provide or were to fail to obtain rights to the technology and intellectual property that the Props Network and tokens require, we would be unable to operate, which would have a material adverse effect on the our operations and financial conditions.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support the growth of the Props Network and may require additional funds to respond to business challenges, including the need to develop new services or products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or other types of financings to secure additional funds. Any financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions, or make the necessary capital investments to grow the Props Network. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support the Props Network and business growth and to respond to business challenges could be impaired and our business may be harmed.
Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-1.
Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50 million in any 12-month period under Regulation A (although we may raise capital in other ways), the Props Tokens may be less attractive to purchasers and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, the growth of the network and our financial condition and results of operations may be adversely affected, which may have a material adverse effect on the value your Props Tokens.
Grantees in the Props PBC grant offering and users of the Props Live Video App may be required to submit claims arising under the grant agreement or terms of use to arbitration, which could result in less favorable outcomes to the plaintiff(s) in any action under either agreement.
Grantees in the Props PBC grant offering will be bound by a grant agreement. Grantees agree that disputes arising under or relating to the grant agreement will be resolved by binding arbitration. However, no claims under the federal securities laws shall be subject to the mandatory arbitration provision, and these provisions do not impact the rights of grantees to bring claims under the federal securities laws or the rules and regulations thereunder. Additionally, despite a grantee agreeing to the provisions in the grant agreement, investors will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder. Persons receiving Props Tokens from grantees via secondary transactions will not be bound by the grant agreement and the corresponding arbitration provision referenced above.

Similarly, users of our Props Live Video App will be bound by terms of use. Participants therein agree that disputes arising in connection with the terms or the use of the service will be resolved by binding arbitration. However, no claims under the federal securities laws shall be subject to the mandatory arbitration provision, and these provisions do not impact the rights of participants to bring claims under the federal securities laws or the rules and regulations thereunder. Additionally, despite a potential participant agreeing to the provisions in the terms of use, participants will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.
As a result, if an adversarial proceeding not involving the federal securities laws is brought against the Company under the grant agreement or terms of use, it may be heard only by an arbitrator or arbitrators, which would be conducted according to different procedures and may result in different outcomes than a trial by jury or a trial by judge would have had, including results that could be less favorable to the plaintiff(s) in such an action.
We note that, despite the AT&T Mobility v. Concepcion, 563 U.S. 321 (2011) case in which the U.S. Supreme Court affirmed the enforceability of AT&T’s arbitration agreement’s class action waiver, the enforceability of mandatory arbitration has recently been under review by various state and federal courts, and courts have limited these provisions’ reach in various circumstances (see e.g., Richard E. Scotti v. Tough Mudder, Inc., N.Y. Slip Op No. 29098, 2019 WL 1511148 (N.Y. Sup. Ct., March 29, 2019)). We anticipate, given the history of courts’ close scrutiny of individual-facing arbitration provisions, that future courts will continue to review and consider the enforceability of such provisions and, as courts continue to evolve their thinking on this issue, it is possible that certain state or federal courts may further limit the enforceability of such provisions.
You may be liable for any inaccurate information you provide in your token grant agreement if you receive Props Tokens through the Props PBC Offering and you may be required to indemnify YouNow in connection with your receipt of Props Tokens through the YouNow Offering.
Recipients of Props Tokens through the Props PBC Offering are required to execute a token grant agreement, in which they agree to be liable for any and all damages and expenses (including investigation and defense costs in connection with third party claims) based on any inaccuracy in the information provided by the recipient in connection with the agreement. Recipients may be liable for the full amount of any such damages, which may include, among other items, rescission costs or governmental fines and penalties levied against YouNow for violations of applicable securities laws, anti-money laundering laws and sanctions administered by the Office of Foreign Assets Control, as determined by a court of competent jurisdiction or by the applicable government agency.
Recipients of Props Tokens through the YouNow Offering are required to indemnify YouNow with respect to certain claims related to recipients’ use of the YouNow Network and any content submitted by recipients to the YouNow Network. Claims under US federal and state securities laws are explicitly excluded from this indemnification, however. For more details on the liability and indemnification described above, see the section of this offering circular captioned “Plan of Distribution-Indemnity and Liability.”
Risks Related to Regulation
There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, the Props Network and the Props Tokens, and new regulations, interpretations or policies may materially adversely affect the Props Network, the further development of the Props Network, and the value of the Props Tokens.
Regulation of assets like the Props Tokens and related technologies and actors (such as blockchains and cryptocurrency exchanges) involves uncertainty as to how existing law will apply; is likely to rapidly evolve as government agencies take greater interest and develop new approaches to regulation of these assets and technologies; and varies significantly among international, federal, state and local jurisdictions.
The Props Network and the Props Tokens are novel technologies and relatively untested, and the application of U.S. federal and state securities laws to aspects of the Props Network and the Props Tokens is unclear in certain respects. Because of the differences between the Props Tokens and traditional securities, there is a risk that issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the Props Tokens. In addition, because of the novel risks posed by the Props Tokens, it is possible that securities regulators may interpret laws in a manner that adversely affects the Props Network, including our development plans for the Props Network, and the value of the Prop Tokens.
Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely or materially impact the permissibility of the Props Network, including our plans for the further development of the Props Network, the Props Tokens, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them, as well as YouNow’s accounting policies with respect to the tokens on its balance sheet and transactions related to the tokens in its financial statements.  It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the Props Network and the Props Tokens. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, tokens like the Props Tokens, and platforms like the Props Network, which could have similar effects to new policies adopted by government bodies.
Any future regulatory actions applicable to us, the Props Network, the Props Tokens, and our related activities could severely impact us, the Props Network, including further development of the Props Network, and the value of the Props Tokens. We may need to restructure operations, the Props Network, or our plans for further development of the Props Network, the Props Live Video App, significantly or take other adverse actions to comply with any new regulation or guidance. These efforts could be costly and could involve fundamentally changing core portions of our business, operations and network, or require YouNow to restate its financial statements. They could, in turn negatively affect the value of the Props Tokens. On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time and effort, which would pull our attention away from the core of our business and potentially deplete our resources. It could also result in negative publicity. Regulatory change could even potentially result in the Props Tokens or certain operations or planned operations of YouNow, Props PBC, or other Props Network participants, including developers of third party apps or validators, being viewed as impermissible, which could result in a need for dramatic alterations or the termination of these operations or planned operations. Regulatory action could also affect the rights of holders of the Props Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.
Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia.  Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect the Props Network, including our plans for the further development of the Props Network, or the Props Tokens.  These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business.  The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the Props Tokens.
Because a substantial number of Props Network users will likely be persons under the age of 18, we may be required to modify certain Props Apps or alter our marketing strategies to comply with new and possibly inconsistent regulations, which could be costly or delay the release of our games. For example, the United Kingdom’s Office of Fair Trading issued new principles in January 2014 relating to in-app purchases in free-to-play games that are directed towards children 16 and under, which principles became effective in April 2014. In addition, in response to a request made by the European Commission, Google has announced that it will no longer label free-to-play games as free in European Union countries. The Federal Trade Commission has also indicated that it intends to review issues related to in-app purchases, particularly with respect to games that are marketed primarily to minors; the Federal Trade Commission reached a settlement agreement with Apple on this subject. If the Federal Trade Commission issues rules significantly restricting or even prohibiting in-app purchases, it could significantly impact our business strategy by limiting the products we are able to offer to our customers, by limiting the size of the potential market for our products, or by requiring costly additional differentiation between products for different territories to address varying regulations. Furthermore, the growth and further development of free-to-play gaming and the sale of virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours. We anticipate that scrutiny and regulation of our industry will increase and that we will be required to devote legal and other resources to addressing such regulation.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may materially and adversely impact the Props Tokens, including with respect to their value, their liquidity, the ability of Props Token holders have to access marketplaces or exchanges on which to trade the Props Tokens, and the structure, rights and transferability of the Props Tokens.
Because we currently expect our tokens to be treated as securities under applicable law, the work of validators on the Ethereum blockchain and the Props Blockchain will need to comply with securities laws. If compliance with these laws makes the cost of these mechanisms prohibitive, we may be required to limit or even abandon them, which would adversely affect the Props Network.
For the foreseeable future, YouNow anticipates treating the Props Tokens as securities based on our view that the tokens are “investment contracts” under the recent guidance provided by the SEC “Framework for ‘Investment Contract’ Analysis of Digital Assets,” and the application of the test under SEC v. W. J. Howey Co. (the “Howey test”) to digital assets. As a result, our use of the Ethereum blockchain and Props Blockchain, which involves payments of tokens to validators in connection with transactions, may potentially subject validators to federal or state broker-dealer laws. See “Description of Business—Government Regulation—Registration of Ethereum and Props Blockchain validators as Broker-Dealers.” In addition, certain activities conducted with respect to the Props Tokens could be viewed as triggering a requirement that YouNow, Props PBC, validators on the Ethereum blockchain or Props Blockchain, or the Ethereum blockchain or Props Blockchain to register as a transfer agent or clearing agency. See “Description of Business—Government Regulation—Registration as Transfer Agents” and “Description of Business—Government Regulation—Registration as Clearing Agencies.”
We do not believe that these types of registration are required, but it is possible that the SEC or another regulator would disagree with that position. If so, we, other participants in the Props Network, the Ethereum blockchain, Props Blockchain could be required to register as broker-dealers, transfer agents, or clearing agencies, and comply with law applicable to broker-dealers, transfer agents, or clearing agencies, which could lead to significant costs to us or other participants in the Props Network, including validators on the Ethereum blockchain or Props Blockchain, and could force us to change or cease our operation or support of the Props Network, or the Props Live Video App. It could also lead to considerable uncertainty as to how we or other Props Network participants, including validators of the Ethereum blockchain or Props Blockchain, would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to the Props Network business model. Any of these developments could adversely affect the Props Network, its further development, and the value of the Props Tokens.
We do not intend to register the Props Network or the Props Live Video App as exchanges or ATSs.
We have taken the position that the Props Network and the Props Live Video App should not be viewed as exchanges or ATSs, primarily because each proposed transaction involving Props Tokens on the network will be individually determined and implemented. For more information, see Description of Business—Government Regulation—Registration of the Props Network and the Props Live Video App as Exchanges or ATSs. It is possible that the SEC or another regulator would disagree with our position. If so, we could be forced to register the network and/or the browser extension as an exchange or ATS and comply with applicable law, which could lead to significant costs to us and could force us to change or cease our operations. Any of these developments could decrease the value of the Props Tokens sold in this offering.
The limitations of and regulatory uncertainty under Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, may negatively affect our ability to develop the Props Network, which could negatively affect the value of the Props Tokens.
For the foreseeable future, YouNow anticipates treating the Props Tokens as securities based on our view that the tokens are “investment contracts” under the recent guidance provided by the SEC “Framework for ‘Investment Contract’ Analysis of Digital Assets,” and the application of the test under SEC v. W. J. Howey Co. (the “Howey test”) to digital assets. As a result, our plans to issue Props Tokens are subject to our ability to register or find a suitable exemption from registration for the issuance of Props Tokens in all applicable jurisdictions. Our current offering relies on an exemption from registration under the federal securities laws of the United States provided by Regulation A, which also provides for preemption of state registration requirements, but also currently limits our issuances to $50 million in tokens each year. We anticipate that this amount will be sufficient to exempt the token issuances we contemplate under this Offering Circular, but there is no guarantee that this Regulation A will remain sufficient for our activities.
Additionally, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A and token offerings under Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of the Props Tokens, as well as any ongoing compliance to which we may be subject under Regulation A. For example, some state regulators may take the position that preemption from state securities laws made available for offerings under Regulation A has no impact on state requirements for issuers to register as issuer-dealers or other types of intermediaries under state laws, or that other state laws may apply to this offering. As a result, these states could bring enforcement actions and impose additional costs, fines, and registration requirements.
This regulatory uncertainty or unfavorable resolution to this uncertainty may have material adverse effects on the value of the Props Tokens and the Props Network. It could make the operations or planned operations of YouNow, Props PBC, or other Props Network participants more costly, inefficient, or prohibited. Further, it is possible that this regulatory uncertainty or any other uncertainty regarding securities offered pursuant to Regulation A could reduce the availability or attractiveness of Props Tokens to Props Network participants, which could adversely affect our ability to develop and grow the Props Network and the value of the Props Tokens.
We may need to address additional regulatory issues in connection with our plans for the further development of the Props Network.
There may be additional regulatory uncertainty with respect to certain of our planned operations and plans for the further development of the Props Network. For example, if third party app developers seek to have apps joined to the Props Network in the future, it may be unclear whether these app developers will be deemed to be underwriters as that term is defined in the Securities Act, and because we are not yet certain of certain implementation details regarding how third party app developers will be joined to the Props Network, our plans our subject to regulatory uncertainty. We believe a third party Props App developer's potential status as an underwriter in connection with future issuances or distributions will need to be addressed before this developer's apps are added to the Props Network. In addition, it is possible that the addition of third party apps to the Props Network could cause additional regulatory issues for these third party developers or other participants or components of the Props Network. See “Description of the Business—Government Regulation” for additional details. In order to further develop the Props Network, we believe we will need to address these issues in amendments to this offering circular. Any of these regulatory issues could, however, adversely affect our ability to develop and grow the Props Network, as well as the value of the Props Tokens.
We may experience negative reactions to treating the Props Tokens as securities.
It is possible that individuals involved in the cryptocurrency and blockchain communities will disagree with the position that the Props Tokens should be treated as securities at this time. As a result, there may be negative reactions and consequences in the community from which we seek support. For example, people who disagree with the designation of the Props Tokens as securities in their current state may opt to use platforms and networks other than the Props Network. These developments could have a negative effect on the Props Network, including plans for the Props Network’s further development, and the value of the Props Tokens.
Although we believe it is possible that we will eventually be able to treat the Props Tokens as non-securities, we do not have an estimate of when that will be, if ever.
It is possible that the Props Tokens will reasonably no longer be treated as securities at some point in the future, particularly if and when the Props Network has evolved sufficiently consistent with then-existing guidance. However, it is difficult to predict when this may occur, and there is little guidance as to when federal or state regulators would agree with this type of position with respect to the Props Tokens and a network like ours. There is currently little guidance as to when regulators will view assets like the Props Tokens as assets that are not securities, and without additional guidance, there is considerable uncertainty as to when the Props Tokens may be no longer treated as securities. As a result, we currently plan to treat the Props Tokens as securities for the foreseeable future. Potential acquirers of the Props Tokens should assume the Props Tokens will be treated as securities when making their decision to participate in this offering.

If the tokens are reasonably treated as non-securities in the future, we will no longer qualify them through this offering circular, and persons acquiring Props Tokens may not receive the benefit of protections under the securities laws.
As noted above, at some point in the future we may come to the conclusion that we can reasonably treat the Props Tokens as non-securities for purposes of the securities laws. If so, we will no longer seek to qualify the tokens under this offering circular. If this were to occur, you will therefore no longer receive the benefit of the disclosures and protections provided based on our Regulation A filing. In addition, you and other users of the Prop Network may no longer receive the benefit of the protections provided by other provisions under the federal and state securities.
If the tokens are reasonably treated as non-securities in the future, we or other Props Network participants may become subject to alternative forms of regulation, which could require changes to material aspects of our business, the Props Network, or the business of other Props Network participants.
It is possible that if the tokens are no longer subject to regulation under the securities laws, they will be covered by other regulatory regimes, including potentially the laws governing commodities and money services businesses. If so, we or other Props Network participants may need to modify operations or planned operations or the operation or planned operations of the Props Network to comply with those regulations. This could be costly and may involve changing aspects of the network and the business in ways that adversely affect them and, in turn, the value of the Props Tokens.
It is unclear when and if federal or state regulators will allow registration of a token exchange or Alternative Trading System (“ATS”) to facilitate trading of the tokens.
Holders of the Props Tokens may need to rely on potential sales in the secondary market for liquidity. There are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on a secondary market.. We anticipate that this may change in the future, and we are aware of news reports relating to such potential changes. For example, SharesPost recently announced that it had received approval to operate an ATS to support trading of security tokens, which it expects to launch in 2018. Coinbase, an exchange for trading Bitcoin, Ethereum and other non-security cryptoassets, recently acquired a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and an ATS registration with the goal of allowing token sales.
There is no guarantee that any of these potential exchanges or ATSs will become functional or be approved for trading or that, when and if they are operational, they will be successful. In addition, in the event that secondary trading of the Props Tokens is facilitated by third party exchanges, because they will be relatively new, they may be more susceptible to fraud or manipulation. Further, there is no guarantee that any token exchange or ATS will allow trading of the Props Tokens. In fact, we may be required to pay significant and even prohibitive fees to list the Props Tokens, which we could decide not to pay. Any of these developments would negatively affect liquidity and pricing of the Props Tokens in the secondary market.
We are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that the New York’s BitLicense Regulatory Framework does not apply to our offer of Props Tokens. It is possible, however, that the New York State Department of Financial Services could disagree with our position.
We are not licensed to conduct a virtual currency business in New York or any other state. We have, however, taken the position that the State of New York’s BitLicense Regulatory Framework does not apply to the offer and sale of securities like the Props Tokens—including issuances pursuant to SAFTs or DPAs personally issued to persons located in New York and offerings pursuant to this offering circular. We are also taking the position that the securities offered pursuant to this offering circular are “covered securities” as that term is used in Section 18 of the Securities Act, and as a result, the BitLicense Regulatory Framework is preempted under federal law with respect to Props Tokens offered under this offering circular. In addition, we believe it is reasonable to conclude that application of the BitLicense Regulatory Framework to the Props Tokens is preempted under New York state law. In 2011, the New York state legislature created the New York Department of Financial Services (“NYDFS”) by transferring the functions of the New York State Banking Department and the New York State Insurance Department into a new, consolidated department.

The statute authorizing the NYDFS (the “Financial Services Law”) provides the NYDFS and its superintendent with limited authority to regulate certain banking, insurance, and related financial products and services in the state of New York. The Financial Services Law defines “financial product or service” to specifically exclude from the NYDFS’s authority financial products or services that are “(i) regulated under the exclusive jurisdiction of a federal agency or authority, (ii) regulated for the purpose of consumer or investor protection by any other state agency, state department or state public authority, or (iii) where rules or regulations promulgated by the superintendent on such financial product or service would be preempted by federal law.”
It is possible that the New York State Department of Financial Services could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. This could lead to significant changes with respect to the operation or planned operation of the Props Network, how the Props Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase costs in creating and facilitating transactions in the Props Tokens. It could lead to the termination of the Props Tokens or decreases in the value of the tokens. In addition, a regulator could take action adverse to us, other Props Network participants, the Props Network, or the Props Tokens. Any of these outcomes would negatively affect us, the Props Network, including its further development, and the value of the Props Tokens and/or could cause us to cease operations.
Currently, New York is the only state that requires a license to operate a virtual currency business, but it is possible that other states may require licenses in the future. If additional states begin to regulate virtual currency businesses as New York has, or impose other regulatory restrictions, and take the position that we or other Props Network participants are operating regulated virtual currency businesses, it could have a material adverse effect on our ability to operate in those states, or for holders of the tokens to engage in any activities related to the tokens in those states, which could affect the value of the Props Tokens. This could also lead to the potential legal consequences described above with regard to New York.
We are not registered as a money transmitter or money services business, and our business may be adversely affected if we are required to do so.
We believe that we are not money transmitters or money services businesses. If we were deemed to be money transmitters and/or money services businesses, we would be subject to significant additional regulation and costs. This could lead to significant changes with respect to operations of the Props Network, suspensions in the operation of the Props Network or certain of its components, including Props Apps, changes in how the Props Tokens are structured, changes in how they are issued, and other regulatory or business consequences, and would greatly increase our costs in creating and facilitating transactions in the Props Tokens. It could also lead to the termination of the Props Tokens or a decrease in their value. In addition, a regulator could take action against us if it views the Props Tokens, and/or the Props Network, as a violation of existing law. Any of these outcomes would negatively affect the value of the Props Tokens and/or could cause YouNow to cease operations. For further details, see the section below captioned “Description of Business—Government Regulation—Money Transmitter and Money Services Business Considerations.”
We could become a “reporting company” with significant additional reporting obligations under the Exchange Act because we are not using a transfer agent for transactions in the tokens.
Under Regulation A, we will have limited ongoing reporting obligations to the public relative to the obligations of companies that are “reporting companies” for purposes of the Exchange Act. We believe we qualify for this more limited reporting regime for several reasons. We are aware, however, that the exemption that allows this lighter reporting is in part dependent on the use of a transfer agent with respect to a company’s securities. We do not intend to engage a transfer agent with respect to the Props Tokens, because among other reasons, the types of activities a transfer agent would normally engage in generally are performed automatically on the blockchain. For further details, see the section below captioned “Description of Business—Government Regulation—Reporting Company Considerations.” It is possible that a regulator would disagree with this position and, as a result, require that we file the full set of reports required of a reporting company. If so, we would need to spend considerable additional time and effort to provide the required reports. This could have a material adverse effect on our operations, and would require significant attention from management, which in turn could negatively affect our business, the Props Network, including its further development, and the value of the Props Tokens.
There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.
As a “Tier 2” issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the requirements that an auditor attest to the accuracy of our reports, at least for as long as we remain a Tier 2 issuer. We conducted an evaluation of our internal controls and believe we have the necessary framework in place; that is, we believe that our internal controls are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or GAAP. However, internal controls have inherent limitations. Because of these limitations, there is a risk that we may not prevent or detect material misstatements on a timely basis based on our internal controls.
Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, technology, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, increased cost of operations or otherwise harm our business.
We are subject to a variety of additional laws and regulations in the United States and abroad that involve matters central to our business, including user privacy, blockchain technology, data protection, intellectual property, and marketing to persons under the age of 16, among others. For example, while users of the Props Live Video App are primarily located within the United States, there are substantial numbers of users in Spain, Latin America, Germany, and Turkey, among other countries. Foreign data protection, privacy, and other laws and regulations can be more restrictive or impose different requirements than those in the United States. These U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.
We have adopted policies and procedures designed to comply with these laws in the United States. The growth of our business and its expansion outside of the United States may increase the potential of violating applicable laws, however, and we could be subject to additional laws and regulations outside the United States that we do not currently know about. The risk of our company being found in violation of these or other laws and regulations (both the United States and abroad) is further increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and are open to a variety of interpretations. Any action brought against us for potential violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, we could be required to refund payments received by us, and we could be required to curtail or cease our operations. Any of these consequences could seriously harm our business and its financial results. Finally, these existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.
Our company is subject to the risk of possibly becoming an investment company under the Investment Company Act.
The Investment Company Act regulates certain companies that invest in, hold or trade securities. In general, a company with more than 40% of the value of its non-cash assets held in investment securities is an “investment company.” Because a portion of our assets consists of the Props Tokens, and at times the value of those assets may surpass 40% of the value of our non-cash assets, we and our affiliates run the risk of inadvertently becoming investment companies, which would require registration under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our businesses, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.
We believe we do not meet the definition of an investment company despite our holdings in Props Tokens, because we believe it is reasonable to treat the Props Tokens as non-securities for purposes of the Investment Company Act in our own hands. This is due to the fact that any returns us might receive based on the Props Tokens would be based on its own efforts and not the efforts of others. As a result, the Props Tokens would not be “investment contracts” and not securities in our hands.
It is possible that a regulator could disagree with this position. If so, and we were to inadvertently meet the definition of an investment company as a result, we may need to significantly alter our business, including by changing our strategy for distributing the tokens and other operations in a way that negatively affects the value of the Props Tokens sold in this offering. Becoming an investment company could also result in negative regulatory consequences such as becoming subject to monetary penalties or injunctive relief (or both) in an action brought by the SEC, being unable to enforce contracts with third parties, and having third parties obtain rescission of any contracts entered into by either YouNow or Props PBC during the period that we were an unregistered investment company. As a result, if it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern.
A regulator could determine that transactions on the network violate Regulation M under the Exchange Act.
Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time, in order to prevent potential price manipulation that could result from those activities. Because in the future we may decide to sell Props Tokens at the same time that YouNow may receive Props Tokens in connection with the purchase by users of other digital goods in a webstore (outside of the app), for example, we may be viewed as receiving Props Tokens at the same time that we are selling them under Regulation A. We have taken the position that selling digital goods for Props Tokens does not constitute a “purchase” of securities by us for purposes of Regulation M. As a result, we do not believe that activities on the Props Network are in violation of Regulation M. It is possible that a regulator would disagree with this position. If so, we may be required to restructure these transactions, which could lead to significant costs to us and could force us to change or cease operations of the network. This could result in a loss or decrease in value of the Props Tokens.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This offering circular contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. Some of the statements in the sections of this offering circular captioned “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” and elsewhere in this offering circular contain forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “is designed to,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.
These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this offering circular, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this offering circular include, but are not limited to, statements about:

•	the anticipated development and growth of our network;

•	our expectations regarding demand for the applications that are intended to use our network;

•	our expectations regarding whether a secondary trading market may develop for the Props Tokens in the form of an exchange or alternative trading system or internal bulletin board;

•	our expectations regarding regulatory developments and their effect on our network;

•	the ability of applications on our network to develop a user base and a successful business model;

•	our future financial performance, including our expectations regarding our operating and research and development expenses;

•	the impact of competition in our industry and innovation by our competitors;

•	the anticipated trends, growth rates and challenges in our business and in the cryptocurrency market;

•	developing and designing our network;

•	maintaining and expanding our base of network users and application developers;

•	maintaining our relationships with application developers;

•	our liquidity and working capital requirements;

•	our anticipated growth and growth strategies and our ability to effectively manage that growth and effect these strategies;

•	our ability to expand;

•	the reliability of the third-party infrastructure and the blockchains on which our network depends;

•	our ability to hire and retain necessary qualified employees to expand our operations;

•	our ability to adequately protect our intellectual property;

•	the effect on our business of litigation to which we are or may become a party;

•	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business both in the U.S. and internationally;

•	our ability to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud;

•	our use of the net proceeds from this offering; and

•	the estimates and estimate methodologies used in preparing our consolidated financial statements.
In addition, you should refer to the section of this offering circular captioned “Risk Factors” for a discussion of other important factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this offering circular will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS
We will not receive any cash proceeds from the YouNow Offering to Props Live Video App users or from the Props PBC Offering to grantees.

DILUTION
The following table summarizes the differences between the total consideration and the weighted-average price per token paid by existing tokenholders who have acquired Props Tokens prior to the date of this offering circular and participants participating in this offering at the price, or deemed price, to the public of $0.1369 per Props Token, before deducting estimated offering expenses:

	Tokens Purchased		Total Consideration		Weighted-Average Price Per Token
Existing tokenholders before this offering	249,583,241	(1)	$25,072,048	(2)	$0.1005	(3)
Tokens offered in this offering	178,000,000	(4)	$24,368,200	(5)	0.1369
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(1)
Includes (i) 185,146,579 Props Tokens that were distributed pursuant to SAFTs (as amended) that we entered into under Regulation D, (ii) 3,326,620 Props Tokens that remain issuable pursuant to outstanding SAFTs, (iii) 9,716,429 Props Tokens that were issued to certain of our advisors not listed here pursuant to the agreements we entered into with them in connection with their service to YouNow, in reliance on the exemption from registration under Regulation D of the Securities Act, (iv) 587,127 Props Tokens that remain issuable pursuant to these agreements pending confirmation of wallet addresses, (v) 27,154,342 Props Tokens that remain issuable pursuant to a token option agreement, at an exercise price of $0.00125 per token, entered into pursuant to an agreement with an adviser (vi) 202,033 Props Tokens recently earned pursuant to these adviser agreements but not yet issued, (vii) 289,039 Props Tokens that YouNow does not intend to issue to these advisers because it lacks a reasonable basis as to accredited investor status, (viii) 5,311,240 Props Tokens that were distributed pursuant to DPAs as of June 4, 2019, (ix) 1,349,832 Props Tokens that remain issuable pursuant to these agreements pending confirmation of wallet addresses as of June 4, 2019, and (x) 16,500,000 Props Tokens that PeerStream may earn the right to receive in the future pursuant to its agreement with YouNow. See “ Other Offerings ” for additional information.

(2)
Total consideration includes $20,610,636 pursuant to the SAFTs entered into under Regulation D, $690,834 pursuant to the DPAs, $1,511,727 pursuant to agreements with certain of our advisors and $2,258,850 pursuant to the agreement with PeerStream.

(3)
The undiscounted price per Props Token offered in our SAFT offering was $0.1369. Certain of the SAFT purchasers, however, received discounts from this price in connection with their election for early investment or vesting schedules on their Props Tokens, once distributed. Upon election of these terms, subscribers were given discounts from the undiscounted price. As a result, the weighted average sale price of all of the Props Tokens issued and issuable pursuant to the SAFTs was $0.1093 per Props Token. Advisors did not pay cash in connection with entry into agreements for the issuance of Props Tokens, and prices for their agreements are calculated based on a price of $0.1369 per Props Token for all Props Tokens issued pursuant to these agreements, the effective undiscounted per Props Token price paid by purchases of our SAFTs. For all Props Tokens issuable pursuant to the token option agreement, this amount is calculated based on a price of $0.00125. The effective price of Props Tokens issued pursuant to our DPAs was $0.1369.

(4)	Includes 133,000,000 Props Tokens to be distributed in the YouNow Offering and 45,000,000 Props Tokens to be distributed in the Props PBC Offering.

(5)	Includes deemed non-cash consideration of $0.1369 per Props Token from the YouNow Offering and Props PBC Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis together with the consolidated financial statements and the related notes to those statements included elsewhere in this offering statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this offering statement, our actual results may differ materially from those anticipated in these forward-looking statements.
Overview
YouNow, Inc. is a Delaware corporation founded in April 2011 under the name Bnow, Inc. On November 19, 2012 the name was changed to YouNow, Inc. Since inception, YouNow has been in the live streaming video industry and was the first company to popularize social, live video streaming on mobile devices in the United States. YouNow develops and operates consumer-facing mass market participatory video applications that incorporate uses for digital currencies. Since 2017, YouNow has leveraged its technology, expertise, user community and other assets to build the infrastructure for an open, decentralized digital media network called the Props Network. Given YouNow’s substantial experience in developing and operating a consumer-facing mass market participatory video app using digital currency, we believe we are uniquely positioned to help develop this next-generation digital media network.
YouNow develops and operates consumer-facing mass market participatory video applications and powered digital currencies. YouNow’s first mobile application, the Props Live Video App, provides a platform on which any user can broadcast to a live audience, watch video content and engage with content creators (broadcasters) and other users. Subsequently, YouNow developed an additional app: the Rize app, which was merged into the Props Live Video App in October 2018.
To date, YouNow’s operations have been funded by revenue generated from the sale of digital goods purchased by users to support our broadcasters, through advertising services, through a line of credit that has since been repaid, and through proceeds from the sale of SAFTs and DPAs. YouNow discontinued selling advertising in 2017 and no longer earns revenue through advertising. YouNow also raised $7.133 million through the sale of its Series A Preferred Stock, $26.879 million through the sale of its Series B Preferred Stock and $3.0 million from a line of credit loan that has been repaid in full.
As discussed in “Description of the Props Network,” our long-term strategy is to create an increasingly decentralized network and economy for digital media content, where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network and other network participants, in turn, play increasingly larger roles in growing and maintaining the Props Network. Currently, YouNow serves as the sole app developer, sole software developer, and the entity responsible for constructing the Props Blockchain, and also acts as an oracle to the Protocol Rewards Engine (the “Validator”).
For accounting purposes, YouNow intends to characterize the proceeds of the private placements of our SAFTs as other income (Token development income); we concluded that these agreements are research and development arrangements. The proceeds of our sales of our SAFTs have not previously been recognized as income because these proceeds remain subject to the delivery of the Props Tokens. In the future, we may generate additional income through additional sales of Props Tokens, pursuant to sales that are registered or exempt from registration under the Securities Act. See the section titled “— Critical Accounting Policies and Significant Judgements and Estimates—Revenue Recognition ” below for details. YouNow is not qualifying with this offering circular the distribution of Props Tokens for cash.
Props PBC is a newly formed entity and, at the time of qualification of the offering statement of which this offering circular is a part, does not have any operating results.

Components of Operations
Revenue
YouNow derives revenue primarily from the sale of in-app digital goods purchased by users to support content creators. In the Props Live Video App we sell an in-app currency called “Bars” that can be used to make purchases within the Props Live Video App, but cannot be transferred out of the app. In our Rize app, which was merged into the Props Live Video App in October 2018, we sold “Coins,” which served the same purpose. “Bars” are currently available for purchase directly through the Props Live Video App, as well as through YouNow’s website, PayPal, Braintree, the Apple iTunes store and the Google Play store. In addition to our in-app currency, we also sell subscriptions to certain content within the Props Live Video App. These subscriptions enable users to view content produced by certain Content Creators. See “Description of the Props Live Video App” for additional details regarding Content Creators. The majority of our revenue has been derived from the operation of the Props Live Video App, with a very small percentage of revenue derived from the operation of the Rize app. The Rize app was merged into the YouNow app in October 2018 and no longer exists as a separate app. Please see below under “—Trend Information—Revenue Trends” for a discussion of known trends that may affect the type, volume, or price of digital goods sold in the future.
YouNow recognizes revenue upon the sale of digital goods as management believes that the digital goods are materially consumed within two days after the initial purchase. Revenues are recorded net of platform fees, applicable taxes and foreign exchange fees. Platform fees differ by platform: Apple and Google platform fees are 30% of gross revenue while PayPal and Braintree platform fees are less than 4% of gross revenue. The revenue we earn from the sale of digital goods is split between YouNow and popular content creators based on arrangements between YouNow and each content creator. See below under “—Costs of Revenue” for additional details.
YouNow has also, in the past, derived revenue from the sale of advertising services. YouNow sold advertising to companies that promote their brand through in app branding, which were displayed in the YouNow app. These advertisements were only sold within the Props Live Video App. YouNow has discontinued the sale of advertising and advertisements are not presently sold within the Props Live Video App. The revenue was recorded gross and was recognized in the period in which the advertising services occurred.
Operating Expenses
YouNow’s operating expenses are classified as cost of revenue, general and administrative, sales and marketing, and research and development, which are each described below.
Cost of Revenue Expenses
Expenses related to cost of sales consist primarily of revenue sharing with our content creators and expenses related to matters related to hosting and bandwidth. As described above, the revenue we earn from the sale of digital goods is split between YouNow and popular content creators based on arrangements with each content creator. The percent of this revenue we share with content creators is generally 60% of net revenue spent on the “Bars” or other digital goods sent to the content creator. Net revenue in this instance can be defined as gross revenue net of platform fees, taxes and foreign exchange fees charged by the platform providers (i.e., Apple, Google & PayPal). Certain higher value content creators (which we may identify based on higher revenue generated, new registered users (which we may identify based on web and app traffic metrics), concurrent viewers or other important metrics) may, however, receive a higher percentage of this revenue pursuant to contracts we have with the content creator. The allocation to content providers is accounted for in costs of revenue on a monthly basis based on a computation of the Bars that were purchased and used in connection with the content the user created.
In addition to revenue share with our content creators, and hosting and bandwidth costs, we pay music license fees on a quarterly basis to music publishers based on U.S. generated revenue. These fees total less than 0.5% of total expenses in all periods presented. Expenses related to cost of revenue expenses constitute a significant portion of YouNow’s operating expenses. YouNow anticipates that its cost of revenue expenses will decrease for the foreseeable future due to decreased hosting and bandwidth costs as a result of decreased traffic as well as flat revenue share allocations for our content creators. Cost of revenue is expected to decrease for 2019 due to decreases in hosting and bandwidth driven by optimized hosting costs and lower revenue contributing to lower partner revenue share.

Research and Development Expenses
Research and development expenses represent costs incurred by us for the development of the Props Network and include: employee-related expenses, including salaries, benefits, travel and stock-based compensation expense; external research and development expenses incurred under arrangements with third parties, such as consultants; license fees; and other expenses, which include administrative functions.
Research and development activities account for a significant portion of our operating expenses. Our current business strategy includes growing the Props Network and creating an increasingly decentralized economy for digital media content, where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network. Upon qualification, YouNow is the sole app developer, sole software developer, and one of the Validators. In the future, we intend that other network participants play increasingly larger roles in growing and maintaining the Props Network. Research and Development expenses are expected to decrease due to a decrease in personnel costs related to cost cutting measures taken at YouNow.
Sales and Marketing Expenses
Sales and marketing expenses consist of marketing, public relations, and talent management. YouNow expects its sales and marketing expense to remain consistent for the foreseeable future as we continue to develop and launch the Props Network.
General and Administrative Expenses
General and administrative expenses consist of salaries and personnel-related costs, including non-cash stock-based compensation, for our personnel in executive, legal, finance and accounting, human resources and other administrative functions, non-litigation legal costs, as well as fees paid for accounting and tax services, consulting fees and facility costs not otherwise included in research and development expenses. Non-litigation legal costs include general corporate legal fees and patent prosecution costs. General and administrative expenses account for a significant portion of our operating expenses and we anticipate that our general and administrative expenses will decrease in the future due to lower expenses related to regulatory compliance, and the anticipated decreased costs of complying with reporting requirements under Regulation A. These decreases will likely include lower costs related to outside consultants, attorneys, and accountants, among other expenses. General and Administrative expenses are expected to decrease slightly in 2019 due to personnel decreases which contribute to lower overhead costs, as well as lower monthly rent related to a new office space.
Other Income (Expense)
Other income (expense) consists primarily of gains and losses on cryptocurrencies, mostly related to Ethereum cryptocurrency. Cryptocurrency liquidations were effected through OTC (over the counter) trades. The liquidation value of the cryptocurrencies was based on the traded price of the cryptocurrency. USD was the consideration received in the liquidation. The gains and losses were determined based on the sale price minus the cost basis of the cryptocurrency. The cost basis is determined at the market price of the cryptocurrency at the time that the cryptocurrency was initially received, less impairment charges. For purposes of determining realized gains and losses, the cost of cryptoassets sold is based on specific identification—where, each cryptoasset sold is traced back to the YouNow wallet address where it was held when first acquired, allowing YouNow to determine an original cost basis for the cryptoasset, which, after adjustment for impairment charges, is then subtracted from the price at which YouNow sold the cryptoasset in order to determine gain.  Because of volatility in the price of cryptoassets, YouNow’s realized gain on the sale of digital currencies is subject to significant variability, which may also lead to significant variability in other income.
In the future, YouNow will recognize the proceeds of Props Token development arrangements as “Token development income,” within “Other income (expense)” as tokens are delivered to SAFT purchases . See the section titled “ —Critical Accounting Policies and Significant Judgements and Estimates—Other Income ” below for details. For the sale of Props Tokens or instruments convertible into Props Tokens, YouNow recognizes income at the time that the Props Tokens are distributed to the holder. See the section titled “— Critical Accounting Policies and Significant Judgements and Estimates—Other Income ” below for details. As a result, YouNow’s revenue in the future may vary significantly based on the number of Props Tokens we sell, and the value of the Props Token.

The price we have set for the Props Tokens of $0.1369 per Props Token was chosen by us in reference to prices paid by purchasers of our SAFT research and development arrangements and was not set pursuant to any third party valuation. The undiscounted price per Props Token in the SAFTs was $0.1369. Certain of the SAFT purchasers, however, received discounts from this price in connection with their election for early investment and vesting schedules on Props Tokens, once distributed. Upon election of these terms, the SAFT purchasers were given discounts from the undiscounted price.  As a result, the weighted average sale price of all of the Props Tokens issued and issuable pursuant to the SAFTs as of December 31, 2017 was $0.1206 per Props Token. Although in December 2018 we explored the possibility of obtaining an independent valuation of the Props Tokens by an independent third party, this valuation was never completed, and, because it would have valued the Props Tokens prior to their actual introduction on the Props Network, we do not believe an independent valuation would have had substantial bearing on the value of Props Tokens today.
We anticipate that other income will increase in the future due to the recognition of income from our Token development arrangements upon delivery of Props Tokens to SAFT holders and the anticipated liquidation of our cryptocurrency holdings (Bitcoin and Ethereum) for cash. See the section below titled “ Trend Information — Prices of Cryptocurrencies ” for more details. In the fiscal year ended December 31, 2017, YouNow also generated additional income by subletting a portion of its office space in New York and recognized rental income of $325,000. YouNow did not sublet any portion of its office space in 2018.
Results of Operations
Year ended December 31, 2017 Compared to Year ended December 31, 2018
The following table sets forth selected consolidated statements of operations data for each of the periods indicated:

	Year Ended December 31,		Change
	2017	2018	Amount	%
Revenue	$15,409,155	$12,377,332	$(3,031,823)	(20)%
Operating expenses:
Cost of revenue	$8,550,388	$7,728,860	$(821,528)	(10)%
Research and development	$3,570,937	$5,515,143	$1,944,206	54%
Sales and marketing	$3,494,063	$2,873,329	$(620,734)	(18)%
General and administrative	$4,104,577	$5,188,628	$1,084,051	26%
Other income (expense):	$2,704,229	$(4,959,793)	$(7,664,022)	*
Taxes	$32,929	$16,365	$(16,564)	(50)%
Net income (loss)	$(1,639,510)	$(13,904,786)	$(12,265,276)	748%
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*	Percentage not meaningful
Revenue

	Year Ended December 31,		Change
	2017	2018	Amount	%
Revenue	$15,409,155	$12,377,332	$(3,031,823)	(20)%
Revenue for the financial year ended December 31, 2018 was $12,377,332, compared to $15,409,155 for the financial year ended December 31, 2017, a decrease of 20%. Revenue generated from the sale of digital goods was $12,358,607 for the financial year ended December 31, 2018 compared to $15,197,055 for the financial year ended December 31, 2017. Revenue generated from advertising and other sources was $18,725 for the financial year ended December 31, 2018 compared to $212,100 for the financial year ended December 31, 2017.

The decrease in total revenue was primarily due to a $2,838,448 decrease in the sale of digital goods due to a decline in user spend on digital goods on the YouNow platform, and a $205,000 decrease in advertising revenue due to the elimination of advertising revenue on the YouNow platform.
Traffic on the Props Live Video App, part of the YouNow platform, declined from 2.614 million monthly unique users on average in the fiscal year ended December 31, 2017 to 1.803 million monthly unique users on average in the fiscal year ended December 31, 2018 due to the company’s product, engineering and management resources being directed to the development of the Props Network and the Rize app. Monthly revenue per unique user in the fiscal year ended December 31, 2017 was $0.49 per unique user and in the fiscal year ended December 31, 2018 was $0.57 per unique user.
Cost of Revenue

	Year Ended December 31,		Change
	2017	2018	Amount	%
Cost of revenue	$8,550,388	$7,728,860	$(821,528)	(10)%
Cost of revenue for the financial year ended December 31, 2018 was $7,728,860, compared to $8,550,388 for the financial year ended December 31, 2017, a decrease of 10%. This decrease was primarily due to the decline in revenue on the YouNow platform, which led to a $909,551 decrease in the revenue paid to certain of the platform’s content creators. The remainder of cost of revenue is comprised of platform hosting costs, which increased slightly by $88,023 between the periods discussed.
Research and Development Expenses

	Year ended December 31,		Change
	2017	2018	Amount	%
Research and development expenses	$3,570,937	$5,515,143	$1,944,206	54%
Research and development expenses for the financial year ended December 31, 2018 were $5,515,143, compared to $3,570,937 for the financial year ended December 31, 2017, an increase of 54%. This increase was due to the hiring of additional engineers for general company expansion, which resulted in increased salary and benefit expenses of $1,556,345, as well as an additional $392,126 in expenses related to app development, including the development of the Game Show App, which has now been discontinued, and the Rize app, which has now been merged with the YouNow app. These expenses were offset by a $4,265 decrease in other research and development costs which includes consultancy fees, travel and software development.
Sales and Marketing Expenses

	Year Ended December 31,		Change
	2017	2018	Amount	%
Sales and marketing expenses	$3,494,063	$2,873,329	$(620,734)	(18)%
Sales and marketing expenses for the financial year ended December 31, 2018 were $2,873,329, compared to $3,494,063 for the financial year ended December 31, 2017, a decrease of 18%. This decrease was primarily due to a $589,201 decrease in marketing expenditures paid to certain of the platform’s content creators and a $38,069 decrease in salaries due to a decrease in the number of sales and marketing employees. These expenses were offset by $6,536 in higher expenses related to other sales and marketing expenses, which included event expenses, travel, meals and entertainment.

General and Administrative Expenses

	Year Ended December 31,		Change
	2017	2018	Amount	%
General and administrative expenses	$4,104,577	$5,188,628	$1,084,051	26%
General and administrative expenses for the financial year ended December 31, 2018 were $5,188,628, compared to $4,104,577 for the financial year ended December 31, 2017, an increase of 26%. This increase was primarily due to $303,933 in higher payroll and benefit expenses due to a higher headcount; $223,015 in additional amortization expenses related to the purchase of SwitchRTC; $199,458 in higher professional fees related to higher accounting and other consulting fees; $103,185 in higher recruitment costs due to increased hiring; $101,549 in additional moderation expenses related to business expansion needs; $63,211 in higher computer and software expenses due to increased headcount and upgrading of computer technology; $61,304 in higher fixed hosting costs due to additional application development; $62,563 in higher office expense costs excluding rent due to higher headcount; $21,774 in higher insurance costs due to a higher premium for our directors’ and officers’ insurance; and $92,312 in other general and administrative expenses. These expenses were offset by $148,253 in lower rent expenses due to moving to an office space with lower monthly rent.
Other Income (Expense)

	Year Ended December 31,		Change
	2017	2018	Amount	%
Other income (expense)	$2,704,229	$(4,959,793)	$(7,664,022)	*
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*	Percentage not meaningful
Other income (expense) for the financial year ended December 31, 2018 was an expense of $4,959,793, compared to an income of $2,704,229 for the financial year ended December 31, 2017. This change in expenses was primarily due to $1,102,016 in higher legal and consulting expenses; $1,691,919 in impairment of Bitcoin and Ethereum holdings; $1,105,192 in loss from the sale of Ethereum (the $3,656,957 gain on the sale of Ethereum in 2017 resulted in a difference of $4,762,149) and the loss of $325,000 in rental income due to the expiration of our subtenant’s lease in 2017. These expenses were offset by a $146,473 decrease in interest expenses due to the repayment of the line of credit in 2018 and a $70,589 decrease in acquisition costs since no acquisitions occurred in the financial year ended December 31, 2018.
Trend Information
Revenue Trends
A portion of our revenue in 2018 was earned through the sale of digital goods in the Rize app, which was merged with our YouNow app in October 2018. As a result, we will not continue to earn revenue in connection with the sale of Coins in the Rize app. We will, however, continue to earn revenue through the sale of Bars in the Props Live Video App.
We expect that digital goods revenue related to the sale of Bars will decrease in the future due to declining traffic trends. Traffic in the Props Live Video App declined from 2.614 million monthly unique users on average in the fiscal year ended December 31, 2017 to 1.803 million monthly unique users on average in the fiscal year ended December 31, 2018 due to the company’s product, engineering and management resources being directed to the development of the Props Network and the Rize app. We expect this decline in traffic to continue until the fall of 2019.

Beginning in the fall of 2018, we refocused our efforts on the integration of Props Tokens into the YouNow App, merged Rize into the YouNow App and reinvested in product development dedicated to the enhancement of the YouNow App, in preparation for the integration of Props Tokens into the YouNow App. We anticipate that we will see growth in traffic for the YouNow App starting in the fall of 2019 due to:

1.
the introduction of game-streaming as a use case on the YouNow App, as game streaming is, globally, the most popular type of livestreaming. Game streaming is associated with longer broadcasts, larger pool of streamers, visually appealing content and other advantages that make it a promising business opportunity for us; and

2.	the integration of Props Tokens into the product, which we expect will help in attracting and retaining more users, and growing user engagement.
We expect that such growth in traffic would result in an increase in digital goods revenue related to the sale of Bars.
Other Income Trends
YouNow began to distribute Props Tokens to purchasers under its SAFT Token development arrangements in March 2019, and will recognize this as “Token development income,” within “Other income (expense),” as tokens are delivered to the SAFT purchasers in 2019 and 2020.
YouNow’s other income can vary significantly based on the number of Props Tokens we may sell and the value of the Props Tokens. YouNow believes that there will be additional demand for Props Tokens in the future, as the number of application developers and users on the Props Network increases, and YouNow anticipates that we will be able to sell additional Props Tokens. In addition, because YouNow does not recognize as other income any proceeds from the sale of Props Tokens until the Props Tokens are delivered to the purchasers, we will recognize other income in the future from prior sales of rights to receive Props Tokens upon the satisfaction of our obligations to deliver the Props Tokens. See the section captioned “— Critical Accounting Policies and Significant Judgements and Estimates—Income Recognition ” below for details.
Upon qualification of this offering circular, YouNow intends to operate the Props Live Video App with Props Tokens, and as a result, we anticipate that users will obtain Props Tokens by earning them on the Props Live Video App, or potentially through purchases in secondary markets (though, currently, there are no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on the secondary market). As a result, we anticipate that this could negatively affect our ability to sell Props Tokens for cash and, therefore, our ability to earn other income in connection with the sale of Props Tokens. We believe, however, that wider use of Props Tokens could increase demand for the use of Props Apps and attract more users to Props Apps—which, in turn, could increase our ability to earn revenue from the sale of other digital goods.
Costs and Expenses Trends
YouNow expects operating expenses to decrease for the fiscal year ending December 31, 2019 primarily due to a decrease in general and administrative costs associated with the decrease of personnel in an effort to cut costs, flat sales and marketing costs primarily due to flat marketing event costs and flat marketing campaigns expenses, and a decrease in research and development costs primarily due to the decrease of personnel and contractors resulting from expense cutting measures. YouNow does not expect any significant increase in amounts of expenses.
Prices of Cryptocurrencies
The market prices of cryptocurrencies, including Ethereum and Bitcoin, have experienced significant volatility from December 31, 2017, and as of December 31, 2018, the market price of Ethereum was $133.49 and the market price of Bitcoin was $3,747.39. This represents decreases of approximately 82% and 73%, respectively, from their prices as of December 31, 2017. This may have a significant effect on the value of YouNow’s cryptocurrency reserves, as further described below under “Liquidity and Capital Resources.”

Liquidity and Capital Resources
Sources of Funds
YouNow has funded operations through revenue generated through the YouNow live streaming app, debt financing, and sales of the preferred stock of YouNow from 2011 through 2015 as well as through proceeds received in 2017 from our SAFT research and development arrangements which were each exempt from registration under the Securities Act. YouNow’s cash and cash equivalents on hand as of December 31, 2018 was $7.2 million. YouNow’s cash and cash equivalents on hand as of December 31, 2017 was $20.1 million. The delivery of the Props Tokens to purchasers of our SAFTs has begun and cash on hand will be sufficient to meet our projected operating requirements through at least the next 12 months.
In the future, YouNow may sell portions of its cryptocurrencies in order to finance its activities, depending on market conditions and to the extent such cryptocurrencies are unrestricted. As of December 31, 2018, YouNow had cryptocurrency reserves of 103 Bitcoin having a book value of $384,191 and 118 Ethereum having a book value of $15,788. As of December 31, 2017, YouNow had cryptocurrency reserves of 103 Bitcoin having a book value of $1,751,839 and 7,321 Ethereum having a book value, net of impairment, of $3,851,185. The value of Ethereum and Bitcoin has declined since December 31, 2017, as referenced above in “—Prices of Cryptocurrencies.” The following table shows the historical volatility, over the past nine months, of our Bitcoin and Ethereum holdings.

		2018							2019
		June	July	August	September	October	November	December	January	February
Ethereum
# of ETH at 12/31/2018	118.38
Historical Value of ETH Holdings		$53,884	$51,362	$33,502	$27,565	$23,366	$13,397	$15,788	$12,674	$16,188
Month End Closing Price1		$455	$434	$283.00	$233	$197	$113	$133	$107	$137

Bitcoin
# of BTC at 12/31/2018	102.65
Historical Value of BTC Holdings		$657,375	$798,668	$722,413	$680,119	$648,507	$412,376	$384,191	$354,945	$395,697
Month End Closing Price1		$6,404.00	$7,780	$7,038	$6,626	$6,318	$4,017	$3,742.70	$3,458	$3,855

Total Balance at Month End		$711,260	$850,030	$755,914	$707,684	$671,873	$425,773	$399,979	$367,619	$411,886
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(1)	Based on coinmarketcap.com; closing price based on UTC Time.
Because of volatility in the price of cryptocurrencies, YouNow’s ability to raise cash from the sale of its cryptocurrency holdings is subject to significant variability. Further, YouNow may be required to sell increasingly large amounts of its cryptocurrency holdings in order to raise similar amounts of funds as a result of volatility in the market prices of cryptocurrencies, which may lead to significant variability in the amount of cash that may be raised from the sale of all of its cryptocurrency holdings.
We entered into research and development arrangements with “accredited investors” as defined under Regulation D under the Securities Act, in reliance on the exemption from registration it provides (certain of whom are also “qualified purchasers” as such term is defined in the Investment Company Act of 1940), pursuant to simple agreements for future tokens, which we refer to as “SAFTs.” See “ Other Offerings ” for additional information. Under the SAFTs, up to $20.6 million of the proceeds of these sales were subject to return to the purchasers if the Props Tokens were not delivered pursuant to the terms of the underlying agreements. All of the $20.6 million is attributable to the sale of the SAFTs. For additional information and risks associated with these SAFTs, see “ Risk Factors—We may face litigation or liability in connection with our forward sales of Props Tokens to purchasers of simple agreements for future tokens (SAFTs), which could have a material adverse effect on our company’s operations and financial condition .” Our subsidiary, YouNow Services, LLC, entered into DPAs under the exemption provided by Title III of the Jumpstart our Business Startups Act (“ Regulation CF ”), which agreements may be satisfied by either YouNow Services’ delivery of 7,122,181 Props Tokens or payment in cash.
We plan to continue to fund our operations and capital funding needs through equity financing. The sale of additional equity would result in dilution to our stockholders. We may also continue to fund our operations and capital funding needs through the sale of additional Props Tokens. The sale of additional Props Tokens may result in dilution of the existing supply of Props Tokens. If we are not able to secure adequate additional funding we may be forced to make additional reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to the Props Network and related software, future revenue streams, research programs or applications or to grant licenses on terms that may not be favorable to us. Any of these actions could harm our business, results of operations and future prospects.
The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
	2017	2018
Net cash provided by (used in) operating activities	$16,403,546	$(10,060,774)
Net cash used in investing activities	$(2,011,664)	$(103,597)
Net cash provided by (used in) financing activities	$3,464,233	$(2,714,064)
Net Cash Provided By (Used In) Operating Activities
The use of cash in all periods resulted primarily from our net losses adjusted for non-cash charges and changes in components of working capital.
Net cash used in operating activities for the financial year ended December 31, 2018 was $10,060,774. This primarily consisted of $13,904,786 in net losses and $2,356,543 paid to investors who accepted the offer of a rescission of their SAFT purchases. These expenses were offset by $2,369,312 in proceeds from the liquidation of Ethereum; non-cash items totaling $3,382,041 which includes the depreciation, amortization and impairment of cryptocurrencies; and $449,202 in other cash items such as prepaid expenses and other such expenses.
Net cash provided by operating activities for the financial year ended December 31, 2017 was approximately $16.4 million. This primarily consisted of proceeds from the liquidation of cryptocurrencies totaling approximately $14.8 million.
Net Cash Used In Investing Activities
Our investing activities have consisted primarily of property and equipment purchases for computer-related equipment, capitalization of software development costs, investments in cryptocurrencies. Capitalized software development costs are related to new applications or improvements to our existing software that expands the functionality of our network.
Net cash used in investing activities for the financial year ended December 31, 2018 was $103,597. This primarily consisted of $83,606 in acquisition of computer-related equipment and $31,468 in the acquisition of a font license, offset by $11,477 in proceeds from the sale of office furniture.

Net cash used in investing activities for the financial year ended December 31, 2017 was approximately $2.0 million. This primarily consisted of approximately $2.0 million in acquisition costs for SwitchRTC.
Net Cash Provided By (Used In) Financing Activities
Substantially all of the net cash provided by financing activities in all periods presented was the result of proceeds received under a line of credit and sales of our Series A and Series B Preferred Stock, as described further above in the section titled “—Overview.” Net cash used in financing activities for the financial year ended December 31, 2018 was $2,714,064. This primarily consisted of the repayment in principal of the remaining line of credit in the amount of $2,500,000 and the repayments of notes payable in the amount of $331,322. These expenses were offset by the proceeds from notes payable in the amount of $117,258.
Net cash provided by financing activities for the financial year ended December 31, 2017 was approximately $3.5 million. This primarily consisted of proceeds from a line of credit in the amount of approximately $3.0 million and $1.0 million of proceeds from notes payable related to the sale of the DPAs. These amounts were offset by $0.5 million in repayments on the line of credit.
Material Capital Commitments
We currently have no material commitments for capital expenditures.

Current Assets, Liabilities and Stockholders Equity (Deficit)

	2017	2018
ASSETS
Current assets:
Cash	$20,055,975	$7,181,920
Accounts receivable, net	1,567,107	527,981
Prepaid expenses and other assets	2,454,735	2,040,733
Total current assets	24,077,817	9,750,634
Property and equipment, net	147,477	153,800
Intangible assets, net	7,549,623	2,150,031
Total assets	$31,774,917	$12,054,465
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$3,126,008	$2,026,422
Line of credit	2,492,866	—
Notes payable	952,742	738,678
Token development obligations	22,975,679	20,619,136
Deferred rent payable	—	81,530
Total current liabilities	29,547,295	23,465,766
Commitments and contingencies
Stockholders’ equity (deficit):
6% Convertible preferred stock, $0.001 par value - 22,151,167 shares and 22,267,532 shares authorized as of December 31, 2018 and 2017, respectively; 22,151,167 shares issued and outstanding	22,151	22,151
Common stock, $0.001 par value - 34,118,794 shares and 34,239,870 shares authorized as of December 31, 2018 and 2017, respectively; 7,285,712 shares issued and 6,044,768 outstanding	6,044	6,044
Treasury stock, at cost, 1,240,944 shares	(3,904,010)	(3,904,010)
Additional paid-in capital	34,928,860	35,189,735
Deficit	(28,828,825)	(42,733,611)
Accumulated other comprehensive income	3,402	8,390
Total stockholders’ equity (deficit)	2,227,622	(11,411,301)
Total liabilities and stockholders’ equity (deficit)	$31,774,917	$12,054,465
Current Assets
As of December 31, 2018, our total current assets were $9,750,634, compared to $24,077,817 as of December 31, 2017. This change was primarily due to an $8,058,378 decrease cash from net losses, a $1,098,408 decrease in cash used to pay accounts payable and accrued expenses, a $2,356,543 decrease from cash paid to SAFT purchasers to rescind their SAFT agreements, a $103,597 decrease in net cash used to acquire property and intangible assets, a $2,500,000 decrease in cash from the repayment of our line of credit, and a $214,064 decrease in cash from the repayment of notes payable.
Property and Equipment
As of December 31, 2018, our net property and equipment was $153,800, compared to $147,477 as of December 31, 2017. This change was primarily due to the purchase of additional computer-related equipment.

Intangible Assets
As of December 31, 2018, our net intangible assets were $2,150,031, compared to $7,549,623 as of December 31, 2017. This change was primarily due to a reduction of $5,203,045 in cryptocurrency holdings, as well as the amortization of our developed technology.
The following table provides additional information regarding our developed technology and cryptocurrency holdings.

$ Value of Intangible Assets	1/1/2017	+	—	12/31/2017	1/1/2018	+	—	12/31/2018
	Beginning Balance	Additions	Reductions	Ending Balance	Beginning Balance	Additions	Reductions	Ending Balance
Developed Technology	$—	$2,000,000	$(53,401)	$1,946,599	$1,946,599	$—	$(228,015)	$1,718,584
Intellectual Property	$5,000	$—	$(5,000)	$—	$—	$31,468	$—	$31,468
Bitcoin	$—	$1,751,839	$—	$1,751,839	$1,751,839	$—	$(1,367,648)	$384,191
Ethereum	$—	$15,055,659	$(11,204,474)	$3,851,185	$3,851,185	$—	$(3,835,397)	$15,788
Total	$5,000.00	$18,807,497.00	$(11,262,874.60)	$7,549,623	$7,549,623	$31,468	$(5,431,060)	$2,150,031
The following table provides additional information regarding our cryptocurrency holdings.

Quantity of Cryptocurrencies Recieved and Liquidated	1/1/2017	+	—	12/31/2017	1/1/2018	+	—	12/31/2018
	Balance	Received	Liquidated	Ending Balance	Beginning Balance	Received	Liquidated	Ending Balance
Bitcoin	—	103	—	103	103	—	—	103
Ethereum	—	28,455	(21,134)	7,321	7,321	—	(7,202)	119
The following table provides additional information regarding our cryptocurrency holdings.

	12/31/2017	12/21/2018
Gross proceeds received in sale of cryptocurrencies	$14,854,375	2,369,312
Amount of reductions related to impairments	$—	$1,691,919
Current Liabilities
As of December 31, 2018, our total current liabilities were $23,465,766, compared to $29,547,295 as of December 31, 2017. This decrease was primarily due to: a reduction of $1,099,586 in accounts payable resulting from lower revenue share payments to our content creators and a lower credit card balance; the full repayment of $2,500,00 for our line of credit; a decrease of $214,064 in notes payable due to payments to investors who accepted the offer of a rescission of their DPA purchases; a decrease of $2,356,543 in token development obligations due to payments to investors who accepted the offer of a rescission of their SAFT purchases; and an increase of $81,530 in deferred rent due to our move to new office space in the first quarter of 2018.
Stockholders’ Equity (Deficit)
As of December 31, 2018, our total stockholders’ deficit was $11,411,301, compared to a total stockholders’ equity of $2,227,622 as of December 31, 2017. This change was primarily due to an increase of $260,875 in additional paid-in capital due to the granting of additional employee stock option grants and a decrease in our deficit of $13,904,786 resulting from net losses during the financial year ended December 31, 2018. There was no change in preferred stock or common stock, as no investment activity took place in the financial year ended December 31, 2018, and there was no change in treasury stock, as YouNow did not repurchase any shares of its stock in the financial year ended December 31, 2018.

Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements during any of the periods presented.
Critical Accounting Policies and Significant Judgements and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgements and estimates.
Income Recognition
The Company accounts for its token development agreements as research and development arrangements under Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 730-20, Research and Development Arrangements. The Company has concluded that, under the SAFTs, the research and development services it was obliged to provide were limited to the creation of YouNow’s platform and the creation and delivery of a functional token. The completion of these research and development services principally required the creation of the Token Code (an ERC-20 “smart contract”); building the distribution mechanism for Props Tokens, including a mechanism for effecting any vesting under SAFTs; developing the Rize app, including basic “wallet” functionality in the Rize app and merging it into the Props Live Video App; and building Props-specific exclusive features in the Props Live Video App.
Pursuant to ASC 730-20, the Company recorded a liability for amounts received from SAFT purchasers that were refundable pursuant to the terms of the SAFTs. Pursuant to the terms of the SAFTs, a SAFT expires and terminates upon the earlier to occur of certain events, including the issuance of Props Tokens upon an application launch, the payment or setting aside for payment of amounts payable to the SAFT purchaser upon the dissolution of the Company, or the reaching of a termination date, as specified by amendments to the SAFTs dated March 4, 2018, set as twelve months after the amendment’s effective date. See “ Other Offerings ” for additional information. If a SAFT terminated pursuant to the expiration of this deadline, the SAFT purchaser’s purchase amount was refundable. As a result, this liability was recorded as token development obligations on the Company’s consolidated balance sheets as of December 31, 2018 and 2017. At all times prior to the issuance of the Props Tokens pursuant to the SAFTs, the Company has recorded a liability equal to its repayment obligations.
The Company has concluded that upon delivery of the Props Tokens to the SAFT purchaser in accordance with the SAFT, it has completed its services and has performed all of its research and development obligations owed to SAFT holders under the SAFTs. YouNow completed these services by March 4, 2019 in connection with the initial delivery of the Props Tokens to SAFT purchasers, and as a result, the Company has concluded that as of March 4, 2019 it had performed all of its research and development obligations owed to SAFT holders under the SAFTs. See “ Other Offerings ” for additional information. While the Company will continue to develop the functionality of the platform, it does not consider other activities associated with the Props network to be part of the Company’s research and development services under the SAFTs, and upon delivery of the Props Tokens to the SAFT purchaser, it will have no remaining obligations under the SAFTs, including with respect to the further development of the network, the enhancement of the Props Tokens issued, or with respect to any refunds. Upon issuance and delivery of Props Tokens to SAFT purchasers, the Company offsets the token development obligation liability and recognizes token development income within other income (expense) in the Company’s consolidated statements of operations and comprehensive loss. Further, upon the Company fulfilling its contractual obligations under the SAFT by delivery of the Props Tokens to the purchaser’s electronic wallet, the Company has no intention of refunding the SAFT purchase amount under any circumstances. As a result, the Company has concluded there are no surrounding conditions under which they would repay any of the SAFT purchase amounts.
For the years ended December 31, 2018 and 2017, the Company did not recognize token development income from token development arrangements. Total research and development expenses incurred under the token development arrangements are included in research and development in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2018 and 2017.
Props Tokens
YouNow has begun to issue and deliver Props Tokens under the terms of the SAFTs and the DPAs as described under “ Other Offerings .” YouNow has accounted for all Props Tokens held by YouNow, Inc. and its subsidiaries as internally-generated intangible assets on the balance sheet with zero carrying value. Issuance of Props Tokens to any vendor, employee, user, broadcaster, etc. will be expensed at the time that service is rendered or tokens are issued depending on the nature of the transaction. The use of Props to pay vendors, employees, users, broadcasters, etc. is a non-monetary transaction under ASC 845, Nonmonetary Transactions , and will be accounted for at fair value. Because the tokens currency have no carrying value in our financial statements, use of these tokens will result in a gain equal to the fair value of the tokens distributed.
Value of Cryptocurrencies
YouNow has determined that cryptocurrencies should be classified as intangible assets with indefinite useful lives, and as such, they are recorded at their respective fair values as of the acquisition date. YouNow does not amortize intangible assets with indefinite useful lives. Indefinite-lived intangible assets must be reviewed at least annually for possible impairment, or more frequently if an event occurs or circumstances change that would indicate that it is more likely than not that the fair value of the intangible assets is below their carrying values. Because these assets are publicly-traded, we recognize impairment caused by decreases in fair value based upon quoted prices for identical instruments in active markets.
Accounting for Certain Future Transactions
Upon qualification, features exclusive to certain Props Token holders will be accounted for as follows:

1.	The “Bar Stipend” will indirectly increase expenses if such free bar is used to purchase a digital good which is subsequently spent on a content creator with a revenue share agreement.

2.	The “Premium Virtual Good” will be recorded as revenue at the time of purchase in the same way that all other virtual goods within the YouNow Platform are recorded.

3.	The “Elevated in app social status” will have no impact on the financial statements of YouNow, Inc.

MANAGEMENT
Executive Officers and Directors
Our executive officers and directors, including the executive officers and directors of our corporate parent, YouNow, Inc., and their ages and positions as of December 31, 2018 are as set forth below:

Name	Age	Position
Executive Officers
Adi Sideman	48	Founder, President and Chief Executive Officer, Director, YouNow, Inc.
Yonatan Sela	35	Chief Business Officer, YouNow, Inc.
Eran Kalmanson	38	Chief Technology Officer, YouNow, Inc.
Alejandro Moreno-Paz	33	Vice President of Finance, YouNow, Inc.
Directors
Oren Zeev	54	Director, YouNow, Inc.
Andy Weissman	52	Director, YouNow, Inc.
David Pakman	49	Director, YouNow, Inc.
Shaival Shah	43	Director, YouNow, Inc.
Significant Employees
Candice Reeves	28	Vice President of Operations, YouNow, Inc.*
Jake Branzburg	33	Vice President of Content and Marketing, YouNow, Inc.
Shehab Hamad	41	Head of Product, YouNow, Inc.
Peter Watts	30	Senior Director of Blockchain Platform, YouNow, Inc.
Jonathan Achai	41	Chief Engineer, YouNow, Inc.
__________________

*	Candice Reeves left her employment with YouNow as of February 2019.
Executive Officers
Adi Sideman is the Founder, President and Chief Executive Officer of YouNow, and a member of its board of directors. Mr. Sideman has also been the President and Secretary and a member of the board of directors of Props PBC since September 2018. Mr. Sideman is an entrepreneur in participatory media, with more than 20 years of experience creating applications and companies in the user-generated video space. Prior to YouNow, Adi produced the first-ever animated ads on AOL and created more than 30 online games for major studio franchises. In 1999, he founded the interactive media technology firm Oddcast, which continues to develop interactive media applications such as “Elf Yourself”. In 2005, Adi co-founded KSolo, the first online karaoke service (acquired by Fox Interactive/MySpace) and, in 2006, Adi co-founded audio ad network TargetSpot, a joint venture with CBS (acquired by Radionomy). He attended graduate school at the Interactive Telecommunications Program at NYU’s Tisch School of the Arts and received his undergraduate degree from NYU Film School.
Yonatan Sela is the Chief Business Officer of YouNow. He has led YouNow’s product strategy business development since January 2015. Mr. Sela has also been the co-founder and a member of the board of directors of Props PBC since September 2018. Mr. Sela is an entrepreneur and digital media executive, and was a founding team member of the video platform Tvinci, where he spent five years as Vice President of Marketing and Product Strategy. Prior to YouNow, he worked at Venrock from June 2014 until January 2015, focusing on the digital media and blockchain verticals. Mr. Sela was also a co-founder of Bookn’tell, Inc., an application that simplifies referrals for local service businesses. Mr. Sela is an Air Force Captain and a Boston Consulting Group alumnus. He holds an M.B.A. from The Wharton School at the University of Pennsylvania and B.A.’s in Economics and Philosophy from Tel Aviv University.
Eran Kalmanson has been the Chief Technology Officer of YouNow since June 2016 and previously worked at YouNow from June 2013 as an engineering manager. Mr. Kalmanson was a founding employee at SundaySky, an industry leader in the mass generation of dynamic video, where he was a release manager and an audio and video engineer. Mr. Kalmanson also served six years in the Israeli intelligence corps’ elite technological unit, where he was a software development team lead. Mr. Kalmanson holds a B.A. in Computer Science from The Open University and a B.A. in Gastronomic Science from L’Universita di Scienze Gastronomiche.
Alejandro Moreno-Paz has served as Vice President of Finance at YouNow since November 2018. Previously he served as Director of Finance from June 2015. Prior to coming to YouNow, he served as Assistant Controller and Business Analyst at Localvox, a digital marketing startup from June 2014 to May 2015. He has also served at Viacom Media Networks from 2008 to 2014 in a variety of functions including Manager of Strategy and Business Development for Comedy Central, SpikeTV and TV Land as well as a Staff Accountant for the Rock Band and Dance Central series of video games under MTV Games. Mr. Moreno-Paz holds a B.S. degree in Business Administration from Boston University with a double concentration in finance and accounting.
Significant Employees
Candice Reeves was an employee with YouNow from October 2012 to February 2019 and has served in her role of Vice President of Community Operations from April 2018 to February 2019. At YouNow, Ms. Reeves developed the Trust & Safety team, building a safe and welcoming community for the platform’s over 40 million users. Ms. Reeves also overssaw fraud prevention, customer service, and general operations. She holds a B.A. in English Literature and Environmental Studies from the State University of New York at Geneseo.
Jake Branzburg has been at YouNow since September 2017 and has served as Vice President of Content and Marketing since May 2018. From June 2014 until September 2017, Mr. Branzburg managed teams at Uber Technologies, where he set marketing strategy and led execution on a variety of areas from grassroots political efforts to major business development opportunities. Previously, Mr. Branzburg spent multi-year stints in finance at Goldman Sachs and youth development at Summer Search, where he managed the non-profit’s national growth strategy. Mr. Branzburg holds a B.A. in History from Yale University and an M.B.A. from The Wharton School at the University of Pennsylvania.
Shehab Hamad has been Head of Product at YouNow, leading both the product development and design teams, since October 2017. Previously, Mr. Hamad served as the Chief Executive Officer of Makook Studio from November 2015 through October 2017. From July 2014 through October 2015, Mr. Hamad worked as a product manager at Path. Prior to that, Mr. Hamad worked as a senior product manager at Amazon from 2011 through July 2014, where he launched Amazon Glacier at Amazon Web Services, and led Author and Social products at Kindle and Goodreads. Mr. Hamad has over ten years of entrepreneurship and product management experience. Mr. Hamad holds an electrical engineering undergraduate degree from Imperial College London and an M.B.A. from Columbia University and UC Berkeley Haas.
Peter Watts is the Senior Director of Blockchain Platform at YouNow, running all blockchain integrations and how they relate to the platform’s ecosystem. Since joining in October 2014, Mr. Watts has led many platform initiatives, such as the development of YouNow’s web application and spearheading YouNow’s growth team. From October 2011 until September 2014, Mr. Watts worked at Swarm.fm, a music discovery company and early partner on the Spotify App Platform that he co-founded. Mr. Watts is a self-taught software engineer who previously built applications for bands and music venues.
Jonathan Achai joined YouNow at its inception in 2011 and is currently its Chief Engineer. Mr. Achai has lead engineering efforts at YouNow involved in video, product engineering, and infrastructure development, and is currently leading engineering on YouNow’s platform and blockchain team. Before YouNow, Mr. Achai developed frontend and backend products at Oddcast, developing numerous user generated content applications, and has over 20 years of experience. He has been a computer science engineer since childhood and received a B.A. from Hunter College in computer science.
Board of Directors
Oren Zeev has served on YouNow’s board since 2011, and a Founding Partner at Zeev Ventures. Mr. Zeev typically leads the rounds in which he invests and plays a very active role in the companies in which he invests. Mr. Zeev currently serves on the boards of Houzz, Duda (Chairman), Tipalti (co-founder and Chairman), Next Insurance, TripActions,

Reali, Homelight and others. Mr. Zeev was the lead investor in Audible (Nasdaq:ADBL, acquired by AMZN) and a major early investor and board member in Chegg (Nyse: CHGG). Prior to this, Mr. Zeev was a General Partner at Apax Partners, where he led the US Tech practice. Mr. Zeev holds a BSc Cum Laude from the Technion in Israel, and an M.B.A. with distinction from INSEAD in France.
Andy Weissman has been a member of YouNow’s board of directors since 2012 and is a partner at Union Square Ventures. Mr. Weissman began his career in the Internet in the mid-90s. Prior to joining USV, in 2007 he co-founded betaworks, which both created and invested in social, real-time applications and services. Mr. Weissman was born in New York City and has a B.A. from Wesleyan University and a J.D. from Georgetown University Law Center.
Shaival Shah has been a member of YouNow’s board of directors since 2011 and has 18 years of operating, VC/PE investing and deal experience across early to growth-stage technology startups, with a particular expertise in developing and commercializing online products, business and product strategy, monetization, corporate development, business development and growth. Mr. Shah particularly focuses on utilizing technology, product design and native business models to disrupt existing, incumbent industries by understanding industry structures, money flow and product inefficiencies/gaps. Mr. Shah has served these roles at start-ups and growth-stage companies where he’s built and managed teams of various sizes.
David Pakman has been a member of YouNow’s board of directors since 2014, and has been a Partner at Venrock since 2008 and focuses his investment strategy on early stage consumer and enterprise internet companies. Before Venrock, he spent 12 years as an internet entrepreneur. Mr.Pakman was the CEO of eMusic, the world’s leading digital retailer of independent music, second only to iTunes in number of downloads sold. Prior to joining eMusic, Mr. Pakman co-founded Myplay in 1999 in Redwood City, CA, which introduced the “digital music locker” and pioneered the locker category. In 2001, Myplay was sold to Bertelsmann’s ecommerce Group. Before Myplay, he was Vice President at N2K Entertainment, which created the first digital music download service. He also was the co-creator of Apple’s Music Group and worked at Apple for five years.
Mr. Sideman is the remaining member of the board of directors of YouNow.
Board Composition and Risk Oversight
The board of directors of YouNow is currently composed of five members. The certificate of incorporation and bylaws to be in effect upon the completion of this offering provide that the number of directors shall be at fixed from time to time by resolution of the board of directors. There are no family relationships among any of the directors or executive officers.
During 2018, the board of directors met seven times.
Voting Agreement
The holders of a majority of the issued and outstanding shares of Common Stock shall be entitled to elect up to six (6) directors to YouNow’s board of directors. Certain of our stockholders holding, in aggregate, a majority of our Common Stock have agreed to elect, replace and dismiss members of the YouNow board of directors in accordance with the terms of that certain Voting Agreement, dated as of April 3, 2019 (the “Voting Agreement”), by and between YouNow, Shatki Group, Zeev Children Trust, Zeev Ventures II, L.P., USV Investor 2012 Fund, LP, Union Square Ventures 2012 Fund, LP, USV 2012, LP, Venrock Associates VI, L.P., Venrock Partners VI, L.P., and Adi Sideman (collectively, the “Voting Agreement Stockholders”). Pursuant to the terms of the Voting Agreement, on all matters relating to the election and removal of directors, the Voting Agreement Stockholders have agreed to vote all shares beneficially owned by them so as to elect members of YouNow’s board of directors as follows: (i) one individual designated by the Shatki Group, initially Oren Zeev, (ii) one individual designated by Union Square Ventures 2012 Fund, LP, initially Andy Weissman, (iii) one individual designated by Venrock Associates VI, L.P., initially David Pakman, (iv) one individual designated by Adi Sideman, which shall initially be Adi Sideman, and (v) one individual designated by the unanimous agreement of the other members of YouNow’s board of directors, initially Shaival Shah. Further, the Voting Agreement Stockholders have agreed that any vote taken to remove any director elected pursuant to the foregoing requirements, or to fill any vacancy created by the resignation, removal or death of such a director, will also be subject to these designation rights, and at the request of the party with a designation right over a certain director, the Voting Agreement Stockholders have agreed to vote to remove that director.
In addition, pursuant to the Voting Agreement, the Company has agreed not to take certain actions without the written consent or vote of Adi Sideman and the majority of the shares of Common Stock held by Venrock Associates VI, L.P., Venrock Partners VI, L.P., Comcast Ventures, Shatki Group, Zeev Ventures II, L.P., Zeev Children Trust, Union Square Ventures 2004, L.P., Union Square Ventures 2012 Fund, LP, USV Investor 2012 Fund LP, USV 2012, LP, Oren Dobronsky, Founder Collective Management Co., LLC, Founder Collective Entrepreneurs’ Fund, LLC, Richard Sarnoff, Donald R. Katz, Thrive Capital Partners, Talmadge O’Neill, Senja Holdings LLC, Silicone Alley Venture Partners LLC, Upstage Ventures, Gary Ginsberg, Ruvi Shaibal, Radioone, LLC, Valley Investment Ventures, LLC, Landan Family Trust, Samuel Zysman, Eran Shir, John Albanese, Gekko Holdings, LLC, Gyanni Family Trust, DRRN Ltd., Tal Barnoach, Eric and Susan Luhrs Living Trust, Adil Haque, Chen Amit, SG VC LLC, Dovi Frances, Grabiner LLP, Zohar Gilion LTD, Christopher Dixon, Primera Capital, Brett Rochkind, Jacqueline Reses, Collab + LINE LLC, Rahul Meta, Scott Mead, KTW Schindler Investments S.A., Broadway Video Ventures LLC, S-Curve Holdings LLC, Ali Rowghani, Milestone Venture Partners III LP, Milestone Venture Partners III New York LP, and Milestone Venture Partners IV LP. The actions subject to this consent right include: (i) altering or changing the rights, powers or privileges of Common Stock by way of amending the certificate of incorporation or bylaws or otherwise, (ii) increasing or decreasing the authorized number of shares of Common Stock, (iii) authorizing or creating (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Common Stock; (iv) redeeming or repurchasing any shares of capital stock (other than pursuant to Company’s right to repurchase shares at the original cost, including as may result from equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services); (v) effecting any Deemed Liquidation Event (as defined in the certificate of incorporation), merger, other corporate reorganization, sale of control or any transaction in which all or substantially all of the assets of the Company are sold; (vi) amending or waiving any provision of the Company’s Restated Certificate or Bylaws; (vii) declaring or paying any dividend or otherwise making certain distributions to holders of any series of capital stock; (viii) increasing or decreasing the authorized number of directors of the Company constituting the board of directors; or (ix) liquidating, dissolving or winding-up the business and affairs of the Company, or consent, agree or commit to any of the foregoing without conditioning such consent, agreement or commitment upon obtaining the above-described required approvals.
The Voting Agreement includes a provision under which parties to the agreement agreed to waive their right to a trial by jury with respect to disputes arising under the agreement. However, YouNow does not believe that claims under the federal securities laws shall be subject to the waiver of the right to a jury trial, and YouNow believes that these provisions do not impact the rights of the parties to the agreement to bring claims under the federal securities laws or the rules and regulations thereunder. Additionally, despite a potential investor agreeing to the provisions in the agreement, investors will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder. The Voting Agreement does not define or limits the rights of Props Token holders.
Forum Selection
The bylaws of YouNow provide that the Court of Chancery of the State of Delaware shall be the exclusive forum for certain litigation matters, including any derivative action. The choice of forum provision as set forth in the bylaws of YouNow does not apply to any actions arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. YouNow does not believe that its bylaws define or limit the rights of Props Token holders.
Limitation of Liability and Indemnification
The certificate of incorporation and bylaws of YouNow provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of the directors of YouNow that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.
Subject to certain limitations, the bylaws of Props PBC limit the liability of YouNow, Inc., its sole shareholder, for monetary damages and provide that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its sole member.
The bylaws of Props PBC provide that to the fullest extent permitted by applicable law YouNow will not be liable to Props PBC. YouNow shall not be liable against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of Props PBC and attorney’s fees and disbursements) arising from the performance of any of its obligations or duties in connection with its service to Props PBC or the bylaws of Props PBC, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which YouNow, or any of its directors or officers, may hereafter be made party by reason of being or having been our sole member.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
Non-Employee Director Compensation
To date, none of our non-employee directors has received any cash, equity or token compensation for serving on our board of directors, with the exception of Mr. Shah, who received options to purchase 51,054 shares of YouNow’s common stock with an exercise price of $0.10 in 2011, and options to purchase 25,000 shares of YouNow’s common stock with an exercise price of $0.25 in 2018. One-quarter (1/4) of the shares subject to each option grant vest on the first anniversary of the grant’s respective commencement date, with the remainder of the shares vesting 1/48th monthly thereafter.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation of the three highest paid persons who were our executive officers during the years ended December 31, 2018 and 2017:

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total
Adi Sideman
Chief Executive Officer	2018	$210,000	$—	$—	$—	$210,000
	2017	$180,000	$—	$—	$—	$180,000
Yonatan Sela
Chief Business Officer	2018	$220,000	$—	$36,542	$—	$256,542
	2017	$180,000	$—	$71,016	$—	$251,016
Eran Kalmanson
Chief Technology Officer	2018	$235,000	$—	$25,998	$—	$260,998
	2017	$180,000	$—	$88,770	$—	$268,770
2011 Stock Option and Grant Plan
Our 2011 Stock Option and Grant Plan, or our 2011 Plan, was adopted by our board of directors and approved by our stockholders in May 2011. Our 2011 Plan allows us to provide awards of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, restricted stock, and unrestricted stock (each, an “award” and the recipient of such award, a “grantee”) to eligible officers, key employees, directors, and contract consultants of ours and any parent or subsidiary of ours.
As of December 31, 2018, there were options to purchase 4,742,888 shares of our common stock outstanding under our 2011 Plan.
Reserved Shares . In April 2019, we increased the number of shares of common stock reserved for grant under the 2011 Plan by an additional 40,420,081 common shares, pursuant to which 41,600,000 shares of common stock were available for grant immediately after such change, and 50,869,975 shares of common stock were reserved for issuance (such figure representing the total pool plus outstanding options issued). This increase was made in connection with the recapitalization described under “ Certain Relationships and Related Party Transactions—Preferred Stock Conversion Agreement .” The total number of shares reserved for grant under the 2011 Plan is subject to adjustment as provided in our 2011 Plan. Shares may be either authorized but unissued shares and/or shares that were once issued and subsequently reacquired by us. Our board of directors shall be empowered to take any appropriate action required to make shares available for awards granted under our 2011 Plan. Any shares subject to awards, in respect of which the right of a grantee to purchase the same will, for any reason, terminate, expire or otherwise cease to exist, will again be available for grant under our 2011 Plan.
Plan Administration. Our 2011 Plan is administered by our board of directors or one or more committee appointed by our board of directors. The administrator may from time to time adopt such rules and regulations for carrying out our 2011 Plan as it may deem best. With respect to participation by an officer or a director of ours or any other person whose transactions in shares are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at any time that any class of our equity securities is registered pursuant to Section 12 of the Exchange Act, our 2011 Plan shall be administered in compliance with the requirements, if any, of Rule 16(b)-3 of the Exchange Act, such that any transaction pursuant to our 2011 Plan will be exempt from Section 16(b) of the Exchange Act.
The interpretation and construction by the administrator of any provision of our 2011 Plan or of any award thereunder is final and conclusive. Subject to the general terms and conditions of the 2011 Plan, the administrator has full authority in its discretion, from time to time and at any time, to determine (i) the grantees, (ii) the number of shares to be covered by each award, (iii) whether to designate options as incentive stock options or nonqualified stock options, (iv) the time or times at which the same shall be granted and shall expire, (v) the fair market value of the shares of our capital stock or other property, (vi) the schedule and conditions on which awards may be exercised and on which shares will be paid for, (vii) the exercise price of the shares covered by each award granted hereunder and the method of payment of such price, (viii) the method for satisfaction of any tax withholding obligation arising in connection with the award, including the withholding or delivery of shares subject to award, (ix) the timing, terms and conditions of a grantee’s ability to exercise the award or the vesting schedule of any award acquired upon the exercise thereof, (vi) any other matter which is necessary or desirable for, or incidental to, the administration of our 2011 Plan. In addition, the administrator has the power shall have the power to: (i) approve one or more forms of award agreement; (ii) amend, modify, extend, cancel or renew any award or waive any restrictions or conditions applicable to any award or any shares acquired upon the exercise thereof; (iii) accelerate, continue, extend or defer the exercisability of any award or the vesting of any award, including with respect to the period following a grantee’s termination of service with us; (iv) prescribe, amend or rescind rules, guidelines and policies relating to our 2011 Plan, or to adopt supplements to, or alternative versions of, our 2011 Plan, including, without limitation, as the administrator deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted awards; (v) correct any defect, supply any omission or reconcile any inconsistency in our 2011 Plan or any award agreement and to make all other determinations and take such other actions with respect to our 2011 Plan or award as the administrator may deem advisable to the extent not inconsistent with the provisions of our 2011 Plan or applicable law; and (vi) impose a “blackout” period during which a grantee’s right to exercise options and/or sell, purchase, or otherwise acquire or transfer shares will be limited.
Stock Options. Our 2011 Plan permits the grant of incentive stock option and nonqualified stock options. Any person who is not an employee on the effective date of the grant of a stock option may not be granted an incentive stock option. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of stock options granted under our 2011 Plan. Each award of stock options will be evidenced by an option agreement specifying the terms and conditions of such stock option, including the number of shares covered by such option, the dates such option may be exercised, the exercise price, the schedule on which such shares may be paid for, and such other terms and conditions as the administrator at its discretion may prescribe, consistent with our 2011 Plan. The exercise price of a stock option may not be less than 100% of the fair market value of a share and the term of a stock option generally may not be more than 10 years, except that an incentive stock option may not be granted to an individual who, at the time the stock option is granted, owns stock possessing more than 10% of the total combined voting power of all our classes of stock, its parent or its subsidiaries, unless the exercise price per share is not less than 110% of the fair market value of a share on the date of grant of such incentive stock option and the term of such incentive stock option is no more than 5 years. The administrator will determine the methods of payment of the exercise price of an option, which may be in cash or cashier’s or certified check, or such other method of payment determined by the administrator. After the termination of a grantee’s service, the grantee may exercise grantee’s stock option for the period of time stated grantee’s stock option agreement, which is generally 30 days, except in the case of a termination by reason of death or disability, in which case such period is generally 6 months, and in the case of a termination for cause, in which case the applicable stock option will immediately terminate.
Restricted Stock. Our 2011 Plan permits the grant of restricted stock. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of restricted stock granted under our 2011 Plan. Each award of restricted stock will be evidenced by a restricted stock agreement specifying the terms and conditions of the restricted stock, including any applicable purchase price and the restricted and conditions applicable to such restricted stock. Such restrictions and conditions may be based on continuing employment (or other service relationship), achievement of pre-established performance goals and objectives and/or such other criteria as the administrator may determine. The restricted stock award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the restricted stock.
Unrestricted Stock. Our 2011 Plan permits the grant of unrestricted stock. Subject to the provisions of our 2011 Plan, the administrator determines the terms and conditions of unrestricted stock granted under our 2011 Plan. Each award of unrestricted stock will be evidenced by a restricted stock agreement specifying the terms and conditions of the restricted stock. An eligible person may, with consent of the administrator, elect to receive a portion of any cash compensation otherwise due to such grantee in the form of shares of unrestricted stock either currently or on a deferred basis.

Non-transferability of Awards. No stock option shall be assignable or transferable by the grantee to whom granted otherwise than by will or the laws of descent and distribution, and a stock option and/or awards may be exercised during the lifetime of the grantee only by such grantee or by such grantee’s guardian or legal representative. The terms of such option and/or awards shall be binding upon the beneficiaries, executors, administration, heirs and successors of such grantee. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in our 2011 Plan or in the restricted stock award agreement. Additionally, the right to receive shares of unrestricted stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.
Transferability Limitations with Respect to Shares; Right of First Refusal. Shares issued pursuant to awards generally are not transferable to any third party without the prior approval of the administrator. Should the administrator approve such transfer, it shall be subject to a right of first refusal as set forth in our 2011 Plan. Shares issued pursuant to awards may also be subject to one or more repurchase options, or such other conditions and restrictions as may be determined by the administrator in its discretion at the time the award is granted.
Voting Rights. Concurrently with the exercise of any stock option and vesting of any restricted stock or unrestricted stock award, and as a condition precedent to such exercise and/or the issuance of any shares in respect thereof, the grantee will be required to sign and deliver to us an irrevocable power of attorney and voting proxy in such form as may be prescribed by the administrator.
Stockholders’ Agreement. We may require the holder of restricted stock and unrestricted stock to be bound by any stockholders’ agreement in effect from time to time among the holders of the same class of stock.
Share Adjustments. In the event that our outstanding shares are increased, decreased or changed into, or exchanged for a different number or kind of securities, without receipt of consideration by us, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise, (i) appropriate and proportionate adjustments shall be made to the number and kind of securities and exercise price for the securities subject to the award which may thereafter be granted under our 2011 Plan, (ii) appropriate and proportionate adjustments shall be made to the number and kind of and exercise price for the securities subject to the then outstanding award, and (iii) appropriate amendments to the option agreements shall be executed by us and each grantee if the administrator determines that such amendments are necessary or desirable to reflect such adjustments. If determined by the administrator to be appropriate, in such an event that involves the substitution of securities of a corporation other than ours, the administrator shall make arrangements for the assumptions by such other corporation of any awards then or thereafter outstanding under our 2011 Plan. Notwithstanding the foregoing, such adjustment in outstanding awards, shall be made without change in the total exercise price applicable to the unexercised portion of the awards but with an appropriate adjustment to the number of securities, kind of securities and exercise price for each of the securities subject to the awards. The determination by the administrator as to what adjustments, amendments or arrangements shall be made pursuant to our 2011 Plan, and the extent thereof, will be final and conclusive. No fractional shares shall be issued under our 2011 Plan on account of any such adjustment or arrangement.
Change of Control. Our 2011 Plan provides that in the event of a Change in Control (as defined in our 2011 Plan), each outstanding award shall be treated as the administrator determines, including, without limitation, that each stock option be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction. In the event that an award is not assumed or substituted for following the Change in Control, the award shall terminate as of the date of the closing of the Change in Control and the administrator shall notify the grantee in writing or electronically of such termination.
Amendment; Termination. The administrator may at any time discontinue granting awards under our 2011 Plan or otherwise suspend, amend or terminate our 2011 Plan and may, with the consent of a grantee, make such modification of the terms and conditions of such stock options as it deems advisable. Such an amendment or modification to our 2011 Plan will be deemed adopted as of the date of the action of the administrator effecting such amendment or modification and will be effective immediately, unless otherwise provided therein, subject to approval thereof (i) within twelve (12) months before or after the effective date by our stockholders holding not less than a majority vote of our voting power voting in person or by proxy at a duly held stockholders meeting when required to maintain or satisfy the requirements of Code Sections 421 and 422 with respect to incentive stock options, (ii) by any appropriate governmental agency if required, or (iii) by a securities exchange or automated quotation system if required. No awards may be granted during any suspension or after termination of our 2011 Plan.
Repricing Offering for Stock Options under 2011 Plan
On April 3, 2019, we offered to our employees the opportunity to effectively reprice all outstanding options to purchase shares of our common stock previously granted under the 2011 Plan to an exercise price of $0.05. In connection with this offer, all options tendered to us before a deadline set as twenty one days after the offer date were subject to this right. All shares of common stock that may have vested under tendered options were forfeited in connection with this effective repricing, as all shares of Common Stock were deemed unvested as of the date of grant of the new grant. Further, the exercise price of tendered options was not the only term or conditions of the tendered options that changed; upon tendering an option and the issuance of a new grant, each option holder received a new notice of option grant and stock option agreement governing the terms of the repriced option grant. These new grants constitute entirely new grants to purchase shares of YouNow’s Common Stock. Furthermore, these new grants set forth different terms, including, without limitation, a new vesting schedule (beginning as of the date of the new grant), new exercise periods post termination and a new expiration date.
Employment Arrangements with our Named Executive Officers
Each of our named executive officers is employed “at will.”
Adi Sideman, Chief Executive Officer
Mr. Sideman’s current annual base salary is $178,500, which is paid by YouNow.
Yonatan Sela, Chief Business Officer
Mr. Sela’s current annual base salary is $220,000, which is paid by YouNow. In April 2019, we agreed to terms with Mr. Sela to pay a retention bonus only if Mr. Sela is an employee and in good standing with YouNow as of the end of business on December 31, 2019. The bonus is being held in escrow by YouNow’s outside general counsel pursuant to an escrow agreement.
Eran Kalmanson, Chief Technology Officer
Mr. Kalmanson’s current annual base salary is $199,750, which is paid by YouNow.
Alejandro Moreno-Paz, Vice President of Finance
Mr. Moreno-Paz’s current annual base salary is $157,500, which is paid by YouNow.

Outstanding Equity Awards at Fiscal Year End
Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued by YouNow to its named executive officers as of December 31, 2018.

Name	Type of securities underlying unexercised options	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Yonatan Sela	Common Stock	106,533(1)	2,267	$0.48	1/13/2025
	Common Stock	47,125(1)	10,875	$1.05	8/31/2025
	Common Stock	43,750(1)	31,250	$1.05	8/03/2026
	Common Stock	57,500(2)	62,500	$0.21	12/31/2026
	Common Stock	17,187(2)	57,813	$0.25	1/09/2028
	Common Stock	35,802(2)	209,698	$0.25	4/30/2028

Eran Kalmanson	Common Stock	54,000(1)	—	$0.20	3/31/2024
	Common Stock	56,000(1)	—	$0.48	11/08/2024
	Common Stock	50,000(1)	10,000	$1.05	7/31/2025
	Common Stock	14,583(1)	5,417	$1.05	12/31/2025
	Common Stock	86,395(1)	56,605	$1.05	7/13/2026
	Common Stock	71,875(2)	78,125	$0.21	12/31/2026
	Common Stock	17,187(2)	57,813	$0.25	1/09/2028
	Common Stock	23,114(2)	135,386	$0.25	4/30/2028

Alejandro Moreno-Paz	Common Stock	13,125(1)	1,875	$0.48	6/19/2025
	Common Stock	11,562(1)	3,438	$1.05	10/29/2025
	Common Stock	9,062(1)	5,938	$1.05	7/12/2026
	Common Stock	23,958(1)	26,042	$0.75	12/30/2026
	Common Stock	8,333(2)	16,667	$0.21	7/30/2027
	Common Stock	9,166(2)	30,834	$0.21	1/8/2028
	Common Stock	1,531(2)	8,969	$0.25	4/28/2028
__________________

(1)
Twenty-five percent of the shares subject to the option are scheduled to vest on the one year anniversary of the vesting commencement date and 1/36 of the shares subject to the option are scheduled to vest each month thereafter on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date.

(2)
1/48 of the shares subject to the option are scheduled to vest each month on the same day of the month as the vesting commencement date, subject to the named executive officer’s continued service through each such date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Props Foundation Public Benefit Corporation, a Delaware public benefit corporation and a wholly owned subsidiary of YouNow, Inc., a Delaware corporation, are both offering Props Tokens qualified in this offering circular. The following is a summary of transactions since January 1, 2017 to which either YouNow or Props PBC has been a party in which (a) the amount involved exceeded the lesser of (i) $120,000 and (ii) 1% of the average total assets at year end for the last two fiscal years and (b) any of our executive officers, directors, promoters or beneficial holders of more than 10% of any class of our voting securities, or any immediate family member of the above persons, other than compensation arrangements which are described under the sections of this offering circular captioned “Management—Non-Employee Director Compensation” and “Executive Compensation.”
YouNow, Inc.
Debt Payable by Assets Agreements
In June 2018, YouNow Services entered into DPAs under the exemption provided by Regulation CF,. See “Other Offerings” for additional details regarding the terms of the DPAs. At the time of the DPA offering, YouNow owned 80% of the equity of YouNow Services and Crowd Include LLC owned 20% of the equity of YouNow Services. In December 2018, YouNow purchased the 20% equity interest held by Crowd Include LLC in exchange for consideration of $100, pursuant to the terms of that certain Operating Agreement of YouNow Services, dated December 4, 2017. YouNow may in the future determine to dissolve YouNow Services. Upon such dissolution, YouNow will issue $10,000 worth of Props Tokens, valued at the then-current valuation, to Crowd Include LLC, the former minority equityholder in YouNow Services.
YouNow caused YouNow Services to assign its repayment obligations under the DPAs to YouNow in June 2019, and YouNow has distributed Props Tokens to satisfy repayment obligations under the DPAs as described under “Other Offerings.”
In December 2017, YouNow entered into an agreement with YouNow Services pursuant to which YouNow agreed to sell to YouNow Services the number of Props Tokens necessary to satisfy YouNow Service’s obligations to deliver Props Tokens under the DPAs. In return, YouNow will be entitled to receive from YouNow Services the net proceeds from YouNow Services’ sale of the DPAs. Because the DPAs were assigned to YouNow, YouNow and YouNow Services intend to terminate this agreement.
Preferred Stock Conversion Agreement
On April 5, 2019, we amended and restated our certificate of incorporation. The certificate of incorporation that is included as an exhibit to this offering circular and which will be in effect upon the completion of this offering now provides that the total number of shares of all classes of stock which YouNow shall have authority to issue is 139,189,499 shares, all of which shall be designated as Common Stock, par value $0.001 per share. Previously, our certificate of incorporation had provided for certain classes of preferred shares, which were converted, contemporaneously with the filing of our current certificate of incorporation with with Secretary of State of the State of Delaware, pursuant to a Preferred Stock Conversion Agreement by and among YouNow, the holders of shares of Series A Preferred Stock, the holders of shares of Series A-1 Preferred Stock, the holders of shares of Series A-2 Preferred Stock, the holders of shares of Series B Preferred Stock, and the holders of shares of Series B-1 Preferred Stock (the “Conversion Agreement”). Pursuant to the terms of the Conversion Agreement, (i) the shares of Series A Preferred Stock were converted into shares of Common Stock on a 1:1 basis, (ii) the shares of Series A-1 Preferred Stock were converted into shares of Common Stock on a 1:1.7722 basis, (iii) the shares of Series A-2 Preferred Stock were converted into shares of Common Stock on a 1:1.9038 basis, (iv) the shares of Series B Preferred Stock were converted into shares of Common Stock on a 1:3.5172 basis, and (v) the shares of Series B-1 Preferred Stock were converted into shares of Common Stock on a 1:8.9191 basis. As a result, shares of Preferred Stock of the Company issued and outstanding immediately prior to the effective date of our current certificate of incorporation and the Conversion Agreement ceased to exist and were terminated, and all rights, powers, preferences and privileges of the Preferred Stock were terminated in their entirety.

We entered into a Second Amended and Restated Investor Rights Agreement in connection with our entry into the the Conversion Agreement. The Second Amended and Restated Investor Rights Agreement includes a provision under which parties to the agreement agreed to waive their right to a trial by jury with respect to disputes arising under the agreement. However, YouNow does not believe that claims under the federal securities laws shall be subject to the waiver of the right to a jury trial, and YouNow believes that these provisions do not impact the rights of parties to the agreement to bring claims under the federal securities laws or the rules and regulations thereunder. Additionally, despite agreeing to the provisions in the agreement, parties to the agreement will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder. The Second Amended and Restated Investor Agreement does not define or limits the rights of Props Token holders.
Other Transactions
We have entered into separate indemnification agreements with each of our directors. For a description of these agreements, see the section of this offering circular captioned “Management—Limitation of Liability and Indemnification.”

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of (i) the capital stock of Yo uNow at July 1, 2019, and (ii) t he ownership of the Props Tokens as of the date following their distribution, and as adjusted to reflect the distribution of Props Tokens offered by use in this offering, for:

•	each person, or group of affiliated persons, who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.
None of the persons listed above own any Props Tokens. Props PBC is a wholly-owned subsidiary of YouNow.
The percentage of beneficial ownership shown in the table is based upon 139,189,499 shares outstanding as of July 1, 2019. The percentage of token ownership sold is based upon 427,583,241 Props Tokens outstanding and issued or issuable, including the (i) 249,583,241 Props Tokens outstanding and issued or issuable as described under “ Other Offerings ” and (ii) all 178 million Props Tokens currently estimated to be included in this offering pursuant to Regulation A (based on the assumption that they are all distributed).
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after July 1, 2019. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o YouNow, Inc., 245 5th Avenue, 6th Floor, New York, New York 10016.

Name of Beneficial Owner	Beneficial Ownership of YouNow, Inc. voting securities		Beneficial Ownership of Props Tokens
	Shares	Percentage	Tokens	Percentage
5% Stockholders:
Entities associated with Venrock(1)	31,767,261	22.823%	0	*
Entities associated with Union Square Ventures(2)	13,509,847	9.706%	0	*
Shatki Group(3)	4,259,029	3.060%	0	*
Zeev Ventures II, L.P. (4)	17,861,157	12.832%	0	*
Directors and Named Executive Officers:
Adi Sideman(5)	11,898,327	8.548%	0	*
Yonatan Sela(6)	4,522,294	3.249%	0	*
Eran Kalmanson(7)	2,355,846	1.693%	0	*
Alejandro Moreno-Paz(8)	764,681	*	4,821	*
Oren Zeev(9)	24,097,702	17.313%	0	*
Andy Weismann(2)	13,509,847	9.706%	0	*
David Pakman(1)	31,767,261	22.823%	0	*
Shaival Shah(10)	163,744	*	0	*

All directors and executive officers as a group (8 persons)	89,079,702	63.999%	4,821	*
__________________

*	Represents beneficial ownership of less than 1%

(1)
Consists of (i) 14,076,660 shares of Series B Preferred stock converted to common and 15,377,946 shares of Series B-1 Preferred stock converted to common held by Venrock Associates VI, L.P.; and (ii) 1,105,241 shares of Series B Preferred stock converted to common and 1,207,414 shares of Series B-1 Preferred stock converted to common held by Venrock Partners VI, L.P. Venrock Management VI, LLC and Venrock Partners Management VI, LLC (together, the “Management Entities”) are the sole general partners of Venrock Associates VI, L.P. and Venrock Partners VI L.P., respectively, and may be deemed to own these shares. David Pakman is a member of each of the Management Entities and as such, he may be deemed to share voting power and investment control over the shares held of record by Venrock Associates VI, L.P. and Venrock Partners VI, L.P. Each of these entities and David Pakman disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. Voting and dispositive decisions for these shares are made by the Management Entities, each of which has more than three members.

(2)
Consists of (i) 1,596,768 shares of Series A-1 Preferred stock converted to common, 2,456,665 shares of Series A-2 Preferred stock converted to common and 2,065,025 shares of Series B Preferred stock converted to common held by Union Square Ventures 2012 Fund, LP; (ii) 6,888,220shares of Series B-1 Preferred stock converted to common held by USV 2012, LP; and (iii) 61,771shares of Series A-1 Preferred stock converted to common, 95,037 shares of Series A-2 Preferred stock converted to common, 79,886 shares of Series B Preferred stock converted to common and 266,475 shares of Series B-1 Preferred stock converted to common held by USV Investor 2012 Fund, LP. Andy Weissman is a managing partner at Union Square Ventures and as such, he may be deemed to share voting power and investment control over the shares held of record by Union Square Ventures 2012 Fund, LP, USV 2012, LP and USV Investor 2012 Fund, LP. Each of these entities and Andy Weissman disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. Voting and dispositive decisions for these shares are made by the members of the managing partners at Union Square Ventures: Frederick Wilson, R. Bradford Burnham III, Albert Wenger, John Buttrick, and Andy Weissman

(3)
Consists of (i) 48,938 shares of common stock, (ii) 1,275,765 shares of Series A Preferred stock converted to common, (iii) 637,899 shares of Series A-1 Preferred stock converted to common, (iv) 1,020,631 shares of Series B Preferred stock converted to common, and (v) 1,275,796 shares of Series B-1 Preferred stock converted to common.

(4)	Consists of 17,861,157 shares of Series B-1 Preferred stock converted to common.

(5)
Consists of (i) 4,527,086 shares of common stock; and(ii) 63,792 shares of Series A-2 Preferred stock converted to common and 7,307,449 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sideman with an exercise price of $0.05. 100% of the option grants fully vested at issuance on April 18, 2019.

(6)
Consists of (i) 108,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05; (ii) 55,583 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05; (iii) 54,687 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05; (iv) 75,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05; (v) 28,125 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05; (vi) 71,604 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05 and (vii) 3,080,793 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Sela with an exercise price of $0.05. One-quarter (1/4) of the shares subject to the first three option grants shall vest on the first anniversary of its respective commencement date, which is either January 14, 2015, September 1, 2015 or August 4, 2016, respectively, with each of the following three option grants vesting 1/48th monthly from its respective commencement date, which is either January 1, 2017, January 10, 2018 or May 1, 2018, with each of the following one option grant vesting 1/12th monthly from its respective commencement date, which is December 31, 2019 subject to Mr. Sela’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(7)
Consists of (i) 54,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (ii) 56,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (iii) 58,750 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (iv) 17,500 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (v) 107,250 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (vi) 93,750 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (vii) 28,125 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05; (viii) 46,229 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05 and (ix) 1,537,892 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Kalmanson with an exercise price of $0.05. The first two option grants are fully vested. One-quarter (1/4) of the shares subject to the next three option grants shall vest on the first anniversary of its respective commencement date, which is either August 1, 2015, January 1, 2016 or July 14, 2016 respectively, with each of the following three option grants vesting 1/48th monthly from its respective commencement date, which is either January 1, 2017, January 10, 2018 or May 1, 2018, with each of the following one option grants vesting 1/36th monthly from its respective commencement date, which is January 1, 2019 subject to Mr. Kalmanson’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(8)
Consists of (i) 15,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05; (ii) 13,750 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05; (iii) 11,250 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05; (iv) 31,250 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05; (v) 11,979 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05; (vi) 15,000 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05; (vii) 3,062 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05 and (viii) 493,544 shares of YouNow, Inc’s common stock underlying options owned by Mr. Moreno-Paz with an exercise price of $0.05. One-quarter (1/4) of the shares subject to the first three option grants shall vest on the first anniversary of its respective commencement date, which is either June 22, 2015, November 1, 2015 or July 14, 2016, respectively, with each of the following four option grants vesting 1/48th monthly from its respective commencement date, which is either August 1, 2017, January 1, 2018 or May 1, 2018, with each of the following one option grants vesting 1/36th monthly from its respective commencement date, which is January 1, 2019 subject to Mr. Moreno-Paz’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(9)
Consists of: (i) 48,938 shares of common stock, 1,275,765 shares of Series A Preferred stock converted to common, 637,899 shares of Series A-1 Preferred stock converted to common, 1,020,631 shares of Series B Preferred stock converted to common, and 1,275,796 shares of Series B-1 Preferred stock converted to common held by Shatki Group; (ii) 17,861,157 shares of Series B-1 Preferred stock converted to common held by Zeev Ventures II, L.P.; and (iii) 1,275,799 shares of Series A-1 Preferred stock converted to common and 701,717 shares of Series A-2 Preferred stock converted to common held by Zeev Children Trust. Voting and dispositive decisions are made by general partner Oren Zeev. Each of these entities and Oren Zeev disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(10)
Consists of: (i) 51,054 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Shah with an exercise price of $0.05; (ii) 9,375 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Shah with an exercise price of $0.05 and (ii) 103,315 shares of YouNow, Inc.’s common stock underlying options owned by Mr. Shah with an exercise price of $0.05. Mr. Shah’s first option grant is fully vested, his second option grant vests 1/4th, 1/36th from its respective commencement date, which is January 1, 2018 and his third option grant vests 1/36th monthly from its respective commencement date, which is January 1, 2019.

DESCRIPTION OF THE PROPS TOKENS BEING OFFERED
Ownership of Props Tokens
Props Tokens are Ethereum-based and “ERC-20”-compliant cryptographic tokens, which means that they are a digital asset existing on the Ethereum blockchain and the rules governing basic functions of the Ethereum-based “smart contract” that creates Props Tokens (the “Token Code”) adhere to widely-known conventions. See “—Terms of the Token Code” below for additional information about what these conventions are. Ownership of Props Tokens, therefore, is only recorded in a record inscribed in the Ethereum blockchain.
This ownership is evidenced through the association of a certain number of Props Tokens with particular public key or wallet address as recorded on the Ethereum blockchain. See “—Token Transfers” for additional information about the process of associating Props Tokens with a public key or wallet address on Ethereum.
We anticipate that the initial associations with certain wallet addresses in the Token Code will be as described in “—Token Supply.” Each such wallet and public key will have an associated private key, and in order to control the Props Tokens associated with a particular public key, including to send Props Tokens to another person as described under “—Token Transfers,” the token holder must prove she also controls the private key. Control of the private key is, in turn, proven by providing a digital signature on any digital record addressing Props Token operations associated with the public key—which signature can only be made if the holder knows the private key. As a result, control or knowledge of the private key associated with a wallet and public key determines a Props Token holder’s ability to control any Props Tokens issued to her. Props Tokens are not otherwise tracked, are not designated by a specific serial number or other unique identifier, and are, therefore, interchangeable and fungible.
As a result of the importance of controlling the private key associated with a wallet and public key address, it is necessary for a Props Token holder to ensure the security and privacy of a private key associated with the wallet and public key holding Props Tokens. If the private key is lost, the Props Token holder will no longer be able to control the Props Tokens. This will result in the holder’s inability to transfer the Props Tokens, though the holder may still be able to use the Props Tokens in apps that already associate the holder with the wallet and public key address. If, however, the private key is stolen or otherwise shared with another person, the other person will be able to control the Props Tokens associated with that wallet and public key address, and as a result, may transfer the Props Tokens to another person, thereby denying the Props Token holder the use Props Tokens in an app, for example. See “ Risk Factors— As a holder of Props Tokens, you will be responsible for securing and maintaining your private keys and otherwise following cybersecurity best practices. Failure to do so may result in the loss of all your tokens” for more information about the necessity of keeping private keys safe.
Terms of the Token Code
The Token Code defines rules as to what network operations can be performed on the Props Tokens. These rules constitute the terms of the “smart contract” and define what holders of Props Tokens may do with a Props Token on the Ethereum blockchain. The Token Code conforms to the “ERC-20” technical standard for “smart contracts” on the Ethereum blockchain, which is a technical standard that requires certain basic rules that define how the Token Code functions. These basic functions are generally described below:

•	totalSupply: This function allows any user to query the Token Code to determine the total number of Props Tokens that may be issued by the Token Code.

•	balanceOf: This function allows any user to query the Token Code to determine the total number of Props Tokens held by a particular wallet address.

•	transfer: This function allows users with a wallet address associated with Props Tokens to send any amount of those Props Tokens to another wallet address.

•
approve: This function allows users with a wallet address associated with Props Tokens to give permission to an external “smart contract” to transfer an amount of their tokens. This is the standard way for contracts to interact with tokens, and a requirement for the ERC-20 specification.

•	allowance: This function allows any user to query the Token Code to determine the total number of Props Tokens a particular wallet address has "approved" to a contract.

•	transferFrom: This function allows a “smart contract” which has previously been “approved,” to transfer a user’s token, up to the approved allowance.
In addition to these basic, ERC-20-defined rules, our Token Code also provides for extra rules, in addition to the minimum standards for compliance with ERC-20, with the material terms generally described below:

•
ownable: Certain functionality under the “smart contract” is limited to an owner, or “Controller,” as noted below. See “Description of The Props Network” and “Description of The Props Network—Props PBC” for additional details about the Controller.

•
upgradeable: The Controller can deploy a new version of the Token Code. We may use this functionality to make changes to the Token Code as described under “—YouNow Smart Contract Modifications and Changes to Token Functionality.”

•
mintable: The Controller can create tokens (i.e., create them and send them to a wallet address). This function is performed for the issuances to Props PBC and the initial creation of Props Tokens to be held by YouNow and the Protocol Rewards Engine “smart contract.” Primary issuances by YouNow are effected through transfers from YouNow’s wallet to a third party’s wallet address.

•
fixed supply: The Token Code has a maximum supply, set to 1,000,000,000 which is the maximum number of Props tokens that can be created. This can only be changed by using the “upgradeable” function described above. See “—Token Supply” for additional details regarding changes to the maximum supply of Props Tokens.

•	presigned transfer: Allow Props Token holders to authorize the transfer of their tokens, but let a third party pay the “gas” fee on their behalf. See “—Token Transfers” for additional detail.

•
bondable : This function will be disabled upon qualification, but, in the future, it will allow Props Token holders to “bond” a portion of their Props Tokens by using this function, which puts the bonded Props Tokens in a locked, non-transferable state. Running this function will also allow the holder to unbond any Props Tokens the holder previously bonded. Upon unbonding Props Tokens, there will be a 45 day waiting period before they can be transferred again. This function would be used in connection with a Validator’s participation in any future requirement that a Validator “stake” tokens in order to participate as a Validator. See ” Description of the Props Network—The Validators ” for additional detail regarding these plans for potential, future staking. In other words, Validators could be required to run this function in order to participate as a Validator. This bonding function would only be required of persons who are performing important functions for the Props Network, like Validators. The 45 day waiting period after unbonding was chosen by YouNow as a means to provide such important participants additional disincentives to perform malicious actions that could harm the value of Props Tokens. For example, upon incorporation of a staking requirement for Validators, a Validator cannot sell or transfer these Props Tokens during the time the Validator is in a position to act maliciously—and for a period of 45 days thereafter.

We have provided a copy of the rules of the Token Code as an exhibit to this offering circular. Undetected bugs or flaws in the “smart contract” implementing software, however, may result in a failure of the network to observe all the rules outlined below, which could compromise the usefulness of the tokens and, as a result, their value. See “Risk Factors—The Props Network, including the Protocol Rewards Contract, relies on software and programming that is complex, and if it contains undetected errors, the Props Network could be adversely affected.” for additional details.
In order to run any of these functions, a user must be running certain software—either Ethereum node software, which may be accessed at https://www.ethereum.org/build/, or “wallet” software compatible with Ethereum, including for example, Coinbase Wallet, Trust Wallet, Metamask, and others. Upon running the Ethereum node software, the user will be able to submit transactions to the Ethereum network to run the above-described functions in the Token Code. Many users may, however, find that running “wallet” software is an easier way of interacting with Ethereum “smart contracts” like the Token Code. Upon running wallet software, a user will be able to submit transactions to the Ethereum network to perform the “transfer” function, and for many users, we would expect this will be the only function of importance. To submit transactions to the Ethereum network to run the other functions within a wallet, users will need to load a decentralized app (dapp) user interface within the wallet specific to the Token Code, which is often referred to as a “dapp browser,” to interact with the Token Code. Anyone can build one of these interfaces for wallet software and make it publicly available. YouNow may build such an interface if there is a demand for users to access the non-“transfer” functions and no other interfaces are available.
In order to submit a transaction to the Ethereum network to perform any of these Token Code operations, a user will have to prove she has access to the private key paired to public key by providing an appropriate digital signature to the digital record of the network operation. See “Ownership of Props Tokens” above for additional discussion regarding private keys. Further, in order to perform any of these functions, a transaction should include both a “gas” payment as described under “—Gas Payments and Token Transfers” and any information necessary to complete the function. For example, in order to complete a “transfer” function, the user must include information about the addressee. See “Token Transfers” for additional information regarding this function. The specific types of information and formatting required in order to run each of these functions is defined in the code of the Token Code.
Receiving Props Tokens
You may receive Props Tokens from us in the ways described in “Plan of Distribution.” For more specific descriptions of the ways you may receive Props Tokens in connection with the Props Live Video App rewards system, see “Description of the Props Live Video App—Props Live Video App Rewards.”
Any rewards and grants are, however, made subject to additional administrative steps and checks that must be completed prior to a Props App user or grantee claiming Props Tokens. Users and grantees will only be able to receive Props Tokens when they have completed all of these necessary steps. Below, we have described the steps that must be taken, subsequent to completing the in-app community or contribution activities necessary to earn rewards or grants, in order to receive Props Tokens from us:
Steps to Be Taken By the User
Prior to any issuance of Props Tokens to any person, a recipient will be required to complete our standard KYC and AML procedures, complete all requested tax forms, and complete any other documentation we may require. See “Plan of Distribution” for additional details. In addition, if the recipient is receiving Props Tokens in connection with a Props App rewards program, the app user must complete all additional steps required by the relevant Props App, including anything required by the Props App’s terms of use, in order to receive Props Tokens in connection with the rewards program. See “Description of the Props Live Video App—Terms of Receiving Rewards” for discussion of these steps in the specific context of app rewards for users of the Props Live Video App.
Once a recipient has completed these steps and regardless of the method through which Props Tokens are being provided, receipt of Props Tokens requires a “wallet”—which is the form in which a public key can be presented and recorded on the Ethereum blockchain. Wallet addresses are associated with Props Token ownership and, therefore, may be used to indicate the ownership of digital assets. Any “wallet” software compatible with Ethereum will support interaction with Props Tokens, and YouNow is aware of several wallet providers that satisfy this requirement, including Coinbase Wallet, Trust Wallet, Metamask, and others. Users generally may establish a wallet through these services with little or no information, though users may be required to choose a password or other basic account information with the provider.
Props Tokens may be received into wallet accounts in any amounts, including in fractional amounts of a whole Props Token. In order for YouNow to initiate a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a “wallet” controlled by the user or grantee and thereby issue and settle a transaction in Props Tokens, the user or grantee must provide YouNow with a wallet address.
Steps to Be Taken by the Props App
Once the above steps have been completed, if Props Tokens are being distributed in connection with an app rewards program, rewards may still subject to the completion of additional steps to be completed by a Props App before Props

Tokens may be awarded to the user. Props Tokens may only be distributed to users after the completion of a Props App’s own processes to confirm that rewards are validly issued pursuant to the Props App’s terms of use. These extra app-specific requirements that may be imposed by individual Props Apps may vary depending on the requirements and the use case of the particular Props App. For example, the Props Live Video App imposes additional requirements related to fraud checks that delay the issuance of Props Tokens to users. See “Description of the Props Live Video App—the Interactive Live Video App—Terms of Receiving Rewards.” In addition, Props Apps may only complete these processes on certain dates or times.
After the completion of all of these steps, a transaction will be initiated on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a “wallet” specified by the user. See “—Token Transfers” for additional information regarding Props Token transfers.
In order to minimize costs associated with effecting transactions on the Ethereum blockchain, these transactions may be effected only at intervals of, for example, weeks. As a result, Props Apps users who have completed the steps described under “—Steps to Be Taken By the User” may only receive Props Tokens on a delayed basis. Final settlement will only be made once the transfer of Props Tokens to the user’s wallet is confirmed by validators on the Ethereum blockchain. Upon initiation of this transaction, a corresponding number of Pending Props may be canceled from the user’s account.
Prior to settlement, users and other participants have no right to receive Props Tokens, and if YouNow were to dissolve or liquidate, or if YouNow would cease to reward users of its Props Live Video App with Props Tokens, then users and other participants will have no right to receive Props Tokens, and they may never receive these Props Tokens.
Pending Props in Props Apps
Prior to receiving Props Tokens, Props App users may receive indication within a Props App that they may be entitled to receive Props Tokens in the future, upon the completion of additional necessary steps. This may, for example, be shown as “pending Props Tokens” or with other indication within the Props App that additional steps are necessary for actual Props Tokens to be claimed—which we refer to as “Pending Props.” Users may see this indication upon contributing content to an app, otherwise participating in broadcasts, or if they receive enough other virtual goods that they would be entitled to receive Props Tokens under an app’s rewards program. For example, users of the Props Live Video App may receive indication within that app that she has “pending Props Tokens” after completing a broadcast that garnered much interest from other users. See “Description of the Props Live Video App—Props Live Video App Rewards.” In addition, Props Live Video App users to whom we will offer one-time discretionary grants for the purposes of “grandfathering” social status as described under “Description of the Props Live Video App—One-Time Discretionary Grants” will also receive Pending Props to be associated with their Props Live Video App accounts.
These users will not, however, receive Props Tokens immediately; these users would only receive Props Tokens upon the user’s completion of all required steps described under “ Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps to be Taken by the User ” (and, in the specific case of the Props Live Video App, the steps described under “ Description of the Props Live Video App—Terms of Receiving Rewards— Steps to Be Taken By the User ” ) and upon the Props Apps’ completion of all required steps described under “ Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps to Be Taken by the Props App ” (and, in the specific case of the Props Live Video App, the steps described under “ Description of the Props Live Video App—Terms of Receiving Rewards—Steps to Be Taken by the Props Live Video App ”) . All of these steps must be completed in order for the user to receive Props Tokens from YouNow in the Props Live Video App or in connection with the use of any other Props Apps.
Pending Props are accounting mechanisms used by the Props Network participants to signify who is provisionally entitled to receive Props Tokens because they have completed certain in-app activities or received one-time discretionary grant rewards. These in-app activities and the grant offer are necessary but not sufficient for receiving Props Tokens; users who have Pending Props have only an indication that they may receive Props Tokens upon the completion of additional steps necessary to earn them as described under “Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps To be Taken By the User” and the completion of the settlement procedures described under “Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps To be Taken By the User.” As such, Pending Props are non-transferrable and exist entirely within the Props Blockchain—the sidechain shared only among Props Apps. If additional Props Apps are added to the Props Network, Pending Props will be able to be viewed through all Props Apps if the user links the same wallet to the user’s respective accounts with each Props App; the user’s Pending Props balance is available and readable within the entire Props Network. Each Props App will be able to record a Pending Props on the sidechain (the “Props Blockchain”), so that all other Props Apps may read these balances and similarly afford that user the benefits of Pending Props. See “Description of the Props Network—The Props Blockchain—Pending Props” for additional details regarding the process of recording Pending Props to the Props Blockchain.
Props Apps may assign provisional functionality to users having recorded Pending Props, which may include social media-related benefits. In the future, these functionalities will not in all cases be co-extensive with the functionalities of Props Tokens. See “Description of the Props Tokens Being Offered—Functionality for Users” and “Description of The Props Live Video App—The Role of Props Tokens in the Props Live Video App” for additional details.
Users holding Pending Props may forfeit them upon a violation of the terms and conditions of the Props App that issued the Pending Props, as described in each app’s terms of use. See “—The Props Blockchain—Pending Props” for additional details on this process. As a result, users that would, for example, obtain rewards fraudulently will never be entitled to receive Props Tokens for the activity, and Props Apps on the Props Network are thereby afforded some protection from having to reward Props Tokens for, for example, fraudulent activity. Further, Pending Props may expire if a user does not complete the steps described under “Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps to Be Taken by the Use” within 120 days of receiving them. As a result, if a user that is given Pending Props in connection with in-app activities or in connection with our one-time discretionary grant offer simply fails to complete the steps described in “Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps to Be Taken by the User,” the Props App user may never obtain Props Tokens. The Props App, including the Props Live Video App, may cancel any such Pending Props.
In order to limit the role of Pending Props on the Props Network and encourage users to complete KYC and AML checks, Props Apps may, in their sole discretion, limit the number of Pending Props a user may accrue if she has not yet completed the types of steps described under “—Receiving Props Tokens—Steps to Be Taken by the User.” For example, YouNow may limit the number of Pending Props a user may accrue if she has not completed the steps described under “Description of the Props Live Video App—Terms of Receiving Rewards—Steps to Be Taken By the User.”
Pending Props are features designed to improve Props App user rewards programs, and as such, enable Props Apps to track in real-time who is entitled to receive rewards and provisionally allows users to enjoy some of the benefits of earned Props Tokens while users wait for Props Tokens to be issued on the Ethereum Blockchain. Further, Pending Props are Props App features only associated with earning Props Tokens in Props Apps, and as such, are only recorded on the Props Blockchain for participants in the YouNow rewards offering—and are not recorded for participants in our other offerings, including cash purchasers or DPA holders.
Functionality for Users
Props Tokens are digital assets that may entitle holders to access premium features on Props Apps and, also, share these experiences by transferring Props Tokens to content creators, friends, or other users of the Props App, or otherwise transferring Props Tokens to any other person as described in “—Token Transfers”. Currently, there is one app ready to be connected to the Props Network and function as a Props App. This app was created by YouNow: the Props Live Video App, a many-to-many livestreaming application. Props Token holders are entitled to premium features in this app simply for holding a sufficient numbers of Props Tokens and need not “spend” them in order to enjoy these features. See “Description of the Props Live Video App” for more detail, including with respect to the specific functionalities built into these apps for Props Tokens.
We believe that the Props Network and the Protocol Rewards Engine will, once apps developed by third parties are added to the Props Network, incentivize app developers to attract Props Token holders to actively use their apps by giving Props Tokens additional functionality. We also expect that app developers will enable apps to implement functionalities for Props Tokens in a way that best fits their use case, community and user experience. It is, therefore, expected that Props Tokens will be used differently across the Props Network. Any app developers working to create future Props Apps will have this significant discretion with respect to the functionality that Props Tokens have for users—and developers may create less functionality for Props Tokens or even remove functionalities previously provided in Props Apps. It is likely that the main check or limitation on this discretion will be that exercised, if at all, by Props

PBC in its capacity as the entity that will grant a new app access and connection with the rest of the Props Network. See “Description of the Props Network—Props PBC” for additional details.
We expect, however, that Props Apps will incorporate functionality for Props Tokens on terms generally consistent with those YouNow created in the Props Live Video App. Third party app developers are likely to use Props Tokens in their apps to enrich user experience in a way that incentivizes more active use of apps and, in turn, enriched experiences for other users. These types of functionalities would also, likely be the type of functionalities created in apps that would become part of the Props Network. See “Description of the Props Network—Props PBC” for additional details regarding admitting new apps. Accordingly, we expect that functionality for Props Apps will generally entitle users to the types of functionalities described below:

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Application-specific premium features. Props Tokens may entitle holders to enjoy key features in apps, including, for example, the power to “upvote” or recommend content to other users, discounts for the purchase of in-app currencies or other in-app virtual goods, additional gameplay features like extra games or videos only available to Props Token holders and the ability to vote on various matters relating to the rules of an App, its content or desired features, as more fully described below. The Props Live Video App will have premium features for Props Tokens upon qualification. See “Description of the Props Live Video App—The Role of Props Tokens in the Props Live Video App” for additional detail.

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Unit of value transfer across Props Apps. Props holders will in the future be able to send each other Props Tokens directly, in order to transfer value from one user’s wallet to another. See “—Token Transfers” for additional details regarding transfers.

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Network Reputation and Status. If a user with Pending Props has linked a wallet address with a Props App, a Props App will be able to read the number of Props Tokens each user has on the Ethereum blockchain (each, a “Props Balance”) and the number of Props Tokens each user may be entitled to receive from a Props App in the future, as recorded to the Props Blockchain (“Pending Props”). See “Description of the Props Tokens Being Offered—Pending Props.” Because the Props Tokens earned in any single app are fungible and the same as those that can be earned in any other app, this feature of the Props Network will allow users to, effectively, “port” their reputation and status across Props Apps and maintain a network-wide reputation and status once Props Apps developed by third parties are added to the Props Network.

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In-App Voting. As described above, we anticipate that one in-app feature that will be offered within Props Apps, in the future, is the ability for Props Token holders to vote on in-app matters. We anticipate that all Props Token holders who use an app conducting a vote will be able to participate in such votes—though this would be within the discretion of the particular app. If permitted by the terms of the Props App conducting such a vote, the respective officers, directors, and affiliates who are natural persons of YouNow and Props PBC may participate in such votes. Any future in-app voting conducted in YouNow’s apps will not, however, allow for YouNow, Props PBC, or their respective officers, directors, or affiliates to participate in such voting. Props Apps may, additionally, choose to allow Pending Props holders to vote on in-app matters. Notices apprising users of voting opportunities will be communicated within the app in order to ensure each user is able to review information about the in-app vote, as well as through social media. The results of any of these votes will be similarly communicated.

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Props Network Voting. In addition, in the future, Props Token holders may be able to provide advisory votes on key issued affecting the Props Network, including the terms of the Token Code and the total amount of Props Tokens that it may issue, changes to the algorithm in the Protocol Rewards Contract, or other updates to the Props Network “smart contracts.” See “Description of the Props Network—The Token Code” for additional details regarding Token Code terms. We may also allow Props Token holders to vote on the choice of Validators, at a later stage in the Props Network’s development. We anticipate that all Props Token holders will be able to participate in such votes. Additionally, the respective officers, directors, and affiliates of YouNow other than Props PBC, and YouNow may participate in such votes. Pending Props holders will not be able to participate in such voting. Notices apprising Props Token holders of voting opportunities will be communicated on the www.PropsProject.com/offering website, through a Form 1-U, and through social media channels. The results of any of these votes will be similarly communicated.

We anticipate that additional functionalities for Props Tokens will be added in the future, both within the Props Live Video App and, also, on the Props Network as a whole. See the section of this offering circular captioned “Description of Business—Development Strategy” for further details. In all cases, however, the functionality of Props Tokens in any particular app will be subject to the terms and conditions of the Props App, and users may be denied the functionalities in accordance with the Props App’s terms and conditions.
In order for a Props App user to use the Props Token in the Props App, the user may be required to “link” a wallet with the Props App, which may require verification steps. In the Props Live Video App, for example, users must “link” a wallet with a user’s account. See “Description of the Props Live Video App—The Role of Props Tokens in the Props Live Video App” for additional information.
Token Supply
The initial terms of our Token Code will provide for the issuance of no more than 1,000,000,000 Props Tokens. Initially, 400,000,000 of these Props Tokens will be reserved for issuance pursuant to the Protocol Rewards Engine’s daily app rewards and validator rewards; 516,500,000 Props Tokens will be allocated to wallets controlled by YouNow; and 83,500,000 Props Tokens will be issued to wallets controlled by Props PBC. We believe we have strategically earmarked these Props Tokens for uses in a way to best encourage the growth of the Props Network. Of the total number of Props Tokens available to be issued, we group these intended uses under five categories, as described below:

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We anticipate that all of the 400,000,000 Props Tokens reserved for issuance pursuant to the Protocol Rewards Engine will be used for daily app rewards or as validator rewards. See “Description of the Props Network—The Token Code” for additional details. Of the 400,000,000 Props Tokens allocated for this purpose, we are qualifying up to 100,000,000 Props Tokens for distribution with this offering circular. In the future, we intend to issue the remaining 300,000,000 Props Tokens in reliance on the exemption from registration provided by Regulation A. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Incentives for Props App Content-Creators and Other Props App Users” and “—Sales By App Developers.” The sum of the maximum “aggregate offering price” and “aggregate gross sales”, as those terms are defined in Rule 251(a) of the Securities Act, of all of our offerings under Regulation A may not exceed $50,000,000 in any twelve month period.

With respect to daily rewards, we expect that approximately 0.03475% of the remaining Props Tokens in the total pool to be allocated for issuance to developers of Props Apps or to end users each day. Because YouNow will be the sole initial operator of Props Apps, all of the Protocol Rewards Engine’s daily rewards will be allocations to YouNow upon qualification—which will effectively allow YouNow to then make primary distributions as further described in “Plan of Distribution” to users of the Props Live Video App. Ultimately, we expect that YouNow will issue these Props Tokens to Props Live Video App users as part of that app’s in-app rewards program or, in transactions not qualified under this offering circular, for cash.
After Props Apps developed by third party developers have been added to the network, daily rewards will be made available for issuance by YouNow (as will be the case at qualification) or, in addition, will be issued to third party app developers or their users, as described under “ Description of the Props Network—The Protocol Rewards Engine—Daily Rewards Allocations .” See “ Description of the Props Token’s Role in Helping To Align Incentives of Network Participants— Incentives for the Development, Operation, and Use of Props Apps Developed by Third Parties ” for additional information about these future, potential issuances.
With respect to validator rewards, each day, approximately 0.001829% of the remaining Props Tokens in the total pool will be allocated for compensation to Validators for their efforts in maintaining the Props Blockchain. The validator rewards due to YouNow in connection with its efforts as a Validator will be allocations to YouNow—which will effectively allow YouNow to then make primary distributions as further described in “Plan of Distribution” to users of the Props Live Video App or, in transactions not qualified under this offering circular, for cash. Validator rewards due to third party Validators will be paid as further described in “Plan of Distribution” and under “Description of the Props Network—The Protocol Rewards Engine—Validator Rewards Allocations.”

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We anticipate that all of the 83,500,000 Props Tokens issued to wallets controlled by Props PBC in a private placement will be distributed by Props PBC on a discretionary basis in the form of grants or expense reimbursements to developers building either applications on the Props Network or Network infrastructure, strategic content partners, and other entities directly supporting the growth of the Props Network or, in transactions not qualified under this offering circular, sold for cash proceeds. Of the 83,500,000 Props Tokens that will be issued to wallets controlled by Props PBC, we are qualifying up to 45,000,000 Props Tokens for distribution with this offering circular. In the future, we may qualify these distributions by Props PBC under Regulation A. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Grants to Key Network Participants” and “—Sales by Props PBC to Support its Operations.” The sum of the maximum “aggregate offering price” and “aggregate gross sales”, as those terms are defined in Rule 251(a) of the Securities Act, of all of our offerings under Regulation A may not exceed $50,000,000 in any twelve month period.

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We anticipate that approximately 260,000,000 of the Props Tokens allocated to wallets controlled by YouNow will be issued by YouNow in connection with the one-time discretionary grants qualified under this offering circular, grants to individuals or entities who provide valuable services to our platform, including, for example, our content reviewers and moderators, and to YouNow equity investors, and current and future employees, subject to certain vesting requirements. 33,000,000 of these Props Tokens will be issued pursuant to this offering circular in connection with the one-time discretionary grants made by YouNow to Props Live Video App users. YouNow intends to issue the remaining 227,000,000 Props Tokens to YouNow equity investors, current and future employees, in reliance on the exemption from registration provided by Regulation D, though in the future, Props Tokens issued to current and future employees could be issued in compliance with Rule 701 under the Securities Act. We may, however, determine to use these Props Tokens for other purposes in the future.

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We anticipate that approximately 216,500,000 of the Props Tokens allocated to wallets controlled by YouNow will be distributed to persons who received or may receive rights to receive Props Tokens in private placements. We anticipate that these Props Tokens will be issued in compliance with Regulation D under the Securities Act. See “Description of Business—Development Strategy—Token Sales” and “Other Offerings” for additional information, including for information regarding Props Tokens that have already been distributed.

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We anticipate that 40,000,000 of the Props Tokens allocated to wallets controlled by YouNow will be distributed to advisors or service providers who received or may receive rights to receive Props Tokens as compensation subject to certain vesting requirements. We anticipate that these Props Tokens will be issued in compliance with Regulation D under the Securities Act. See “Description of Business—Development Strategy—Token Sales” and “Other Offerings” for additional information, including for information regarding Props Tokens that have already been distributed.

The total number of issuable Props Tokens is controlled by the Token Code. The Token Code’s terms, including the number of total Props Tokens issuable, may be updated and changed in the future. Props PBC will own the account with the ability to effect these changes to the Token Code (the “Controller”) and may, therefore, effect this change. Further, it is possible that it may be necessary for Props PBC to effect this change at some point in the future; because of the fixed number of Props Tokens and the incentive structures designed for the Props Network described in “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants,” it is possible that key network participants will not be adequately incentivized by Props Token as the number of Props Tokens allocated or issued decreases over time, if the value of Props Tokens does not rise in the future. See “Risk Factors—We may need to increase the total number of Props Tokens issuable by the Token Code in order for the Props Network to operate in the future.”
Factors that will affect the value of Props Tokens
The fair market value of your Props Tokens will be difficult to predict. However, we expect the commercial value of Props Tokens on the network to at least be an important factor in the determination of such value. This commercial value will depend on the number of applications on the Props Network, the number of users using those applications, and the frequency with which those applications require or encourage the use of Props Tokens. We believe that holders of Props Tokens may obtain a financial stake in the Props Network, meaning the ability to participate in an increase in the value of Props if the use of our platform increases and results in an increase in the demand for, and therefore the value of, Props Tokens. The total number of Props Tokens available at any time relative to their potential use on the Props Network, and the potential increase in that number, will affect the value of your Props Tokens, and may dilute that value significantly. See “ Risk Factors—The value of your Props Tokens will, in part, depend on the supply relative to demand for Props Tokens in the Props Network. Because we anticipate issuing a significant number of Props Tokens in the future, both through the Protocol Rewards Engine and, potentially, through direct issuances, the value of Props Tokens will likely be diluted and demand for Props Tokens from Props Network users will need to increase in order for Props Tokens to maintain their value.” Further, there is no guarantee that a person who receives Props Tokens in one type of distribution will receive terms that are equally or more advantageous than the terms of another type of distribution, and not all forms of distribution will be available to all individuals.
These factors will, in turn, depend on many factors outside of our control, making the value of the Props Tokens difficult to predict. In addition, the liquidity of the Props Tokens may influence their fair market value, which may depend on the existence of secondary trading platforms. Any secondary market prices may reflect valuation for speculative purposes, which may or may not reflect the underlying value of the tokens. See “Risk Factors—The prices of digital assets like the Props Tokens are extremely volatile, and the value of Props Tokens may be materially adversely affected as a result.” There are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on a secondary market.
Props Tokens will not provide you with any enforceable rights against YouNow, including any rights to receive payments, any control rights or any claims on YouNow’s assets.
Holders of Props Tokens will not receive a right to any repayment of principal or interest, any interest in the profits or losses of YouNow or its affiliates, any rights to distributions from YouNow or its affiliates, or any legal or contractual right to exercise control over the operations or continued development of YouNow or its affiliates. Holders of Props Tokens may not have any right to vote on any matters relating to YouNow or its affiliates, including voting for board members. We anticipate that Props Token holders will only be able to vote on in-app matters both within the Props Live Video App and, potentially, apps developed by third parties in the future and, in the future, we may potentially allow Props Token holders to vote on an advisory basis to help guide Props PBC in making key decisions affecting the Props Network based on their stake of Props Tokens. Further, we are not aware of any binding obligation on YouNow with respect to the tokens or the holders of the tokens following the tokens’ delivery in this offering. Any profit that you may receive on your holdings of Props Tokens may be based on the commercial utility of the tokens, or on potential capital appreciation associated with the tokens to the extent realizable through trading activity. As a result, information disclosed in this offering statement and elsewhere regarding our company and its ability to build the network may be relevant to the value of your investment, but the relevance may be limited and indirect.
The material terms of the Props Tokens are described under “Description of The Props Tokens Being Offered—Terms of the Token Code.” Further, Props Tokens have certain functionalities inside of Props Apps, including application-specific premium features, tipping, voting, and network reputation and status. See “Description of The Props Tokens Being Offered—Functionality for Users” for additional detail. Initially, there is one Props App, and the benefits Props Tokens afford to users of this app are described under “Description of The Props Live Video App—The Role of Props Tokens in the Props Live Video App.”
Token Transfers
Receiving Props Tokens requires a “wallet”—which is the form in which a public key can be presented and recorded on the Ethereum blockchain. Wallet addresses are associated with Props Token ownership and, therefore, may be used to indicate the ownership of digital assets. Any “wallet” software compatible with Ethereum will support interaction with Props Tokens, and YouNow is aware of several wallet providers that satisfy this requirement, including Coinbase Wallet, Trust Wallet, Metamask, and others. Users generally may establish a wallet through these services with little or no information, though users may be required to choose a password or other basic account information with the provider.
Props Tokens may be transferred by submitting a transaction to the Ethereum network to run the “transfer” function in the Token Code. See “—Terms of the Token Code” above. In order to do this, the user must know the public key wallet address of the intended recipient as generally described above, and include that information in the submitted transaction when running the “transfer” function. If using wallet software, a user will need to fill out the necessary information (recipient and amount), and the wallet will then generate a transaction, which is generally asks the user to confirm. Upon confirmation, the wallet software will cause the transaction to be signed with the user’s private key, which generates a digital signature, and the transaction is then submitted to the Ethereum network.
The Props Tokens that are distributed under this offering circular and issued to users on the Ethereum Blockchain will be transferable (meaning that users will be able to initiate the “transfer” function described above) both outside of Props Apps and, in the future, within Props Apps. In the future, users of the Props Live Video App will be able to transfer these Props Tokens to other users of the app by tipping other users. Outside of Props Apps, these Props Tokens may be traded using third party wallet software or Ethereum client software, and these trades may be made as part of a secondary trading market (either through an exchange registered with the SEC under Regulation ATS, or a privately run bulletin board), if any such market exists. There are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on a secondary market. For further discussion of trading markets, please see Secondary Markets” below. For further discussion of third party wallet software, please see “—Receiving Props Tokens—Steps to be Taken By the Users” above. The rights to receive Props Tokens pending the completion of processes described in “—Receiving Props Tokens” may not be transferred.
Running this “transfer” function initiates a transaction on the Ethereum blockchain that will submit a record of this communicated transaction to all persons running Ethereum blockchain “node” software. The submission of this transaction is irrevocable once initiated. See “Risk Factors—Props Token transactions may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions or technology failures in your wallet software may not be recoverable” for additional information. Persons acting as validators of Ethereum transactions on the Ethereum blockchain, which are often referred to as a “miners,” receive indication that the transaction was submitted. In order for the transaction to become a part of the Ethereum blockchain’s record of transactions, an Ethereum validator must include the transferring transaction in a “block” written to the Ethereum blockchain. See “Risk Factors—The operation of the Props Tokens and the Props Network depends on ongoing Props Token transaction validation efforts, which are conducted, in large part, by third parties that we do not control on the Ethereum blockchain.” This is Ethereum’s process of “mining,” and the result of this process is that the Ethereum blockchain includes a record showing a transaction in which the requisite number of Props Tokens to be associated with a “wallet” specified by the user. When the transaction is added to a block on the Ethereum blockchain by a miner, the transfer function in the Token Code is run, which adjusts the Props Token balances of the sender and receiver.
Generally blocks cannot be removed from the blockchain, but during the validation process for large blockchains like Ethereum, competing blockchains may arise with respect to the last few blocks on the blockchain. As a result, a block is often not considered to be irreversibly on the blockchain until several additional blocks have been added to it and occasionally blocks with a handful of confirmations can be dropped and modified. Applications or other persons that account for Ethereum tokens that do not wait a sufficient period before treating blockchain as permanently written may lose assets and funds in exchange for blockchain payments that are never completed. See “Risk Factors—The technology underlying cryptocurrency and blockchain technology is subject to a number of known and unknown technological challenges and risks that may prevent wide adoption and use of the Props Network and the Props Tokens” for additional information.
To achieve consensus regarding the correct copy of the database, the software creating the blockchain enforces certain rules about writing to the database. Although these rules may vary, they generally include the following:

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Records must be valid: Records added to the database must conform to a certain format and follow certain protocol rules. This helps ensure that the nodes on the blockchain network can read the records, but also that the transaction history of records makes sense—that, for example, a user owns the Props Token she is transferring to another user because of the existence of a previous transaction where she took ownership of it. Important to this rule is that the record must generally contain digital signatures from the participants for authentication purposes.

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Records must be added in sequence: Blockchains implement rules to ensure that records are written in the correct order. For example, on the Ethereum blockchain each new block written to the blockchain must have appended to it a digital fingerprint of the last block written to the blockchain. Since each new block contains a reference to the previous one and all network operations in a block are ordered within a block, all network operations have a definite ordering.

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Adding blocks to the blockchain is expensive or “hard:” This means that if an Ethereum miner wants to add a record or block of records to the blockchain, they must invest something—for example, the computing power necessary to solve a cryptographic puzzle (such as the “proof-of-work”), which is currently used in Ethereum.

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Users pick out the longest blockchain available on the network as the correct version: When combined with the previous rules, this makes a blockchain very expensive to successfully forge, because forging a blockchain of a certain number of blocks will require the expenditure of computing power necessary to create a blockchain of that size—and if the blockchain in question is not the longest blockchain on the network, it will not be accepted by other Ethereum users. This is why once a block gets a sufficient number of confirmations on the network—in other words, once a certain number of blocks or network operations have been subsequently added to a version of the blockchain in which it is included—it therefore becomes improbable for anyone to delete or modify a block. This means that, effectively, records can only be added to the blockchain—they can never be deleted.

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Independent verification: A computer on Ethereum should be able to independently verify (without contacting any other computer or user) that all the above rules have been complied with when it inspects a copy of the blockchain database that it downloads off of the network-in other words, that the records included are valid, that they contain correct solutions to the mathematical puzzle (or reflect the expenditure of the largest amount of cryptocurrency out of competing blockchains), and that each record is linked to the last one such that no records have been deleted and the database is complete.

“Gas” Payments and Token Transfers
To perform any transactions on Ethereum, including functions with respect to the Token Code, you must pay a “gas” fee. As a result, all transfers of Props Tokens, which will be effected on the Ethereum blockchain, require the payment of transaction fees in the form of “gas” payments. In order to record a transaction on the Ethereum blockchain, including with respect to the issuance or transfer of Props Tokens, the “miners” on the Ethereum blockchain—who maintain and write the publicly-available record of these transactions—must be paid a small “gas” fee to incentivize the performance of their services. Props Token holders incentivize Ethereum validators to record the transaction in the record comprising the Ethereum blockchain by including this “gas” payment as described below.
This “gas” fee is paid in the form of Ether, the native currency of the Ethereum blockchain. The amount of any “gas” fee to be paid to Ethereum miners may vary and is determined by the person initiating the transaction. If a higher “gas” fee is paid for a transaction, the transaction is more likely to be quickly recorded to the Ethereum blockchain; transactions with lower “gas” fees may take longer to record on the Ethereum blockchain, which could result in delays in a user’s ability to enjoy the benefits of a received Props Token. You will be responsible for paying all gas fees to transfer your Props Tokens, except as described below for certain future transfers effected through the transfer functions inside the Props Live Video App. As a result, if you do not own Ether or are unwilling to spend it in connection with the transfer of Props Tokens, you may not be able to transfer Props Tokens.
In the future, YouNow intends to pay the Ether “gas” fee associated with any transfer of greater than fifty Props Tokens occurring via the transfer functions we plan to provide in the future in the Props Live Video App, which we will refer to as “tipping.” See See “ Description of the Props Live Video App — The Role of Props Tokens in the Props Live Video App ” for additional information regarding our plans for future “tipping” in the Props Live Video App. Because YouNow does not intend to allow in-app transfers or “tipping” of less than fifty Props Tokens, YouNow will pay the Ether “gas” fee associated with all of such in-app transfers. YouNow will pay these “gas” fees by determining and supplying the “gas” payment that may be included with these transactions being communicated from the PropsKit wallet software in YouNow’s apps. See “ Description of the Props Network—The Open—Source Software ” for a description of the software. Gas fees will be accounted for as an operating expense for YouNow at the time the fee is incurred. YouNow intends to continuously analyze “gas” prices used in previous Ethereum blocks and the pending transaction pool, to calculate a price that is both economically efficient and likely to be accepted in a timely manner, while taking into account user experience in its apps.
YouNow may, however, at any time determine to pay “gas” fees for additional or fewer transactions, in its sole discretion, and YouNow will inform all app users of any such change via an in-app notification. YouNow may in the future pay transaction fees for Props Token transfers occurring through third party apps, but there can be no assurance that YouNow will do so. This may present the Props Live Video App an advantage in its ability to attract users and, in turn, compete for allocations from the Protocol Rewards Engine. YouNow may or may not pay transaction fees associated with transactions occurring via the transfer functions provided in Props Apps developed by third parties. To the extent that users or other Props Token holders wish to transfer Props Tokens under circumstances where YouNow will not pay the Ether “gas” fee associated with a transfer of Props Tokens, these users and all other Props Token holders will be responsible for paying Ether “gas” fees in order to complete a transfer.
Because Props Token transfers between users are recorded on the Ethereum blockchain and YouNow intends to pay for certain transactions in the future, YouNow could in the future incur substantial costs in connection with the use of the Props Live Video App to transfer Props Tokens. YouNow intends to purchase Ether from third parties in order to effect these transactions. In addition, it may take up to (approximately) one hour to complete a Props Token transfer, which may negatively affect a user’s ability to use Props Tokens in a Props App. We are exploring multiple alternatives for more efficient transfers in the future.
Secondary Markets
The Props Token is designed to be used on the Props Network and derive its value from this use, but may be transferred on the secondary market as well. The Props Tokens distributed in this offering will not be restricted securities under federal securities law, and YouNow anticipates that upon issuance, these tokens will be usable without restriction for on the Props Network, including for any tipping functions, and freely tradeable on an exchange or alternative trading system for purposes of federal securities laws. There are, however, currently no national securities exchanges or exchanges that have been approved by the FINRA or registered under Form ATS with the Securities and Exchange Commission to support the trading of Props Tokens on the secondary market. If such a registered exchange or alternative trading system is approved by FINRA for the trading of Props Tokens by investors subject to the United States federal securities laws and does commence operations, we will notify investors by filing a supplement to this offering circular (if this offering is still continuing at that time) and a Form 1-U, and posting a notice on www.PropsProject.com/offering, and seek to have the Props Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by YouNow. Holders of Props Tokens that wish to transfer these Props Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.
We anticipate, however, that such a registered exchange or alternative trading system may exist in the future as regulators review certain platforms under development. For example, SharesPost recently announced that it had received approval to operate an ATS to support trading of security tokens, which it expects to launch in the second half of this year. Coinbase, an exchange for trading Bitcoin, Ethereum and other non-security cryptoassets, has announced that FINRA has approved its acquisition of Keystone Capital and Venorate Marketplace, Inc., two FINRA-registered broker-dealers, and Digital Wealth LLC, a certified financial planner, as part of its plan to create an alternative trading system. We believe tZero, a subsidiary of overstock.com, is currently raising funds through SAFE agreements for its own equity token to develop a “token trading system capable of trading crypto securities,” and Circle Internet Financial Limited, an investment platform for cryptoassets, currently offers the ability to trade select cryptocurrencies over the counter and recently acquired the cryptocurrency exchange Poloniex. However, there is no guarantee that any of these potential exchanges will become functional, and increased regulatory attention may result in these exchanges failing to obtain approval or being forced to cease trading once it commences.
We also expect that each of these exchanges may also develop its own criteria with respect to which cryptoassets it lists for trading, which may include criteria we are unable or unwilling to meet. For example, exchanges may only allow the listing of cryptoassets that use certain blockchains (for example, Ethereum, or the Bitcoin blockchain), as integration of each new blockchain into a platform will require additional work and add to the technical complexity of its operation. In addition, these exchanges may form partnerships or alliances with issuers or financial backers of cryptoassets other than the Props Token, which may lead them to exclude the Props Token or other cryptoassets from listing as a potential competitor.
In the event that no such exchange is authorized by FINRA, we may develop an internal bulletin board in compliance with SEC guidance, permitting price discovery for individuals wishing to purchase and sell Props Tokens.
YouNow “Smart Contract” Modifications and Changes to Token Functionality
We expect that, in the future, YouNow may make one or more modifications to the Token Code, as well as the Protocol Rewards Engine, in order to implement additional functionality for holders of the Props Tokens or otherwise modify how the Props Network works, and YouNow reserves the right do so, provided that YouNow will not remove of any of the rights of Props Token holders described under “—Terms of the Token Code.” In addition, YouNow will not remove any of the functionalities for Props Tokens described under “Description of the Props Live Video App,” provided that YouNow may make changes or vary these functionalities so long as YouNow maintains the Props Live Video App so that user experience of the app is generally as robust as what is described under “Description of the Props Live Video App.” In addition, YouNow may vary or remove these functionalities if user demand for the Props Live Video App falls below a minimum viable level for a reasonable period of time. The modifications that YouNow may attempt to effect may include, without limitation, changes in the total number of Props Tokens issuable pursuant to the Token Code and fixes to bugs in the Token Code’s code.
In order to foster a more active Props Network community, YouNow may in the future seek advisory votes on such changes. See “Functionality for Users—Props Network Voting” for a description of potential future voting. YouNow, however, reserves the right, in its sole discretion, to initiate these changes without obtaining advisory votes. Upon the adoption of any changes to the Token Code or Protocol Rewards Engine, YouNow will also file a supplement or amendment, as required, to this offering circular describing the new functionality in the Token Code or the Protocol Rewards Engine. Any changes that substantively change functionality will also be made with at least thirty day’s public notice and with the approval of Props PBC. Upgrades that only fix bugs in the Token Code or Protocol Rewards Engine’s code will be made with the approval of Props PBC only, without prior public disclosure. Any changes that at least substantively change functionality will be made with at least thirty day’s public notice and with the approval of Props PBC.
As described in “—Functionality for Users,” many of the benefits of holding Props Tokens are determined by Props Apps and not by the terms of the “smart contracts” on the Props Network. Props Apps provide functionality for the Props Tokens. The basic functionalities for Props Tokens in Props Apps at the time of qualification are as described in “Description of the Props Live Video App.” We expect that, in the future, YouNow may propose one or more modifications to the functionalities for Props Tokens in the Props Live Video App and may, in addition, create additional Props Apps with additional or different functionalities for Props Tokens. Third parties may, in addition, create additional functionalities for Props Tokens in additional Props Apps that may be added to the Props Network in the future. YouNow reserves the right to implement additional functionality for Props Tokens in the Props Live Video App, modify the functionalities for Props tokens in the Props Live Video App, or create additional or different functionalities in additional Props Apps. In addition, YouNow will not remove any of the functionalities for Props Tokens described under “Description of the Props Live Video App,” provided that YouNow may make changes or vary these functionalities so long as YouNow maintains the Props Live Video App so that user experience of the app is generally as robust as what is described under “Description of the Props Live Video App.” YouNow may also vary or remove these functionalities if user demand for the Props Live Video App falls below a minimum viable level for a reasonable period of time.
Third Party Token Modifications and Changes to Functionality
Third party groups or individuals involved in the network may at any time propose upgrades or changes to the open-source software underlying the Props Tokens in a way that could result in the creation of a “fork” in the Ethereum blockchain or Props Blockchain. The term “fork” is used to refer both to any situation where there are two or more competing versions of a blockchain on a network (a situation that may arise and resolve itself in the ordinary course of network operations due to lags in communication between persons running Ethereum software or Sidechain Node) and any software update that is proposed for adoption by the nodes of a blockchain network that may result in a persistent fork on the network, with core nodes that adopt the update recognizing one version of the blockchain and those which do not recognizing another. A fork on the Ethereum blockchain could also effectively create duplicate versions of the Props Network’s “smart contracts.”
We do not believe that third party modifications to the open-source software underlying the Props Tokens or the Props Network present significant risks to the Props Network or Props Token holders. Because Props PBC will be the Controller of the Props Network’s “smart contracts,” Props PBC would remain the Controller of these “smart contracts” on each fork in the Ethereum blockchain. If a fork on the Ethereum blockchain created duplicate versions of the Props Network’s “smart contracts,” Props PBC would be able to determine which version of the Props Network’s “smart contracts” should continue to be supported and updated, and which version of the Props Network’s “smart contracts” should not continue to receive technical support because it was no longer being used by the Props Apps. See “Description of the Props Network” for additional information regarding the Controller functions. Further, because YouNow controls the one Props App currently existing on the Props Network, it is able to determine which of the competing forks would contain the record of Props Tokens entitling users to the functionalities of Props Tokens in the Props Live Video App. Props PBC can also exert control over the Protocol Rewards Engine such that it can determine which Validators are keeping correct records on the Props Blockchain. As a result, Props PBC can remove any Validator that modifies the Sidechain Node software and keeps records on that modified version. Due to the safeguards described above, YouNow expects it will retain control over the Props Network, even after a continuing fork or other modifications by third parties, and that YouNow will be able to ensure that the Props Network is not substantially affected by third party modifications to the Props Network’s software.
We anticipate that Props Token holders will be made aware of the existence of any such modifications to the Props Network if such modifications result in a persistent fork in the Ethereum blockchain. If this occurs, we expect that we will directly communicate with Props Token holders through Props Apps or required public filings through which we will explain how YouNow and Props PBC intend to respond to the fork. We will not file any offering circular with respect to competing tokens created through any fork under federal securities laws because we will not provide technical support to a duplicate copy of the Token Code and the Props Tokens. We also do not believe that any such filing would be important to Props Token holders, because Props Token holders will continue to hold Props Tokens supported by YouNow and the Props Network and will be properly apprised of which record of transactions is legitimate within the Props Network. In addition, YouNow would not file periodic reports with respect to the tokens in any competing record of transactions.
As described in “—Functionality for Users” and above under “—YouNow “Smart Contract” Modifications and Changes to Token Functionality,” many of the benefits of holding Props Tokens are determined by Props Apps and not by the terms of the “smart contracts” on the Props Network. Props Apps provide functionality for the Props Tokens. The basic functionalities for Props Tokens in Props Apps at the time of qualification are as described in “Description of the Props Live Video App.” Additional functionalities for Props Tokens may also be enabled by future-created Props Apps created by third parties. As described in “Description of the Props Network,” we have designed the Props Network so that it may incorporate Props Apps into a functioning network and token economy if or when third party app developers are ready to begin operating Props Apps. In the future, these third parties may create additional Props Apps, which may add additional functionalities for Props Tokens. In the future, we may file an amendment to this offering circular to issuances of Props Tokens to third party app developers or their users. See “Description of the Props Network—The Props Apps” and “Description of the Business—Government Regulation” for additional detail.
Eligibility for Future Sales
Prior to this offering, no public market for our Props Tokens existed, and a liquid trading market for Props Tokens may not develop or be sustained after this offering. Future sales of Props Tokens in the public market could adversely affect prevailing market prices of the Props Tokens. Sales of Props Tokens in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to sell Props Tokens in the future.
In general, persons who have beneficially owned restricted Props Tokens for one year and one day, and any affiliate of YouNow who owns either restricted or unrestricted Props Tokens, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act. Persons who have beneficially owned Props Tokens for at least one year and one day but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of Props Tokens that does not exceed 1% of the number of Props Tokens then outstanding. If the Props Tokens are listed on a national securities exchange, then such affiliates would also be entitled to sell, if greater, the average weekly trading volume of the Props Tokens on such exchange during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

DESCRIPTION OF THE PROPS TOKEN’S ROLE IN HELPING TO ALIGN INCENTIVES OF NETWORK PARTICIPANTS
We expect Props Tokens to play at least seven key roles in the incentive structures that will be a part of the Props Network infrastructure. Specifically, Props Tokens will serve as the currency of payment in the Props Network for performing these roles. As a result, the success of the Props Network depends on the ability to allocate and issue Props Tokens in exchange for various services and actions to be performed on the Props Network, as well as on the token network effects that are created by a large user base of Props Tokens users across multiple apps.
The first three of these roles are the types of distributions being qualified under this offering circular and are described below:

•	Incentives for Props Live Video App Content-Creators and Other Users:
Props Live Video App users may receive Props Tokens as rewards for in-app activities in the Props Live Video App. Users may, for example, earn Props Tokens by contributing video content to an app or by winning a merit-based game in an app. The design of the Props Network will allow each app developer to determine how many of the number of Props Tokens that it holds to distribute to users for in-app activities. YouNow, for example, anticipates that the total amount of Props Tokens to be given by YouNow as rewards to Props Live Video App users in any given day will be approximately 70% of the Props Tokens allocated to YouNow by the Protocol Rewards Engine for use of the Props Live Video App. See “Description of The Props Live Video App—The Props Live Video App” for additional detail. YouNow may also issue Props Tokens as one-time discretionary grants to significant users of the Props Live Video App. See “Description of the Props Live Video App—One-Time Discretionary Grants” for additional detail. Our officers, directors, employees and their affiliates may be eligible to receive rewards of Props Tokens for their in-app activities in the Props Live Video App in the same manner as any other user of our Props Live Video App.

•	Grants to Key Network Participants:
One of key roles of Props PBC plays in supporting the Props Network is supporting and encouraging the efforts of persons developing key apps or otherwise contributing to Props Network development efforts. As a result, Props PBC intends to make grants to key network participants as a means to encourage additional development on the Props Network and the Props Network’s growth. See “Plan of Distribution” for additional details. As of the qualification of this offering, we believe there are three primary methods of contributing to network development efforts that will qualify persons for the award of grants under this offering:1) developing apps on the Props Network or integrating Props Tokens into existing apps, 2) contributing to the development of software on the Props Network and 3) developing creative content. In the future, we may determine other methods of contributing to network development efforts that would be eligible for grants under this offering.
We are qualifying with this offering circular the secondary distribution by Props PBC of Props Tokens as grants to these key Props Network participants. All of the distributions made by Props PBC and qualified under this offering circular will be made for this purpose.
Distributions of Props Tokens for grants will be made at Props PBC’s sole discretion, taking into account factors including, but not limited to, the following: the potential grantee’s potential contribution to the further development of the Props Network infrastructure or growth of the number of active users of the Props Network; the number of Props Tokens that the potential grantee would need in order to complete its project successfully; Props PBC’s evaluation of the potential grantee’s ability to complete the project; the level of risk, if any, that failure of the potential grantee’s project presents to the Props Network; the number and size of grants made in a given quarter or year; and the needs of the Props Network’s community and how the project will contribute to the Props Network’s digital media economy.

•	Payments to Third Party Validators:
Third-parties may earn validator rewards as compensation for the maintenance of the Props Blockchain and for acting as an oracle function to the Protocol Rewards Engine. Daily validator rewards to be paid to third party Validators will be issued directly from the Protocol Rewards Engine. Each validator rewards allocation for a given day will be in an amount equal to, in aggregate, approximately 0.001829% of the remaining Props Tokens in the Daily Rewards Pool each day, which will be split pro rata among all Validators.
In addition, Props Tokens will also play key roles in ways that don’t require qualification or don’t currently require qualification under this offering circular—and that may be addressed in future amendments to this offering circular. These key functions are described below:

•	Powering Functionality in Props Apps:
As discussed in “Description of the Props Tokens Being Offered—Functionality for Users,” Props Tokens may entitle holders to access premium features on Props Apps and, also, share these experiences by transferring Props as tips to content creators, friends, other users, or otherwise transferring Props Tokens to any other person as described in “—Token Transfers.” As described above, we also expect Props Token holders to be able to vote on in-app matters, and in the future, may be able to provide advisory votes on key issued affecting the Props Network. See “Description of the Props Network—Props PBC” for additional details.

•	Incentives for the Development, Operation, and Use of Props Apps:
As discussed in “Description of the Props Network—The Props Protocol Rewards Engine,” an algorithm inscribed into a “smart contract” on the Ethereum Blockchain takes into account the overall user activity that each Props App on the Props Network generates, then makes daily allocations for issuance based on the amount of daily usage of Props Apps. We anticipate that these distributions will incentivize the development and operation of popular Props Apps.
Initially, because YouNow is the only developer on the Props Network, the operation of this algorithm and the Protocol Rewards Engine will have the effect of making more Props Token available for use by YouNow, which does not require qualification of any issuance because it is allocation entirely within YouNow. Only the subsequent issuance of Props Tokens by YouNow as rewards to its users is being qualified under this offering statement. See above description of “—Incentives for Props Live Video App Content-Creators and Other Users” for additional detail.
Once apps developed by third parties join the Props Network, we expect that an algorithm programmed into the Protocol Rewards Engine may reward third party app developers (or their respective app users) with Props Tokens. However, because the operation of the Protocol Rewards Engine will not be operating to issue Props Tokens to third party developers of Props Apps (or their respective app users), this offering circular does not qualify these incentive issuances by YouNow to third party app developers (or users of third party-developed apps). We will address these issuances by YouNow in potential future amendments to this offering circular. See “Description of the Props Network—The Props Apps,” “Description of the Business—Government Regulation” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the further development of the Props Network.” for additional detail.

•	Sales by App Developers:
Props App developers will be free under the network’s rules to use any Props Tokens they may receive in whatever way they see fit, including by selling them. App developers may, thereby, support the continued operation of apps popular with Props Network users. The number of Props Tokens that may be sold by Props App developers will be determined in the sole discretion of each app developer receiving Props Tokens as daily rewards.
Currently, YouNow is the sole Props App developer with Props Tokens. While YouNow is free to sell Props Tokens it holds, including those it gains control over as a result of the operation of the Protocol Rewards Engine, none of these sales is being qualified under this offering circular. Any future sales of Props Tokens by YouNow will be registered under the Securities Act or exempt from registration.
Once apps developed by third parties join the Props Network, we expect that they will also be free to sell any Props Tokens they may receive, including those they are issued as a result of the operation of the Protocol

Rewards Engine. We may address these distributions in potential future amendments to this offering circular. See “Description of the Props Network—The Props Apps,” “Description of the Business—Government Regulation” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the further development of the Props Network.” for additional detail.

•	Sales by Props PBC to Support its Operations:
Props PBC may sell Props Tokens to support its own operations. We are not qualifying with this offering circular any of these sales by Props PBC.
Because the initial terms of our Token Code provide for the issuance of a fixed number of Props Tokens, the amount of Props Tokens available to serve as incentives in the above-described ways will decrease over time. See “Description of the Props Tokens Being Offered—Token Supply” and “Risk Factors—We may need to increase the total number of Props Tokens issuable by the Token Code in order for the Props Network to operate in the future.” If necessary, Props PBC will have the power, as the initial owner of the account with the ability to effect changes to the Token Code (the “Controller”), to increase the total number of Props Tokens that may be issued. See “Description of the Props Network—The Token Code” for additional details.
We may make additional grants of Props Tokens to individuals or entities who provide valuable services to our platform, including, for example, our content reviewers and moderators. We reserve the right to determine how many tokens will be granted to such individuals or entities and when these grants will be made. Any such grants in the future will be registered or exempt from registration under the Securities Act. YouNow is not qualifying with this offering circular such additional grants.

DESCRIPTION OF THE PROPS NETWORK
Overview
We view the Props Project, by which we mean the Props Network, Props Apps, Props Tokens and other elements of our infrastructure, as an open-source code-based project intended to tokenize the digital economy. Currently, we are developing a network of consumer-facing apps. The apps that will be part of our Props Network will all share a common, special feature: they will incorporate our open-source software that is designed to both enable app developers to give Props Tokens holders extra levels of premium functionality and, also, link these apps to the other apps in the network and a network infrastructure, all with the intention of rewarding the people who help digital communities grow.
This network infrastructure, which is described in more detail below, is designed to both connect Props Apps to the Props Network and incentivize key functions to be performed on the Props Network, which we refer to as collective network effects. We expect it to have this effect by, among other things, rewarding activities popular with the user base and encouraging growth. These token allocation mechanics for the benefit of popular Props App developers are designed to attract additional independent developers interested in building user-empowering apps to incorporate Props Tokens and join the Props Network, and enable them to use Props Tokens to create user-empowering apps. This will, in turn, provide opportunities to reward the creation and maintenance of popular apps on the Props Network and, also, content contributions and other user contributions to individual apps.
As more fully described below, we intend for the Props Network’s infrastructure to be substantially based on a sidechain that we are building by leveraging open source software (the “Props Blockchain”) and, also, “smart contracts” we are building on the Ethereum blockchain. We expect this infrastructure to have eight key components: (1) open-source software tools that establish the connections/interfaces with the rest of the apps on the network and the rest of the network infrastructure; (2) the apps that incorporate this software into their code; (3) the Props Blockchain that we intend to create from data supplied by Props Apps and written into a publicly-available record of both app usage data and future rights to Props Tokens; (4) the persons or group of persons that will be responsible for constructing the Props Blockchain and also acting as an oracle to the Protocol Rewards Engine (the “Validators”); (5) the Token Code described in “Description of the Props Tokens Being Offered,” (6) the Protocol Rewards Engine “smart contracts,” into which Validators will input daily usage data and which will ultimately allocate a percentage of newly available Props Tokens to the developers of apps, based on their relative popularity with users; (7) Props PBC, which will oversee key functions for the Props Network; and (8) app users.
This Props Network is, however, still being developed, and initially, we expect that this infrastructure will entail operations undertaken almost entirely with respect to YouNow and Props PBC. This is because YouNow is currently the sole developer of open-source software for the Props Network, will be the sole developer with functioning Props Apps, and YouNow will serve as one of the persons acting in the administrative role as a Validator. See “Description of Business—Development Strategy—Expected Development Timeline and Costs” for additional details regarding our expected development timeline for the Props Network and expected costs to be incurred in association with our development efforts.
The Open-Source Software
We have created open-source software to establish the connections/interfaces between apps participating in the Props Network and, also, between these participating apps and the Network’s blockchain-based infrastructure. These software tools are designed to be incorporated into Props Apps—and so, will likely become a part of the apps that Props Network users download and use. We expect that this software will thereby enable key functions of the Props Network, including each user’s ability to easily check the number of Props Tokens each user has on the Ethereum blockchain (each, a “Props Balance”) and the number of Props Tokens each user is entitled to receive from a Props App in the future as recorded to the Props Blockchain (“Pending Props”); each app’s ability to read the user’s Props Balance and Pending Props; and each app’s ability to communicate usage data and a user’s potential entitlement to receive Props Tokens from the app in the future. See “—The Props Blockchain” for additional details regarding the data recorded to the Props Blockchain, including Pending Props.

We have developed two components of the software. Upon qualification, we will make available to the Props community open-source software with the following functions, respectively:

•
PropsKit is designed to make it simple for developers to interact with Props Tokens and the Props Blockchain, and enable them to create a smooth user experience for their users. This means that it will allow each app to display a user’s Pending Props and Props Balance. While we are currently designing PropsKit as open-source software to be used by Props Apps, we anticipate that YouNow will, in the future, create separate, proprietary software that leverages this open-source code to perform these functions.

•
Sidechain Node is designed to allow each Props App to maintain or review its own copy of the record of daily usage and Pending Props recorded to the Props Blockchain. This software also allows the Validator to create this shared record. The Sidechain Node software also incorporates the software we formerly called our Props Sentinel software, which is designed to allow app developers to more easily access information about users on the Props Network. Specifically, this software will give Props Apps the ability to easily read a user’s Pending Props and Props Balance. In this sense, it performs functions similar to the PropsKit—but is app-facing. As a result, this software also enables a key functionality on the Props Network: because all Props Apps can incorporate this software, the user may enjoy the privileges of Props Token ownership earned in one Props App on another Props App. Because Props Apps can read a user’s Props Balance and Pending Props, users can effectively “port” the elevated status they have earned in one Props App to another.

The above-described open-source software is publicly available and free for any person to use and incorporate into apps, subject to compliance with the terms of the software’s applicable open-source software license. The terms of the applicable open-source software license for each software component will be publicly available at www.github.com or linked from www.PropsProject.com/offering or other publicly available websites.
The Props Apps
Props Apps are user-facing applications that both incorporate the above-described open-source software and are, in addition, admitted to the Props Network so that their daily usage can be taken into account by the Protocol Rewards Engine. Initially, we expect that there will be one such app: the Props Live Video App. In order for future apps to be so admitted, the Validator must begin taking account of the app’s daily usage and the party or parties administering the Protocol Rewards Engine, which is currently a role held by Props PBC, must update the Protocol Rewards Engine’s list of eligible app developer wallet addresses. See “—Props PBC” for additional details regarding these updates. Once admitted, the future developer or its users may be issued Props Tokens in the form of issuances of daily rewards from YouNow, which issuances may be addressed in potential future amendments to this offering circular.
Props Apps may have a variety of functionalities for Props Tokens, as determined in the developer’s discretion and subject to the app’s terms and conditions of use. See “Description of the Props Tokens Being Offered—Functionality for Users” for additional details. These Props Tokens may be earned by the user in other Props Apps or acquired by the user as tips or in secondary markets (though there are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the SEC to support the trading of Props Tokens on a secondary market)—but app developers may also distribute Props Tokens to the users of their application using an in-app rewards system designed by the app developer. Users may, for example, earn Props Tokens from Props Apps by contributing video content to an app or by winning a merit-based game in an app. See “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Incentives for the Development and Operation of Popular Props Apps,” “Plan of Distribution,” “Description of the Props Tokens Being Offered—Receiving Props Tokens” and “Description of the Props Live Video App—Props Live Video App Rewards” for additional details on user earnings of Props Tokens.
There is currently one app ready to be connected to the Props Network and function as a Props App. This app, the Props Live Video App, was developed by YouNow, and is currently operated by YouNow. See “Description of the Props Live Video App” for further details regarding these apps. The Props Live Video App is a standard app like those widely available to consumers now—and is not a fully “decentralized” app built entirely on blockchains. Each of these apps is currently operating without Props Tokens; upon qualification of this offering circular, YouNow intends to operate the apps with Props Tokens, leveraging the Props Blockchain and Ethereum blockchain.

We anticipate that, in the future, additional apps will be built by independent developers, and the Props Network’s infrastructure is designed to incorporate them into a functioning network and token economy if or when they are ready to begin operating Props Apps. Before any additional developers seek to have their apps joined to the Props Network, however, we will need to address certain regulatory issues regarding the addition of third party apps to the Props Network and, also, file an amendment to this offering circular addressing any issuances to these app developers or their users. See “Description of Business—Government Regulation” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the further development of the Props Network.” for additional detail. We anticipate that additional apps may be added to the Props Network in 2019.
Separate from the Props economy, the Props Live Video App, and any future Props Apps are free to monetize their apps by, for example, incorporating in-app purchases with U.S. Dollars, selling subscriptions, sponsorships, or incorporating advertisements into their apps. In the current version of the Props Live Video App, for example, YouNow sells “Bars” an in-app currency that may not be transferred outside of the Props Live Video App, in exchange for U.S. Dollars, and users may then use these Bars to purchase digital gifts like a “thumbs up” for other Props Live Video App users. See “Description of the Props Live Video App—The Interactive Live Video App—Overview.” The proceeds of these in-app sales are solely the property of the app developer and while these proceeds may be shared with users, app developers need not do so. Further, no user is entitled to receive any share of these proceeds as a result of being a Props Token holder and need not hold Props Tokens in order to earn rewards paid in, for example, U.S. Dollars or Ether.
We expect that a significant portion of Props Apps users will access Props Apps on the Apple iTunes App Store and the Google Play Store. As a result, Props Apps and the business of Props App developers may be subject to the standard policies and terms of service of these third party platforms, which govern the promotion, distribution and operation of applications on the platform. These platforms may have terms that limit the operation of apps that incorporate cryptocurrency like Props Tokens and Ether. We have taken the position that our business, including the transfer of Props Tokens effected in the Props Live Video App, does not violate the respective terms of service of the Apple iTunes App Store and Google Play Store. For additional information see “Risk Factors—Developers of Props Apps and users of the Props Network will initially rely on third-party platforms such as the Apple iTunes App Store and the Google Play Store to distribute the Props Live Video App, or other applications on the Props Network. If Props App developers or the users of the Props Network are unable to access or otherwise to maintain Props App availability on the platforms, including as a result of changes or violations of terms and conditions, access to and utilization of the Props Network and the Props Tokens may suffer.”
The Props Blockchain
We are designing the Props Blockchain to be a record composed of the key data required to maintain the Props Network. We expect that this data will be communicated by Props Apps running Sidechain Nodes to all other persons running the Sidechain Node software. The Validator is then tasked with recording this data to the Props Blockchain in “blocks” of data. See “—The Validators” below for details regarding the specific tasks and role of these Validators. Initially, we expect for this data to have two components, which are each described below:

•	Usage Data.
Each Props App is expected to communicate usage data composed of a record of user sign-ins. Each time a user signs into a Props App, this data will then be communicated to participants running the Sidechain Node software, including the Validators. This data is communicated on a continuous basis and includes the number of sign-ins performed by persons with Props Balances and Pending Props, together with the respective amounts. This data serves an essential purpose in the allocation of daily rewards of Props Tokens; daily excerpts of this usage activity are collected by the Validator each day and entered into the Protocol Rewards Engine. See “—The Validators” for additional details. This data is then used to determine daily rewards allocations by the Protocol Rewards Engine. See “—The Protocol Rewards Engine.”

•	Pending Props.
As discussed under “Description of the Props Tokens Being Offered—Receiving Props Tokens,” users do not receive Props Token rewards prior to completing all necessary steps required in order to earn Props Tokens. Prior to receiving Props Tokens, however, a Props App may record a Pending Props associated with that user’s account. See “Description of the Props Tokens Being Offered—Pending Props” for additional detail regarding Pending Props. Each time a Props App records a Pending Props for the user, this data is communicated on a continuous basis to participants running the Sidechain Node software, including the Validator, and this information will be immediately recorded to the Props Blockchain.
Transactions on the Props Blockchain relating to Pending Props are limited to (1) issuances of Pending Props and (2) removal of recorded Pending Props upon the issuance of Props Tokens or forfeitures.
Only upon the user’s completion of the steps described in “Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps to Be Taken by the User” and the Props App’s completion of the steps described in “Description of the Props Tokens Being Offered—Receiving Props Tokens—Steps to Be Taken by the Props App” will the Props Apps may begin the process of issuing the user Props Tokens. Upon the completion of the issuance of Props Tokens, the Validators cancel a corresponding number of recorded Pending Props. The Validator’s Sidechain Node software watches the Ethereum blockchain for that issuance, and the Validators complete the cancellation of the Pending Props upon the completion of the Props Token issuance. Each Props App may complete this process immediately or only at certain times, in its sole discretion, according to each Props App’s reward program. YouNow, for example, anticipates that it will issue Props Tokens to users of the Props Live Video App once per week.
If or when a user violates the terms and conditions of the Props App that recorded the Pending Props, the Props App which intended to issue the Props Token for the user will inform her of the Pending Props being revoked and list the reason. For example, if the Props Live Video App issued a user Pending Props and that user was found to have been rewarded with Pending Props as a result of fraudulent or some other malicious activity in the Props Live Video App, the Props Live Video App can communicate the cancellation of the Pending Props to the Props Blockchain’s validators—which will then cancel the appropriate number of Pending Props associated with the user’s account.
The Validators
We expect to task the Validators with recording the above-described data to the Props Blockchain. Because the Props Blockchain is a permissioned blockchain, which means only those persons who have received permission to record data may do so, only the selected Validators may record this information to the Props Blockchain. Once usage data is communicated to Validators, each validator aggregates the data and submits it to the Protocol Rewards Engine each day. If a majority of the Validators have submitted identical summaries of daily usage data, the data is considered correct, and the data is used by the Protocol Rewards Engine to calculate rewards for that day. See “The Protocol Rewards Engine” for additional detail. Initially, more than 50% of the Validators will need to reach agreement on the correct usage data in order for the Protocol Rewards Engine to recognize the usage data as valid. See “Description of the Props Tokens Being Offered—Terms of the Token Code” regarding changes to this threshold. If Validators do not reach this agreement, then no app rewards will be made for that day.
In addition to recording usage data to the Props Blockchain, we will task the Validators with compiling a daily subset of the data from the Props Blockchain and communicating it to the Protocol Rewards Engine. More specifically, on a daily basis, the Validators communicate aggregate usage data, including information regarding how much activity was undertaken by Props Token holders and their Props Balances and Pending Props within each Props App, to the Protocol Rewards Engine. This information is used by the Protocol Rewards Engine to make its daily allocations of Props Tokens to Props Apps. See “—The Protocol Rewards Engine” for more detail. In this capacity, the Validator performs an “oracle” function to the Protocol Rewards Engine.
YouNow has designed the Sidechain Node software to make the creation of “blocks” on the Props Blockchain, and the performance of the oracle function to the Protocol Rewards Engine, automatic operations performed by the Sidechain Node software when run by the permissioned Validators. As a result, the existence and accuracy of usage data and Pending Props data tracked by the Props Network, the continued construction of the Props Blockchain so as to record this data in a way necessary to the operation of the Props Network, and the performance of the Protocol Rewards Engine oracle function all depend on the Sidechain Node software. Further, these key functions also depend on the ability of the person or persons acting as a Validator to run this software and remain connected to Props Apps transmitting it data, so that it may receive data and communicate to the Protocol Rewards Engine each day.

We expect that Validators, in aggregate, will receive compensation for these services in an amount equal to, each day, approximately 0.001829% of the remaining Props Tokens in the pool initially composed of the 400,000,000 Props Tokens allocated to the Protocol Rewards Engine (the “Daily Rewards Pool”). See “Description of the Props Tokens Being Offered—Token Supply” and “The Protocol Rewards Engine—Validator Rewards Allocations” for additional details.
YouNow will be an initial Validator for the Props Blockchain. In addition, Props PBC intends to appoint up to six other persons or entities to serve as Validators. Props PBC will select the persons to serve as Validators in its sole discretion, though we expect each selection will be made in a manner consistent with Props PBC’s stated public benefit purpose to “create an open, sustainable and equitable media network that fairly rewards all participants in the ‘Props Network’ (a digital media platform launched by the Corporation’s corporate parent, YouNow, Inc.), for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.” We expect that these selections will initially be made from the community of persons who have participated in past offerings of SAFTs or have other established relationships with YouNow. In the future, we may allow Props Token holders to provide advisory votes on the choice of Validators, and we may require candidates for Validator roles to stake Props Tokens against their right to act as validators of the network.
In order to participate as a Validator, the potential Validator must satisfy two criteria. First, the Validator must run the Props Sidechain Node software. See “—The Open Source Software” for additional information. In most cases, we expect Validators to run it via cloud computing platform. Second, Validators must be added to the list of Validators in the Protocol Rewards Engine by the Controller. See “—Props PBC” for additional information. At this point, the Validator will be participating as a Validator, and other Validators will begin communicating with this Validator by sharing information to be recorded on the Props Blockchain for validation. In the future, we anticipate that Validators will also be required to bond or “stake” Props Tokens, in order to receive rewards.
In order to receive rewards, a validator must remain online and participate in the creation of the Props Blockchain, and submit an accurate daily summary to the Protocol Rewards Engine. If they fail to do either of these actions for any given day, they will not receive rewards for that day. If the Validator fails in this way three times, the Protocol Rewards Engine will prevent them from performing as a Validator in the future. As a result, the Validator will be unable to receive validator rewards as described under “Plan of Distribution.”
In the future, Props PBC may select additional Validators, or select additional Validators to replace Validators who have stopped performing validator functions as described above. Once third-party Validators have been selected, Props PBC must register the wallet addresses of each such entity serving as a Validator with the Protocol Rewards Engine. YouNow or Props PBC may, at any time, remove any person as a Validator in each of their sole discretion. Such removal will be made if the Validator is failing to complete the duties of a Validator (for example, not consistently operating as a Validator, twenty four hours a day and seven days a week) or is manipulating usage data or any other data or functions related to the Props Network. See “Risk Factors—The operation of the Props Tokens and the Props Network depends on ongoing Props Token transaction validation efforts, which are conducted by third parties that we do not control on the Ethereum blockchain” for additional detail.
The Token Code
Props Tokens exist as digital assets in a “smart contract” deployed to the Ethereum blockchain (the “Token Code”). See “Description of The Props Tokens Being Offered—Terms of the Token Code” for additional detail regarding the Token Code. The Token Code maintains a ledger that records the ownership of Props Tokens by associating certain numbers of Props Tokens with a particular wallet address. See “Description of the Props Tokens Being Offered—Token Supply” for additional details.
The Props Network “smart contracts,” including the Token Code, may be changed in the future; specifically, certain components of the Token Code may be updated and each of these “smart contracts” may be replaced. For example, the Token Code could be replaced with a new version. Props PBC will be the initial owner of the accounts with the ability to effect changes to these “smart contracts” (the “Controller”) and may, therefore, effect these changes. If, in the future, a different entity were to become the Controller, such change would need to be approved by the board of directors of Props PBC and would be based upon criteria determined by the Props PBC board of directors. At the time of this Offering Statement, the board of directors of Props PBC has not determined such criteria.

The Protocol Rewards Engine
A second “smart contract” will be deployed to the Ethereum blockchain immediately prior to qualification of this offering circular, which we refer to as the Protocol Rewards Engine. The Protocol Rewards Engine “smart contract” will be allocated all of the Daily Rewards Pool, and it will allocate or issue these Props Tokens for app rewards and for validator rewards, as described below:

•	Daily Rewards Allocations:
Daily Rewards Allocations are allocations made on the basis of daily usage activity of Props Apps in order to reward the creation and operation of popular Props Apps. We anticipate that, each day, the total amount of Props Tokens allocated in this way will be equal to approximately 0.03475% of the remaining Props Tokens in the Daily Rewards Pool each day.
Initially, because YouNow will be the sole operator of Props Apps, the Protocol Rewards Engine will allocate all of these daily rewards allocations to YouNow. The Protocol Rewards Engine will do this by initiating a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a wallet directly controlled by YouNow. These Props Tokens may then be distributed by YouNow as described in “Plan of Distribution.” In effect, each daily allocation will increase the number of Props Tokens that YouNow may distribute pursuant to this offering circular.
In the future, once apps developed by third parties join the Props Network, we expect that an algorithm programmed into the Protocol Rewards Engine will also cause the Protocol Rewards Engine to issue some of these Props Tokens as rewards for usage of third party Props Apps. Rewards for usage of Props Apps developed by third parties may be paid to developers of the app or their respective users, and we may file an amendment to this offering circular to qualify these inventive issuances by YouNow. See “—Description of the Props Token’s Role in Helping to Align Incentives of the Network’s Participants” for additional detail. At this time, the Protocol Rewards Engine would initiate a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to cease to be associated with a wallet controlled by the Protocol Rewards Engine and instead be associated with a wallet controlled by third party app developers or their users (or, as described above, to YouNow).
These future allocations of available rewards for app usage between various apps will be determined on the basis of the daily usage data communicated by the Validator to the Protocol Rewards Engine each day—with the algorithm in the “smart contract” allocating more importance to the Props Apps garnering more daily usage and giving particular weight to usage by users with higher Props Balances and Pending Props. See “—The Props Blockchain” for additional details regarding this data.We intend for allocations of available rewards for app usage will be determined by the below algorithm. We will address how these Props Tokens will be issued, including whether they will be distributed to developers or third party app developers or users of their apps in future amendments to this offering circular.
αΡ + βΜ + γW
Where:
Ρ: the total amount of Props Tokens that users possessed in the app
Μ: the median amount of Props Tokens that the users possessed in the app
W: the number wallets that possessed Props Tokens in the app
α,β,γ: coefficient (weight) for different variables.
In effect, in the future, we expect for Props Apps to compete for an allocation out of the Daily Rewards Pool—and as a result, apps will compete for higher daily usage that will be recorded on the Props Blockchain and used by the Protocol Rewards Engine in making allocations. Each developers will, therefore, be incentivized to grow the active user base of their app and create usage for Props Tokens in their apps and also to distribute Props Tokens to his or her users, as a potential incentive to attracting users who also will thereafter have Props Tokens. With more of these users, the Props App may be entitled to a greater allocation of Props Tokens from the Protocol Rewards Engine.

•	Validator Rewards Allocations and Issuances:
Validator Rewards Allocations are allocations made in order to compensate Validators for the maintenance of the Props Blockchain and for acting as an oracle function to the Protocol Rewards Engine. We anticipate that each daily validator rewards allocation will be in an amount equal to approximately 0.001829% of the remaining Props Tokens in the Daily Rewards Pool.
YouNow’s share of these validator rewards will be made as an allocation by the Protocol Rewards Contract to YouNow. The Protocol Rewards Engine will do this by initiating a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a wallet directly controlled by YouNow. This is a function entirely internal to YouNow; in effect, the “smart contract” releases more Props Tokens to YouNow as a result of YouNow’s service as a Validator. Once this function is completed and the Props Tokens are, thereby, made available for YouNow’s use, YouNow may then distribute these Props Tokens as it sees fit, in its discretion, including as described in “Plan of Distribution.”
The portion of validator rewards to be given to third-party validators administering the Props Blockchain will be issued directly from the Protocol Rewards Engine. In other words, YouNow will issue Props Tokens to these third-party validators. The Protocol Rewards Engine will do this by initiating a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to cease to be associated with a third party Validator’s wallet. See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers. In effect, we expect for the validator rewards to incentivize performing the necessary administrative tasks of running the Props Blockchain.
As discussed above, each daily validator rewards allocation will be in an amount equal to approximately 0.001829% of the remaining Props Tokens in the Daily Rewards Pool. These daily validator rewards will be allocated equally among the participating Validators that day, including between YouNow and the other Validators. As a result, if there are seven Validators, including YouNow, each will receive one-seventh of these rewards. As discussed above, YouNow’s share will effectively make those Props Tokens available for its use, and the third party Validators will receive their share as issuances from the Protocol Rewards Engine.
As describe above, in order to receive rewards, a validator must remain online, participate in the creation of the Props Blockchain, and submit accurate daily summaries to the Protocol Rewards Engine. If a Validator fails to do these actions for any given day, that Validator will not receive rewards for that day. If the Validator fails in this way three times, the Protocol Rewards Engine will prevent that Validator from performing as a Validator in the future. As a result, the Validator will be unable to receive validator rewards.
Because the Daily Rewards Pool is set at 400,000,000 and each of the above described allocations will be made as a percentage of the remaining pool, the amount of Props Tokens available to be allocated as daily rewards allocations and validator rewards allocations will, initially, be larger and will decrease over time.
The terms of Protocol Rewards Engine contain rules governing certain basic “smart contract” functions, with the material terms generally described below:

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ownable: certain functionality under the “smart contract” is limited to an owner, or “Controller,” as noted below. See “Description of The Props Network—The Protocol Rewards Engine” and “Description of The Props Network—Props PBC” for additional details about the Controller.

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upgradeable: the Controller can deploy a new version of the Protocol Rewards Engine. We may use this functionality to make changes to the Protocol Rewards Engine as described under “—YouNow “Smart Contract” Modifications and Changes to Token Functionality.”

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add/remove validator: the Controller can use this function to add and remove addresses which may participate as Validators. See above under “—The Validators” for additional details regarding the selection and removal of Validators.

•
add/remove app: the Controller can use this function to add and remove wallet addresses associated with Props Apps. Initially, the only wallet addresses will be YouNow’s, because it will operate the initial Props

Apps. See “—The Props Apps” for additional details. In the future, if or when this function is used to add additional Props Apps to the Props Network, we will file we will file amendments to this offering circular to address these issuances by YouNow.

•	submit data: Validators can use this function to submit data representing the day’s usage data. See “—The Props Blockchain” for additional detail.

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collect rewards: Validators and Props Apps can collect any rewards that have been allocated to them on previous days with this function. This function will need to be run by third party Validators in order to claim their Validator Rewards. Initially, only YouNow will need to run this function in order to collect app rewards, as it will operate the initial Props Apps. See “—The Props Apps” for additional details. All Validators, including YouNow, may run this function.

•
settings: the Controller can adjust settings for the protocol, including, for example, the number of validators, the required threshold for agreement on usage data validly communicated to the “smart contract,” and the rewards algorithm used to determine the number of tokens to be distributed to Apps and Validators. Any settings changes take effect the following day.

The Props Network “smart contracts,” including the Protocol Rewards Engine, may be changed in the future; specifically, certain components of the Protocol Rewards Engine may be updated and each of these “smart contracts” may be replaced. For example, variables in the rewards algorithm programmed into the Protocol Rewards Engine can be updated and either “smart contract” could be replaced with a new version. Props PBC will be the initial owner of the accounts with the ability to effect changes to these “smart contracts” (the “Controller”) and may, therefore, effect these changes. Initially, we intend for the Controller to be Props PBC. If, in the future, a different entity were to become the Controller, such change would need to be approved by the board of directors of Props PBC.
Props PBC
Props PBC is a Delaware public benefit corporation and wholly-owned subsidiary of YouNow. See “Description of Business” for additional details. Consistent with its stated public benefit purpose to “create an open, sustainable and equitable media network that fairly rewards all participants in the ‘Props Network’ (a digital media platform launched by the Corporation’s corporate parent, YouNow, Inc.), for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network,” we expect that Props PBC will play a central role in the ongoing operation of the Props Network, including with respect to the below-listed functions:

•
We anticipate that Props PBC will grant Props Tokens to persons developing key apps or otherwise contributing to network development efforts. See “Plan of Distribution” for additional details regarding grants by Props PBC. In the future, Props PBC may also sell Props Tokens in transactions registered or exempt from registration under the Securities Act.

•
We anticipate that Props PBC will, in the future, determine who will serve in key roles in the Props Network, including for example, by admitting additional validators, or admitting additional Props Apps to the Props Network. These changes may be effected by the Controller of our “smart contracts.” Props PBC will be the Controller of each of these “smart contracts” and may, therefore, effect these changes.

•
We anticipate that Props PBC will make other changes or updates to the Props Network “smart contracts,” including the Token Code or the Protocol Rewards Engine. In addition to the above-described changes, certain components of the Token Code and the Protocol Rewards Engine may be updated. For example, variables in the rewards algorithm programmed into the Protocol Rewards Engine can be updated and either “smart contract” could be replaced with a new version. Props PBC will be the Controller of each of these “smart contracts” and may, therefore, effect these changes. Further, as Controller of the Protocol Rewards Engine, Props PBC may temporarily hold Props Tokens allocated to the Protocol Rewards Engine as described under “Description of the Props Tokens Being Offered—Token Supply” in order to help minimize risks related to hacking of the Protocol Rewards Engine. See “Risk Factors—The Props Network, YouNow and Props PBC may be at increased risks of cyberattack or other security incidents—which may result in the loss of Props

Tokens and adversely affect the Props Network and the value of Props Tokens.” for additional detail regarding this risk.

•
We anticipate that Props PBC will, in the future, propose the taking of advisory votes from Props Token holders on certain key issued affecting the Props Network, including the terms of the Token Code and the total amount of Props Tokens that may be issued, changes to the algorithm in the Protocol Rewards Engine, or other updates to the Props Network “smart contracts.” While these advisory votes would be nonbinding, we expect that, given Props PBC’s stated public benefit purpose to create an open, sustainable and equitable media network, Props PBC will generally act in ways consistent with the outcome of these advisory votes. We anticipate that all Props Token holders will be afforded equal rights to participate in such votes.

The Users
Subject to the terms and conditions for the use of apps, any other applicable rules, and the availability of Props Apps for download, we anticipate that anyone will be able download and use Props Apps on publicly available sites like the Apple iTunes store or the Google Play store.
Users may interact with Props Apps with only casual or no interest in cryptocurrencies like Props Tokens. They may also enjoy app features—including rewards paid in U.S. Dollars, for example—and may never claim their Props Tokens. They may also enjoy the benefits of holding Props Tokens within the apps without ever claiming Props Tokens or a wallet on the Ethereum network. See “Description of the Props Tokens Being Offered—Pending Props in Props Apps” and “Description of the Props Tokens Being Offered—Token Transfers” for more detail regarding receiving Props Tokens. Once a user completes the required steps to claim Props Tokens, the PropsKit open-source software is designed to make it easy and inviting for users with near-zero knowledge of cryptocurrencies to hold and use Props Tokens.

DESCRIPTION OF THE PROPS LIVE VIDEO APP
As described above, we have designed the Props Network so that it may incorporate Props Apps into a functioning network and token economy if or when third party app developers are ready to begin operating Props Apps. See “Description of the Props Network—the Props Apps” for additional description of Props Apps, generally. In the future, YouNow or third parties may create additional Props Apps. Currently, there is one Props Apps, which was created by and continues to be operated by YouNow. We have described this app below.
Overview
The Props Live Video App is an interactive application that uses a network of video servers that can relay high-quality video streams to each other. This creates widely available video feeds and supports a wide spectrum of live video interactions. Participants are able to interact with any other participant, on video or via textual chat, and exchange virtual goods.
The Props Live Video App has been available for download through Apple’s App Store and Google Play since 2012, and as of April 30, 2019, the Props Live Video App has approximately 46.9 million registered users and 1.09 million monthly unique visitors. In March 2019, we introduced basic functionality for Props Tokens in the Props Live Video App. As of September 20, 2018, before its merger into the Props Live Video App, Rize app had approximately 250,000 registered users and 85,000 monthly active users. The Props Live Video App’s features have changed since it was first introduced and its features will continue to change going forward. The features of the Props Live Video App may change from those described in this offering circular. In October 2018, YouNow merged the YouNow app with Rize, which was a separate live video app originally designed to be YouNow’s live video app for the Props Network.
YouNow earns the majority of its revenue by operating the Props Live Video App through the sale of “Bars” for U.S. Dollars. Bars are an in-app (non-crypto) currency that may not and technologically cannot be transferred outside of the Props Live Video App. Users can spend their Bars on the purchase of digital gifts (like a “thumbs up”) for other Props Live Video App users like content creators; these digital gifts are also often associated with “Likes” that display on the screen when the gift is given. Users receive small amounts of Bars on a daily basis for logging into the Props Live Video App, and they may also purchase these Bars directly via the Props Live Video App (using fiat currency such as U.S. Dollars). Accordingly, when Props Live Video App users are more actively engaged in the Props Live Video App, YouNow is more likely to generate revenue from the sale of Bars. Also, active App users enrich the experience for all users as they produce more user-generated content and more opportunities for interaction.
While the proceeds of these in-app sales of Bars are solely the property of YouNow, YouNow shares a portion of this revenue with users as cash rewards. See “—The Rewards—Cash Rewards.” Rewarding users is a key feature of the Props Live Video App; our mission is to create a novel, sustainable and more equitable digital media economy, in which participants are rewarded for their contributions to the network. YouNow will make significant progress towards this outcome by introducing Props Token rewards alongside its existing cash rewards program. See “—The Rewards—Props Rewards.” Cash rewards prior to Props have been limited to a small number of highly popular content creators on the Props Live Video App, but once the Props Live Video App has enabled functionality for Props Tokens upon the commencement of this offering, we will be able to reward many more users.
The Rewards
Upon the commencement of this offering, every active user of the Props Live Video App will be eligible to earn cash or Props Rewards for their part in generating engagement in the Props Live Video App. This will be true for both star content creators and for new audience members who are actively participating (although the type and amount of rewards may differ). User rewards of both cash and Props Tokens are designed to be proportionate to the type, volume and quality of all activity by a user that leads to greater engagement of other users on the Props Live Video App, including, for example, the amount of virtual goods users receive from other users, the number of paying subscribers they have, the viewership they generate, the digital gifts they give other users and the audience members they pool into their broadcasts (“Engagement Generating Activity”).
The mechanics of and rules governing a user’s earning of either cash rewards or Props Token rewards via the Props Live Video App are described in its terms of use and in all cases subject to the terms of use, which can be accessed via the Props Live Video App and the YouNow website. See “—Terms of Use and Terminations.” These terms of use are subject to amendment by YouNow from time to time. We have provided a summary of the two different streams of rewards below:

•	Cash Rewards
YouNow rewards its most popular live video content creators (a select group of “Content Partners”) with cash payments. A user can become a Content Partner, if (i) the user has at least 1,500 “fans” (equivalent of followers) on YouNow, at least 10,000 followers on YouTube, or at least 20,000 followers on Instagram who actively engage with the user, (ii) the user is able to consistently hold at least 15 concurrent viewers while broadcasting her video content on YouNow, (iii) the user has no repeated violations of YouNow’s Terms and Conditions, and (iv) the content creator entered into a written agreement with YouNow. Approximately 0.17% of the Props Live Video App’s users are Content Partners earning cash rewards.
The amount of cash that any Content Partner is entitled to receive as a reward is determined by reference to the monetary value of the Bars that they have received from third parties during their broadcasts and the monetary value of the subscriptions for their creator-specific content within the Props Live Video App. We generally agree to cash rewards for Content Partners equal to 60% of the monetary value of the Bars spent on the virtual gifts given to the Content Partner during their broadcasts and 60% of the value of their creator-specific subscriptions. However, this number may vary slightly from month to month and from one Content Partner to another based on multiple parameters such as special promotions or contests that the Content Partner participates for, for example, receiving the most likes during a specified period. Once Props Tokens are released, a Content Partner’s revenue share rate will be set, in part, based on the amount of Props Tokens held by the Content Partner as described below under “—The Role of Props Tokens in the Props Live Video App.”
YouNow pays cash rewards to its Content Partners once a month. Over the past two years, the total amount of proceeds shared with the Content Partners in any given month averages approximately 58% of the total monthly income YouNow earns from Bar Purchases and subscriptions for any given month.

•	Props Rewards.
YouNow plans to reward a wider group of Props Live Video App users with Props Tokens. We anticipate that with Props, rewards will be paid out to all of the contributing users on the Props Live Video App, a group that we believe will be comprised of 15%-30% of all Props Live Video App users (varying by month).
The total amount of Props Tokens to be given by YouNow as rewards to Props Live Video App users, together with the one-time discretionary grants, on an annual average basis will be approximately 70% of the Props Tokens allocated to the Props Live Video App by the Protocol Rewards Engine. See “ Description of the Props Network—The Protocol Rewards Engine ” for additional detail regarding the amount of Props Tokens made available for rewards by all apps each day. In the future, upon the introduction of additional Props Apps to the Props Network, YouNow may adjust the total amount of Props Tokens to be given by YouNow as rewards to Props Live Video App users in any given day and the percentage o f the Props Tokens allocated to the Props Live Video App by the Protocol Rewards Engine that they represent . As a result, the total pool of Props Tokens available to be used as rewards for all Props Live Video App users per day will vary from day to day, and will be impacted by the overall volume of activity on the Props Live Video App.
Users will earn Props Tokens for each of the below-described activities:

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Broadcasting and Guesting. Users who stream content on the Props Live Video App can either broadcast on their own or be on-camera guests in another user’s broadcast. Both groups can receive “Likes” from audience members who watch and interact with them. These broadcasters (and guest broadcasters) are rewarded for the engagement that they generate. The more “Likes” users receive from other users on the app, whether while broadcasting on their own or as guests, the more rewards they will receive. At the end of each broadcast session or guesting session, users are presented with a summary of their performance, the engagement they generated, and the number of Props Tokens the user may be entitled to receive after completing this activity.

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Actively Watching . Users who are actively using the app, watching content creators broadcasting live, will be eligible for rewards upon completing a certain amount of viewing time in which the live video is in the foreground and the audio is not set to mute. In order to be rewarded for this activity, users must affirmatively “click” or touch an icon that is clearly shown in the app. In other words, if the user navigates away from the screen without affirmatively indicating that she is actively watching or is not paying attention to the content, the user is not rewarded. This method of earning Props Tokens will be operational upon qualification or within 21 days of qualification.

•
Giving Likes. Users normally give “likes” to help content creators in the Props Live Video App to “trend,” meaning to generate and attract interest and attention on the Props Live Video App and to support them. These users encourage content creation in the app and contribute to the quality of broadcasting. Upon gifting Likes to content creators, a user will be eligible to receive a reward in Props Tokens.

•	One-Time Events. Users may also win one-time competitions or other in-app events and competitions that will make the user eligible to receive a reward in Props Tokens.
Immediately upon completing the above-described activities, the user will see graphic representation of Pending Props shown in his or her user interface. As described under “ Description of the Props Tokens Being Offered— Pending Props in Props Apps ,” these Pending Props are not transferrable and represent provisional accounting mechanisms used by the Props Network participants to signify who is provisionally entitled to receive Props Tokens because they have completed certain in-app activities or received one-time discretionary grant rewards . In order for a user with Pending Props to receive Props Tokens, fraud checks or, as applicable, KYC, AML, and other checks will also need to be completed, and thereafter, YouNow will issue Props Tokens as described under “ Plan of Distribution—App Rewards .” See “ —Terms of Receiving Rewards ” for additional information.
The following formula shows how YouNow will, initially, determine the amount of Props Tokens given to any single user as rewards for any of the above-listed activities, out of a daily available pool of daily Props rewards (the “Live Video App Rewards Formula”). YouNow intends to optimize this formula based on ongoing data it collects, in order to empower the users contributing most value to the Props Live Video App and maximize the Props Live Video App’s growth.

Rid = ( α *	Lid	) + γ * Spendi[d]+ θ * Watchi[d] + c
Ld
Where:

Rid :	Reward for user i on a given day d
Rd :	Total reward for distribution on a given day d
Lid :	Likes that user i generate on d
Ld :	Total likes generated on day d
Spendi[d] :	amount of Likes gifted by user i on day d
Watchi[d] :	Amount of active watching minutes user i had on day d
a :	Coefficient for likes received reward
γ :	Coefficient for spending reward
θ :	Coefficient for watching reward
c :	Other one time events reward (e.g. hitting pre-defined milestones as a user), which allows YouNow to give extra Props Tokens to particular users.
The Live Video App Rewards Formula is designed to reward all of the Props Live Video App’s content creators, who are the most significant value generators for the Props Live Video App. It does this, in large part, by taking account of the likes that the user received via the receipt of Bars—denominated virtual goods, as a proxy for the popularity of their content and the engagement they generate on the network. Users are credited with likes primarily when there are viewers watching and engaging with the user’s broadcasts, and to a lesser extent by capturing and re-posting short video clips (“moments”) from other users’ broadcasts. In addition to these content-creating related activities, the Props Live Video App Reward Formula ensures that other contributing users, those not creating content, are rewarded for their Engagement Generating Activity, including those who support content creators with virtual items, purchased with Bars, or engaged users that are actively watching and engaging with content creators broadcasting live , as well as dedicated users that hit a set of pre-defined milestones or events. In addition, YouNow may adjust the formula and variables in its sole discretion. YouNow intends to optimize the formula, including variables, so that, on an annual average basis, approximately 70% of rewards the Props Live Video App generates are distributed out to users and content creators. YouNow reserves the right to change this in the future, at its sole discretion, if Props Apps join the network and the level of activity on the Props Network changes.
Any rewards of Props Tokens are subject to having completed certain requirements to claim them. See “—Terms of Receiving Rewards” for additional details. These rewards are initially made in Pending Props, which have limited functionality. See “Description of the Props Tokens Being Offered—Pending Props in Props Apps” for additional details regarding Pending Props.
The below graphic shows the overall expected flow of both U.S. Dollars from in-app purchases and Props Tokens allocated to the Props Live Video App. The amount of any U.S. Dollar or Props Token flowing at each step may vary based on the terms and conditions of the Props Live Video App and in YouNow’s discretion.
Figure 1
One-Time Discretionary Grants
Prior to the qualification of this offering circular, the Props Live Video App featured user social status levels associated with creating content and generating engagement of other users (who watched them, liked them and chatted with them). Upon qualification of this offering circular, we will establish new social statuses in the Props Live Video App defined by the number of Props Token holdings a user has. See “—The Role of Props Tokens in the Props Live

Video App” for additional detail regarding these new social status levels. In general, users will need to remain active users of the Props Live Video App in order to, over time, accumulate a number of Props Tokens sufficient to afford the user higher status levels within the Props Live Video App. YouNow, however, intends to recognize the important role that it hopes pre-existing users will have in the Props Live Video App going forward by, in its sole discretion, making one-time grants to certain of these users in order to “grandfather” pre-existing social statuses in the Props Live Video App into the newly-established Props Token status levels.
We intend to issue up to 33,000,000 Props Tokens pursuant to these one-time grants under this offering circular. These one-time grants will be distributed only to those persons who have been selected by YouNow. YouNow will select the persons eligible to receive these one-time grants in its sole discretion, though we expect that we will offer this opportunity to all users who have generated meaningful activity on the Props Live Video App in the past and we, therefore, believe will make meaningful contributions in the future. The amount of Props Tokens each of these users will receive will also be determined in YouNow’s sole discretion, which YouNow intends to exercise in such a way to give the user the requisite number of Props Tokens necessary to ensure that the user enjoys a Props Token status level that affords a similar in-app status as the user enjoyed in the app prior to qualification and an equivalent level of in-app benefits.
The Role of Props Tokens in the Props Live Video App
In certain presentations to the Props community of users, we sometimes have referred to Props Tokens as a “rewards program on steroids.” We have intended this phrase to mean that the benefits of Props Tokens are similar to a rewards program, but with added benefits and functionality. Props Tokens are like social capital that users earn on the Props Live Video App, and in many cases, like social capital, users need not “spend” them in order to enjoy the utility that Props provide. The mechanics of and rules governing the benefits of Props Tokens are described in its terms of use and in all cases subject to the terms of use, which can be accessed via the Props Live Video App and the Props website. See “—Terms of Use and Terminations.” These terms of use are subject to amendment by YouNow from time to time.
In March 2019, we delivered 184,799,586 Props Tokens to holders of our SAFTs. Concurrently with the distribution of Props Tokens to these SAFT holders, YouNow introduced basic functionalities for Props Tokens in the Props Live Video App. These basic functionalities include certain in-app social media benefits. Upon qualification of this offering circular, Props Tokens holders and persons with recorded Pending Props will be entitled to a larger set of premium features in the Props Live Video App. See “ Description of the Props Tokens Being Offered—Pending Props in Props Apps ” for additional details regarding Pending Props.
We have provided below a summary of the premium features that Props Token holders and, in some cases, persons with recorded Pending Props will be entitled to receive in the Props Live Video App upon qualification:

•
Elevated in-app social status . Because we believe that social status is the key driver for activity and engagement in the Props Live Video App, upon qualification of this offering circular, we will replace the current social “level” system in the Props Live Video App with a system that is based solely on a user’s Props Tokens. This will be a central part of the user’s experience in the app, and the Props Live Video App will display a user her own Props Token balance and recorded Pending Props. All users who have any Props holdings will have a “level” in the app that signifies their status, based on the user’s Props holdings. This allows for users to enjoy an elevated social status in the Props Live Video App, signifying the social capital they have accumulated on the app. Users within the top 20 th percentile of Props Token holdings for all Props Live Video App users will enjoy the unlocked premium virtual goods described below. There will be additional functionality for higher status tiers afforded to Props Token holders in higher percentiles of Props Token holdings. YouNow reserves the right to adjust these percentages in its sole discretion. For purposes of making this calculation, YouNow will count Pending Props with Props Tokens.

•
Bar Stipend. The level of Props Token holdings (and recorded Pending Props) may give a user a higher stipend of “Bars” than the one received by users who do not hold Props Tokens (or Pending Props). The user must be within the top 20th percentile of Props Token holdings for all Props Live Video App users in order to enjoy this functionality, with larger Bar stipends allocated to Props Token holders in higher percentiles of Props Token holdings. YouNow reserves the right to adjust these percentages in its sole discretion. For purposes of making this calculation, YouNow will counts Pending Props with Props Tokens.

•
Unlock Premium Virtual Goods. The level of Props Token holdings (and recorded Pending Props) may give a user access to unique virtual goods that users who do not hold Props Tokens or Pending Props will not be able to give. The user must be within the top 20th percentile of Props Token holdings for all Props Live Video App users in order to enjoy this functionality, with more unlocked virtual goods afforded to Props Token holders in higher percentiles of Props Token holdings. YouNow reserves the right to adjust these percentages in its sole discretion. For purposes of making this calculation, YouNow will count Pending Props with Props Tokens.

In the future, Props Token holders will be entitled to receive certain discounts in the purchase of in-app currencies and other in-app virtual goods, such that Props Token holders will be able to purchase Bars at a lower cost in U.S. Dollars. We anticipate that we will only offer this benefit to Props Token holders who are the top 4,000 in the Props Live Video App by Props Token (and Pending Props) holdings. In addition, we also plan to allow users to directly tip each other in the app with Props Tokens. Upon enabling this feature, users will be able to send Props Tokens (but not recorded Pending Props) to other users of the Props Live Video App. These transfers will be able to be effected with interactions within the Props Live Video App, and will be executed on the Ethereum blockchain. See “ Description of the Props Tokens Being Offered-Token Transfers ” for additional details. The terms of use for the Props Live Video App may impose restrictions or limitations on a user’s ability to send large amounts of Props Tokens as “tips” to other users, or very small amounts of Props Tokens (under 50 Props Tokens).
The Props Live Video App user interface will show each user how many Props Tokens she holds, as well as what status benefits the level of Props Tokens entitles her to receive. In addition, YouNow intends to communicate with users regarding the levels of Props Token holdings that entitle users to specific in-app benefits, through in-app communications.
As described under “Description of the Props Tokens Being Offered,” users must have a “wallet” in order to receive Props Tokens. Once a wallet has been created, in order to use Props Tokens in the Props Live Video App and enjoy the above-described functionalities, the holder must connect her wallet to Props App account by taking the following steps: (1) the user will be prompted by the Props Live Video App to sign a message proving her ownership of a particular wallet and its associated Props Token balance, (2) the user signs a message in the wallet app (to be used as proof), (3) the user submits this signature to the Props App, which usually involves a copy-paste of the message, and (4) once connection is verified, the user’s Props Token balance will be counted towards their Props App profile. For example, this user’s status in the Props App will be derived from the Props Token balance in that user’s wallet.
Terms of Use and Terminations
In order to participate and use the Props Live Video App, users must accept the terms of use, and users under the age of 18 must generally have the consent of their parents or guardians to accept the terms. The Props Live Video App’s terms of use also define when users may not receive rewards and when rewards may not be delivered. For example, users are not entitled to earn or receive any revenues as rewards for posting content via the Props Live Video App in any of the following circumstances: (a) if one or more third parties claim rights to certain elements of such content except in cases where YouNow’s policies or systems support sharing a portion of the revenues with that user, as determined by YouNow; (b) if rewards are disabled on the content by either the user or YouNow; or (c) the user’s account on the Props Live Video App is suspended, banned, erased, or terminated. In addition, YouNow may terminate a user’s participation in the rewards program for any reason without prior notice. Additionally, YouNow may suspend or terminate a user’s account, or otherwise terminate a user’s participation in the Props Live Video App’s rewards program if YouNow determines or suspects, in its sole discretion, that a user has violated the terms of use or any other agreement with YouNow.
Upon termination of a user’s account or a user’s participation in the rewards program, YouNow will not have any obligation to afford the user any use or benefits of the user’s Props Tokens in the Props Live Video App, and any Pending Props not yet awarded to the user may be cancelled. The user may, however, still be entitled to use any Props Tokens already in his or her possession in any other Props Apps, subject to their terms and conditions of use.

Terms of Receiving Rewards
You may receive Props Tokens from us in connection with our app rewards program as described in “Plan of Distribution.” Any rewards are made subject to additional administrative steps and checks that must be completed prior to a Props Live Video App user or grantee claiming Props Tokens. Users and grantees will only be able to receive Props Tokens when they have completed all of these necessary steps and the Props Live Video App has completed its required steps. Below, we have described the steps that must be taken in order to receive Props Tokens from us:
Steps to Be Taken By the User
Prior to any issuance of Props Tokens to app users, we require that a recipient complete our standard KYC and AML procedures, complete all tax forms requested by us, and complete any other documentation we may require. We anticipate that the KYC and AML procedures, tax forms, and documentation required of users earning Props Tokens in amounts below a certain threshold set in our discretion will be more basic, in order to minimize unnecessary administrative burdens on users. For example, we may not require tax forms for users receiving small numbers of Props Tokens. Once a user has reached a maximum threshold of total Props Tokens earned, however, we may require that the user complete additional KYC and AML procedures, tax forms, and documentation in order to receive Props Tokens.
These steps must be completed within 120 days of the date that a user received a Pending Props. Pending Props received in connection with performance of activities in the Props Live Video App or as a receipt of a one-time discretionary grant may expire if a user does not complete these steps within 120 days of receiving them. As a result, if a user that is given Pending Props in connection with in-app activities or in connection with our one-time discretionary grant offer simply fails to complete these steps within 120 days of receiving them, the Props App user may never obtain the Props Tokens. YouNow may cancel any such Pending Props.
In order to limit the role of Pending Props on the Props Network and encourage users to complete KYC and AML checks, YouNow may, in its sole discretion, limit the number of Pending Props a user may accrue to 100,000 if she has not yet completed the steps described under “ Description of the Props Live Video App—Terms of Receiving Rewards— Steps to Be Taken by the Props Live Video App .” Users may not accrue more than this maximum number of 100,000 Pending Props, and users will not receive Pending Props in connection with in-app activities if the user has already reached this maximum number. YouNow reserves the right to adjust this number in its sole discretion. For purposes of calculating the maximum number of Pending Props that may be accrued, YouNow intends to not count any Pending Props associated with a user’s account in connection with our one-time discretionary grants made pursuant to this offering circular.
Some users will not, however, need to complete additional steps related to KYC and AML procedures because they have already completed KYC/AML in connection with the Props Live Video App’s pre-existing cash rewards program. These users will be able to claim their Props Tokens upon registering a wallet address with YouNow and completion of YouNow’s fraud checks. Approximately 600-1,000 active users (or, including users who have not accessed the app recently, 9,000 users) have already completed these checks.
Users who have not yet completed KYC/AML prior to qualification will need to complete this step prior to receiving Props Tokens. We expect KYC/AML checks to take no more than 10 days from the date of receipt of user information. Initially after launch, however, we expect to not be able to accept user information; we expect to be able to accept user information to complete these checks within 150 days of qualification. Once available, we will require that these steps be completed by logging into the user’s account on the YouNow app website at https://www.younow.com/login. In the future, we plan to also allow users to complete these steps within our app. If a user of the Props Live Video App must still complete some of these steps in order to earn Props Tokens in the Props Live Video App, we will provide in-app indications that the user must complete remaining steps in order to receive Props Tokens. For these users, YouNow will not exercise the above-described discretion it has to cancel Pending Props 120 days after their receipt until 120 days after the date on which KYC/AML checks are available on the YouNow app website.
We may require, in our sole discretion, that a user has obtained a minimum number of 50 Pending Props before we allow the user to complete our KYC and AML procedures. As a result, users must have this minimum number of Pending Props prior to receiving any Props Tokens as rewards in the Props Live Video App.

As described under “Description of the Props Tokens Being Offered—Receiving Props Tokens,” receipt of Props Tokens requires a “wallet”—which is the form in which a public key can be presented and recorded on the Ethereum blockchain. Props Tokens may be received into wallet accounts in any amounts, including in fractional amounts of a whole Props Token.
Steps to Be Taken by the Props Live Video App
Props Tokens may only be distributed to Props Live Video App users after the completion of our processes to confirm that rewards are validly issued pursuant to the terms of use of the Props Live Video App. We anticipate that these checks will take up to 10 days for user rewards in the Props Live Video App.
After the completion of all of these steps, YouNow will initiate a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a “wallet” specified by the user. See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers. In order to minimize costs associated with effecting transactions on the Ethereum blockchain, YouNow may effect these transactions on a weekly basis only, and any issuance will occur only in connection with the next-occurring weekly issuance or, if the issuance cannot be made at the next-occurring weekly issuance in a commercially reasonable manner, then the award will be effected at the next following weekly issuance. Upon initiation of this transaction, YouNow will cancel the corresponding number of Pending Props from the user’s account. We anticipate that each such issuance will occur within a period of approximately 16 days of the user’s completion of the requirements described in Description of the Props Tokens Being Offered—Receiving Props Tokens.” Issuance by YouNow of the Props Tokens and final settlement will only be made once the transfer of Props Tokens from a wallet controlled by YouNow to the user’s wallet is confirmed by validators on the Ethereum blockchain.
Prior to settlement, Props Live Video App users have no right to receive Props Tokens, and if YouNow were to dissolve or liquidate, or if YouNow would cease to reward users of its Props Live Video App with Props Tokens, then users will have no right to receive Props Tokens, and they may never receive these Props Tokens.

OTHER OFFERINGS
In the past, we have sold rights to receive Props Tokens in various other offerings, as more fully described below:

•	SAFT Offerings:
In December 2017, we offered SAFTs to certain investors, and YouNow entered into SAFTS to distribute Props Tokens to “accredited investors” as defined under Regulation D under the Securities Act, in reliance on the exemption from registration it provides (certain of whom are also “qualified purchasers” as such term is defined in the Investment Company Act of 1940).
Pursuant to the terms of these agreements, we were obligated to return the amount we raised in such offering if we did not distribute Props Tokens to the general public, launch our Rize platform, and have a functional Props Token within ninety days of the issuance of the agreements, as adjusted by a thirty day extension. In March 2018, we offered to these investors a rescission of their SAFT purchases or, alternatively, amendments that would extend the deadlines under the agreements to March 4, 2019 in exchange for increasing the number of Props Tokens the purchasers would be entitled to receive under their agreements by 10%. The vast majority of the purchasers chose to amend and affirm their SAFTs. As of December 31, 2018, the number of Props Tokens issuable pursuant to the SAFTs, net of rescissions granted in March 2018, was 188,596,811.
In March 2019, we began issuing Props Tokens to holders of our SAFTs. As of July 1, 2019, we have issued 185,146,579 Props Tokens to these investors, including in this number the 15,065 Props Tokens issued to an investor who, prior to March 2019, was incorrectly thought to have completed a refund in connection with the March 2018 rescission offer discussed above (and, ultimately, received the Props Tokens). A portion of these Props Tokens are subject to vesting such that they are not transferable until a future date, according to the terms of the individual holder’s SAFT. At the time of the distribution, 72,612,723 were subject to these restrictions, which are enforced by the terms of “smart contracts” we created on the Ethereum blockchain for each such SAFT holder that determine when the Props Tokens are released from restriction. Each month, additional Props Tokens subject to vesting are released and become available for transfer. 3,326,620 Props Tokens issuable pursuant to the SAFTs remain un-issued because some SAFT holders did not respond to our several requests and other communication prompting SAFT holders to provide a wallet address to which YouNow could send Props Tokens. 123,613 Props Tokens originally issuable pursuant to a SAFT will not be issued in connection with an investor’s requested cancellation in 2019 of half that investor’s investment.
The form of SAFT, together with the Form of Amendment No. 1 to the SAFT, are included as exhibits 3.1 and 3.2 to this offering circular.

•	DPA Offerings:
YouNow Services, LLC (“YouNow Services”), a wholly-owned subsidiary of YouNow, entered into Debt Payable by Asset agreements (“DPAs”) with investors pursuant to which YouNow Services raised an aggregate of approximately $690,834, net of already-issued refunds, as of June 3, 2019. The total amount raised, prior to already-issued refunds, was $1,070,000. During 2018, YouNow repaid $331,322 to 274 DPA holders in U.S. dollars pursuant to refunds as described below. As of June 3, 2019, YouNow repaid $47,844 to 26 DPA holders in 2019, in U.S. dollars pursuant to refunds as described below. Lenders under these agreements had the right to at any time require that YouNow Services return up to 80% of the amount raised under each agreement before the second anniversary of the issuance of a DPA. In aggregate, 80% of the proceeds from the sale of these DPAs, or $552,667 was subject to this early repayment right as of June 3, 2019.
In accordance with the DPAs, repayments could have been made in the forms of Props Tokens or cash, with interest in certain circumstances. The determination as to whether YouNow’s obligations could have been settled by delivery of Props Tokens or payment of cash is set out in the DPAs, and was based in part upon YouNow Services’ ownership or control of a certain amount of Props Tokens. Until YouNow Services or its assignee had ownership or control of a number of Props Tokens adequate to satisfy certain percentages of its repayment obligations under the DPAs, YouNow Services or its assignee could at any time repurchase the DPAs for their initial purchase price, and as discussed above, each DPA holder could have tendered their DPA to YouNow Services for 80% of the purchase price. If and when YouNow Services or its assignee had ownership or control of a sufficient number of Props Tokens, it was required to make its repayment obligations by the delivery of the Props Tokens, except as discussed below. If YouNow Services or its assignee did not have such ownership or control of Props Tokens, its repayment obligations would be required to be satisfied by cash payments.
The number of Props Tokens issuable pursuant to the DPAs is determined, pursuant to the terms of the DPAs, by the amount of each investor’s purchase price, plus interest in an amount equal to 20% of the purchase price, divided by $0.1369. In March 2018, however, we offered to the DPA investors a cash payment in rescission of their DPA purchases or, alternatively, a 10% bonus on the number of Props Tokens each DPA holder was previously entitled to receive pursuant to the DPA’s terms.  As a result, we intend to issue the number of Props Tokens equal to 110% of the amount of each investor’s purchase price, plus interest in an amount equal to 20% of the purchase price, divided by $0.1369, to each DPA investor who did not elect a cash payment in rescission of their DPA purchase or did not seek early repayment of their DPA in cash. As adjusted per the increased interest rate and net of all refunds already issued, as of June 3, 2019, the DPAs could be satisfied by either YouNow Services’ delivery of, in aggregate, 6,661,073 Props Tokens, including the bonus Props Tokens, or payment in cash.
One June 4, 2019, YouNow caused YouNow Services to assignee the DPAs to YouNow, so that YouNow could then begin to satisfy its payment obligations under the DPAs in Props Tokens. Through July 1, we issued 5,311,240 Props Tokens to holders of our DPAs. As of July 1, 2019, a n additional 1,349,832 Props Tokens remain issuable pursuant to these DPAs pending confirmation of wallet addresses.
As a result of the Props Tokens to be paid in interest and the Props Tokens to be paid as bonus Props Tokens, the weighted average price of each Props Token distributed to a DPA holder is $0.1037 per Props Token. As of December 31, 2018, YouNow’s obligations under these agreements could have been satisfied by YouNow Services’ delivery of, in aggregate, 7,122,181 Props Tokens or payment of cash.
Upon the delivery of Props Tokens pursuant to the terms of a DPA, the DPA will terminate pursuant to its terms, and neither YouNow nor any of its affiliates will have any continuing obligations to the DPA holder under the DPA’s terms.
The form of DPA is included as exhibit 3.3 to this offering circular.

•	Advisor Agreements:
In the past, YouNow entered into agreements with certain of our advisers for the issuance of Props Tokens. These agreements were entered into with these advisers in order to induce them to provide professional services to YouNow, and the form of written agreement governing the majority of these relationships is included as an exhibit to this offering circular.  We may not have received representations necessary from these advisers for us to establish all necessary facts in order for us to rely on an exemption from the registration requirements of the Securities Act, as well as those of various state securities laws. YouNow, however, believes it had a reasonable basis as the accredited investor status of 29 out of the total of 33 advisers.
In March 2019, YouNow began issuing Props Tokens to these accredited investors. As of July 1, 2019, we have issued 9,716,429 Props Tokens to these advisers. 409,045 of these Props Tokens are subject to vesting requirements or transfer locks imposed according to the terms of the adviser’s agreement or because the tokens are restricted securities as a result of being earned less than a year and a day prior to issuance. As of July 1, 2019, an additional 587,127 Props Tokens remain issuable pursuant to these agreements pending confirmation of wallet addresses. An additional 202,033 Props Tokens were recently earned, as of July 1, 2019, and if issued, would also be subject to transfer locks for a year and a day after the date they were earned; each month two of our advisers earn, in aggregate, the right to receive an additional 25,566 Props Tokens. 27,154 ,342 Props Tokens have been reserved for issuance pursuant to a token option agree ment entered into with an adviser, at an exercise price of $0.00125 per token . Props Tokens issued pursuant to the option agreement may be subject to transfer locks imposed because the tokens are restricted securities. Further, i f YouNow creates Props Tokens that, together with all other Props Tokens then in existence, represent more than

1,000,000,000 Props Tokens and any amount of the newly-created are then issued to wallet addresses controlled by YouNow or its equity investors, then one of our advisers will be entitled to receive from YouNow 2.825 Props Tokens for every 26 Props Tokens issued to YouNow or its equity investors.
Agreements for the issuance of 289,039 Props Tokens to four of the advisers remain outstanding. YouNow has not distributed Props Tokens to these four advisers because YouNow believes that it does not have a reasonable basis as to these advisers’ accredited investor status. For these advisers, YouNow intends to pay advisers in cash, rather than Props Tokens.
The forms of written agreements governing the majority of these relationships are included as exhibits 6.3, 6.7, 6.8, and 6.9 to this offering circular.

•	PeerStream Agreement:
In May 2019, we entered into an agreement with PeerStream to facilitate the integration of two of their apps into the Props Network. This agreement provides for the grant of rights to receive Props Tokens upon the achievement of certain milestones described in the agreement, including the execution of the agreement and mutual public announcement of the agreement, and the integration of the apps. In aggregate, PeerStream may earn the right to receive up to 15,000,000 Props Tokens upon the achievement of these milestones, and additional 1,500,000 Props Tokens if these milestones are all reached prior to October 31, 2019. This agreement also allows PeerStream to terminate their relationship with YouNow and the Props Network at any time and for any reason. We may in the future enter into similar agreements and make additional grants of rights to receive Props Tokens in connection with entering into such agreements.
The written agreement governing this relationship is included as exhibit 6.11 to this offering circular.
We have provided below a tabular presentation of the total number of investors, the total number of tokens issued or issuable pursuant to these agreements, and the total consideration received in connection with these agreements as of July 1, 2019.

	Number of Investors	Tokens Issued and Issuable	Total Consideration ($)
Simple Agreements for Future Tokens	543	188,473,198(1)	20,610,636(2)
Debt Payable by Asset Agreements	767	6,661,073(3)	690,834(4)
Advisor Agreements	34	37,948,970(5)	1,511,727(6)
PeerStream Agreement	1	16,500,000(7)	2,258,850(8)
Totals	1,345	249,583,241	25,072,048
__________________

(1)
Includes 185,146,578 Props Tokens that were distributed pursuant to SAFTS (as amended) that we entered into under Regulation D, including here the issuance of 15,065 Props Tokens to an investor who, prior to March 2019, was thought to have completed a refund in connection with the March 2018 refund offer. Also includes 3,326,620 Props Tokens that remain issuable pursuant to outstanding SAFTS. Does not include 123,613 Props Tokens originally issuable pursuant to a SAFT will not be issued in connection with an investor’s requested cancellation in 2019 of half that investor’s investment.

(2)
Represents the full, aggregate purchase price paid by SAFT investors. In March 2018, we offered to these investors a rescission of their SAFT purchases, and purchasers, with aggregate purchase prices of $2,374,608 accepted this offer, thereby decreasing the total consideration received to $20,610,636. The undiscounted price per Props Token offered in our SAFT offering was $0.1369. Certain of the SAFT purchasers, however, received discounts from this price in connection with their election for early investment or vesting schedules on their Props Tokens, once distributed. Upon election of these terms, subscribers were given discounts from the undiscounted price. As a result, the weighted average sale price of all of the Props Tokens issued and issuable pursuant to the SAFTs was $0.1093 per Props Token.

(3)
Includes the payment of 20% interest on the aggregate loan amounts on the DPAs and 10% bonus on the total amount of Props Tokens paid or payable pursuant to the terms of the DPAs. Through June 4, 2019, we have issued 5,311,240 Props Tokens to holders of our DPAs. As of July 1, 2019, an additional 1,349,832 Props Tokens remain issuable pursuant to these DPAs pending confirmation of wallet addresses.

(4)
In March 2018, we offered to these investors a rescission of their DPA purchases, and in addition, some DPA holders have exercised their rights to early refunds of their investments. As of June 4, 2019, purchasers, with aggregate purchase prices of $379,166 were either granted rescissions or early refunds of their investments, thereby decreasing the total consideration received to $690,834.

(5)
Includes 9,716,429 Props Tokens issued as of July 1, 2019 pursuant to agreements with our advisers, in reliance on the exemption from registration under Regulation D of the Securities Act. Also includes 587,127 Props Tokens that remain issuable as of July 1, 2019 pursuant to these agreements pending confirmation of wallet addresses, 202,033 Props Tokens recently earned, and 27,154,342 Props Tokens that remain issuable pursuant to a token option agreement entered into pursuant to an agreement with an adviser, at an exercise price of $0.00125 per token. This number also includes 289,039 Props Tokens that YouNow does not intend to issue because it lacks a reasonable basis as to accredited investor status.

(6)
Advisors did not pay cash in connection with entry into these agreements. This amount is calculated based on a price of $0.1369 per Props Token for all Props Tokens issued pursuant to these agreements, the effective undiscounted per Props Token price paid by purchases of our SAFTs. For all Props Tokens issuable pursuant to the token option agreement, this amount is calculated based on a price of $0.00125.

(7)
Includes the up to 15,000,000 Props Tokens that PeerStream may earn the right to receive upon the achievement of certain milestones, and and additional 1,500,000 Props Tokens if these milestones are all reached prior to October 31, 2019.

(8)
PeerStream did not pay cash in connection with entry into its agreement with YouNow. This amount is calculated based on a price of $0.1369 per Props Token, the effective undiscounted per Props Token price paid by purchases of our SAFTs.

In the future, we may sell rights to receive Props Tokens or Props Tokens in additional private offerings.
Prior to the qualification of this offering statement, YouNow intends to issue 83,500,000 Props Tokens to Props PBC for no cash consideration, and Props PBC may distribute up to 45,000,000 of these Props Tokens pursuant to this offering statement. See “Plan of Distribution—Props PBC Offering” for additional details. Because Props PBC may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act, the issuance of Props Tokens from YouNow to Props PBC may be characterized as an underwriting commission. Any of the Props Tokens distributed by Props PBC in connection with this offering will, however, be distributed for no cash consideration.
The Props Tokens distributed in this offering will not be restricted securities under federal securities law, and YouNow anticipates that upon issuance, these tokens will be usable without restriction for on the Props Network, including for any tipping functions, and freely tradeable on an exchange or alternative trading system for purposes of federal securities laws. As of the date hereof, however, we are not aware of any national securities exchange or exchange registered under Form ATS with the Securities and Exchange Commission that lists the tokens for trading. Holders of Props Tokens that wish to transfer these Props Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws, as applicable.

DESCRIPTION OF BUSINESS
Overview
YouNow, Inc. is a Delaware corporation founded in April 2011 under the name Bnow, Inc. On November 19, 2012 the name was changed to YouNow, Inc. YouNow has five wholly-owned subsidiaries, YouNow Research and Development Ltd., Switch RTC Ltd., YouNow Services, LLC, The Props Foundation Public Benefit Corporation, and The PROPS Foundation. YouNow Research and Development Ltd. is an Israeli company that was formed in September 2014 with the purpose of recruiting and employing engineers in Israel. Switch RTC Ltd. is an Israeli company acquired by YouNow in February 2018 for its many-to-many video infrastructure, which has been integrated into YouNow’s offerings. YouNow Services, LLC is a Delaware limited liability company that was formed in December 2017 to facilitate the offering of the Props Tokens under the DPAs. Each of The Props Foundation Public Benefit Corporation and The PROPS Foundation are described in more detail below.
Since inception, YouNow has been in the live streaming video industry and was the first company to popularize social, live video streaming on mobile devices in the United States. YouNow develops and operates consumer-facing mass market participatory video applications that incorporate uses for digital currencies. Since 2017, YouNow has leveraged its technology, expertise, user community and other assets to build the infrastructure for an open, decentralized digital media network called the Props Network. Given YouNow’s substantial experience in developing and operating a consumer-facing mass market participatory video app using digital currency, we believe we are uniquely positioned to help develop this next-generation digital media network.
YouNow develops and operates consumer-facing mass market participatory video applications and powered digital currencies. YouNow’s first mobile application, the Props Live Video App, provides a platform on which any user can broadcast to a live audience, watch video content and engage with content creators (broadcasters) and other users. Subsequently, YouNow developed two additional apps: the Rize app, which was merged into the Props Live Video App in October 2018, and the Game Show App. We discontinued operating the Game Show App in early 2019. At the time, we anticipated that the Props Tokens would be released for usage in our apps much earlier, and we built Game Show App on that premise. We decided to discontinue the Game Show App until after the qualification of this offering circular. Upon qualification and operation of the Props Network subsequent to that date, we will assess and determine whether YouNow will restore the Game Show App.
In order to enrich the participatory experience, encourage user engagement and empower content creators on the Props Live Video App, YouNow created one of the first two-sided virtual economies in the United States, with incentives for both content creators (broadcasters) and other users (fans). Since its founding, the Props Live Video App has generated over $60 million through this two-sided economy in sales of digital goods, which include the sale of “Bars” in the Props Live Video App and the sale of “Coins” in the Rize app, which was merged into the Props Live Video App in October 2018. YouNow has shared the majority of its earnings with thousands of content creators through the Props Live Video App. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Components of Operations—Revenue” for additional information on sources of revenue. YouNow’s effective digital economy, powerful video technology and broadcasting tools, and the engaging, gamified user experience it has created have helped it attract over 2.5 million content creators and more than 43 million registered users to the network since its inception, all of whom make up the seed user base for the Props Live Video App.
With the recent launch of the Props Network, the YouNow team continues to pioneer video networks via an open video platform and a network of applications and users operating within a decentralized economy. In March 2019, YouNow distributed 184,799,586 Props Tokens to SAFT holders, and thereafter, the Props Live Video App has provided functionality for Props Tokens, though upon qualification we expect to have an expanded set of functionalities for Props Tokens as described under “Description of the Props Live Video App.” Our goal is to create a network that empowers its content creators, developers and users, and that is fundamentally structured to better align the incentives of these various network participants. The Props Token, the Props Network and open source tools will serve as the enabling infrastructure for the Props Network.
YouNow expects to fund its operations with the continued operations of the Props Live Video App. YouNow merged the YouNow App and the Rize app in October 2018 in order to shift all of YouNow’s existing users to the Props Network.

The Props Foundation Public Benefit Corporation is a Delaware public benefit corporation that was formed in September 2018, with a designated public benefit purpose of creating an open, sustainable and equitable media network that fairly rewards all participants, for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network. In addition to ensuring early fundamental utility, Props PBC will be responsible for overseeing the development of critical infrastructure used by the ecosystem, including wallets and other services for holding or spending Props Tokens. In addition, Props PBC will sponsor activities like hackathons, competitions and promotions to develop ecosystem infrastructure, build the Props developer community and grow awareness for Props tokens. Bounties, publicly published by Props PBC, may be associated with specific projects. Administering Props PBC’s discretionary grants and infrastructure development budget will be a diligent process to ensure investments in the ecosystem yield maximum value. Such investment decisions will be made by experienced individuals whose financial interests are aligned with the success of the Props Network and the Props Tokens. It is also important to diversify decision-making processes and Props PBC will direct a portion of its grants based on input from Props Ecosystem participants and Props token holders.
YouNow intends to fund Props PBC’s operations for the first period following this offering. Thereafter, Props PBC expects to fund its operations entirely through revenue generated from sales of Props Tokens in transactions not qualified in this offering, which will be either registered or exempt from registration under the Securities Act.
Development Strategy
Token Sales
Please refer to “Other Offerings” for information about our prior sales of interests in Props Tokens and issuances of the same.
Overview
The Props Network is designed to address the problems inherent in today’s highly centralized digital media landscape, in which a small number of large companies effectively control digital media distribution and access. These companies have accumulated hundreds of billions of dollars in enterprise value, yet only a very small fraction of that value flows back to the people who create value for these networks, namely their content creators, curators and publishers, and the developers building on top of them. The large companies that control the networks monetize the attention and information of their users and extract the vast majority of financial value out of the network, while network users and contributors do not benefit from the vast majority of financial value of the network they constitute.
We believe networks that incorporate distributed ledger technology and crypto-economic business models offer opportunities to build a digital media platform that better aligns the incentives of network participants, enabling the facilitation and enforcement of value sharing, empowering a sense of community ownership. As a result, we believe that the next generation of successful digital media platforms is likely to come from more decentralized platforms leveraging blockchain technology and cryptocurrencies, like the planned Props Network. As a result, our long-term strategy is to create a decentralized economy for digital media content, where YouNow plays an increasingly smaller role in making key decisions affecting the Props Network as, for example, the sole app developer, and sole open-source software developer, and other network participants, in turn, play increasingly larger roles in maintaining the Props Network. We believe that through our platform, we will tokenize the digital economy so as to reward the users and participants who help digital communities grow.
YouNow and Props PBC Network Support
Initially, as described in “Description of the Props Network,” both YouNow and Props PBC intend to play significant roles in guiding the development of the Props Network and the administration of the sidechain that we are building (the “Props Blockchain”). In part, YouNow will play this role by performing essential functions in the Props Network—as in the case of developing the network open-source software, operating the first Props App, and serving as an initial Validator. In addition, as discussed above in “Description of the Props Network—Props PBC,” Props PBC will play a key governing role with respect to the Props Network “smart contracts,” and play a key role in determining who may become a part of the Props Network. Props PBC also intends to make grants or expense reimbursements, on a discretionary basis, to (i) developers building either apps on the Props Network or Props Network infrastructure, (ii)

strategic content partners, and (iii) other entities directly supporting the growth of the Props Network, as well as issue Props Tokens for cash. Props PBC intends to support these functions in light of our stated public benefit purpose to create an open, sustainable and equitable media network.
In January 2018, we formed a nonprofit foundation based in the Seychelles, The PROPS Foundation. We have no current plans to use the foundation, but before undertaking any activities with the foundation, including with respect to further decentralization of the Props Network through the foundation, YouNow will notify Props Network participants.
Expected Development Timeline and Costs
Upon the qualification of the offering circular, we expect to operate the Props Network with the eight key components of the Props Network, which include (1) open-source software tools that establish the connections/interfaces with the rest of the apps on the network and the rest of the network infrastructure; (2) the apps that incorporate this software into their code; (3) the Props Blockchain that we intend to create from data supplied by Props Apps and written into a publicly-available record of both app usage data and future rights to Props Tokens; (4) Validators; (5) the Token Code; (6) the Protocol Rewards Engine; (7) Props PBC, which will oversee key functions for the Props Network; and (8) app users. The software and infrastructure for the basic functions of these key components of the Props Network will be operational upon qualification—though the number of participants working with this software and infrastructure will be initially limited to YouNow, Props PBC, up to seven Validators, including YouNow, and the users of the Props Live Video App. See “Description of the Props Network” for additional details regarding the Props Network’s key components.
The Props Network is, however, still being further developed, and we expect that we will continue to make developments and improvements on the above-described key components to the Props Network into the foreseeable future—as well as expand the Props Network’s operations by increasing participation. We expect, for example, that we may make updates to the “smart contracts” on the Props Network and will continue to create or encourage the creation of additional functionality for Props Tokens. See “Description of The Props Tokens Being Offered—YouNow “Smart Contract” Modifications and Changes to Token Functionality” and “Description of the Props Network” for additional details. We expect that these efforts will continue throughout the foreseeable future, and we expect that annual costs related to funding our operations and developing the Props Network will be, approximately, $6.5 million.
The further development of the Props Network will not affect YouNow's ability to deliver the Props Tokens to users of the Props Live Video App or in the grant program upon qualification of the offering circular. Further, there will be no delay in the delivery of Props Tokens due to the need for further development of the Props Network after qualification of this Offering Statement.
We expect to devote a significant amount of our development efforts to expansion of the user base for the Props Live Video App throughout 2019, for example. See “Description of The Props Live Video App” for a description of the Props Live Video App and “Risk Factors—Risks Related to the Development of the Props Network” for additional discussion regarding risks related to our development of a substantial user base and the Props Network. Because the Props Tokens may be users’ first experience with cryptocurrency, we expect that we will need to devote significant efforts to help acclimate our users to Props Tokens, and we have designed some of the Props Network’s key components, including the wallet functions included in the Props Live Video App in order to make the experiences of Props Apps users of cryptocurrency relatively easy.
We also expect to devote significant efforts, beginning in 2019, to working with app developers who might develop Props Apps. We expect that, as we grow the base of users for the Props Live Video App, additional app developers will become interested in developing Props Apps. Props PBC may make grants of Props Tokens to some of these developers. See “Plan of Distribution—The Props PBC Offering” for additional detail regarding the grants program. We expect, however, that we will need to develop the Props Network’s infrastructure further and, also, address additional regulatory concerns in order to further develop our infrastructure to incorporate third party apps. See “Risk Factors—Risks Related to the Development of the Props Network” and “Risk Factors—We may need to address additional regulatory issues in connection with our plans for the development of the Props Network” for additional information.” For example, in March 2019, we began discussions with a potential developer of Props Apps that may lead to an agreement to integrate two existing consumer apps into the Props Network, thereby adding additional Props Apps into the Props Network.

Assignment, Decentralization
In the future, we could take a less active role in guiding the development and administration of the Props Network. This could occur as a result of the assignment of the ownership of the Protocol Rewards Engine or other parts of the Props Network infrastructure to Props PBC or taking other actions that we would deem necessary to assign the operation and maintenance of the Props Network infrastructure to Props PBC. Depending on the actions we take and how completely the essential managerial and entrepreneurial efforts that Props Token holders would be relying upon would become those of Props PBC and not YouNow’s, we believe that this could result in Props PBC becoming the issuer of the Props Tokens. We believe that this determination could only be made in consultation with counsel and, if appropriate, the SEC or its staff. If this were to occur, we will work to ensure that Props Token holders receive notice through public filings on EDGAR, through Props Apps, and through social media. We will also work with the SEC to help ensure that Props Token holders have adequate advance notice of these changes. We do not, however, anticipate that Props Token holders will have any rights in determining that decentralization of the Props Network to this extent has occurred. See “Risk Factors—In the future, we could assign essential components of the Props Network, including the Protocol Rewards Engine, to Props PBC, which ultimately could negatively affect the Props Network and the value of the Props Tokens, and may ultimately result in us disclaiming our status as the issuer of the Props Tokens.”
We could at some point in the future take a less active role in guiding the development and administration of the Props Network as a result of increasing decentralization of the Props Network. For example, we anticipate that, in the future when there is a healthy ecosystem of Props App developers, content-creators and users on the Props Network, we could entrust the account with the ability to effect changes to the Props Network “smart contract” (the “Controller”) to a decentralized autonomous organization (“DAO”), which would then enable Props Token holders to vote on changes to these “smart contracts.” We don’t believe that decentralization like this will occur at any time in the foreseeable future and therefore do not presently have a fixed procedure for how it would be implemented. If any significant change to our platform such as this were to occur, it would require the approval of the board of directors of Props PBC and the substantial support of our community of users and Props Token holders. Users and Props Token holders will not, however, have any enforceable rights with respect to decisions regarding significant changes to the platform. We anticipate that we would communicate our consideration of such a change to our users and Props Token holders using methods that may include the following: posting on our social media accounts (including our twitter and telegram), providing notifications on our website and within our apps, sending out emails to our mailing list and, if applicable, filing a post-qualification amendment or supplement to this offering circular. Our users would be invited to provide input using methods that may include the following: replying to our messages on social media and through email, completing surveys, providing non-binding, advisory votes on proposals (voting mechanisms may include voting through the use of a Props Token) and attending virtual video “town hall” meetings to engage in discussion and provide feedback. In addition to providing notification and soliciting our users’ input, we would need to create additional technological capabilities in order to successfully effect such decentralization. Further, while the law for this is evolving, we believe that, subject to the view of the SEC, it is possible that at some point in the future the Props Network could become so decentralized that Props Tokens would no longer be considered to be securities issued by YouNow. This potential, future result was generally described by the SEC’s Director of Division of Corporation Finance, William Hinman, in a June 2018 public speech.
We believe that the determination that the Props Network is so decentralized that YouNow is no longer the issuer of the Props Tokens likely will turn on whether purchasers reasonably expect YouNow to carry out essential managerial or entrepreneurial efforts. A mix of facts and circumstances may inform whether the efforts of YouNow are no longer a key factor for determining the success of the YouNow network and YouNow may no longer have an informational advantage over others, so that disclosures by YouNow may be less meaningful. We don’t believe, for example, that this will necessarily occur if we entrust Controller responsibilities to a DAO, and we believe that this determination could only be made in consultation with counsel and, if appropriate, the SEC or its staff. If this were to occur, we will work to ensure that Props Token holders receive notice through public filings on EDGAR, through Props Apps, and through social media. We will also work with the SEC to help ensure that Props Token holders have adequate advance notice of these changes. We do not, however, anticipate that Props Token holders will have any rights in determining that decentralization of the Props Network to this extent has occurred.

White Papers
In November 2017, YouNow issued its first White Paper, which provided an overview of a decentralized model for a digital media network that would use blockchain technology to reward its users, content creators, developers and other contributors. In February 2018, YouNow issued the second version of its White Paper with updates. YouNow updated its whitepaper in March 2019 to describe changes to the design and proposed development of the Props Network. To the extent there are material changes in YouNow’s plans for and development of the Props Network and governance of the Props Tokens, YouNow may issue an additional White Paper describing such updates.
Potential Competitive Landscape
Blockchain technology and decentralization of data systems have garnered significant amounts of attention recently. Similarly, the recent financial upsides of initial coin offerings, or “ICOs”, have resulted in the tokenization of companies becoming viewed as an attractive alternative to traditional venture capital financing. As the markets for blockchain technology and token offerings have grown at exponential rates, so has the competition. The size of the market opportunity to create a decentralized model for a digital media network will attract potential competitors seeking to be a leader in the industry that YouNow currently operates in. As YouNow continues to develop its network and Props Blockchain, we expect to face significant competition from emerging technology companies and established market participants, including but not limited to social media apps such as Facebook, Instagram and Snapchat, video apps such as YouTube, and digital media streaming applications such as Twitch and Houseparty.
Intellectual Property Matters
Aspects of the Props Network, software, and other technology, including our sidechain technology, include software covered by open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on the Props Network. If portions of our proprietary software are determined to be subject to an open source license, or if we do not correctly comply with the terms of the open source software licenses applicable to our open source software and technology, it could result in costly litigation or lead to negative public relations. Further, if portions of our proprietary software are determined to be subject to an open source license we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and loan products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. For further details regarding our intellectual property and the risks related thereto, see “Description of the Props Network—The Open Source Software” and “Risk Factors—Risks Related to the Development of the Props Network.”
One or more competitors may obtain patents or other protections covering technology critical to the operation of YouNow’s existing technology or any future derivatives of the technology. Occasionally, YouNow may be targeted with patent infringement lawsuits. These cases may be brought by non-practicing entities that sustain themselves by suing other companies. Currently, YouNow is not aware of any patent infringement suits against it, or contemplated to be brought against it. On June 21, 2019, YouNow received a license offer letter alleging infringement of, and offering a license to, certain patents.  YouNow believes the allegations have no merit and has not responded.
Legal Proceedings
On May 20, 2015, a former broadcaster on YouNow filed a $10 million lawsuit against YouNow with the Supreme Court of the State of New York. The plaintiff alleged that YouNow had improperly terminated his broadcaster status due to an on-air altercation which led to claims of defamation, business disparagement, trade libel and breach of contract. YouNow filed a motion to dismiss the action. On April 10, 2018, the court granted the motion and dismissed the complaint without prejudice. The plaintiff has filed a notice of appeal challenging the dismissal.
On March 15, 2018, the Company received a cease and desist letter with respect to the Company’s Props trademark. The Company responded on March 28, 2018 and has not heard anything further. We can provide no assurances on the outcome of this matter. If the other party were to prevail, we may be required to stop using the Props trademark, which could have a material negative impact on the Props Tokens, the Props Network, and our operations. See “Risk Factors—We may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business, the Props Network, our ability to support the Props Network, and the value of the Props Tokens” for additional information.
In the normal course of business, we may be named as a party to various legal claims, actions and complaints. We cannot predict whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.
Employees
As of July 1, 2019, the YouNow team consisted of 29 full-time employees. 21 of our employees work out of our New York, New York and the remainder work remotely from Israel, Poland, Canada, Maryland, Georgia and Texas. As of July 1, 2019 the Props PBC team consists of one officer who works out of its Tenafly, New Jersey offices. None of our employees are represented by a labor union or covered under a collective bargaining agreement. We consider our employee relations to be good.
Property and Facilities
YouNow’s corporate headquarters are located in New York, New York, where it occupies approximately 13,627 square feet of office space pursuant to a sublease agreement expiring in August 2021. This facility houses research, commercial and administrative personnel related to the network in general. Props PBC’s corporate headquarters are located in Tenafly, New Jersey, where it occupies space pursuant to an oral agreement. Props PBC uses this property to run its token sales operations. We believe that our existing facilities are adequate for our near-term needs, but expect to need additional space as we grow and expand our operations. We believe that suitable additional or alternative office space would be available as required in the future on commercially reasonable terms.
Government Regulation
The regulatory treatment of cryptocurrencies like the Props Tokens, related technologies like those used in the Props Network, including with respect to the Props Blockchain and other blockchain technologies, and actors in the crypto-space like cryptocurrency exchanges is uncertain in many ways. In part, this uncertainty results from the need for regulators to apply existing law to a new and evolving set of technologies and assets. We anticipate that regulation will evolve as various state, federal and international government agencies take greater interest in regulation of cryptocurrencies (and related technologies and actors) and seek to apply new and existing regulation to them. In addition, various legislative and executive bodies in the United States and in other countries may adopt new laws, regulations, or guidance, or take other actions in the future.
We also anticipate that regulation will continue to vary, as it does now, among international, federal, state and local jurisdictions. Further, it is possible that self-regulatory bodies will be established and create new regulations and guidelines that affect how cryptocurrencies, the tokens, the network, and our operations.
Any future regulatory actions applicable to the Props Tokens, the Props Network, other participants on the Props Network, and our related activities could severely impact us, the Props Network, including its development, and the value of the Props Tokens. We may need to restructure operations, the Props Network, or our plans for the Props Network, or the Props Live Video App significantly to comply with any new regulation or guidance. Failure to do so adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time and effort, which would pull our attention away from the core of our business and potentially deplete our resources. It could also result in negative publicity. Regulatory change could even potentially result in the Props Tokens or certain operations or planned operations of YouNow, Props PBC, or other Props Network participants, including developers of third party apps or validators, being viewed as impermissible, which could result in a need for dramatic alterations or termination to these operations or planned operations. Regulatory action could also affect the rights of holders of the Props Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Below is a summary of certain areas of government regulation that apply to our business and potential regulatory issues of which we are aware. As discussed below, we generally believe that our business and the offering discussed in this offering circular are compliant with these regulations, but in certain cases there may be uncertainty related to that conclusion.
It is possible that at one point in the future, we will be able to treat the tokens as non-securities for purposes of applicable law. This could generally mean that the tokens and our business would be subject to fewer regulations and restrictions, although it is also possible that alternative regulatory regimes would take their place. We do not currently have significant guidance on when or how we will be able to treat the tokens as non-securities, and as a result we are, for current purposes, mainly focusing on the securities laws in the discussion below.
Securities Act Considerations
We anticipate treating the Props Tokens as securities based on our view that the tokens are “investment contracts” under the recent guidance provided by the SEC “Framework for ‘Investment Contract’ Analysis of Digital Assets,” and the application of the test under SEC v. W. J. Howey Co. (the “Howey test”) to digital assets, in light of the current uncertainty as to how to evaluate when the Props Tokens are no longer securities. For the same reason, we also anticipate treating the Props Tokens as securities under the laws of certain foreign jurisdictions for the same reason. Typically, offerings of securities in the United States are required to register under the Securities Act with the SEC and, in compliance with state law, with applicable state regulators. Our plans to issue additional tokens after or outside of this offering are subject to our ability to register or find a suitable exemption from registration for the issuance of Props Tokens in all applicable jurisdictions.
Our current offering relies on an exemption from registration under the federal securities laws of the United States provided by Regulation A, which also provides for preemption of state registration requirements, but which also currently limits our issuances to $50 million in tokens each year. We anticipate that this amount will be sufficient to exempt the token issuances we contemplate under this Offering Circular, but there is no guarantee that this Regulation A will remain sufficient for our activities. Additionally, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A and token offerings under Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of the Props Tokens, as well as any ongoing compliance to which we may be subject under Regulation A. There may also be similar regulatory uncertainty with respect to certain of our planned operations in the future. For example, if third party app developers seek to have their apps joined to the Props Network, it is unclear if these app developers will be deemed to be underwriters as that term is defined in the Securities Act. This could make the addition of more Props Apps to the Props Network more costly and time-consuming process and may delay the introduction of additional functionalities for Props Tokens and other features of the Props Network, which could affect the value of Props Tokens purchased in this offering.
Exchange Act Considerations
Registration as Transfer Agents
Under the Exchange Act, a transfer agent is a person who engages, with respect to securities registered under Section 12 of the Exchange Act, in (a) countersigning issued securities, (b) monitoring issued securities, with the goal of preventing unauthorized issuances, (c) registering transfers of issued securities, (d) exchanging or converting issued securities, or (e) transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Transfer agents are typically required to register with the SEC under the Exchange Act. Because each of YouNow, as an operator of the Props Live Video App and as oracle to the Protocol Rewards Engine and the sole initial Validator for the Props Blockchain, Props PBC, the Ethereum blockchain, the Props Blockchain, validators of the Ethereum blockchain, and other, future-selected validators of the Props Blockchain are each involved in facilitating transfers of the Props Tokens, they could be viewed as engaging in these types of activities.
We have taken the position that YouNow, Props PBC, the Ethereum blockchain, the Props Blockchain, the validators of the Ethereum blockchain, and other, future-selected validators of the Props Blockchain are not required to register as transfer agents, both because the Props Tokens are not currently securities registered under Section 12 of the Exchange Act, and because none of the activities YouNow, Props PBC, the Ethereum blockchain, the Props Blockchain, the validators of the Ethereum blockchain, or other, future-selected validators of the Props Blockchain is or will be involved in are described in the definition of a transfer agent. In addition, to the extent that certain activities that meet the definition of a transfer agent are performed automatically on the blockchain, a blockchain is not a “person” that would be required to register.
It is possible that the SEC or another regulator would disagree with our position. If so, YouNow, Props PBC, the Ethereum blockchain, the validators of the Ethereum blockchain, or other, future-selected validators of the Props Blockchain could be forced to register as transfer agents and comply with applicable law, which could lead to significant costs to us, validators of the Ethereum blockchain, or other, future-selected validators of the Props Blockchain and could force us or these third parties to change or cease our operations with respect to the Props Network. It could also lead to considerable uncertainty as to how we or validators would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model. Any of these developments could adversely affect the Props Network, its development, and the value of the Props Tokens.
Registration as Clearing Agencies
Also under the Exchange Act, a clearing agency is any person who (a) acts as an intermediary in making payments or deliveries, or both, in connection with transactions in securities; (b) provides facilities for comparison of data respecting the terms of settlement of securities transactions, to reduce the number of settlements of securities transactions, or for the allocation of securities settlement responsibilities; (c) acts as a custodian of securities in connection with a system for the central handling of securities whereby all securities of a particular class or series of any issuer deposited within the system are treated as fungible and may be transferred, loaned, or pledged by bookkeeping entry without physical delivery of securities certificates; or (d) otherwise permits or facilitates the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates. A clearing agency does not include any person solely by reason of performing a transfer agent function, specifically transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Clearing agencies are generally required to register with the SEC and comply with applicable regulation. Because YouNow, Props PBC, the Ethereum blockchain, and validators of the Ethereum blockchain are involved in facilitating transfers in the Props Tokens, they could be viewed as engaging in these types of activities.
We have taken the position that YouNow, Props PBC, the Ethereum blockchain, and the validators of the Ethereum blockchain are not clearing agencies under the Exchange Act because the types of activities they engage in are not those described in the definition of a clearing agency. To the extent that these activities occur on the blockchain, the blockchain is not a “person” that would be required to register.
It is possible that the SEC or another regulator would disagree with our position. If so, YouNow, Props PBC, the Ethereum blockchain, or the validators of the Ethereum blockchain could be forced to register as a clearing agency and comply with applicable law, which could lead to significant costs to us and validators of the Ethereum blockchain, and could force us to change or cease our operations. It could also lead to considerable uncertainty as to how we would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model. Any of these developments would decrease the value of the Props Tokens sold in this offering.
Registration of the Props Network or the Props Live Video App as an Exchanges or ATS
Entities that are engaged as “exchanges” or “ATSs” with respect to securities are subject to federal registration and significant regulatory oversight by the SEC and FINRA. Exchanges and ATSs are generally networks that constitute, maintain, or provide a marketplace or facilities for bringing together the orders of multiple purchasers and multiple sellers of securities. A system “brings together” orders if it displays trading interests entered on the system to users (e.g., through consolidated quote screens) or receives orders for processing and execution. This does not include systems that have only one seller for each security (e.g., the issuer), even if there are multiple buyers. Because the Props Network, and the Props Live Video App, can facilitate transfers of the Props Tokens, they could be viewed as engaged in activities that would cause them to be exchanges or ATSs.
We have taken the position that the Props Network, and the Props Live Video App should not be viewed as exchanges or ATSs because they will not “bring together” anyone by sorting or organizing orders in the Props Tokens in a consolidated way or by receiving orders for processing and execution of transactions in the Props Tokens. Instead, each transaction involving Props Tokens will by individually implemented and determined.
It is possible that the SEC or another regulator would disagree with our position. If so, we could be forced to register the Props Network, or the Props Live Video App, as exchanges or ATSs and comply with applicable law, which could lead to significant costs and could force us to change or cease our operations. Any of these developments would decrease the value of the Props Tokens sold in this offering.
Registration of Ethereum and Props Blockchain validators as Broker-Dealers
Under the Exchange Act, a “broker” is a person engaged in the business of effecting transactions in securities for the account of others. The staff of the SEC has indicated that receiving commissions or other transaction-related compensation is one of the determinative factors in deciding whether a person is “engaged in the business” of being a “broker,” in part because this “salesman’s stake” in a securities transaction incentivizes the recipient to encourage transactions that may or may not be appropriate for the parties involved. Because Ethereum blockchain validators could receive compensation in connection with completing transfers of Props Tokens, they could be viewed as “brokers” receiving compensation based on transactions in securities. In addition, if third party apps are added to the Props Network, because Props Blockchain validators could receive compensation in connection with completing transfers of Props Tokens, they could also be viewed as “brokers” receiving compensation based on transactions in securities.
We take the position that the payments received by Ethereum validators and by Props Blockchain validators under these circumstances do not cause them to become broker-dealers, because their compensation is not transaction-based compensation and the validators do not engage in broker-like activities. Validation payments on the main Ethereum blockchain are generally paid in accordance with a preset algorithm upon the successful validation of activity, and it is not relevant whether the validated activities constitute securities transactions. In addition, we believe the validation payments are most appropriately viewed as based on a validator’s efforts confirming certain activities and other factors unrelated to the Props Tokens themselves, not on securities transactions. Finally, validators do not perform broker functions; they merely confirm that certain transactions have occurred.
It is possible that the SEC or another regulator would disagree with our position. If so, the validators could be forced to register as broker-dealers and comply with applicable law, or we could be forced to change the payment mechanisms or other aspects of validation operations, on the Props Network. Either development would disrupt our business significantly, perhaps making it prohibitive to operate the network, and would likely lead to a decrease or complete loss in the value of the Props Tokens.
Investment Company Act Considerations
The Investment Company Act regulates certain companies that invest in, hold or trade securities. In general, a company with more than 40% of the value of its non-cash assets held in investment securities is an “investment company.” Because a portion of our assets consists of the Props Tokens and/or minority investment positions, and at times the value of those assets may surpass 40% of the value of a Company entity’s non-cash assets, we and our affiliates run the risk of inadvertently becoming investment companies, which would require registration under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with its affiliated companies.
We believe we do not meet the definition of investment companies despite our holdings in tokens, because we believe it is reasonable to treat the Props Tokens as non-securities for purposes of the Investment Company Act in our own hands. This is due to the fact that any returns we might receive based on the Props Tokens would be based on its own efforts and not the efforts of others. As a result, the Props Tokens would not be “investment contracts” and not securities in our hands.
It is possible that a regulator could disagree with this position. If so, and we were to inadvertently meet the definition of an investment company as a result, it could require us to significantly alter our business, including by changing our strategy for distributing the tokens and other operations in a way that negatively affects the value of the Props Tokens sold in this offering. Becoming an investment company could also result in the negative regulatory consequences such as becoming subject to monetary penalties or injunctive relief (or both) in an action brought by the SEC, being unable to enforce contracts with third parties, and having third parties obtain rescission of any contracts entered into by us during the period that we were an unregistered investment company. As a result, if it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern.
Reporting Company Considerations
Under Regulation A, we will have limited ongoing reporting obligations to investors relative to the obligations of companies that are “reporting companies” for purposes of the Exchange Act. The exemption that allows this lighter reporting, however, is in part dependent on the use of a transfer agent with respect to a company’s securities. We do not intend to engage a transfer agent with respect to the Props Tokens, in part because there is no existing transfer agent that we are aware of able to perform relevant functions related to the tokens, and in part because the types of activities a transfer agent would normally engage in are performed automatically on the blockchain. As a result, as a practical matter, we also do not think we would be able to comply with the transfer agent requirement, and we do not think it applies to or would provide additional investor protections for this offering,
It is possible that a regulator would disagree with this position and, as a result, require us to file the full set of reports required of a reporting company. If so, we would need to spend considerable additional time and effort to provide the required reports. This could have a material adverse effect on our operations, which in turn could affect the value of the tokens.
Regulation M
Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time, in order to prevent potential price manipulation that could result from those activities. Because in the future we may decide to sell Props Tokens at the same time that YouNow may receive Props Tokens in connection with the purchase by users of other digital goods in a webstore (outside of the app), for example, we may be viewed as receiving Props Tokens at the same time that we are selling them under Regulation A. We have taken the position that selling digital goods for Props Tokens does not constitute a “purchase” of securities by us for purposes of Regulation M. As a result, we do not believe that activities on the Props Network are in violation of Regulation M.
It is possible that a regulator would disagree with this position. If so, we may be required to restructure these transactions, which could lead to costs to YouNow and could force us to change or cease operations of the network. This would result in a loss or decrease in value of the Props Tokens.
New York BitLicense Considerations
We are not licensed to conduct a virtual currency business in New York or any other state. We have, however, taken the position that the State of New York’s BitLicense Regulatory Framework does not apply to the offer and sale of securities like the Props Tokens—including issuances pursuant to SAFTs or DPAs personally issued to persons located in New York and offerings pursuant to this offering circular. We are also taking the position that the securities offered pursuant to this offering circular are “covered securities” as that term is used in Section 18 of the Securities Act, and as a result, the BitLicense Regulatory Framework is preempted under federal law with respect to Props Tokens offered under this offering circular. In addition, we believe it is reasonable to conclude that application of the BitLicense Regulatory Framework to the Props Tokens is preempted under New York state law. In 2011, the New York state legislature created the the New York Department of Financial Services (“NYDFS”) by transferring the functions of the New York State Banking Department and the New York State Insurance Department into a new, consolidated department. The statute authorizing the NYDFS (the “Financial Services Law”) provides the NYDFS and its superintendent with limited authority to regulate certain banking, insurance, and related financial products and services in the state of New York. The Financial Services Law defines “financial product or service” to specifically exclude from the NYDFS’s authority financial products or services that are “(i) regulated under the exclusive jurisdiction of a federal agency or authority, (ii) regulated for the purpose of consumer or investor protection by any other state agency, state department or state public authority, or (iii) where rules or regulations promulgated by the superintendent on such financial product or service would be preempted by federal law.”
It is possible that the New York State Department of Financial Services could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. This could lead to significant changes with respect to the operation or planned operation of the Props Network, how the Props Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase costs in creating and facilitating transactions in the Props Tokens. It could lead to the termination of the Props Tokens or decreases in the value of the tokens. In addition, a regulator could take action adverse to us, other Props Network participants, the Props Network, or the Props Tokens. Any of these outcomes would negatively affect us, the Props Network, including its development, and the value of the Props Tokens and/or could cause us to cease operations.
Money Transmitter and Money Services Business Considerations
Under the Bank Secrecy Act of 1970 (the “BSA”) and related rules and regulations, certain issuers of tokens may need to register as money transmitters based on their efforts selling or otherwise transacting in tokens. A money transmitter is generally any person that provides “money transmission services” or is “engaged in the transfer of funds.” At a high level, this definition applies if a person is an intermediary between other people who are exchanging one form of currency for another. Among other things, money transmitters are required to comply with certain anti-money laundering (“AML”) laws and regulations, including developing and implementing an AML compliance program, which can be costly. Money transmitters also have state registration requirements.
U.S. Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) has provided limited guidance regarding the application of the BSA to activities involving tokens, and it is unclear whether conducting an offering of tokens could trigger a federal money transmitter registration requirement in and of itself. We believe that neither we nor our affiliate entities meets the definition of a money transmitter or a money services business, because we do not think that we are engaged in the “transfer of funds” or acting as an intermediary for exchange of currencies as covered by the BSA. If we were deemed to be money transmitters and/or a money services business, it could be subject to significant additional regulation, which could affect our operations and potentially affect the value of the tokens.
Foreign Considerations
We may also subject to a variety of foreign laws and regulations that involve matters central to our business. These could include, for example, regulations related to user privacy, blockchain technology, potential broker-dealer or exchange activities, data protection, intellectual property, and marketing to persons under the age of 16, among others. In certain cases, foreign laws may be more restrictive than those in the United States. Although we believe we are operating in compliance with the laws of jurisdictions in which we exist, foreign laws and regulations are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. As a result, cryptocurrency networks, blockchain technologies, and coin and token offerings such as those we are involved in face an uncertain regulatory landscape in many foreign jurisdictions, including but not limited to the European Union, China and Russia. Other foreign jurisdictions may also, in the near future, adopt laws, regulations or directives that affect the tokens or the Props Blockchain.
We have adopted policies and procedures designed to comply with the laws that apply to us as we understand them. However, the growth of our business and its expansion outside of the United States may increase the potential of violating foreign laws or our own internal policies and procedures. The risk of us being found in potential violation of applicable laws and regulations is further increased by the fact that many of them are open to a variety of interpretations given the absence of formal interpretation by regulatory authorities or the courts. This risk may also be increased by the fact that the Props Network crosses jurisdictional lines, and we will not always be in control of all activities on the network.
Any action brought against us by a foreign regulator or in a private action based on foreign law could cause us to incur significant legal expenses and divert our management’s attention from the operation of the business. If our operations are found to be in violation of any laws and regulations, we may be subject to penalties associated with the violation, including civil and criminal penalties, damages and fines; we could be required to refund payments received by us; and we could be required to curtail or cease operations. Any of these consequences could seriously harm our business and financial results. In addition, existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.
Any applicable foreign laws, regulations or directives may also conflict with those of the United States. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the tokens and our operations (see also “Risk Factors—Risks Related to Regulation”).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
Set forth below is a discussion, in summary form, of certain United States federal income tax consequences relating to the acquisition, ownership and disposition of Props Tokens to U.S. holders and non–U.S. holders. This summary does not attempt to present all aspects of the United States federal income tax laws or any state, local or foreign laws that may affect an investment in Props Tokens. This summary is by nature general in nature and should not be construed as tax advice to any prospective participant. No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) and no assurance can be given that the IRS will agree with the tax consequences described in this discussion.
This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.
Each prospective participant should consult with its own tax adviser in order to fully understand the United States federal, state, local and foreign income tax consequences of an investment in Props Tokens. No formal or legal tax advice is hereby given to any prospective participant.
Transactions involving Initial Coin Offerings (“ICOs”) and token transactions are relatively new and it is more than likely that the IRS will issue guidance, possibly with retroactive effect, impacting the taxation of participants in an ICO and recipients of tokens. Future tax guidance from the IRS (or guidance resulting from future judicial decisions) could negatively impact recipients of Props Tokens.
This discussion is limited to U.S. federal income tax considerations to U.S. holders and non-U.S. holders that hold Props Tokens as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under U.S. tax laws, such as, for example:

•	banks, thrifts, mutual funds or other financial institutions, underwriters, or insurance companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	expatriates or former long-term residents of the United States;

•	partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	persons who receive Props Tokens as compensation, an incentive, reward, or grant; or

•	persons who are subject to the accounting rules under Section 451(b) of the Code.
For the purposes of this discussion, the term “U.S. holder” means a beneficial owner of Props Tokens, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Props Tokens that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Props Tokens, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of Props Tokens.
THIS DISCUSSION DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PROPS TOKENS. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF PROPS TOKENS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Tax Treatment of Props Token Sale
The issuance of Props Tokens to a U.S. holder or non-U.S. holder will be treated, for U.S. federal income tax purposes, as a taxable sale of property by us to the holder. While a sale of property, such as Props Tokens, generally is not taxable to the purchaser for U.S. federal income tax purposes, a holder that uses Bitcoin, Litecoin, Dash or Ether as its form of payment for the Props Tokens may have taxable gain or loss on such exchange to the extent the holder’s adjusted tax basis in Bitcoin, Litecoin, Dash or Ether used to purchase the Props Tokens (expressed in U.S. dollars) is less than or greater than, respectively, the applicable exchange rate for Bitcoin, Litecoin, Dash or Either (expressed in U.S. dollars) upon the acquisition of the Tokens. The holder should generally have a tax basis for U.S. federal income tax purposes in the Props Tokens it acquires from us equal to the amount of money such holder paid for the Props Tokens. The holder’s holding period in the Props Tokens should begin on the day the Props Tokens are issued to the holder.
Disposition of Props Tokens
A U.S. holder who sells, exchanges, or otherwise disposes of the Props Tokens for cash or other property (including pursuant to an exchange of such Props Tokens for other convertible virtual currency) should, pursuant to Internal Revenue Service Notice 2014-21 (the “Notice”), recognize capital gain or loss in an amount equal to the difference between the fair market value of the property received in exchange for such Props Tokens and the holder’s adjusted tax basis in the Props Tokens. This capital gain should be long-term if the holder has held its Props Tokens for more than one year prior to disposition. In addition, under the Notice, if the U.S. holder of Props Tokens utilizes such Props Tokens as a form of currency with which to acquire assets or pay for services, then the holder should recognize gain or loss in an amount equal to the difference between the fair market value of such property or services received in exchange for such Props Tokens and the holder’s adjusted tax basis in the Props Tokens.
Net Investment Income Tax
Certain U.S. holders that are individuals, estates or trusts may be subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their net gains from the disposition of Props Tokens. Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the net investment income tax to its income and gains in respect of its investment in Props Tokens.

Non-U.S. Holders
In general, a non-U.S. holder of Props Tokens should not be subject to U.S. federal income tax or, subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” U.S. federal withholding tax on any gain recognized on a sale or other disposition of Props Tokens unless the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.
A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Backup Withholding Tax and Information Reporting Requirements
U.S. backup withholding tax and information reporting requirements generally apply to payments to non-corporate U.S. holders of Props Tokens. Information reporting will apply to proceeds from the disposition of Props Tokens by a paying agent within the United States or who is a U.S.-related financial intermediary to U.S. holders, other than U.S. holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States or who is a U.S.-related financial intermediary will be required to withhold at the applicable statutory rate, currently 24%, in respect of any proceeds from the disposition of Props Tokens within the United States to a U.S. holder (other than U.S. holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.
Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on, amounts received in respect of their disposition of Props Tokens, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Proceeds from the sale or other disposition of Props Tokens received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability. A U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such holder’s U.S. federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.
Foreign Account Tax Compliance Act (FATCA)
The Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance, collectively “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, Props Tokens paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of Props Tokens paid to a “non-financial foreign entity” (as specially defined under these rules) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on Props Tokens (if any). The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of Props Tokens, which may be relied upon by taxpayers until final regulations are issued. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, Props Tokens.
EACH PARTICIPANT SHOULD SEEK, AND MUST DEPEND UPON, THE ADVICE OF HIS OR HER TAX ADVISOR WITH RESPECT TO THEIR INVESTMENT IN PROPS TOKENS, AND EACH PARTICIPANT IS RESPONSIBLE FOR THE FEES OF SUCH ADVISOR. NOTHING IN THIS MEMORANDUM IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO A PARTICIPANT. PARTICIPANTS SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY US AND THAT CHANGES TO THE INTERNAL REVENUE CODE OR THE REGULATIONS OR RULINGS THEREUNDER OR COURT DECISIONS AFTER THE DATE OF THIS OFFERING STATEMENT MAY CHANGE THE ANTICIPATED TAX TREATMENT TO A PARTICIPANT. WE WILL NOT OBTAIN ANY RULING FROM THE INTERNAL REVENUE SERVICE WITH REGARD TO THE TAX CONSEQUENCES OF AN INVESTMENT IN PROPS TOKENS.
THE TAX TREATMENT OF PROPS TOKENS IS UNCERTAIN AND THERE MAY BE ADVERSE TAX CONSEQUENCES FOR PURCHASERS UPON CERTAIN FUTURE EVENTS. THE PURCHASE OF TOKENS MAY RESULT IN ADVERSE TAX CONSEQUENCES TO PARTICIPANTS, INCLUDING WITHHOLDING TAXES, INCOME TAXES AND TAX REPORTING REQUIREMENTS. EACH PARTICIPANT SHOULD CONSULT WITH AND MUST RELY UPON THE ADVICE OF ITS OWN PROFESSIONAL TAX ADVISORS WITH RESPECT TO THE UNITED STATES AND NON-U.S. TAX TREATMENT OF AN INVESTMENT IN TOKENS.

SELLING TOKENHOLDER
The Props Tokens being offered for distribution by Props PBC consist of 45,000,000 Props Token held by Props PBC. YouNow intends to issue these Props Tokens to Props PBC in a private placement prior to the qualification of this offering statement.
The following table sets forth the name of the selling tokenholder, the number of Props Tokens beneficially owned by the selling tokenholder as of July 1, 2019, after the completion of YouNow’s planned private placement of 83,500,000 Props Tokens to Props PBC, and the number of Props Tokens being offered by the selling tokenholder. The Props Tokens being offered hereby are being qualified to permit public secondary trading, and the selling tokenholder may offer all or part of the Props Tokens from time to time. However, the selling tokenholder is under no obligation to distribute all or any portion of such Props Tokens nor is the selling tokenholder obligated to distribute any Props Tokens immediately upon qualification of this offering circular. All information with respect to token ownership has been furnished by the selling tokenholder.

Name of selling tokenholder	Number of Props Tokens owned prior to offering	Number of Props Tokens to be distributed	Number of Props Tokens owned after offering (if all Props Tokens are distributed)	Percent of Props Tokens owned after offering (if all Props Tokens are distributed)
The Props Foundation Public Benefit Corporation	83,500,000	45,000,000	38,500,000	3.85%

PLAN OF DISTRIBUTION
We are offering up to $50,000,000 of Props Tokens pursuant to this offering circular. The Props Tokens being offered hereby will be primarily offered by associated persons of ours through the Props Live Video App. In conducting this offering, these persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1. For additional information about the Props Network, please see the section of this offering circular captioned “The Props Network.”
We anticipate that we will begin the offering of the Props Tokens within two calendar days after the offering statement in which this offering circular is included has been qualified by the SEC. The sum of the maximum “aggregate offering price” and “aggregate gross sales,” as those terms are defined in Rule 251(a) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the YouNow Offering and Props PBC Offering combined may not exceed $50,000,000 in any twelve month period. The sum of the maximum “aggregate offering price” and “aggregate gross sales” pursuant to the Props PBC Offering may not exceed $15,000,000 in any twelve-month period.
The estimated offering expenses payable by us are approximately $2.1 million, consisting of legal and accounting fees.
The Props Network is not subject to the registration requirements of Section 304 of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”
This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on www.PropsProject.com/offering, as well as on the SEC’s website at www.sec.gov.
We intend to offer Props Tokens in the YouNow Offering to qualified purchasers in most states of the United States. In the YouNow Offering, we intend to distribute only up to a maximum of $1 million of Props Tokens in the state of Illinois and $2 million of Props Tokens in the state of Washington. We will not offer Props Tokens through the YouNow Offering within Arizona, Nebraska, North Dakota or Texas or to any resident of those states. There may be additional states that prohibit or limit us from offering Props Tokens to their residents. In any state that prevents us from, or significantly limits our ability to, offer Props Tokens in that state, we may seek to work with that state’s regulatory bodies so that at some time in the future, the state would permit us to offer our Props Tokens to its residents. We reserve the right to not offer Props Tokens in additional states. With respect to the Props PBC grant offering, Props PBC only intends to grant tokens in states where the grant is permitted, and we will need to make such determinations on a grant-by-grant basis. Should we grant Props Tokens to residents of Texas as part of the Props PBC grant offering, we will only distribute up to a maximum of $1 million of Props Tokens in the state of Texas.
YouNow Offering
YouNow is qualifying the primary distribution of up to 133,000,000 Props Tokens to reward users of its Props Live Video App for their activities in contributing content and attention to those apps; to award as discretionary grants to users of the Props Live Video App; or to reward the services of Validators on the Props Blockchain at a deemed offering price of $0.1369 per Props Token.
Settlement of Props Tokens will occur as described below under “—App Rewards,” “—Discretionary User Grants,” and “—Validator Rewards.” A participant in this offering will become an owner of Props Tokens, including for tax purposes, and the Props Tokens will be issued, as of that date.
Each participant in this offering will be provided with a copy of the offering circular prior to receipt of Props Tokens and will also be required to complete YouNow’s standard anti-money laundering, know-your-customer and other investor verification procedures.
Each participant in this program seeking to receive rewards in Props Tokens must be a “qualified purchaser” generally, as such term is defined under Regulation A under the Securities Act. Any person receiving Props Tokens in connection with this offering will be required to, among other things, represent and warrant that they are “qualified purchasers,” as such term is defined under Regulation A under the Securities Act. In addition, we may require that individuals meet minimum age requirements in order to participate in the YouNow Offering of rewards to users of the Props Live Video App or to receive Props Tokens as one-time discretionary grants to users of the Props Live Video App. These restrictions are described in the terms and conditions for the Props Live Video App.
App Rewards
The Props Tokens distributed as rewards to reward users of its Props Live Video App will be distributed as rewards for users of the Props Live Video App. For more details, please see the section of this offering circular captioned “Description of The Props Live Video App.”
Any such rewards will be made subject to the terms and conditions of the Props Live Video App, and participating users will only be eligible to receive Props Tokens as rewards if they review and accept the terms and conditions for use of the Props Live Video App. Participants seeking to receive Props Tokens included in this offering will be required to electronically complete and execute the terms of use of the Props Live Video App, which will contain the terms of distribution of the Props Live Video App. Users under the age of 18 must been emancipated or have the consent of their parents or guardians to accept the terms. A specimen copy of the terms of use of the Props Live Video App, including instructions for completing it, is included as an exhibit to this offering circular, and will be available.
As described in “Description of The Props Live Video App—Terms of Receiving Rewards,” rewards of Props Tokens to users will not be made immediately upon completing the in-app community or contribution activities necessary to earn the rewards. Rewards are made subject to additional administrative steps and checks that must be completed prior to a Props Live Video App user claiming Props Tokens. Users will be able to receive the rewards when they have completed all of these necessary steps. These steps must be completed within 120 days of the date that a user received a Pending Prop, our accounting mechanisms used to signify who is provisionally entitled to receive Props Tokens. Pending Props received in connection with performance of activities in the Props Live Video App may expire if a user does not complete these steps within 120 days of receiving them. YouNow may cancel any such Pending Props in its sole discretion.
Some users will not need to complete additional steps related to KYC and AML procedures because they have already completed KYC/AML in connection with the YouNow app’s pre-existing cash rewards program. These users will be able to claim their Props Tokens upon registering a wallet address with YouNow and completion of YouNow’s fraud checks. Users who have not yet completed KYC/AML prior to qualification will need to complete this step prior to receiving Props Tokens. We expect KYC/AML checks to take no more than 7 days from the date of receipt of user information. Initially after launch, however, we expect to not be able to accept user information; we expect to be able to accept user information to complete these checks within 150 days of qualification. Once available, we will require that these steps be completed by logging into the user’s account on the YouNow app website at https://www.younow.com/login. In the future, we plan to also allow users to complete these steps within our app. If a user of the Props Live Video App must still complete some of these steps in order to earn Props Tokens in the Props Live Video App, we will provide in-app indications that the user must complete remaining steps in order to receive Props Tokens. For these users, YouNow will not exercise the discretion it has to cancel Pending Props 120 days after their receipt until 120 days after the date on which KYC/AML checks are available on the YouNow app website.
Upon such time that these required steps have been completed, YouNow will initiate a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a “wallet”—i.e., the form in which a public key address can be presented and recorded on the Ethereum blockchain—specified by the user. See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers. YouNow will only cause the issuance of Props Tokens to a user’s chosen wallet on a weekly basis, in order to minimize costs associated with effecting transactions on the Ethereum blockchain. In order to minimize costs associated with effecting transactions on the Ethereum blockchain, YouNow may effect these transactions on a weekly basis only, and any issuance will occur only in connection with the next-occurring weekly issuance or, if the issuance cannot be made at the next-occurring weekly issuance in a commercially reasonable manner, then the award will be effected at the next following weekly issuance. We anticipate that each such issuance will occur within a period of up to 16 days of the user’s completion of the requirements described in Description of the Props Tokens Being Offered—Receiving Props Tokens.” Issuance by YouNow of the Props Tokens and final settlement will only be made once the transfer of Props Tokens from a wallet controlled by YouNow to the user’s wallet is confirmed by validators on the Ethereum blockchain.

See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers.
Prior to settlement, Props Live Video App users have no right to receive Props Tokens, and if YouNow were to dissolve or liquidate, or if YouNow would cease to reward users of its Props Live Video App with Props Tokens, then users will have no right to receive Props Tokens, and they may never receive these Props Tokens. As outlined in the applicable terms of use, each participant will need to electronically complete a Form W-9.
Discretionary User Grants
The Props Tokens distributed as one-time discretionary grants to users of the Props Live Video App. For more details, please see the section of this offering circular captioned “Description of The Props Live Video App.”
Uers will only be eligible to receive Props Tokens as rewards if they review and accept the terms and conditions for use of the Props Live Video App. Participants seeking to receive Props Tokens included in this offering will be required to electronically complete and execute the terms of use of the Props Live Video App, which will contain the terms of distribution of the Props Live Video App. Users under the age of 18 must been emancipated or have the consent of their parents or guardians to accept the terms. A specimen copy of the terms of use of the Props Live Video App, including instructions for completing it, is included as an exhibit to this offering circular, and will be available.
As described in “Description of The Props Live Video App—Terms of Receiving Rewards,” these one-time discretionary grants are made subject to additional administrative steps and checks that must be completed prior to a Props Live Video App user claiming Props Tokens. Users will be able to receive the grants when they have completed all of these necessary steps. These steps must be completed within 120 days of the date that a user received a Pending Prop, our accounting mechanisms used to signify who is provisionally entitled to receive Props Tokens. Pending Props received in connection with one-time discretionary grants may expire if a user does not complete these steps within 120 days of receiving them. YouNow may cancel any such Pending Props in its sole discretion.
Some users will not need to complete additional steps related to KYC and AML procedures because they have already completed KYC/AML in connection with the YouNow app’s pre-existing cash rewards program. These users will be able to claim their Props Tokens upon registering a wallet address with YouNow and completion of YouNow’s fraud checks. Users who have not yet completed KYC/AML prior to qualification will need to complete this step prior to receiving Props Tokens. We expect KYC/AML checks to take no more than 7 days from the date of receipt of user information. Initially after launch, however, we expect to not be able to accept user information; we expect to be able to accept user information to complete these checks within 150 days of qualification. Once available, we will require that these steps be completed by logging into the user’s account on the YouNow app website at https://www.younow.com/login. In the future, we plan to also allow users to complete these steps within our app. If a user of the Props Live Video App must still complete some of these steps in order to earn Props Tokens in the Props Live Video App, we will provide in-app indications that the user must complete remaining steps in order to receive Props Tokens. For these users, YouNow will not exercise the discretion it has to cancel Pending Props 120 days after their receipt until 120 days after the date on which KYC/AML checks are available on the YouNow app website.
Upon such time that these required steps have been completed, YouNow will initiate a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a “wallet”—i.e., the form in which a public key address can be presented and recorded on the Ethereum blockchain—specified by the user. See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers. In order to minimize costs associated with effecting transactions on the Ethereum blockchain, YouNow may effect these transactions on a weekly basis only, and any issuance will occur only in connection with the next-occurring weekly issuance or, if the issuance cannot be made at the next-occurring weekly issuance in a commercially reasonable manner, then the award will be effected at the next following weekly issuance. We anticipate that each such issuance will occur within a period of up to 16 days of the user’s completion of the requirements described in Description of the Props Tokens Being Offered—Receiving Props Tokens.” Issuance by YouNow of the Props Tokens and final settlement will only be made once the transfer of Props Tokens from a wallet controlled by YouNow to the user’s wallet is confirmed by validators on the Ethereum blockchain. See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers.

Prior to settlement, Props Live Video App users have no right to receive Props Tokens, and if YouNow were to dissolve or liquidate, or if YouNow would cease to reward users of its Props Live Video App with Props Tokens, then users will have no right to receive Props Tokens, and they may never receive these Props Tokens. As outlined in the applicable terms of use, each participant will need to electronically complete a Form W-9.
Validator Rewards
The Props Tokens distributed as rewards to Validators will be distributed only to those persons who have been selected by Props PBC to act as Validators for the Props Blockchain. Props PBC will select the persons to serve as Validators on the Props Blockchain in its sole discretion, though we expect each selection will be made in a manner consistent with Props PBC’s stated public benefit purpose to “create an open, sustainable and equitable media network that fairly rewards all participants in the ‘Props Network’ (a digital media platform launched by the Corporation’s corporate parent, YouNow, Inc.), for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.” We expect that these selections will initially be made from the community of persons who have participated in past offerings of SAFTs or have other established relationships with YouNow. Persons wishing to participate as Validators for the Props Network may contact YouNow and Props PBC on the www.PropsProject.com/offering website.
In order to participate as a Validator and receive Props Tokens as validator rewards, the Validator must fulfill the requirements of operating as a Validator as further described under “Description of the Props Network—The Validators.”
In order to receive rewards, third-party Validators must have their wallet addresses registered with the Protocol Rewards Engine. This will determine to which public address the validator rewards will be sent, and is a function governed by the Protocol Rewards Engine. See “Description of the Props Network—The Protocol Rewards Engine” for additional details. Thereafter, the third party Validator may begin to receive the Props Tokens to be distributed as Validators rewards pursuant to this offering circular as compensation for its service as a Validator. These Props Tokens may be claimed each day.
In order to claim these rewards, the Validator must affirmatively claim them from the Protocol Rewards Engine. The Validator may do so by running the “collect rewards” function. The Props Sidechain Node software run by the Validator will automatically run this function daily. The running of this “collect rewards” function will cause the issuance of Props Tokens to the Validator’s chosen wallet. Issuance by YouNow of the Props Tokens and final settlement will only be made once the transfer of Props Tokens from a wallet controlled by YouNow to the user’s wallet is confirmed by validators on the Ethereum blockchain.
YouNow and Props PBC may, at any time, remove any person as a Validator in each of their sole discretion. See “Description of the Props Network—the Validators” for additional detail.
Prior to settlement, Validators have no right to receive Props Tokens, and if YouNow were to dissolve or liquidate, or if YouNow would cease to reward Validators with Props Tokens, then Validators will have no right to receive Props Tokens, and they may never receive these Props Tokens. Each Validator will need to electronically complete a Form W-9.
Props PBC Offering
We are qualifying the secondary distribution of up to 45,000,000 Props Tokens by Props PBC that it will either grant to persons contributing to network development efforts at a deemed offering price of $0.1369 per Props Token. As of the qualification of this offering, we believe there are three primary methods of contributing to network development efforts that will qualify persons for the award of grants under this offering:1) developing apps on the Props Network or integrating Props Tokens into existing apps, 2) contributing to the development of software on the Props Network and 3) developing creative content. In the future, we may determine other methods of contributing to network development efforts that would be eligible for grants under this offering.
Props PBC may be deemed to be a statutory underwriter under Section 2(a)(11) of the Securities Act. As described under “Description of the Props Network—Props PBC,” Props PBC is a Delaware public benefit corporation and wholly-owned subsidiary of YouNow, and it will receive the Props Tokens to be distributed in the Props PBC Offering from YouNow for no cash consideration. Props PBC is not committed to pay YouNow for these Props Tokens.
Settlement of Props Tokens will occur as described below. A participant in this offering will become an owner of Props Tokens, including for tax purposes, and the Props Tokens will be issued, as of that date.
Each participant in this offering seeking to purchase Props Tokens will be provided with a copy of the offering circular prior to receipt of Props Tokens and will also be required to complete YouNow’s standard anti-money laundering, know-your-customer and other investor verification procedures.
Each participant in this program seeking to receive Props Tokens must be a “qualified purchaser” generally, as such term is defined under Regulation A under the Securities Act. Any person receiving Props Tokens in connection with this offering will be required to, among other things, represent and warrant that they are “qualified purchasers,” as such term is defined under Regulation A under the Securities Act.
The Props Tokens distributed as grants will be distributed at Props PBC’s discretion as more fully described under “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Grants to Key Network Participants.” In general, Props PBC will make these grants to persons or entities who may contribute significantly to the development of the Props Network.  We anticipate that recipients in the grant program may: 1) develop apps on the Props Network or integrating Props Tokens into existing apps, 2) contribute to the development of software on the Props Network, and/or 3) develop creative content. In the future, we may determine other methods of contributing to the development of the Props Network that would be eligible for grants under this offering.
Props PBC also intends to make these grants in ways consistent with its stated public benefit purpose to create an open, sustainable and equitable media network that fairly rewards all participants in the Props Network for their contributions to the network, by supporting and promoting the growth, research, development, and adoption of the protocol and token underlying the Props Network.
Props PBC expects to determine the amount of an individual grant in its sole discretion, in reference to requirements in the potential grantee’s project of the potential grantee and in reference to the anticipated needs of the potential grantee’s project and Props PBC’s evaluation of the grantee’s project as more fully described under “Description of the Props Token’s Role in Helping to Align Incentives of Network Participants—Grants to Key Network Participants.” Prospective grantees will be able to find information regarding the grant program on our website, www.PropsProject.com/offering, by the time of the offering contemplated by this offering circular. Each grantee will be required to execute an agreement with Props PBC outlining the terms of the grant, including the Services to be provided and the amount of Props Tokens to be received. The form of grant agreement is included as Exhibit 4.2 to this offering circular.
The decisions to make these distributions and the amount of any individual distribution will be made by the Props PBC’s board of directors, though in the future, Props PBC may receive non-binding recommendations as to distribution of the grant allocation from Props Token holders based on advisory votes of Props Token holders. See “Description of the Props Tokens Being Offered—Functionality for Users—Props Network Voting” for additional information.
In order to receive a grant, an application will be required to complete an application process that will require the completion of administrative steps and checks. Grantees will be able to receive the grant when they have completed all of these necessary steps, and the application has been approved. Upon such time, Props PBC will initiate a transaction on the Ethereum blockchain to cause the requisite number of Props Tokens to be associated with a “wallet”—i.e., the form in which a public key address can be presented and recorded on the Ethereum blockchain—specified by the grantee. Distribution by Props PBC of the Props Tokens and final settlement will only be made once the transfer of Props Tokens from a wallet controlled by Props PBC to the user’s wallet is confirmed by validators on the Ethereum blockchain. See “Description of the Props Tokens Being Offered—Token Transfers” for additional information regarding Props Token transfers.
Prior to settlement, grantees have no right to receive Props Tokens, and if Props PBC were to dissolve or liquidate, or if Props PBC would cease its grant program, then the grantee will have no right to receive Props Tokens, and they may never receive these Props Tokens. As outlined in the applicable terms of use, each grantee will need to electronically complete a Form W-9.
Pricing
The price of the Props Tokens in the YouNow Offering and the Props PBC Offering will be deemed to be $0.1369 per Props Token for at least 3 months from the first distribution of tokens to a developer pursuant to this offering circular.
YouNow and Props PBC will continue to use the price in the YouNow Offering and Props PBC Offering for at least 3 months from the first distribution of tokens pursuant to this offering circular. If at any time following that 3-month period the Props Tokens are traded on one or more authorized exchanges or alternative trading systems, then starting in the month following any calendar month where there were trades for at least one million Props Tokens executed through or on exchanges or alternative trading systems (a “calculation month”), YouNow and Props PBC will value the tokens in the YouNow Offering and the Props PBC Offering at the average closing bid price for the tokens during that calculation month until the end of the next calculation month. We will file either a supplement to this offering circular or a post-qualification amendment to this offering circular, depending on the facts and circumstances at the time of the change in price, to disclose any changes to the price of the Props Tokens to be distributed pursuant to this offering circular.
Secondary Trading
Secondary purchase and sales of the Props Tokens may occur on third-party exchanges and other platforms or through direct purchases and sales by token holders. There are currently no national securities exchanges or exchanges that have been approved by FINRA or registered under Form ATS with the Securities and Exchange Commission to support the trading of Props Tokens on the secondary market. If such a registered exchange or alternative trading system is approved by FINRA for the trading of Props Tokens by investors subject to the United States federal securities laws and does commence operations, we will notify investors by filing a supplement to this offering circular (if this offering is still continuing at that time) and a Form 1-U, and posting a notice on www.PropsProject.com/offering, and seek to have the Props Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by YouNow. Holders of Props Tokens that wish to transfer these Props Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.
Certificates Will Not be Issued
We will not issue certificates for the Props Tokens. Instead, ownership of the Props Tokens purchased through this offering will be recorded and maintained on blockchain used by the Props Network at the point when the Props Tokens are delivered.
Transferability of our Props Tokens
The Props Tokens distributed in this offering will not be restricted securities under federal securities law, and YouNow anticipates that upon issuance, these tokens will be usable without restriction on the Props Network and freely tradeable on an exchange or alternative trading system for purposes of federal securities laws. As of the date hereof, however, we are not aware of any national securities exchange or exchange registered under Form ATS with the Securities and Exchange Commission that lists the tokens for trading. Holders of Props Tokens that wish to transfer these Props Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws, as applicable.
Arbitration
Grantees in the Props PBC grant offering will be bound by a grant agreement. Grantees agree that disputes arising under or relating to the grant agreement will be resolved by binding arbitration. However, no claims under the federal securities laws shall be subject to the mandatory arbitration provision, and these provisions do not impact the rights of grantees to bring claims under the federal securities laws or the rules and regulations thereunder. Additionally, despite a grantee agreeing to the provisions in the grant agreement, investors will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder. Persons receiving Props Tokens from grantees via secondary transactions will not be bound by the grant agreement and the corresponding arbitration provision referenced above.
Similarly, users of our Props Live Video App will be bound by terms of use. Participants therein agree that disputes arising in connection with the terms or the use of the service will be resolved by binding arbitration. However, no claims under the federal securities laws shall be subject to the mandatory arbitration provision, and these provisions do not impact the rights of participants to bring claims under the federal securities laws or the rules and regulations thereunder. Additionally, despite a potential participant agreeing to the provisions in the terms of use, participants will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder.
We note that, despite the AT&T Mobility v. Concepcion, 563 U.S. 321 (2011) case in which the U.S. Supreme Court affirmed the enforceability of AT&T’s arbitration agreement’s class action waiver, the enforceability of mandatory arbitration and class action waiver have recently been under review by various state and federal courts, and courts have limited these provisions’ reach in various circumstances (see e.g., Richard E. Scotti v. Tough Mudder, Inc., N.Y. Slip Op No. 29098, 2019 WL 1511148 (N.Y. Sup. Ct., March 29, 2019)). We anticipate, given the history of courts’ close scrutiny of individual-facing arbitration provisions, that future courts will continue to review and consider the enforceability of such provisions and, as courts continue to evolve their thinking on this issue, it is possible that certain state or federal courts may further limit the enforceability of such provisions.
Indemnity and Liability
The token grant agreement to be executed by recipients of grants from the Props PBC Offering requires recipients to agree that they are liable for any loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon any inaccuracy in the representations provided by the recipient in connection with the agreement. This liability is uncapped so recipients may be fully liable for these damages, which may include, among other items, rescission costs or governmental fines and penalties levied against YouNow for violations of applicable securities laws, anti-money laundering laws and sanctions administered by the Office of Foreign Assets Control, as determined by a court of competent jurisdiction or by the applicable government agency.
In addition, the terms of use that are required to be agreed to by recipients of Props Tokens in the YouNow Offering require any recipient of Props Tokens through the YouNow Offering to indemnify YouNow with respect to certain claims. This includes any loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon: (a) the unauthorized use of, or misuse of, the YouNow website, mobile app and any related services, aspects, functions, software platforms and derivatives; and (b) any violation of the Terms of Use by the recipient, and/or by the use of the recipient’s content. Claims under US federal and state securities laws are explicitly excluded from this indemnification, however. YouNow also reserves the right, at its own expense, to assume the defense of any of the above matters otherwise subject to indemnification by the participant (without limiting its indemnification obligations with respect to that matter), and in that case, the recipient agrees to cooperate with YouNow’s defense of those claims.
Advertising, Sales and other Promotional Materials
In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering, although only when accompanied by or preceded by the delivery of this offering circular, including, in the context of electronic sales materials, a hyperlink to the offering circular. These materials may include: brochures, articles and publications, public advertisements, audio-visual materials, “pay per click” advertisements on social media and search engine internet websites, electronic correspondence transmitting the offering circular, electronic brochures containing a summary description of this offering, electronic fact sheets describing the general nature of this offering and our investment objectives, online investor presentations, website material, electronic media presentations, client seminars and seminar advertisements and invitations, and third party industry-related article reprints in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Props Tokens, these materials will not give a complete understanding of this offering, us or our Props Tokens and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Props Tokens.

LEGAL MATTERS
The validity of the Props Tokens offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Washington, D.C., and we have been advised by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Washington, D.C. and Blakemore, Fallon, Garcia, Rosini & Russo, PLLC, Brooklyn, New York.
INDEPENDENT AUDITORS
The consolidated financial statements of YouNow, Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the years then ended, included in this offering circular, have been audited by Rosen Kuslansky, CPA, P.C., independent auditors, as stated in their report appearing herein.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC an offering circular on Form 1-A under the Securities Act with respect to the shares of our common stock offered by this offering circular. This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement, some items of which are contained in exhibits to the offering statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this offering circular concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this offering circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
You may read and copy the offering statement, including the exhibits and schedules thereto, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.PropsProject.com/offering, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

GLOSSARY
A “block” is a discrete group of records written to a blockchain that can effectively be identified and referenced by the use of “headers” that contain a digital fingerprint of the records each block contains.
A “blockchain” is a database created and shared by the members of a peer-to-peer computer network which each member of that network can independently trust due to the rules governing the database’s creation. A blockchain can therefore be used to replace centralized databases.
“ Consensus rules ” are the rules governing the creation of new valid records in a blockchain database, and the mining algorithms used for this purpose, as described in the section of this offering captioned “ Description of The Props Tokens Being Offered—Token Transfers .”
A “cryptographic token” or a “token” is a type of digital asset, in the form of encrypted data, that is recorded on, and secured by, a blockchain. A token consists of a string of numbers and letters. The numbers and letters themselves contain no real data, but are a cryptographic representation of real data.
A “digital asset” (also referred to as a “cryptoasset”) is any set of unique digital information-including, for example, programs, decentralized programs, isolated chunks of programming code, collections of data, e-mail or web addresses or cryptocurrency tokens-that is capable of being stored and uniquely tracked on a computer network such as the Props Network and over which a user can maintain control through that network.
A “digital signature” is a sequence of digital information combining a user’s private key and any digital information that the user wishes to “sign.” Any other party can use the user’s paired public key to verify that the digital signature is authentic, i.e. that it was generated from a particular piece of digital information and the user’s private key.
“ ERC-20 ” is a technical standard on the Ethereum blockchain that tokens may choose to adhere to. In order to adhere to the standard, the token must implement a number of common methods and events, for example, a “transfer” event. If it implements these methods and events, then it will be compatible with any “smart contract” or external software that is designed to work with such tokens. “ Description of the Props Tokens Being Offered—Terms of the Token Code. ”
"Ethereum" is an open-source, public, blockchain-based distributed computing platform and operating system. When installed and run on the systems and devices, Ethereum software governs the rules for the creation of the Ethereum blockchain, and provides the consensus rules for adding data and “smart contracts” to the blockchain. This data is, then, stored as records maintained by the persons running Ethereum software. YouNow's Props Blockchain is built as a sidechain to the Ethereum blockchain, and YouNow's Protocol Rewards Engine, as described in this offering circular, is a “smart contract” that will be deployed on the Ethereum blockchain.
"Ether" is the token generated by the Ethereum platform and is required to be used as "gas" to execute functions in “smart contracts” deployed on the Ethereum blockchain.
The term “fork” is used to refer both to (i) any situation where there are two or more competing versions of a blockchain on a network (a situation that may arise and resolve itself in the ordinary course of network operations due to lags in communication between core nodes) and (ii) any software update that is proposed for adoption by the core nodes of a blockchain network that may result in a persistent fork on the network, with core nodes that adopt the update recognizing one version of the blockchain and those which do not recognizing another.
A “hard fork” is a proposed fork to the software governing a blockchain network that allows new network operations to be performed that are deemed invalid under the pre-fork network software. Because core nodes that have not adopted a hard fork, or “non-adopting nodes,” will therefore generally not recognize the validity of the new blockchain created by core nodes that adopt the update, or “adopting core nodes,” adopting core nodes are effectively incompatible with, or no longer part of the same network as, non-adopting core nodes, potentially resulting in a permanent fork and split into separate networks with different properties if adoption of the update gains some support among core nodes but does not achieve consensus.

A "gas payment" is required in order to record a transaction on the Ethereum blockchain, including with respect to the issuance or transfer of Props Tokens. This fee is paid to the “miners” on the Ethereum blockchain, who maintain and write the publicly-available record of these transactions, in order to incentivize their performance. This gas fee is paid in the form of Ether. The amount of any gas fee to be paid to Ethereum miners may vary and is determined by the person initiating the transaction.
“Mining” generally refers to the process of performing certain functions for a network such as adding new records to a blockchain in exchange for mining rewards; it may also refer to other mechanisms whereby rewards (usually in the form of cryptocurrency) are provided for performing other tasks helpful to the network. Blockchain-based networks usually require that mining that involves adding new records to a blockchain is difficult or expensive in some way in order to make it difficult to forge an alternative copy of the blockchain, so as to help ensure that the blockchain remains secure and reliable. Miners adding records to a blockchain select which records to group together and add from the complete digital records of all network operations that users intend to perform but which have not yet been added.
A “network operation” is any change to the information about a digital asset (or “smart contract”) stored on a blockchain, including, for example, a change in the digital asset’s owner, or a change in the location at which it is stored on the network. How and when these network operations are performed for each digital asset is governed, on the Props Network, by a “smart contract.”
A “node” is a server that runs a blockchain network.
"Open-source software" is a type of computer software in which the software's source code is released under a licenses wherein the copyright holder grants users the right to study, change and distribute the software to anyone for any purpose.
An “oracle” is a data feed designed for use in “smart contracts” that are executed on a blockchain. Oracles are third-party services which are not part of the underlying blockchain network. Oracles provide access to external data and trigger “smart contract” executions when pre-defined conditions in the external data are met.
A “private key” is a very large random sequence of digital information (effectively a very long password) that should be known only by a single user of the network and cannot be plausibly guessed by a third party in a reasonable amount of time. A user generates this large random sequence locally on a computer and should never share it with anyone. Each private key has a paired sequence of digital information, called a “public key,” which a user can share publicly.
A “proof-of-work” system or “proof-of-work mining” is a mining mechanism where miners must expend computing power to solve complicated cryptographic puzzles, and prove that they have done so by writing the solution to the blockchain, in order to be allowed to add blocks to a blockchain. This is the mining system used, for example, by Bitcoin.
A “smart contract” is a computer program written to a blockchain by developers. This computer program defines the various network operations that can be performed on the digital assets on the blockchain, the computations that can be performed using the “smart contract,” along with defining various important properties of the respective digital assets like ownership rights and the cost in “fuel” required to register the digital assets. Ethereum “smart contracts” like the Token Code and Protocol Rewards Engine exist on the Ethereum blockchain. The “smart contracts” used by YouNow, including the Token Code and Protocol Rewards Engine, are not legal contracts.
A “sidechain” is a blockchain that is designed to interact with a separate parent blockchain, and pass information between the two blockchains. It is commonly used for scaling, where certain transactions can occur on the less-expensive, application-specific sidechain, rather than on the parent blockchain.
A "wallet" contains the set of public and private keys that have been generated for a certain user of a blockchain. By accessing a wallet, the user can access all of the public and private keys stored inside and, by extension, any digital assets requiring the use of the public and private keys.
A “wallet address” is the form in which a public key can be presented and recorded on a blockchain. Wallet addresses are therefore used to assign the ownership of digital assets on the Props Network.

Financial Statements

INDEPENDENT AUDITORS' REPORT
To the Stockholders of
YouNow, Inc. and Subsidiaries
We have audited the accompanying consolidated financial statements of YouNow, Inc. (a Delaware Corporation) and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017 and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YouNow, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Notes 2 and 7 to the consolidated financial statements, the Company has entered into token development agreements pursuant to Simple Agreements for Future Tokens. As discussed in Note 2, the Company’s management has concluded that token development agreements should be accounted for as research and development arrangements. Our opinion is not modified with respect to this matter.

/s/ Rosen Kuslansky, CPA, P.C.
Certified Public Accountants
New York, New York
March 29, 2019, except for Note 17,
as to which the date is June 19, 2019

YOUNOW, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
ASSETS
Current assets:
Cash (Note 2)	$7,181,920	$20,055,975
Accounts receivable, net (Notes 2 and 15)	527,981	1,567,107
Prepaid expenses and other assets (Note 2)	2,040,733	2,454,735
Total current assets	9,750,634	24,077,817
Property and equipment, net (Notes 2 and 4)	153,800	147,477
Intangible assets, net (Notes 2 and 5)	2,150,031	7,549,623
Total assets	$12,054,465	$31,774,917
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$2,026,422	$3,126,008
Line of credit (Note 6)	—	2,492,866
Notes payable (Note 8)	738,678	952,742
Token development obligation (Notes 2 and 7)	20,619,136	22,975,679
Deferred rent payable (Note 13)	81,530	—
Total current liabilities	23,465,766	29,547,295
Commitments and contingencies (Notes 2 and 14)
Stockholders’ equity (deficit):
6% Convertible preferred stock, $0.001 par value - 22,151,167 shares and 22,267,532 shares authorized as of December 31, 2018 and 2017, respectively; 22,151,167 shares issued and outstanding (Note 9)	22,151	22,151
Common stock, $0.001 par value - 34,118,794 shares and 34,239,870 shares authorized as of December 31, 2018 and 2017, respectively; 7,285,712 shares issued and 6,044,768 outstanding (Note 9)	6,044	6,044
Treasury stock, at cost, 1,240,944 shares	(3,904,010)	(3,904,010)
Additional paid-in capital	35,189,735	34,928,860
Deficit	(42,733,611)	(28,828,825)
Accumulated other comprehensive income	8,390	3,402
Total stockholders’ equity (deficit)	(11,411,301)	2,227,622
Total liabilities and stockholders’ equity (deficit)	$12,054,465	$31,774,917
The accompanying notes are an integral part of these consolidated financial statements.

YOU NOW, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Revenues:
Digital goods (Notes 2 and 15)	$12,358,607	$15,197,055
Advertising and other	18,725	212,100
Total revenues	12,377,332	15,409,155
Operating expenses:
Cost of revenue	7,728,860	8,550,388
Research and development	5,515,143	3,570,937
Sales and marketing	2,873,329	3,494,063
General and administrative	5,188,628	4,104,577
Total operating expenses	21,305,960	19,719,965
Loss from operations	(8,928,628)	(4,310,810)
Other income (expenses)
Rental income (Note 13)	—	325,000
Gain (loss) on liquidation of digital currencies (Notes 2 and 5)	(1,105,192)	3,656,957
Impairment of digital currencies (Notes 2 and 5)	(1,691,919)	—
Token offering expenses (Note 7)	(2,154,756)	(1,052,740)
Interest expense (Note 6)	(7,926)	(154,399)
Acquisition costs (Note 12)	—	(70,589)
Total other income (expenses):	(4,959,793)	2,704,229
Loss before provision for income taxes	(13,888,421)	(1,606,581)
Provision for income taxes (Notes 2 and 3)	16,365	32,929
Net loss before noncontrolling interest	(13,904,786)	(1,639,510)
Net loss attributable to noncontrolling interest	9,610	—
Net loss attributable to YouNow Inc.'s stockholders	(13,895,176)	(1,639,510)
Other comprehensive income:
Foreign currency translation adjustments (Note 2)	4,988	5,171
Comprehensive loss attributable to YouNow Inc.'s stockholders	$(13,890,188)	$(1,634,339)
The accompanying notes are an integral part of these consolidated financial statements.

YOUNOW, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Convertible preferred stock		Common stock		Treasury stock		Additional paid-in capital	Deficit	Noncontrolling interests	Accumulated other comprehensive income (loss)	Total Stockholders’ equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Beginning, January 1, 2017	22,151,167	$22,151	6,018,424	$6,018	(1,240,944)	$(3,904,010)	$34,659,022	$(27,189,315)	$—	$(1,769)	$3,592,097
Issuance of common stock	—	—	22,178	22	—	—	10,594	—	—	—	10,616
Exercise of stock options	—	—	4,166	4	—	—	871	—	—	—	875
Stock-based compensation expense	—	—	—	—	—	—	258,373	—	—	—	258,373
Net loss	—	—	—	—	—	—	—	(1,639,510)	—	—	(1,639,510)
Other comprehensive income	—	—	—	—	—	—	—	—	—	5,171	5,171
Ending, December 31, 2017	22,151,167	22,151	6,044,768	6,044	(1,240,944)	(3,904,010)	34,928,860	(28,828,825)	$—	3,402	2,227,622
Stock-based compensation expense	—	—	—	—	—	—	260,875	—	—	—	260,875
Net loss	—	—	—	—	—	—	—	(13,895,176)	(9,610)	—	(13,904,786)
Acquisition of noncontrolling interest	—	—	—	—	—	—	—	(9,610)	9,610	—	—
Other comprehensive income	—	—	—	—	—	—	—	—	—	4,988	4,988
Ending, December 31, 2018	22,151,167	$22,151	6,044,768	$6,044	$(1,240,944)	$(3,904,010)	$35,189,735	$(42,733,611)	$—	$8,390	$(11,411,301)
The accompanying notes are an integral part of these consolidated financial statements.

YOUNOW, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
DECREASE IN CASH:
Cash flows from operating activities:
Net loss	$(13,904,786)	$(1,639,510)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	73,792	89,872
Amortization of intangible assets	228,015	5,000
Stock-based compensation expense	260,875	258,373
Proceeds from the liquidation of digital currencies	2,369,312	14,854,375
Net loss (gain) on the liquidation of digital currencies	1,105,192	(3,656,957)
Impairment of digital currencies	1,691,919	—
Gain on sale of property and equipment	(852)	—
Payments in digital currencies	36,622	—
Changes in assets and liabilities:
Accounts receivable	1,039,126	(316,617)
Prepaid expenses and other assets	413,432	(1,275,386)
Accounts payable and accrued expenses	(1,098,408)	1,982,305
Token obligations	(2,356,543)	6,175,237
Deferred rent payable	81,530	(73,146)
Net cash provided by (used in) operating activities	(10,060,774)	16,403,546
Cash flows from investing activities:
Acquisition of property and equipment	(83,606)	(16,085)
Proceeds from sale of property and equipment	11,477	—
Cash paid for business acquisition, net of cash acquired	—	(1,995,579)
Acquisition of intangible assets	(31,468)	—
Net cash used in investing activities	(103,597)	(2,011,664)
Cash flows from financing activities:
Proceeds from line of credit	—	3,000,000
Repayment of line of credit	(2,500,000)	(500,000)
Proceeds from notes payable	117,258	952,742
Repayment of notes payable	(331,322)	—
Issuance of common stock and additional paid-in capital	—	10,616
Proceeds from exercise of stock options	—	875
Net cash provided by (used in) financing activities	(2,714,064)	3,464,233
Effect of exchange rate changes on cash	4,380	5,909
Net increase (decrease) in cash	(12,874,055)	17,862,024
Cash, beginning	20,055,975	2,193,951
Cash, ending	$7,181,920	$20,055,975
SUPPLEMENTAL DISCLOSURES ON CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$13,899	$137,012
Income taxes	$16,365	$32,929
NON-CASH OPERATING ACTIVITY:
During 2017, the Company received digital currencies with a value of $16,800,442 in exchange for future rights to the Company's Props tokens.
The accompanying notes are an integral part of these consolidated financial statements.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(Note 1) Organization:
YouNow, Inc., a Delaware Corporation, was incorporated on April 18, 2011 under the name Bnow. Inc. On November 19, 2012, the name was changed to YouNow, Inc. YouNow Inc.’s wholly-owned subsidiaries include YouNow Research and Development Ltd, an Israeli company, incorporated on September 29, 2014; SwitchRTC Ltd, an Israeli company acquired on December 24, 2017; YouNow Services, LLC, a Delaware company formed on December 4, 2017, majority owned by YouNow, Inc. until December 5, 2018 when YouNow Inc. acquired its remaining membership interest; and The Props Foundation Public Benefit Corporation, a Delaware company incorporated on September 20, 2018, collectively referred to as the “Company”.
The Company was incorporated to provide live video streaming service to broadcasters through the Company's website and on mobile platforms such as Apple's IOS and Google's Android operating systems. The Company generates revenue through the sale of digital goods purchased by users to support the Company's broadcasters and through advertising sales. The Company is based in New York, New York and has two international offices in Israel.
In November 2017, the Company launched a token pre-sale offering on the rights to acquire, PROPs, the Company’s Ethereum-based ERC-20 token that will power social participation in digital media in the PROPs Ecosystem. PROPs will be hosted on the Ethereum blockchain and will serve as the base token for application within the ecosystem, granting users access to features and content, ability to promote content and signal status within the community.
(Note 2) Summary of Significant Accounting Policies:

(A)	Basis of Presentation and Consolidation
The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements for the years ended December 31, 2018 and 2017 include the accounts of YouNow, Inc. and its wholly-owned subsidiaries as defined in Note 1. All significant intercompany transactions and balances have been eliminated from the consolidated financial statements.
Noncontrolling interests in the consolidated subsidiaries represents the amount of equity (deficit) and profit (loss) allocated to third party members of the subsidiaries.

(B)	Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could vary from the estimates that were used.

(C)	Revenue Recognition
The Company derives revenue from the sale of digital goods purchased by users to support the Company's broadcasters and through advertising services. The revenue is split between the Company and popular broadcasters based on an agreed upon arrangement. The digital goods are available for purchase through the Company's website, PayPal, Braintree, or through apps, such as Apple iTunes and Google Play. The Company recognizes revenue at the time of the sale of digital goods since Management estimates the digital goods are materially consumed within 2 days after the initial purchase.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(D)	Token Development Agreements
The Company has entered into token development agreements under Simple Agreements for Future Tokens (“SAFTs”) as discussed in Note 7. The Company accounts for its token development agreements as research and development arrangements under Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 730-20, Research and Development Arrangements. The Company believes that, under the SAFTs, the research and development services it was obliged to provide were limited to the creation of YouNow’s platform and the creation and delivery of a functional token. The completion of these research and development services principally required the creation of the Token Code (an ERC-20 “smart contract”); building the distribution mechanism for Props Tokens, including a mechanism for effecting any vesting under SAFTs; developing the Rize app, including basic “wallet” functionality in the Rize app and merging it into the Props Live Video App; and building Props-specific exclusive features in the Props Live Video App.
Pursuant to ASC 730-20, the Company recorded a liability for amounts received from SAFT purchasers that are refundable pursuant to the terms of the SAFTs. Pursuant to the terms of the SAFTs, a SAFT expires and terminates upon the earlier to occur of certain events, including the issuance of PROPs tokens upon an application launch, the payment or setting aside for payment of amounts payable to the SAFT purchaser upon the dissolution of the Company, or the reaching of a termination date, as specified by amendments to the SAFTs dated March 4, 2018, set as twelve months after the amendment’s effective date as discussed in Note 7. If the SAFT terminates pursuant to the expiration of this deadline, the SAFT purchaser’s purchase amount is refundable. As a result, this liability was recorded as token development obligations on the Company’s consolidated balance sheets as of December 31, 2018 and 2017. At all times prior to the issuance of the PROPs tokens pursuant to the SAFTs, the Company has recorded a liability equal to its repayment obligations.
The Company has concluded that upon delivery of the PROPs tokens to the SAFT purchaser in accordance with the SAFT, it has completed its services and has performed all of its research and development obligations owed to SAFT holders under the SAFTs. While these financial statements present the financial position of YouNow, Inc. and its Subsidiaries as of December 31, 2018 and 2017 only, the Company released vested PROPs tokens to SAFT purchasers on March 4, 2019, as discussed in Note 17. While the Company will continue to develop the functionality of the platform, it does not consider other activities associated with the PROPs network to be part of the Company’s research and development services under the SAFTs, and it will have no remaining obligations under the SAFTs, including with respect to the further development of the network, the enhancement of the PROPs tokens issued, or with respect to any refunds. Upon issuance and delivery of PROPs tokens to SAFT purchasers, the Company offsets the token development obligation liability and recognizes token development income within other income (expense) in the Company’s consolidated statements of operations and comprehensive loss. Further, upon the Company fulfilling its contractual obligations under the SAFT by delivery of the tokens to the purchaser’s electronic wallet, the Company has no intention of refunding the SAFT purchase amount under any circumstances. As a result, the Company believes there are no surrounding conditions under which they would repay any of the SAFT purchase amounts.
For the years ended December 31, 2018 and 2017, the Company did not recognize token development income from token development arrangements. Total research and development expenses incurred under the token development arrangements are included in research and development in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2018 and 2017.

(E)	Cash
The term cash, as used in the accompanying consolidated financial statements, includes currency on hand and on demand deposits with financial institutions. The Company maintains cash in several bank depository accounts, which at times may exceed Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(F)	Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated net of an allowance for doubtful accounts and consist of sales of digital goods with payment terms ranging from 1 to 73 days after the transaction’s settlement date. Management periodically evaluates the collectability of receivables based on the age of the balance and the creditworthiness of the customer. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. Management has determined that no allowance for doubtful accounts are necessary as of December 31, 2018 and 2017. The aging of the Company’s outstanding receivables as of December 31, 2018 and 2017 are as follows:

	2018	2017
0-30 days	$520,043	$997,335
31-60 days	7,938	569,772
61-90 days	—	—
Greater than 90 days	—	—
Total accounts receivable, net	$527,981	$1,567,107

(G)	Prepaid Expenses and Other Assets
The Company recognizes expense in the period incurred. Payments made prior to the expense being incurred are recognized as prepaid expenses.
Other assets represent amounts due from certain financial intermediaries and security deposits.

(H)	Property and Equipment
Property and equipment is recorded at cost less accumulated depreciation. The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of leasehold improvements is the term of the respective lease, office and computer equipment 3 years, and furniture, fixtures and equipment 8 years.

(I)	Intangible Assets Other Than Goodwill

(a)
The Company capitalizes and amortizes intangible assets other than goodwill over their estimated useful lives unless such lives are indefinite. Intangible assets other than goodwill acquired separately from third parties are capitalized at cost while such assets acquired as part of a business combination are capitalized at their acquisition-date fair value. Intangible assets other than goodwill are amortized using the straight-line method of amortization over their useful lives, with the exception of certain intangibles, such as acquired technology, which is amortized using an accelerated method of amortization based on projected future cash flows. Based on management’s estimates and assumptions, it has determined that a 10-year life is reasonable and appropriate for this type of technology. These assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Based on this analysis, it was determined that the fair value was in excess of the carrying value and as a result not impaired.

Please refer to Note 5 for additional information about intangible assets.

(b)
Digital assets such as Bitcoin and Ethereum are digital currencies considered cryptocurrencies that are not fiat currencies (i.e. a currency that is backed by a central bank or a national, supra- national or quasi-national organization) and are not backed by hard assets or other credits. Digital currencies are not financial

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

assets because they are not an ownership interest in a company, or a contract establishing a right or obligation to deliver or receive cash or another financial instrument. Since they lack physical substance, digital currencies are generally considered intangible assets. The current guidance in U.S. GAAP does not directly address the accounting for cryptocurrencies.
During 2017, the Company received two types of digital currencies, Bitcoins and Ethereum related to its token offering (See Notes 7 and 8). The Company obtains the equivalency rate of Bitcoins and Ethereum to USD based on a blended weighted average global exchange rate from public exchanges such as Coinbase.
The Company records its digital currencies as indefinite-lived intangible assets under ASC 350, Intangibles — Goodwill and Other. The intangible assets are recorded at cost and tested for impairment at least annually and more frequently if events or changes in circumstances indicate that it is more likely than not that they are impaired. A decline below cost in a quoted price on an exchange may be an event indicating that it is more likely than not that the digital currencies are impaired. As of December 31, 2018, the Company’s unadjusted cost basis before impairment adjustments in its digital currencies was $2,091,898, and the fair market value was $399,979. As of December 31, 2017, the fair market value of the Company’s digital currencies was in excess of its cost basis. For the years ended December 31, 2018 and 2017, the Company recognized an impairment loss of $1,691,919 and $0 on its digital currencies, respectively.

(J)	Income Taxes
The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of enacted tax laws. If necessary, the measurement of deferred tax assets is reduced by the amount of any tax benefits that are not expected to be realized based on available evidence.
The Company records a valuation allowance to reduce deferred tax assets to the net amount that they estimate will be realized in future periods. The Company considers all expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.
The Company also incurs certain state minimum taxes and local income taxes.

(K)	Stock-Based Compensation
Under ASC 718, Compensation - Stock Compensation, the Company recognizes all employee stock-based compensation as an expense in the accompanying consolidated statement of operations and comprehensive loss. Estimated fair value of stock-based compensation awards are measured at the grant date using the Black-Scholes option pricing model. The Company records the stock-based compensation expense on a ratable basis over the vesting term.
For stock options issued to non-employees, including consultants, the Company records expenses related to stock options equal to the fair value of the options calculated using the Black-Scholes model over the service performance period. The fair value of options granted to non-employees is remeasured over the vesting period and recognized as an expense over the period the services are received.
Stock-based compensation expense is recorded net of estimated forfeitures so that expense is recorded for only those stock-based awards that the Company expects to vest. The Company estimates forfeitures based

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

on our historical forfeiture of equity awards adjusted to reflect future changes in facts and circumstances, if any. The Company revises estimated forfeiture rate if actual forfeitures differ from initial estimates.

(L)	Research and Development
Research and development expenses are charged to operations as incurred. For the years ended December 31, 2018 and 2017, the Company expensed $5,515,143 and $3,570,937, respectively, in research and development costs.

(M)	Cost of Revenue
Costs of revenue are expensed as incurred and consist of individually agreed upon broadcaster revenue sharing fees of $6,301,364 and $7,210,915 in 2018 and 2017, respectively, and variable hosting and bandwidth costs of $1,427,496 and $1,339,473 in 2018 and 2017, respectively.

(N)	Sales and Marketing
Sales and marketing costs are expensed as incurred and consist of marketing, public relations and talent management costs. For the years ended December 31, 2018 and 2017, the Company expensed $2,873,329 and $3,494,063, respectively, in total sales and marketing costs.

(O)	Advertising Costs
Advertising costs are expensed as incurred. For the years ended December 31, 2018 and 2017, the Company expensed $153,864 and $197,634, respectively in advertising costs, which is included in Sales and Marketing on the consolidated statements of operations and comprehensive loss.

(P)	Foreign Currency Translation
The functional currency of the Subsidiaries are the local currency in which the Subsidiaries operate in. Since the U.S. dollar is not the functional currency of all of its Subsidiaries, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Gains or losses from foreign currency remeasurement and settlements are included in other income (expense), in the consolidated statement of operations and comprehensive loss. For its foreign subsidiaries where the functional currencies are the local currencies, the Company uses the period-end exchange rates to translate assets and liabilities, and the average exchange rates to translate revenues and expenses into U.S. dollars. The Company records translation gains and losses in accumulated other comprehensive income as a component of stockholders’ equity.

(Q)	Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity as disclosed in Note 14.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(R)	Reclassifications
Certain reclassifications have been made to the 2017 consolidated financial statement presentation to correspond to the current year’s format. Total stockholders’ equity (deficit) and net loss are unchanged due to these reclassifications .

(S)	Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC (Topic 605) - Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.
In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2018. Early adoption is permitted. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company is continuing to evaluate the impact of this new standard on its financial reporting and disclosures, including, but not limited to a review of accounting policies, internal controls and processes. The Company will adopt the new standard effective January 1, 2019.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases on its balance sheet. The ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company will continue to evaluate the impact of this new standard on its financial reporting and disclosures.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This ASU is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company does not believe the adoption of ASU 2016-15 will have a material impact on its financial position, results of operations or cash flows.
In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The new guidance eliminates the requirement to separate deferred income tax liabilities and assets into current and noncurrent amounts. The amendments will require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The updated guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company does not believe the adoption of ASU 2015-17 will have a material impact on its financial position, results of operations or cash flows.
In June 2018, the FASB issued ASU 2018-07 Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to non-employees with the guidance applicable to grants to employees. Under the new standard, equity classified share-based payment awards issued to nonemployees will be measured on the grant date, instead of the current requirement to remeasure the awards through the performance completion date. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company will continue to evaluate the impact of this new standard on its financial reporting and disclosure.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

Management does not believe that any other recently issued, but not yet effective accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.
(Note 3) Income Taxes:
The accompanying consolidated financial statements include a provision for income taxes. Currently, the Company has an available net operating loss carryforward for federal and state tax of approximately $41 million, which expires between 2031 and 2038. Based on the Company's assessment of future taxable income, the net operating loss carryforward is unlikely to be realized. The deferred tax asset related to this net operating loss carryforward has been fully offset by a valuation allowance. Management has determined that the Company had no uncertain tax positions that would require disclosure in the consolidated financial statements.
As of December 31, 2018, the tax years that remain subject to examination by federal and state jurisdictions under their respective statutes of limitations is from the tax year ended December 31, 2015 forward (with limited exceptions).
(Note 4) Property and Equipment:
As of December 31, 2018 and 2017, property and equipment consist of the following:

	2018	2017
Office and computer equipment	$217,507	$141,588
Furniture and fixtures	125,925	136,325
	343,432	277,913

Accumulated depreciation	(189,632)	(130,436)
Total property and equipment, net	$153,800	$147,477
Depreciation expense charged to operations was $66,658 and $85,592 in 2018 and 2017, respectively. During 2018, the Company sold furniture and fixtures to a third party for $11,477 and recognized a net gain on sale of $852. During 2017, the Company wrote-off fully amortized leasehold improvements of $57,573.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(Note 5) Intangible Assets:
As of December 31, 2018 and 2017, the Company’s intangible assets are as follows:

	Carrying Value
	2018	2017
Developed technology (useful life 10 years) (Note 12)	$1,946,599	$1,946,599
Intellectual property	116,468	85,000
Total intangible assets before digital currencies	2,063,067	2,031,599
Accumulated amortization	(313,015)	(85,000)
Total intangible assets before digital currencies, net	1,750,052	1,946,599

Digital currencies (Note 2)
Bitcoin	384,191	1,751,839
Ethereum	15,788	3,851,185
Total digital currencies	399,979	5,603,024

Total intangible assets, net	$2,150,031	$7,549,623
On December 4, 2017, the Company acquired the developed technology as discussed in Note 12 and commenced amortization using an accelerated method based on projected future cash flows. Amortization expense charged to operations was $228,015 and $5,000 in 2018 and 2017, respectively.
During the year ended December 31, 2018, the Company liquidated Ethereum for $2,369,312 and recognized a loss of $1,105,192, which is included in the accompanying consolidated statement of operations and comprehensive loss. During the year ended December 31, 2017, the Company liquidated Ethereum for $14,854,375 and recognized a gain of $3,656,957, which is included in the accompanying consolidated statement of operations and comprehensive loss.
During the year ended December 31, 2018, there was a significant decline in the fair value of digital currencies. As of December 31, 2018, the Company’s cost basis in its digital currency was in excess of the fair value. During the years ended December 31, 2018 and 2017, the Company recognized an impairment loss of $1,691,919 and $0, respectively, on its digital currencies.
As of December 31, 2018, the Company intends on holding its digital currencies until there is a cash need or if the value of the digital currency increases significantly.
(Note 6) Line of Credit:
On February 26, 2016, the Company entered into a Loan and Security Agreement ("Agreement") with Comerica Bank ("Bank"). The Agreement provides for advances of up to $5 million with each advance having a minimum requirement of $500,000. All unpaid principal outstanding as of August 26, 2017 is payable in 24 equal monthly installments of principal and accrued interests commencing September 1, 2017, until August 26, 2019, the maturity date, when all outstanding principal and accrued interest is due. The loan requires monthly interest on the unpaid principal amount at a rate established by the Bank plus 1.50% per annum, in which the Bank rate in no event will be lower than the Daily Adjusting Libor Rate (as defined) plus 2.50% per annum. During 2017, the Bank advanced the Company $3,000,000.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

The loan was secured by all personal property and all rights to payment from the sale, licensing, or disposition of intellectual property of the Company. As part of the Agreement, the Company was required to maintain operating accounts and depository investment accounts with the Bank.
As of December 31, 2017, the Company owed the Bank $2,513,107, including accrued interest of $13,107, which was included in accounts payable and accrued expenses on the consolidated balance sheet. The loan was repaid in full on January 4, 2018.
The Company adopted authoritative guidance on the presentation of debt issuance costs and related amortization. Debt issuance costs are reported on the accompanying consolidated balance sheet as a direct deduction from the outstanding principal balance of the debt obligation.
Finance costs include the costs incurred in connection with obtaining the loan. Finance costs are amortized using the straight-line method over the term of the loan and recorded to interest expense. In 2018 and 2017, amortization of finance costs included in interest expense was $7,134 and $4,280, respectively. Accumulated amortization of finance costs as of December 31, 2018 and 2017 was $14,981 and $7,847, respectively.
For the years ended December 31, 2018 and 2017, interest expense, including amortization of finance costs was $7,926 and $154,399, respectively.
Additionally, the Company has outstanding warrants with the Bank to acquire up to 15,893 shares of common stock with a strike price of $3.146. The outstanding warrants were issued on February 26, 2016 and expire on February 26, 2026. There is no vesting period. The warrants have a life of 10 years. The fair market value of the warrants is calculated using the Black-Sholes model and resulted in a fair value of $6,412. The fair value of the warrant was recorded as deferred finance costs and amortized as interest expense on a straight-line basis over the term on the Agreement.
(Note 7) Token Development Obligations:
In November 2017, the Company launched a token pre-sale offering to raise cash and digital currency in exchange for the rights to acquire, if issued by the Company in the future, PROPs, the Company’s Ethereum-based ERC-20 token, through a Simple Agreement for Future Tokens (the “SAFT”) with unaffiliated accredited purchasers. As described in Note 2, the Company accounts for SAFTs as research and development arrangements under ASC 730-20.
In accordance with the SAFTs, the purchasers are issued rights to purchase a specific quantity of PROPs tokens equal to $22,975,679 during the token and network launch event. The SAFTs will terminate with the earlier of 1) the issuance of tokens to purchasers 2) the repayment to purchasers in a dissolution event (as defined) or 3) 90 days from the day the SAFTs were entered. The purchasers are not entitled to vote or receive dividends from the Company. The SAFTs are classified as current liabilities on the consolidated balance sheet.
On March 4, 2018, the SAFTs were amended to extend the termination date to twelve months after the SAFT’s effective date (as defined) and also provided purchasers the rights to additional bonus tokens as a result of the extension. The amendment also offered SAFT purchasers an option for a full refund of the pre- sale offering of the PROPs tokens. During 2018, the Company refunded $2,356,543 in U.S. dollars to SAFT purchasers.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

The payments received from the SAFTs were designated in U.S. dollars. Payments were accepted in U.S. dollars and the digital currencies Bitcoins and Ethereum as follows:

In USD
U.S. dollars	$6,175,237
Bitcoins	1,748,433
Ethereum	15,052,009
Total	$22,975,679
Payments in Bitcoins and Ethereum were valued in U.S. dollars determined by a conversion rate based on a blended weighted average of global exchange prices.
As of December 31, 2018 and 2017, total token development obligations, net of refunds on the consolidated balance sheets were $20,619,136 and $22,975,679, respectively. The token development obligations as of December 31, 2018 and 2017 are as follows:

Vesting term	Discount %	Un-discounted Price per Token	Discounted Price per Token	Number of Tokens Purchased Under SAFTs, net 2018	10% Bonus Tokens Granted 2018	Tokens Purchased and Granted After Bonus 2018	Proceeds from Sale of Tokens Under SAFTs, net 2018
0 days	0%	$0.1369	$0.1369	85,601,373	8,560,137	94,161,510	$11,719,171
90 days	15%	$0.1369	$0.1164	16,246,531	1,624,653	17,871,184	1,890,583
270 days	25%	$0.1369	$0.1027	3,653,434	365,343	4,018,777	375,127
365 days	20%	$0.1369	$0.1095	37,335,882	3,733,588	41,069,470	4,089,145
455 days	35%	$0.1369	$0.0890	28,600,732	2,860,073	31,460,805	2,545,110
Total				171,437,952	17,143,794	188,581,746	$20,619,136

Vesting term	Discount %	Undiscounted Price per Token	Discounted Price per Token	Number of Tokens Purchased Under SAFTs 2017	Proceeds from Sale of Tokens Under SAFTs 2017
0 days	0%	$0.1369	$0.1369	95,648,788	$13,094,703
90 days	15%	$0.1369	$0.1164	17,579,714	2,045,723
270 days	25%	$0.1369	$0.1027	5,495,781	564,296
365 days	20%	$0.1369	$0.1095	42,817,839	4,689,547
455 days	35%	$0.1369	$0.0890	29,008,661	2,581,410
Total				190,550,783	$22,975,679
As of December 31, 2018, the Company has not issued the PROPs tokens. As of the report date, the PROPs tokens have been issued and there have not been any further amendments to the SAFTs to change the terms or extend the termination past March 4, 2019.
During the years ended December 31, 2018 and 2017, the Company incurred $2,154,756 and $1,052,740, respectively, of costs associated with the token offering and securities filing.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(Note 8) Notes Payable:
In December 2017, the Company entered into Debt Payable by Assets (the “DPA”) agreements, with various unaffiliated Lenders for a borrowing of $952,742. During 2018, the Company entered into DPA agreements for an additional borrowing of $117,258. In accordance with the DPA agreements, repayments may be made in the forms of PROPs tokens or cash contingent upon the Company’s ownership control of the tokens. The number of PROPs tokens issued pursuant to the DPA agreements is determined by the loan amount divided by $0.1369, the undiscounted price per token. Repayment in PROPs tokens will incur interest of 20% during the first two years of the loan. The value of the tokens with respect to any partial or full satisfaction of the DPA agreements will be based on an undiscounted price equal to the price offered to the general public on the first public sale of the tokens on an established decentralized blockchain. Repayment in cash prior to the second anniversary of the loan will incur no interest. Repayment in cash after the second anniversary of the loan will incur interest of 1.5% per annum. The loan matures on the third anniversary of the DPA agreement. The Lenders are not entitled to vote or receive dividends from the Company.
In March 2018, the Company offered the Lenders an option of a cash payment in rescission of their DPA loans or alternatively, an incremental 10% bonus on the number of PROPs tokens each Lender was entitled to receive in aggregate pursuant to the terms of the DPA agreements. During 2018, the Company repaid $331,322 to Lenders in U.S. dollars.
As of December 31, 2018 and 2017, the Company has reserved 7,122,181 and 8,351,031 tokens, respectively to be utilized for repayment of the outstanding DPAs of $738,678 and $952,742, respectively. As of the report date, the PROPs tokens relating to the DPA’s have not been issued.
(Note 9) Stockholders’ Equity (Deficit):
On April 18, 2011, the Certificate of Incorporation authorized 5 million shares of common stock with $0.001 par value. On June 9, 2011, the Restated Certificate of Incorporation authorized 13 million shares of common stock with $0.001 par value and 3 million shares of Series A convertible preferred stock with $0.001 par value. The Certificate of Incorporation was amended and restated on March 12, 2012, July 29, 2014, July 23, 2015, August 12, 2015 and August 1, 2018, which increased the number of authorized shares of common stock and Series A convertible preferred stock. Additionally, the amendments authorized the issuance of Series A-1, Series A-2, Series B and Series B-1 convertible preferred stock. Series A, Series A-1, Series A-2, Series B and Series B-1 convertible preferred stock are collectively referred to as “Convertible Preferred Stock” in the accompanying consolidated financial statements.
Further, on August 1, 2018, inclusive in the amended and restated Certificate of Incorporation, the Company increased the total number of authorized shares of common stock and Convertible Preferred Stock to 34,118,794 and 22,151,167, respectively. As of December 31, 2018 and 2017, 7,285,712 and 6,044,768 shares of common stock were issued and outstanding, respectively. As of December 31, 2018 and 2017, 22,151,167 shares of Convertible Preferred Stock were issued and outstanding.

•	In June 2011, the Company issued 2,423,955 shares of Series A convertible preferred stock at $0.391921 per share, resulting in total proceeds of $950,000.

•	In 2012, the Company issued 5,946,345 shares of Series A-1 convertible preferred stock at $0.694545 per share, resulting in total proceeds of $4,130,000.

•	In August 2013, the Company issued 2,752,010 shares of Series A-2 convertible preferred stock at $0.7461 per share, resulting in total proceeds of $2,053,275.

•	In July 2014, the Company issued 5,513,479 shares of Series B convertible preferred stock at $1.37844 per share, resulting in total proceeds of $7,600,000.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

•	In 2015 and 2016, the Company issued a total of 5,515,378 shares of Series B-1 convertible preferred stock at $3.4955 per share, resulting in total proceeds of $19,279,000.
The shares of Convertible Preferred Stock are convertible into shares of common stock at the option of the convertible preferred stockholder, at any time, based on a conversion calculation equal to the respective original issue price of the Convertible Preferred Stock as of such date of determination, divided by the respective conversion price defined initially as the respective original issue price.
The convertible preferred stockholders are entitled to receive dividends if and when declared by the Company's Board of Directors. Convertible preferred stockholders receive dividends in preference over common stockholders. The holders of Convertible Preferred Stock must be distributed dividends on a pari passu, pro rata basis, in an amount equal to 6% of their respective original issue price per year, compounded annually from the respective original issue date. Once the dividends are distributed to convertible preferred stockholders, the remaining excess balance will be distributed to the holders of common stock and Convertible Preferred Stock on a pari passu basis based on the dividend declared by the Board of Directors.
In the event of dissolution of the Company, the convertible preferred stockholders will receive preferential payments and are entitled to the greater of the respective original issue price and any declared and unpaid dividends or an amount per share as would be payable had all shares of convertible preferred stock been converted to common stock prior to the liquidation. Only after the convertible preferred stockholders are paid will all remaining funds and assets be liquidated to common stockholders.
The proceeds from the sale of common stock and convertible preferred stock were used for working capital, inclusive of overhead, marketing, and product development.
(Note 10) Noncontrolling Interests in Equity of Consolidated Subsidiary:
On December 5, 2018, the Company entered into a Transfer Agreement to acquire the remaining membership interests of YouNow Services, LLC held by a third party member. In connection with the agreement, a transfer of the third party member’s deficit of $9,610 was recognized.
(Note 11) Stock-Based Compensation:
In 2011, the Company adopted the 2011 Stock Option and Grant Plan (the "Plan") pursuant to which the Company's board of directors may grant stock options to employees, directors, and non-employees. During 2015, the Company adopted an addendum to the Plan to grant stock options to employees, directors, and non-employees of its subsidiaries. According to the Plan as of December 31, 2018 and 2017, the maximum number of shares of common stock that were authorized to be issued under the Plan were 6.1 million and 4.9 million, respectively.
The stock options related to employees generally vest over four years with 25% vesting after one year and the remainder vesting monthly thereafter over 36 months. The options have a contractual term of 10 years. The Company records the stock-based compensation on a ratable basis over the vesting term.
Since the stock options of the Company are not publicly traded and the stock options are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the stock option is based on U.S. Treasury rates with respect to the expected term of the stock option. The stock-based compensation is recorded net of estimated forfeitures. The Company estimates the forfeiture rate based on historical forfeitures of stock- based awards and adjusts the rate to reflect changes in facts and circumstances, if any.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

The following table presents the weighted-average grant date fair value of stock options and the related assumptions used to estimate the fair value in the consolidated financial statements for the years ended December 31, 2018 and 2017:

	2018	2017
Expected terms (years)	6.15	6.17
Risk-free interest rates	2.65%	2.11%
Expected volatility	47.73%	50.14%
Dividend yield	0.00%	0.00%
Weighted-average estimated fair value of options granted during the year	$0.11	$0.38
As of December 31, 2018, total unrecognized stock-based compensation expense of $383,352 is expected to be recognized over a weighted-average recognition period of approximately 2.71 years.
As of December 31, 2017, total unrecognized stock-based compensation expense of $482,935 is expected to be recognized over a weighted-average recognition period of approximately 2.58 years.
The following table shows stock options for the years ended December 31, 2018 and 2017:

	Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Terms (in years)	Aggregate Intrinsic Value
Balance at January 1, 2017	3,031,576	$0.59	7.05	$851,098

Granted	1,478,460	0.21
Exercised	(4,166)	0.21
Forfeited	(413,054)	0.76
Expired	(299,881)	0.60

Balance at December 31, 2017	3,792,935	$0.43	7.10	$106,187

Granted	1,986,024	0.25
Exercised	—	—
Forfeited	(413,091)	0.34
Expired	(574,766)	0.40

Balance at December 31, 2018	4,791,102	$0.36	7.48	$132,123

As of December 31, 2018

Exercisable options	2,471,766	$0.42	6.19	$107,820
Vested and expected to vest	4,434,117	$0.37	7.36	$129,230

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

For the years ended December 31, 2018 and 2017, the Company recognized stock-based compensation expense of $260,875 and $258,373, respectively.
(Note 12) Business Combinations:
On December 24, 2017, the Company entered into a Share Purchase Agreement (“SPA”) to acquire 100% of the outstanding common shares of SwitchRTC Ltd (“RTC”), an Israeli based company which provides solutions for real-time distribution of video to a large audience serving real-time, low-delay, interactive video CDN (WebRTC CDN) as well as large-scale multiparty video collaboration for B2B and B2C applications.
The Company purchased RTC for a stated purchase price of $2,000,000, which has been recognized as a business combination in accordance with ASC 805, Business Combinations. Under ASC 805, Management allocates the total identifiable tangible and intangible assets and liabilities based upon its estimated fair values at the date of acquisition. The determination of fair values of assets acquired and liabilities assumed requires management to make estimates and to use valuation techniques when market values are not readily available. Acquisition costs associated with business combinations are expensed as incurred.
The following table summarizes the estimated fair values of assets and liabilities acquired as of December 24, 2017 (acquisition date):

Cash paid at acquisition	$2,000,000

Total purchase price	$2,000,000

Allocation of purchase price:

Cash	$4,421
Prepaid expenses and other receivables	42,463
Property and equipment, net	9,208
Developed technology	1,946,599	(a)
Liabilities assumed	(2,691)

Total net assets acquired	$2,000,000
__________________

(a)
Developed technology consists of a proprietary state of the art video technology that improves video quality, reduces latency and technologically improves the video output capabilities with multiple to many video streams.

For the year ended December 31, 2017, the Company recognized $70,589 of costs associated with the acquisition of RTC.
(Note 13) Operating Lease:

(A)
On September 18, 2015, the Company leased commercial office space under an operating sublease. The lease expired on December 30, 2017 and required monthly rental payments plus annual escalation charges. The Company was provided with two months of rent abatement when the lease was entered. The rent credit was amortized over the term of the lease. The Company recognized rent expense on a straight-line basis over the term of the lease.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

On January 26, 2018, the Company leased commercial office space under an operating sublease. The lease expires on August 30, 2021 and requires monthly rental payments and annual escalation charges. The Company was provided with one and a half months of rent abatement upon entering the lease. The rent credit will be amortized over the term of the lease. The Company recognized rent expense on a straight-line basis over the term of the lease. In accordance with the sublease, the Company has the option to terminate the sublease subject to a termination payment.
On February 4, 2019, the Company entered into a Sublease Termination Agreement. In accordance with the agreement, the Company’s sublease dated January 26, 2018 will terminate on September 5, 2019. The Company is subject to a termination payment of $323,082 and future minimum rental payments of $610,830 through September 5, 2019, the date of termination.
Rent expense charged to operations for the years ended December 31, 2018 and 2017 was $835,829 and $984,082, respectively.

(B)
On January 30, 2017, the Company entered into a license agreement to sublet a portion of the leased office space. The agreement commenced on February 1, 2017 and expired on December 29, 2017. For the year ended December 31, 2017, the Company recognized rental income of $325,000.

(Note 14) Commitments and Contingencies:

(A)	Litigation
From time-to-time, the Company is involved in legal actions and claims, which arise in the ordinary course of business. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the financial position, results of operations or liquidity of the Company.
On May 20, 2015, a former broadcaster filed a $10 million lawsuit against the Company with the Supreme Court of the State of New York. The plaintiff alleged the Company improperly terminated their broadcaster status due to an on-air altercation, which led to defamation, business disparagement, trade libel and breach of contract. The Company filed a motion to dismiss the action. On April 10, 2018, the Court granted the motion and dismissed the compliant with prejudice. The plaintiff has filed a notice of appeal challenging the dismissal. At this stage, it is not possible to predict the outcome of the appeal. The Company plans to defend the lawsuit vigorously.

(B)	Tokens
The Company entered into various agreements with unaffiliated individuals and companies to provide as needed advisory services related to the blockchain as well as marketing advisory services in exchange for PROPs tokens, if and when the PROPs tokens are issued. The agreements are generally subject to a vesting schedule with ranges between zero and one year. As of December 31, 2018, the Company reserved 37,646,937 tokens to be issued for the advisory services. The Company has assigned an undiscounted value of $0.1369 per token. In accordance with ASC 720, Other Expenses, the Company will recognize the related expenses when incurred, which are deemed to occur at the date of issuance of PROPs tokens for the services provided. As of December 31, 2018, services under these agreements have not been rendered.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

The table below shows the number of committed tokens, the aggregate value of committed tokens, the weighted average price per token and the total number of tokens issued and outstanding as of December 31, 2018:

	Number of Tokens Committed	Aggregate Value of Committed Tokens	Weighted Average Price Per Token	Tokens Issued and Outstanding
SAFT	188,581,746	$20,619,136	$0.1093	—
DPAs	7,122,181	738,678	0.1037	—
Advisory	37,646,937	5,154,016	0.1369	—
Total	233,350,864	$26,511,830	$0.1136	—
(Note 15) Concentration of Risk:
A significant portion of the Company's revenue was generated from users who accessed the Company's app through Apple iTunes and Google Play. As of December 31, 2018, 54.2% and 44.3% of the Company's accounts receivable were amounts due from Apple iTunes and Google Play, respectively. As of December 31, 2017, 75.0% and 20.3% of the Company's accounts receivable were amounts due from Apple iTunes and Google Play, respectively.
(Note 16) Risks and Uncertainties:

(A)	Digital Currencies
Digital currencies represent a material portion of the Company’s total assets and are subject to rapid increases and decreases in value and extreme price volatility, which could result in significant losses. Subsequent to the balance sheet date, the value of the digital currencies have fluctuated due to market conditions.

(B)	Unfulfilled Token Development Obligations
As of December 31, 2018, the Company had $21,357,814 of PROPs tokens, which were not issued. According to the amended SAFT agreements, if PROPs tokens are not issued within twelve months of March 4, 2018, the Company is required to issue the purchaser a full refund. As of the date of this report, the outstanding obligation significantly exceeds the Company’s assets, net of accounts payable and accrued expenses. On March 4, 2019, the Company distributed the vested PROPs tokens to all digital wallet-confirmed SAFT purchasers . Management’s intention is to issue the PROPs tokens to all DPA lenders upon qualification pursuant to Regulation A of the United States Securities and Exchange Commission.
(Note 17) Subsequent Events:
Management has evaluated subsequent events through March 29, 2019, the date which the originally issued consolidated financial statements were available to be issued. For the reissued consolidated financial statements, Management evaluated subsequent events through June 19, 2019, the date which the reissued consolidated financial statements were issued. Management is not aware of any subsequent events, which would require recognition or disclosure in the consolidated financial statements other than the following:

(A)
On February 4, 2019, the Company entered into an agreement to terminate their sublease for commercial office space on September 5, 2019. In connection with the lease termination agreement, the Company made a tenant termination payment of $323,082 on February 13, 2019.

(B)	On March 4, 2019, the Company released the vested PROPs tokens to the SAFT purchasers.

YOUNOW INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2018 AND 2017

(C)	As of the date of this report, the Company refunded DPA lenders and SAFT purchasers $39,116 and $10,000, respectively.

(D)
On April 5, 2019, the Company amended and restated their certificate of incorporation to provide that the total number of shares of all classes of stock which the Company has authority to issue is 139,189,499 shares, all of which shall be designated as common stock, par value $0.001 per share. Previously, the Company’s certificate of incorporation had provided for certain classes of preferred stock (as discussed in Note 9), which were all converted to common stock pursuant to a Preferred Stock Conversion Agreement (the “Conversion Agreement”), filed contemporaneously with the Company’s amended and restated certificate of incorporation.

Pursuant to the terms of the Conversion Agreement, all issued and outstanding preferred stock was converted into common stock at conversion ratios ranging from a 1:1 basis to a 1:8.9191 basis depending on the class of preferred stock as discussed in Note 9. The total shares of common stock converted under the Conversion Agreement was 86,785,557.

(E)
On April 3, 2019, the Company offered its employees the opportunity to reprice all outstanding stock options previously granted under the 2011 Plan (as discussed in Note 11) to an exercise price of $0.05. 3,346,356 shares of common stock related to previously granted stock options were subject to repricing. All shares of common stock that may have vested under tendered options were forfeited in connection with this effective repricing, as all shares of Common Stock were deemed unvested as of the dates of the new grants, which ranged from April 17, 2019 to April 22, 2019. These new grants constitute entirely new grants to purchase shares of the Company’s common stock. Furthermore, these new grants set forth different terms, including, without limitation, a new vesting schedule, new exercise periods post termination and a new expiration date.

(F)	On June 4, 2019, the Company released the PROPs tokens to the DPA lenders.

PART III – EXHIBITS
Item 16.    Exhibits
(a)  Exhibits.

Exhibit Number	Description
2.1*	Sixth Amended and Restated Certificate of Incorporation of YouNow, Inc.
2.2*	Amended and Restated Bylaws of YouNow, Inc.
3.1*	Form of Simple Agreement for Future Tokens
3.2*	Form of Amendment No. 1 to the Simple Agreement for Future Tokens
3.3*	Form of Debt Payable by Assets Agreement
3.4*	Token Code
3.5*	Second Amended and Restated Investor Rights Agreement
3.6*	Voting Agreement
3.7*	Token Option Agreement by and between YouNow, Inc. and CoinFund Global LLC, dated June 18, 2019
4.1	Props Live Video App Terms of Use
4.2	Form of Grant Agreement
4.3	Validator Terms of Use
6.1*	Agreement of Sublease between Kinnek, Inc., as sublandlord, and YouNow, Inc. as subtenant, dated January 12, 2018
6.2#*	Form of Director Indemnification Agreement of YouNow, Inc.
6.3*	Form of Adviser Agreement
6.4*	Apple Developer Agreement
6.5*	Google Play Developer Distribution Agreement
6.6*	Form of YouNow Partner Amendment Agreement
6.7*	Form Adviser Agreement
6.8*	Form Adviser Agreement
6.9*	Form Adviser Agreement
6.10*	Token Services Agreement
6.11*	PeerStream Master Services Agreement
6.12#^*	Retention Bonus Agreement
6.13*	Amended and Restated Engagement Letter by and between YouNow, Inc. and CoinFund Global LLC, dated February 2, 2018
6.14*	Amendment to Amended and Restated Engagement Letter by and between YouNow, Inc. and CoinFund Global LLC, dated June 18, 2019
6.15	Second Amendment to Amended and Restated Engagement Letter by and between YouNow, Inc. and CoinFund Global LLC, dated July 2, 2019
10.1*	Power of Attorney
11.1	Form of Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 12.1)
11.2	Consent of Rosen Kuslansky, CPA, PC
11.3	Consent of Blakemore, Fallon, Garcia, Rosini & Russo, PLLC
12.1	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the legality of the securities being qualified
13.1*	March 2019 White Paper

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Exhibit Number	Description
13.2*	November 2017 White Paper
13.3*	February 2018 White Paper
13.4*	Props Distribution Update Blog Post
13.5*	Email regarding Props updates: Token distribution schedule, regulatory process and more
13.6*	Props Token Distribution Update Video Script
13.7*	Using Props in YouNow Video Script
13.8*	Public Messages on Telegram beginning with Regulation A announcement through March 28, 2019
13.9*	PropsProject Feedback Page
13.10*	2017 communications relating to the Props Network
13.11*	Public Messages on Telegram beginning with Regulation A from March 28, 2019 through May 15, 2019
13.12*	Blockchain Week Presentation at YouNow offices May 9, 2019
13.13*	Props Meetup NY Blockchain Week 2019 Video Script
13.14*	Props Event “Turning Users’ Social Capital to a Financial Stake in the Network” Video Script
13.15*	Public Messages on Telegram beginning with Regulation A from May 15, 2019 through June 18, 2019
13.16*	Welcome to Props Video Script
13.17	Public Message on Telegram beginning with Regulation A announcement from June 18 through July 6, 2019
13.18	June 2019 Interview “Younow: We Reward Content Creators Already, Now We Will Do Much More”
15.1*	Protocol Rewards Engine Code
15.2*	Correspondence to Securities and Exchange Commission dated December 20, 2018
15.3*	Correspondence to Securities and Exchange Commission dated March l, 2019
15.4*	Correspondence to Securities and Exchange Commission dated April 2, 2019
15.5*	Correspondence to Securities and Exchange Commission dated May 17, 2019
15.6*	Draft offering statement previously submitted on September 28, 2018 pursuant to Rule 252(d) (incorporated by reference to the copy thereof made public pursuant to Rule 301 of Regulation S-T)
15.7*	Draft offering statement previously submitted on December 20, 2018 pursuant to Rule 252(d) (incorporated by reference to the copy thereof made public pursuant to Rule 301 of Regulation S-T)
15.8*	Draft offering statement previously submitted on April 2, 2019 pursuant to Rule 252(d) (incorporated by reference to the copy thereof made public pursuant to Rule 301 of Regulation S-T)
15.9*	Draft offering statement previously submitted on May 17, 2019 pursuant to Rule 252(d) (incorporated by reference to the copy thereof made public pursuant to Rule 301 of Regulation S-T)
__________________

*	Previously filed

**	To be filed by amendment

#	Indicates a management contract or compensatory plan

^	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

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SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 8, 2019.

YOUNOW, INC.

By:	/s/ Adi Sideman
Name:	Adi Sideman
Title:	President and Chief Executive Officer
This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Adi Sideman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2019
Adi Sideman

/s/ Yonatan Sela	Chief Business Officer	July 8, 2019
Yonatan Sela

/s/ Alejandro Moreno-Paz	Vice President of Finance (Principal Accounting Officer and Principal Financial Officer)	July 8, 2019
Alejandro Moreno-Paz

*	Director	July 8, 2019
Oren Zeev

*	Director	July 8, 2019
Andy Weissman

*	Director	July 8, 2019
David Pakman

*	Director	July 8, 2019
Shaival Shah

* By: /s/ Adi Sideman Adi Sideman Attorney-in-Fact

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